      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 25, 2000



                                                      REGISTRATION NO. 333-35306

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                24/7 MEDIA, INC.
             (Exact Name of Registrant as Specified In Its Charter)
                         ------------------------------

            DELAWARE                            7319                           13-3995672
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or organization)     Classification Code Number)          Identification Number)

                                 1250 BROADWAY
                            NEW YORK, NEW YORK 10001
                                 (212) 231-7100
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                  DAVID MOORE
                            CHIEF EXECUTIVE OFFICER
                                24/7 MEDIA, INC.
                                 1250 BROADWAY
                            NEW YORK, NEW YORK 10001
                                 (212) 231-7100
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:


         ROBERT A. KINDLER, ESQ.                       JAMES C.T. LINFIELD
            FAIZA SAEED, ESQ.                            LAURA M. MEDINA
         CRAVATH, SWAINE & MOORE                        COOLEY GODWARD LLP
             WORLDWIDE PLAZA                          2595 CANYON BOULEVARD
            825 EIGHTH AVENUE                               SUITE 250
         NEW YORK, NEW YORK 10019                    BOULDER, COLORADO 80302
              (212) 474-1000                              (303) 546-4000


                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                          [LOGO]

         TO THE STOCKHOLDERS OF 24/7 MEDIA, INC. AND EXACTIS.COM, INC.


[LOGO]

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

    24/7 Media, Inc. has agreed to acquire Exactis.com, Inc. The acquisition will result in Exactis.com continuing as a wholly owned subsidiary of 24/7 Media. We are proposing the merger because we believe the combined strengths of our two companies will enable us to offer an integrated, end-to-end customer relationship management solution that will assist our combined company's clients in acquiring new customers and retaining existing customers. We believe the merger will benefit the stockholders of both companies and we ask for your support in voting for the merger proposals at our special meetings.

    When the merger is completed, Exactis.com common stockholders will receive
0.60 shares of 24/7 Media common stock for each share of Exactis.com they own. The shares of 24/7 Media common stock that will be received by Exactis.com stockholders will be quoted on The Nasdaq National Market.

    The boards of directors of both 24/7 Media and Exactis.com have unanimously approved the merger and recommend that their respective stockholders vote FOR the merger proposals as described in the attached materials. In addition, the board of directors of 24/7 Media has approved an amendment to the 24/7 Media certificate of incorporation to increase the number of authorized shares of 24/7 Media's common stock, par value $.01 per share, from 70,000,000 to 140,000,000 shares and recommends that its stockholders vote FOR the amendment as described in the attached materials. In addition, the board of directors of Exactis.com has approved amendments to the Exactis.com equity incentive plan to increase the number of shares of Exactis.com common stock authorized for issuance under the plan by one million shares and recommends that its stockholders vote FOR the amendments as described in the attached materials. Information about the merger, the amendment to the 24/7 Media certificate of incorporation and the amendments to the Exactis.com equity incentive plan is contained in this joint proxy statement-prospectus.


    WE URGE YOU TO READ THIS MATERIAL, INCLUDING THE SECTION DESCRIBING RISK FACTORS RELATING TO THE MERGER THAT BEGINS ON PAGE 16.


    The dates, times and places of the stockholder meetings are as follows:


        For 24/7 Media stockholders:                   For Exactis.com stockholders:
         Southgate Tower Suite Hotel                    Southgate Tower Suite Hotel
       371 Seventh Avenue, Garden Room                371 Seventh Avenue, Garden Room
             New York, NY 10001                             New York, NY 10001
                June 27, 2000                                  June 27, 2000
           10:00 a.m., local time                         11:00 a.m., local time


    Your vote is very important, regardless of the number of shares you own. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. TO VOTE YOUR SHARES, YOU MAY COMPLETE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ARE A HOLDER OF RECORD, YOU MAY ALSO CAST YOUR VOTE IN PERSON AT THE SPECIAL MEETING. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT THE BROKER OR BANK ON HOW TO VOTE YOUR SHARES. IF YOU ARE A 24/7 MEDIA STOCKHOLDER AND YOU DO NOT VOTE OR DO NOT INSTRUCT YOUR BROKER OR BANK HOW TO VOTE, IT WILL HAVE NO EFFECT ON THE OUTCOME OF THE VOTE TO APPROVE THE ISSUANCE OF 24/7 MEDIA COMMON STOCK IN THE MERGER AND IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST APPROVAL OF THE AMENDMENT TO THE 24/7 MEDIA CERTIFICATE OF INCORPORATION. IF YOU ARE AN EXACTIS.COM STOCKHOLDER AND YOU DO NOT VOTE OR DO NOT INSTRUCT YOUR BROKER OR BANK HOW TO VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER AND AGAINST APPROVAL OF THE AMENDMENTS TO THE EXACTIS.COM EQUITY INCENTIVE PLAN.

    We strongly support this combination of our companies and join with our boards of directors in enthusiastically recommending that you vote in favor of the merger and the other proposals outlined above.

               David J. Moore                              E. Thomas Detmer, Jr.
    PRESIDENT AND CHIEF EXECUTIVE OFFICER          PRESIDENT AND CHIEF EXECUTIVE OFFICER
              24/7 MEDIA, INC.                               EXACTIS.COM, INC.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY
STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This joint proxy statement-prospectus is dated May 25, 2000, and is first being mailed to stockholders of 24/7 Media and Exactis.com on or about May 26, 2000.

                             ADDITIONAL INFORMATION

    This joint proxy statement-prospectus incorporates important business and financial information about 24/7 Media from other documents that are not included in or delivered with the joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents about 24/7 Media incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone or over the Internet from the appropriate company at the following address:

                                24/7 MEDIA, INC.
                               Investor Relations
                                 1250 Broadway
                               New York, NY 10001
                                 (212) 231-7100
                             email: ir@247media.com


    IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY JUNE 15, 2000 IN ORDER TO RECEIVE THEM BEFORE THE 24/7 MEDIA SPECIAL MEETING.



    See "Where You Can Find More Information" that begins on page 122.

[LOGO]
                                24/7 MEDIA, INC.
                                 1250 BROADWAY
                            NEW YORK, NEW YORK 10001

           NOTICE OF SPECIAL MEETING OF 24/7 MEDIA, INC. STOCKHOLDERS
                                 JUNE 27, 2000
                        THE SOUTHGATE TOWER SUITE HOTEL,
                        371 SEVENTH AVENUE, GARDEN ROOM,
                               NEW YORK, NY 10001
                                 AT 10:00 A.M.


To the stockholders of 24/7 Media, Inc.:


    We will hold a special meeting of the stockholders of 24/7 Media, Inc. on June 27, 2000, at 10:00 a.m., local time, at The Southgate Tower Suite Hotel, 371 Seventh Avenue, Garden Room, New York, NY 10001, for the following purposes:


    1. To consider and vote upon a proposal to approve the issuance of 24/7 Media common stock in the merger pursuant to which Exactis.com will become a wholly owned subsidiary of 24/7 Media and each share of Exactis.com common stock will be converted into 0.60 shares of 24/7 Media common stock.


    2. To consider and vote upon an amendment to the 24/7 Media certificate of incorporation to increase its authorized share capital from 70,000,000 to 140,000,000 shares.


    3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


    These items of business are described in the attached joint proxy statement-prospectus. Holders of record of 24/7 Media common stock at the close of business on May 22, 2000, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.


    Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the outcome of the vote to approve the issuance of 24/7 Media common stock in the merger and it will have the same effect as voting against approval of the amendment to the 24/7 Media certificate of incorporation.

                             By Order of the board of directors of 24/7
                             Media, Inc.,

                             Mark E. Moran
                             SECRETARY

New York, New York


May 25, 2000

                                     [LOGO]


                               EXACTIS.COM, INC.
                           717-17TH STREET, SUITE 500
                                DENVER, CO 80202
          NOTICE OF SPECIAL MEETING OF EXACTIS.COM, INC. STOCKHOLDERS
                                 JUNE 27, 2000
                        THE SOUTHGATE TOWER SUITE HOTEL,
                        371 SEVENTH AVENUE, GARDEN ROOM,
                               NEW YORK, NY 10001
                                 AT 11:00 A.M.


To the stockholders of Exactis.com, Inc.:


    We will hold a special meeting of the stockholders of Exactis.com, Inc. on June 27, 2000, at 11:00 a.m., local time, at The Southgate Tower Suite Hotel, 371 Seventh Avenue, Garden Room, New York, NY 10001, for the following purposes:


    1. To consider and vote upon a proposal to adopt a merger agreement between 24/7 Media and Exactis.com pursuant to which Exactis.com will become a wholly owned subsidiary of 24/7 Media and each share of Exactis.com common stock will be converted into 0.60 shares of 24/7 Media common stock.


    2. To consider and vote upon amendments to the Exactis.com equity incentive plan to increase the number of shares of Exactis.com common stock authorized for issuance under the plan by one million.


    3. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.


    These items of business are described in the attached joint proxy statement-prospectus. Holders of record of Exactis.com common stock at the close of business on May 22, 2000, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.


    Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the merger and against approval of the amendments to the Exactis.com equity incentive plan.

    Please do not send any stock certificates at this time.

                                By Order of the board of directors of
                                Exactis.com, Inc.,
                                Kenneth W. Edwards, Jr.

                                SECRETARY

Denver, Colorado


May 25, 2000

                               TABLE OF CONTENTS


                                                    PAGE
                                                  --------
QUESTIONS AND ANSWERS ABOUT THE MERGER..........       l
SUMMARY OF THE JOINT PROXY
  STATEMENT--PROSPECTUS.........................       3
  The Companies.................................       3
  The Structure of the Merger...................       4
  Recommendation of the Boards of Directors and
    Opinions of Financial Advisors..............       4
  Amendment to 24/7 Media Certificate of
    Incorporation...............................       4
  Amendments to Exactis.com Equity Incentive
    Plan........................................       4
  Stockholder Approvals.........................       5
  The Special Meetings..........................       6
  Board of Directors of 24/7 Media Following the
    Merger......................................       6
  Interests of Directors and Executive Officers
    in the Merger...............................       6
  Treatment of Exactis.com Stock Options and
    Warrants....................................       6
  Tax Consequences..............................       6
  Overview of the Merger Agreement..............       7
  Stockholder Agreements........................       8
  Comparative Per Share Market Price
    Information.................................       8
  Selected Historical and Pro Forma Financial
    Data and Comparative per Share
    Information.................................      10
RISK FACTORS....................................      16
  Risks Associated with the Merger..............      16
  Risks Associated with 24/7 Media's Business...      17
  Risks Associated with Exactis.com's
    Business....................................      26
  Risks Associated with Exactis.com's
    Technology..................................      29
  Risks of Exactis.com Associated with the
    Internet....................................      32
THE SPECIAL MEETINGS............................      34
  Joint Proxy Statement-Prospectus..............      34
  Date, Time and Place of the Special
    Meetings....................................      34
  Purpose of the Special Meetings...............      34
  Stockholder Record Date for the Special
    Meetings....................................      35
  Required Votes................................      35
  Proxies.......................................      36
  Solicitation of Proxies.......................      37
THE MERGER......................................      38
  Background of the Merger......................      38
  24/7 Media's Reasons for the Merger and
    Recommendation of 24/7 Media's Board of
    Directors...................................      39
  Exactis.com's Reasons for the Merger and
    Recommendation of Exactis.com's Board of
    Directors...................................      41
  Opinion of 24/7 Media's Financial Advisor.....      43
  Opinion of Exactis.com's Financial Advisor....      49
  Interests of Certain Exactis.com Directors and
    Executive Officers in the Merger............      57
  Completion and Effectiveness of the Merger....      60
  Structure of the Merger and Conversion of
    24/7 Media and Exactis.com Stock............      60
  Exchange of Stock Certificates for 24/7 Media
    Stock Certificates..........................      60
  Treatment of Exactis.com Stock Options and
    Warrants....................................      61



                                                    PAGE
                                                  --------
  Exactis.com Employee Benefit Matters..........      61
  Material United States Federal Income Tax
    Consequences of the Merger..................      62
  Accounting Treatment of the Merger............      63
  Regulatory Matters............................      63
  Restrictions on Sales of Shares by Affiliates
    of Exactis.com..............................      64
  The Nasdaq National Market Quoting of
    24/7 Media Common Stock to be Issued in the
    Merger......................................      64
  Appraisal Rights..............................      64
THE MERGER AGREEMENT............................      65
  Conditions to the Merger......................      65
  No Solicitation by Exactis.com................      66
  Termination...................................      68
  Effect of Termination.........................      68
  Conduct of Business Pending the Merger........      69
  Stock Options and Warrants....................      70
  Amendment, Extension and Waiver...............      70
  Expenses......................................      70
  Representations and Warranties................      71
STOCKHOLDER AGREEMENTS..........................      72
  24/7 Media Stockholder Agreement..............      72
  Exactis.com Stockholder Agreement.............      72
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS....................................      73
  Acquisition of Sabela.........................      73
  Acquisition of IMAKE..........................      74
  Acquisition of Exactis.com....................      74
  Unaudited Pro Forma Condensed Combined
    Financial Information.......................      75
DESCRIPTION OF EXACTIS.COM......................      85
  Description of Business.......................      85
  Description of Property.......................      97
  Legal Proceedings.............................      97
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations..................................      97
  Changes/Disagreements on Accounting/Financial
    Disclosure..................................     104
  Quantitative and Quantitative Disclosures
    about Market Risk...........................     104
OWNERSHIP OF EXACTIS.COM COMMON STOCK...........     105
DESCRIPTION OF 24/7 MEDIA CAPITAL STOCK.........     107
  General.......................................     107
  24/7 Media Common Stock.......................     107
  24/7 Media Preferred Stock....................     107
  Transfer Agent................................     108
  Anti-Takeover Considerations..................     108
COMPARISON OF RIGHTS OF 24/7 MEDIA STOCKHOLDERS
  AND EXACTIS.COM STOCKHOLDERS..................     109
  Capitalization................................     109
  Voting Rights.................................     109
  Number and Election of Directors..............     109
  Vacancies on the Board of Directors and
    Removal of Directors........................     110

                                                    PAGE
                                                  --------
  Amendments to the Certificate of
    Incorporation...............................     110
  Amendments to Bylaws..........................     111
  Action by Written Consent.....................     111
  Notice of Stockholder Action..................     111
  Limitation of Personal Liability of Directors
    and Officers................................     113
  Indemnification of Directors and Officers.....     113
  Rights Plans..................................     114
  State Anti-Takeover Statutes..................     114
BOARD OF DIRECTORS OF 24/7 MEDIA FOLLOWING THE
  MERGER........................................     115
PROPOSAL TO APPROVE AN AMENDMENT TO THE 24/7
  MEDIA CERTIFICATE OF INCORPORATION............     116
  Purpose of the Proposed Amendment.............     116
  Possible Effects of the Proposed Amendment....     116
  Required Vote.................................     116
PROPOSAL TO APPROVE AMENDMENTS TO THE
  EXACTIS.COM EQUITY INCENTIVE PLAN.............     117



                                                    PAGE
                                                  --------
  Summary of Amendments.........................     117
  Summary of Plan Provisions....................     117
LEGAL MATTERS...................................     121
EXPERTS.........................................     121
STOCKHOLDER PROPOSALS...........................     121
  24/7 Media....................................     121
  Exactis.com...................................     122
WHERE YOU CAN FIND MORE INFORMATION.............     122
STATEMENTS REGARDING FORWARD LOOKING
  INFORMATION...................................     123
EXACTIS.COM'S FINANCIAL STATEMENTS..............     F-1

INFORMATION NOT REQUIRED IN PROSPECTUS..........    II-1
  Indemnification of Directors and Officers.....    II-1
  Exhibits and Financial Statement Schedules....    II-2
  Undertakings..................................    II-3


ANNEX A       Agreement and Plan of Merger
ANNEX B       24/7 Media Stockholder Agreement
ANNEX C       Exactis.com Stockholder Agreement
ANNEX D       Opinion of Lazard Freres & Co. LLC
ANNEX E       Opinion of Thomas Weisel Partners
ANNEX F       Stockholder Lock-up Agreement
ANNEX G       Form of Amendment to 24/7 Media Certificate of Incorporation
ANNEX H       Restated Exactis.com Equity Incentive Plan

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE 24/7 MEDIA AND EXACTIS.COM PROPOSING THE MERGER?

A: We are proposing the merger because we believe the combined strengths of our two companies will enable us to offer an integrated, end-to-end customer relationship management solution that will assist our combined company's clients to acquire new customers and retain existing customers.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Stockholders of 24/7 Media will continue to own their shares in 24/7 Media, and Exactis.com will become a wholly owned subsidiary of 24/7 Media.

    Stockholders of Exactis.com will receive 0.60 shares of 24/7 Media common stock for each share of Exactis.com common stock they own.

Q: WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: For 24/7 Media, the affirmative vote of a majority of the votes cast at the 24/7 Media special meeting is required to approve the issuance of 24/7 Media common stock in the merger.

    For Exactis.com, the affirmative vote of a majority of the outstanding shares of Exactis.com's common stock is required to adopt the merger agreement.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement-prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at your special meeting.

Q: WHAT IF I DON'T VOTE?

A: If you are a 24/7 Media stockholder and you do not vote, it will have no effect on the outcome of the vote to approve the issuance of 24/7 Media common stock in the merger.

    If you are an Exactis.com stockholder:

    - If you fail to respond, it will have the same effect as a vote against the merger.

    - If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

    - If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of 24/7 Media or Exactis.com, as appropriate, before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the special meeting and vote in person.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, stockholders of Exactis.com will receive written instructions from the exchange agent on how to exchange their stock certificates for shares of 24/7 Media. Stockholders of 24/7 Media will keep their stock certificates.

Q: WHO IS THE EXCHANGE AGENT FOR THE MERGER?

A:  The Bank of New York is the exchange agent.

Q: WHERE WILL MY SHARES OF 24/7 MEDIA COMMON STOCK BE "QUOTED"?

A: 24/7 Media common stock is quoted on The Nasdaq National Market under the symbol "TFSM".

Q: WILL I RECEIVE DIVIDENDS ON MY 24/7 MEDIA SHARES?

A:  24/7 Media does not currently intend to pay dividends on its common stock.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the summer of 2000.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus or the enclosed proxy card, you should contact one of the following:

    - all stockholders:


     D.F. KING & CO., INC.
     77 Water Street
     New York, NY 10005
     Telephone: (212) 269-5550


    - if you are a 24/7 Media stockholder:

     24/7 MEDIA
     Mark E. Moran
     1250 Broadway
     New York, NY 10001
     Telephone: (212) 231-7100
     email: mmoran@247media.com

    - if you are an Exactis.com stockholder:

     EXACTIS.COM
     Wendy Parker
     717-17th Street, Suite 500
     Denver, CO 80202
     Telephone: (303) 675-2388
     email: wparker@exactis.com

                SUMMARY OF THE JOINT PROXY STATEMENT-PROSPECTUS


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THE JOINT PROXY STATEMENT-PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE JOINT PROXY STATEMENT-PROSPECTUS AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENTS, WHICH ARE ATTACHED AS ANNEXES A, B AND C, RESPECTIVELY. IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT 24/7 MEDIA, SABELA, AND IMAKE INTO THIS JOINT PROXY STATEMENT-PROSPECTUS. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT-PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" THAT BEGINS ON PAGE 122 OF THIS JOINT PROXY STATEMENT-PROSPECTUS.


THE COMPANIES

    24/7 MEDIA, INC.

    1250 Broadway

    New York, New York 10001-3701

    (212) 231-7100

    http://www.247media.com

    24/7 Media is a leading global provider of end-to-end advertising and marketing solutions for Web publishers, online advertisers, advertising agencies, e-marketers and e-commerce merchants. 24/7 Media provides a comprehensive suite of media and technology products and services that enable such Web publishers, online advertisers, advertising agencies and e-marketers to attract and retain customers worldwide, and to reap the benefits of the Internet and other electronic media. 24/7 Media's solutions include advertising and direct marketing sales, ad serving, promotions, email list management, email list brokerage, email delivery, data analysis, loyalty marketing and convergence solutions, all delivered from our industry-leading data and technology platforms. 24/7 Media's 24/7 Connect ad serving technology solutions are designed specifically for the demands and needs of advertisers and agencies, Web publishers and e-commerce merchants.

    EXACTIS.COM, INC.

    717-17th Street, Suite 500

    Denver, Colorado 80202

    (303) 675-2300

    http://www.exactis.com


    Exactis.com is a leading provider of permission-based outsourced email marketing and communications solutions. Exactis.com provides a comprehensive and scalable suite of email services which enable its clients to deliver large numbers of custom email messages in an efficient, timely and cost-effective manner. Exactis.com's primary services consist of the distribution of email newsletters and information bulletins, as well as the delivery of personalized order and trade confirmation messages, which are triggered by specific transactions or events. Exactis.com also serves targeted banner advertisements within the email communications that we deliver to over two million subscribers of Sony Music's daily email newsletters. Exactis.com's newest product, launched in December 1999, offers targeted messaging capabilities to allow its clients to conduct personalized one-to-one email marketing campaigns. Exactis.com's advanced, proprietary technology allows it to deliver a large volume of email messages for its clients. In the first quarter of 2000, Exactis.com delivered over 750 million email messages for over 90 clients, primarily in the media, e-commerce and financial services industries.

STRUCTURE OF THE MERGER (SEE PAGE 60)


    To accomplish the merger, 24/7 Media formed a new company, Evergreen Acquisition Sub Corp. At the time the merger is completed, Evergreen Acquisition Sub Corp. will be merged into Exactis.com, and Exactis.com will be the surviving corporation. As a result, Exactis.com will become a wholly owned subsidiary of 24/7 Media.


RECOMMENDATION OF THE BOARDS OF DIRECTORS AND OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 39)


    TO 24/7 MEDIA STOCKHOLDERS: The 24/7 Media board of directors believes that the merger is fair to you and in your best interest and, with one member absent, unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR approval of the issuance of 24/7 Media common stock in the merger.

    TO EXACTIS.COM STOCKHOLDERS: The Exactis.com board of directors believes that the merger is fair to you and in your best interest and unanimously voted to approve the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement.

    OPINION OF 24/7 MEDIA'S FINANCIAL ADVISOR. In deciding to approve the merger and the issuance of 24/7 Media common stock in the merger, the 24/7 Media board of directors considered the opinion of its financial advisor, Lazard Freres & Co. LLC, that, as of the date of its opinion, based upon and subject to the various considerations set forth in the opinion, the exchange ratio in connection with the merger was fair to 24/7 Media from a financial point of view. The full text of this opinion is attached as Annex D to this joint proxy statement-prospectus. 24/7 MEDIA URGES ITS STOCKHOLDERS TO READ THE OPINION OF LAZARD IN ITS ENTIRETY.

    OPINION OF EXACTIS.COM'S FINANCIAL ADVISOR. In deciding to approve the merger, the Exactis.com board of directors considered the opinion of its financial advisor, Thomas Weisel Partners LLC, that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the ratio to exchange Exactis.com common stock for 24/7 Media common stock is fair, from a financial point of view, to the holders of Exactis.com common stock. The full text of this opinion is attached as Annex E to this joint proxy statement-prospectus. EXACTIS.COM URGES ITS STOCKHOLDERS TO READ THE OPINION OF THOMAS WEISEL PARTNERS IN ITS ENTIRETY.

AMENDMENT TO 24/7 MEDIA CERTIFICATE OF INCORPORATION

    24/7 Media stockholders are being asked to approve an amendment to the 24/7 Media certificate of incorporation that would increase the number of authorized shares of 24/7 Media's common stock, par value $.01 per share, from 70,000,000 to 140,000,000 shares.

    The 24/7 Media board of directors unanimously voted to approve the amendment and unanimously recommends that you vote FOR the amendment to the 24/7 Media certificate of incorporation.

AMENDMENTS TO EXACTIS.COM EQUITY INCENTIVE PLAN


    Exactis.com stockholders are being asked to approve amendments to the Exactis.com equity incentive plan that would increase the number of shares of Exactis.com common stock authorized for issuance under the plan by one million shares and to permit the Exactis.com board of directors to grant nonstatutory stock options with exercise prices at less than 85% of the fair market value of the underlying common stock.


    The Exactis.com board of directors unanimously voted to approve the amendments and unanimously recommends that you vote FOR the amendments to the Exactis.com equity incentive plan.

STOCKHOLDER APPROVALS (SEE PAGE 35)



    APPROVAL OF 24/7 MEDIA'S STOCKHOLDERS. The affirmative vote of a majority of the votes cast at the 24/7 Media special meeting is required to approve the issuance of shares of 24/7 Media common stock in the merger. Exactis.com has entered into a stockholder agreement with certain stockholders of 24/7 Media pursuant to which these 24/7 Media stockholders have agreed to vote all their shares of 24/7 Media common stock in favor of approval of the issuance of 24/7 Media common stock in the merger. As of the record date, these stockholders owned shares representing approximately 29% of the outstanding shares of 24/7 Media common stock entitled to vote at the 24/7 Media special meeting. The affirmative vote of the holders of a majority of the outstanding shares of 24/7 Media common stock entitled to vote at the 24/7 Media special meeting is required to approve the amendment to the 24/7 Media certificate of incorporation. As of the record date, 24/7 Media directors and executive officers and their affiliates owned approximately 19% of the outstanding shares.



    APPROVAL OF EXACTIS.COM'S STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting is required to adopt the merger agreement. 24/7 Media has entered into a stockholder agreement with certain stockholders of Exactis.com pursuant to which these Exactis.com stockholders have agreed to vote all their shares of Exactis.com common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing a majority of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting is required to approve the amendments to the Exactis.com equity incentive plan. As of the record date, Exactis.com directors and executive officers and their affiliates owned approximately 42% of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting.


    PROCEDURES FOR VOTING YOUR SHARES. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. You may vote your shares by signing your proxy card and mailing it in the enclosed return envelope. If you are a holder of record, you may vote in person at the special meeting. If you do not include instructions on how to vote your properly executed proxy card, your shares will be voted FOR approval of the issuance of 24/7 Media common stock in the merger and FOR approval of the amendment to the 24/7 Media certificate of incorporation, if you are a 24/7 Media stockholder, or FOR adoption of the merger agreement and FOR approval of the amendments to the Exactis.com equity incentive plan, if you are an Exactis.com stockholder. If your shares are held in an account at a brokerage firm or bank, your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. IF YOU ARE A 24/7 MEDIA STOCKHOLDER AND YOU DO NOT VOTE OR DO NOT INSTRUCT YOUR BANK OR BROKER HOW TO VOTE, IT WILL HAVE NO EFFECT ON THE OUTCOME OF THE VOTE TO APPROVE THE ISSUANCE OF 24/7 MEDIA COMMON STOCK IN THE MERGER AND IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST APPROVAL OF THE AMENDMENT TO THE 24/7 MEDIA CERTIFICATE OF INCORPORATION. IF YOU ARE AN EXACTIS.COM STOCKHOLDER AND YOU DO NOT VOTE OR DO NOT INSTRUCT YOUR BANK OR BROKER HOW TO VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER AND AGAINST APPROVAL OF THE AMENDMENTS TO THE EXACTIS.COM EQUITY INCENTIVE PLAN.


    PROCEDURE FOR CHANGING YOUR VOTE. You can change your vote at any time before your proxy is voted at the special meeting of your company's stockholders. You can do this in one of three ways. First, you can send a written notice stating that you are revoking your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy for 24/7 Media shares to the Secretary of 24/7 Media at the address on page 2 and for Exactis.com shares to the Secretary of Exactis.com at the address on page 2. If your shares are held in an account at a brokerage firm or bank, you should contact your broker to change your vote. Third, if you are a holder of record, you can attend the special meeting of your company's stockholders and vote in person.

    APPRAISAL RIGHTS. Under Delaware law, Exactis.com stockholders are not entitled to appraisal rights in connection with the merger.


THE SPECIAL MEETINGS (SEE PAGE 34)



    SPECIAL MEETING OF 24/7 MEDIA'S STOCKHOLDERS. The 24/7 Media special meeting will be held at The Southgate Tower Suite Hotel, 371 Seventh Avenue, Garden Room, New York, NY 10001 on June 27, 2000, starting at 10:00 a.m., local time.



    SPECIAL MEETING OF EXACTIS.COM'S STOCKHOLDERS. The Exactis.com special meeting will be held at The Southgate Tower Suite Hotel, 371 Seventh Avenue, Garden Room, New York, NY 10001 on June 27, 2000, starting at 11:00 a.m., local time.



BOARD OF DIRECTORS OF 24/7 MEDIA FOLLOWING THE MERGER (SEE PAGE 115)


    If the merger is completed, Adam Goldman and Linda Fayne Levinson, who are both currently members of Exactis.com's board of directors, will become members of the 24/7 Media board of directors.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 57)


    Some of the directors and executive officers of Exactis.com have interests in the merger that are different from, or are in addition to, the interests of their company's stockholders. If the merger is completed, two directors of Exactis.com will become members of the 24/7 Media board of directors, certain options to acquire Exactis.com common stock will vest upon the completion of the merger and the indemnification arrangements for Exactis.com directors and officers will be continued. In addition, if the merger is completed, seven current executives of Exactis.com will enter into employment agreements with 24/7 Media and Exactis.com and seven current executives will receive additional options to purchase common stock which the Exactis.com board of directors has previously approved.


TREATMENT OF EXACTIS.COM STOCK OPTIONS AND WARRANTS (SEE PAGE 61)


    When the merger is completed, each outstanding Exactis.com stock option and some of the warrants will be converted into an option or warrant to purchase the number of shares of 24/7 Media common stock that is equal to the product of 0.60 multiplied by the number of shares of Exactis.com common stock that would have been obtained before the merger upon the exercise of the option or warrant, rounded down to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Exactis.com common stock subject to the option or warrant before the conversion divided by 0.60, rounded up to the nearest tenth of a cent. As a result of the completion of the merger, certain Exactis.com stock options will vest and become exercisable. Certain executives of Exactis.com have agreed to waive such vesting in connection with their entering into employment agreements with 24/7 Media and Exactis.com. Some of the Exactis.com warrants that have not been exercised prior to the completion of the merger, by their terms, will terminate upon the completion of the merger.


TAX CONSEQUENCES (SEE PAGE 62)


    We have structured the merger so that 24/7 Media, Exactis.com and their respective stockholders will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except for taxes payable because of cash received by Exactis.com stockholders instead of fractional shares of 24/7 Media common stock.

OVERVIEW OF THE MERGER AGREEMENT (SEE PAGE 65)


    CONDITIONS TO THE COMPLETION OF THE MERGER. Each of 24/7 Media's and Exactis.com's obligation to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

    - the issuance of shares of 24/7 Media common stock must be approved by the 24/7 Media stockholders;

    - the merger agreement must be adopted by the Exactis.com stockholders;

    - no law, injunction or order preventing the completion of the merger may be in effect;

    - the applicable waiting period under U.S. antitrust laws must expire or be terminated;

    - the shares of 24/7 Media common stock to be issued in the merger must have been approved for quotation on The Nasdaq National Market;

    - the Form S-4 of which this joint proxy statement-prospectus is a part must be declared effective;

    - we must have complied with our respective covenants in the merger agreement;

    - our respective representations and warranties in the merger agreement must be true and correct; and

    - we must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization.

    TERMINATION OF THE MERGER AGREEMENT. 24/7 Media and Exactis.com can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

    - the merger is not completed on or before August 31, 2000, so long as the failure to complete the merger is not the result of the failure by that company to fulfill any of its obligations under the merger agreement;

    - government actions do not permit the completion of the merger;

    - 24/7 Media's stockholders do not vote to approve the issuance of common stock in the merger or Exactis.com stockholders do not vote to adopt the merger agreement, at a duly held meeting of that company's stockholders;


    - the board of directors or officers of the other company fail to take required actions as described on page 68; or


    - the other company breaches its representations, warranties or covenants in the merger agreement in a material way.


    TERMINATION FEES. The merger agreement provides that in several circumstances 24/7 Media or Exactis.com may be required to pay termination fees to the other party as described on page 68.



    "NO SOLICITATION" PROVISIONS. The merger agreement contains detailed provisions prohibiting Exactis.com from seeking an alternative transaction. These "no solicitation" provisions prohibit Exactis.com, as well as its officers, directors, subsidiaries and representatives, from taking any action to solicit an acquisition proposal as described on page 66. The merger agreement does not, however, prohibit Exactis.com or its board of directors from informing themselves of an unsolicited bona fide written superior proposal from a third party as described on page 66.


    REGULATORY MATTERS. Under U.S. antitrust laws, we may not complete the merger until we have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the merger and filed the necessary report forms, and until a required waiting period has ended. We have received notification from the Federal Trade Commission that early termination of the waiting period has been granted.

    ACCOUNTING TREATMENT. We intend to account for the merger under the purchase method of accounting for business combinations.

    COMPLETION AND EFFECTIVENESS OF THE MERGER. We will complete the merger when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware. We expect to complete the merger during the summer of 2000.


STOCKHOLDER AGREEMENTS (SEE PAGE 72)


    24/7 MEDIA. 24/7 Media has entered into a stockholder agreement with certain stockholders of Exactis.com pursuant to which these Exactis.com stockholders have agreed to vote all their shares of Exactis.com common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing a majority of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting. In addition, each Exactis.com stockholder who is party to the stockholder agreement is also party to a lock-up agreement with 24/7 Media, pursuant to which these stockholders have agreed not to sell more than a certain portion of their Exactis.com shares during the first five months after the completion of the merger. The full text of the lock-up agreement is attached as Annex F to this joint proxy statement-prospectus.

    EXACTIS.COM. Exactis.com has entered into a stockholder agreement with certain stockholders of 24/7 Media pursuant to which these 24/7 Media stockholders have agreed to vote all their shares of 24/7 Media common stock in favor of approval of the issuance of 24/7 Media common stock in the merger. As of the record date, these stockholders owned shares representing approximately 29% of the outstanding shares of 24/7 Media common stock entitled to vote at the 24/7 Media special meeting.

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

24/7 MEDIA

    Since 24/7 Media's initial public offering on August 13, 1998, 24/7 Media's common stock has traded on the Nasdaq National Market under the symbol "TFSM." The following table sets forth the high and low sales prices of the 24/7 Media common stock, for the periods indicated, as reported by the Nasdaq National Market.


                                                                HIGH       LOW
                                                              --------   --------
YEAR ENDED DECEMBER 31, 1998
Third Quarter (from August 14, 1998)........................   $22.75     $ 6.50
Fourth Quarter..............................................    41.25       6.38

YEAR ENDED DECEMBER 31, 1999
First Quarter...............................................    59.00      22.88
Second Quarter..............................................    69.63      23.88
Third Quarter...............................................    48.38      21.75
Fourth Quarter..............................................    65.25      34.38

YEAR ENDED DECEMBER 31, 2000
First Quarter...............................................    65.00      36.13
Second Quarter (to May 22, 2000)............................    39.50      15.00

EXACTIS.COM

    Since Exactis.com's initial public offering on November 19, 1999, Exactis.com's common stock has traded on the Nasdaq National Market under the symbol "XACT." The following table sets forth the high and low sale prices of the Exactis.com common stock, for the periods indicated, as reported by the Nasdaq National Market.


                                                                HIGH       LOW
                                                              --------   --------
YEAR ENDED DECEMBER 31, 1999
Fourth Quarter (from November 20, 1999).....................   $28.63     $20.25

YEAR ENDED DECEMBER 31, 2000
First Quarter...............................................    35.81      16.75
Second Quarter (to May 22, 2000)............................    23.25       7.88



We list below the per share closing market prices on (1) February 28, 2000, the last trading day before public announcement of the signing of the merger agreement, and (2) May 22, 2000, the latest practicable trading day before the printing of this proxy statement/prospectus, as reported on the Nasdaq for shares of 24/7 Media and Exactis.com. We also list the implied equivalent per share value for shares of Exactis.com common stock, which is the 24/7 Media common stock price multiplied by the exchange ratio of 0.60.



                                                          FEBRUARY 28,   MAY 22,
                                                              2000         2000
                                                          ------------   --------

24/7 Media share price..................................     $49.50       $16.88
Exactis.com share price.................................      18.69         9.75
Exactis.com share equivalent value......................      29.70        10.13


    Because the market price of 24/7 Media common stock is subject to fluctuation, the market value of the shares of 24/7 Media common stock that holders of Exactis.com common stock will be entitled to receive pursuant to the merger may increase or decrease prior to and following the merger. The exchange ratio is fixed and will not be adjusted to compensate Exactis.com's stockholders for decreases in the market price of 24/7 Media common stock which could occur prior to the merger becoming effective. WE URGE STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR 24/7 MEDIA COMMON STOCK AND EXACTIS.COM COMMON STOCK. WE CANNOT ASSURE YOU AS TO THE FUTURE PRICES OR MARKETS FOR 24/7 MEDIA COMMON STOCK OR EXACTIS.COM COMMON STOCK.

                       SELECTED HISTORICAL FINANCIAL DATA


    We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the 24/7 Media information from the audited consolidated financial statements of 24/7 Media as of and for each of the years in the five-year period ended December 31, 1999. We believe that due to the many acquisitions that 24/7 Media made in recent years, the period to period comparisons for 1995 through 1999 are not meaningful and should not be relied upon as indicative of future performance. We derived the Exactis.com information from the audited financial statements of Exactis.com as of and for each of the years in the three-year period ended December 31, 1999. The 1996 information for Exactis.com is as of December 31, 1996 and the period ended December 31, 1996 information is for the period from January 30, 1996 (inception) to December 31, 1996. Historical results of Exactis.com are not necessarily indicative of the results to be expected in the future. The selected financial data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from 24/7 Media's and Exactis.com's unaudited financial statements and in the opinion of 24/7 Media's and Exactis.com's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the financial position and the results of operations of 24/7 Media and Exactis.com for those periods in accordance with generally accepted accounting principles. Historical quarterly results are not necessarily indicative of the results to be expected in the future. The information is only a summary and should be read together with the historical consolidated financial statements of 24/7 Media that has been filed with the Securities and Exchange Commission. See "Where You Can Find More Information" for information on where you can obtain copies of this other information.

    24/7 MEDIA--HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


                                      FOR THE THREE MONTHS
                                         ENDED MARCH 31,                        FOR THE YEARS ENDED DECEMBER 31,
                                    -------------------------   ----------------------------------------------------------------
                                       2000          1999         1999(1)       1998(1)        1997         1996         1995
                                    -----------   -----------   -----------   -----------   ----------   ----------   ----------
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues..........................  $    46,231   $    11,450   $    90,011   $    20,866   $    3,217   $    1,547   $      152
Cost of revenues..................       34,085         8,796        65,963        16,149        1,669        1,596          198
                                    -----------   -----------   -----------   -----------   ----------   ----------   ----------
Gross profit (loss)...............       12,146         2,654        24,048         4,717        1,548          (49)         (46)

Operating expenses:
  Sales and marketing.............       11,890         3,494        23,396         8,235        1,857        2,364          115
  General and administrative......       10,856         3,483        25,021         9,319        3,258        3,414          679
  Product development.............        1,039           922         1,891         2,097        1,603        1,617          426
  Other expenses..................           --            --            --            --          989           --           --
  Amortization of goodwill,
    intangibles and advances......       16,692         2,258        16,693         5,722           --           --           --
  Stock based compensation........        2,910            29           113            77
  Merger related costs............        4,762            --            --         5,000           --           --           --
                                    -----------   -----------   -----------   -----------   ----------   ----------   ----------
  Total operating expenses........       48,149        10,186        67,114        30,450        7,707        7,395        1,220
                                    -----------   -----------   -----------   -----------   ----------   ----------   ----------
Loss from operations..............      (36,003)       (7,532)      (43,066)      (25,733)      (6,159)      (7,444)      (1,266)
Interest income (expense), net....          474           288         3,025           576         (154)         (38)          --
Gain on sale of investment........       11,682            --
                                    -----------   -----------   -----------   -----------   ----------   ----------   ----------
Loss before minority interest.....      (23,847)       (7,244)      (40,041)      (25,157)      (6,313)      (7,482)      (1,266)
Minority interest in loss of
  consolidated subsidiaries.......           --            --           979            --           --           --           --
                                    -----------   -----------   -----------   -----------   ----------   ----------   ----------
Net loss..........................      (23,847)       (7,244)      (39,062)      (25,157)      (6,313)      (7,482)      (1,266)
Cumulative dividends on
  manditorily convertible
  preferred stock.................           --            --            --          (276)          --           --           --
                                    -----------   -----------   -----------   -----------   ----------   ----------   ----------
Net loss attributable to common
  stockholders....................  $   (23,847)  $    (7,244)  $   (39,062)  $   (25,433)  $   (6,313)  $   (7,482)  $   (1,266)
                                    ===========   ===========   ===========   ===========   ==========   ==========   ==========
Basic and diluted net loss per
  common share....................  $     (0.93)  $     (0.42)  $     (1.96)  $     (2.48)  $    (3.50)  $    (4.24)  $    (1.22)
                                    ===========   ===========   ===========   ===========   ==========   ==========   ==========
Weighted average common shares
  outstanding.....................   25,560,667    17,129,479    19,972,446    10,248,677    1,802,235    1,765,053    1,036,634
                                    ===========   ===========   ===========   ===========   ==========   ==========   ==========



                                                             AS OF                     AS OF DECEMBER 31,
                                                             MARCH     ----------------------------------------------------
                                                              31,
                                                              2000       1999      1998       1997       1996       1995
                                                            --------   --------   --------   --------   --------   --------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents.................................  $ 27,905   $ 42,786   $34,049    $   121     $1,847     $ 216
Working capital (deficit).................................    25,587     41,189    31,290     (1,668)      (232)     (235)
Intangible assets, net....................................   231,181     62,398    10,935         --         --        --
Total assets..............................................   691,517    534,012    63,108      1,463      4,687       713
Long-term debt............................................       615         --        --      2,317         --        --
Obligations under capital leases, excluding current
  installments............................................       181         13        34         80         --        --
Total stockholders' equity (deficit)......................   549,785    397,791    51,087     (2,947)     1,888       462


------------------------------


(1) Certain 1999 and 1998 information has been reclassified to conform to the 2000 presentation.

    EXACTIS.COM--HISTORICAL FINANCIAL INFORMATION


                                            FOR THE THREE MONTHS             FOR THE YEARS ENDED               PERIOD FROM
                                              ENDED MARCH 31,                    DECEMBER 31,                JANUARY 30, 1996
                                          ------------------------   ------------------------------------     (INCEPTION) TO
                                             2000          1999         1999         1998         1997      DECEMBER 31, 1996
                                          -----------   ----------   ----------   ----------   ----------   ------------------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue.................................  $     4,280   $    2,005   $   10,986   $    2,779   $      855       $       --
Cost of revenue.........................          600          367        1,782        2,780        2,039              161
                                          -----------   ----------   ----------   ----------   ----------       ----------
Gross profit (loss).....................        3,680        1,638        9,204           (1)      (1,184)            (161)

Operating expenses:
  Marketing and sales...................        1,839          612        8,071        1,810        1,458              935
  Research, development and
    engineering.........................        3,899          963       10,259        2,915        2,201            1,206
  General and administrative............        1,585        1,117        4,003        2,039        1,978            1,009
  Depreciation and amortization.........          704          310        1,740        1,031          805              174
                                          -----------   ----------   ----------   ----------   ----------       ----------
    Total operating expenses............        8,027        3,002       24,073        7,795        6,442            3,324
                                          -----------   ----------   ----------   ----------   ----------       ----------
Loss from operations....................       (4,347)      (1,364)     (14,869)      (7,796)      (7,626)          (3,485)
Interest income (expense), net..........          724            2          225         (101)         (73)              93
                                          -----------   ----------   ----------   ----------   ----------       ----------
Net loss................................  $    (3,623)  $   (1,362)     (14,644)      (7,897)      (7,699)          (3,392)
Accretion of preferred stock to
  liquidation value.....................           --          (26)        (144)        (103)         (53)              (3)
                                          -----------   ----------   ----------   ----------   ----------       ----------
Net loss attributable to common
  stockholders..........................  $    (3,623)  $   (1,388)  $  (14,788)  $   (8,000)  $   (7,752)      $   (3,395)
                                          ===========   ==========   ==========   ==========   ==========       ==========
Net loss per share--basic and diluted...  $     (0.29)  $    (1.38)  $    (6.26)  $    (7.96)  $    (7.75)      $    (3.40)
                                          ===========   ==========   ==========   ==========   ==========       ==========
Shares used in computing net loss per
  share--basic and diluted..............   12,694,903    1,009,053    2,360,958    1,004,461    1,000,255        1,000,000
                                          ===========   ==========   ==========   ==========   ==========       ==========



                                               AS OF MARCH 31,                  AS OF DECEMBER 31,
                                               ---------------   ------------------------------------------------
                                                    2000           1999       1998       1997          1996
                                               ---------------   --------   --------   --------   ---------------
                                                                         (IN THOUSANDS)
BALANCE SHEETS DATA:
Cash and cash equivalents....................      $39,806       $52,350    $  6,383   $  3,747       $ 3,798
Working capital..............................       41,506        49,535       3,484      3,863         3,420
Total assets.................................       60,003        64,843      10,806      7,065         5,791
Long-term debt...............................           --           128         610        824            30
Redeemable convertible preferred stock and
  warrants...................................           --            --      18,673     15,349         7,540
Total stockholders' equity (deficit).........       49,813        53,076     (18,000)   (10,039)       (2,288)

         UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


    The following unaudited pro forma combined selected financial information has been derived from, and should be read together with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes thereto included elsewhere in this joint proxy statement-prospectus, the historical financial statements and related notes thereto of 24/7 Media, Sabela and IMAKE each of which have been incorporated by reference, and the separate historical financial statements and related notes thereto of Exactis.com which are included elsewhere in this joint proxy statement-prospectus. See "Where You Can Find More Information" on page 122.



    In the following table, we provide you unaudited condensed combined statements of operations data (a) on an historical basis; and (b) on a pro forma basis, to give effect to (i) 24/7 Media's acquisition of Sabela and IMAKE announced on January 10, 2000, as if such acquisitions had been completed on January 1, 1999; and (ii) the acquisition of IMAKE, Sabela and 24/7 Media's proposed acquisition of Exactis.com as if the aquisitions had been completed on January 1, 1999 for statements of operations purposes and on March 31, 2000 for balance sheet purposes. The allocation of the purchase price of Exactis.com is preliminary and may be subject to change depending upon the final outcome of valuations and appraisals. Each of these acquisitions have been or are expected to be accounted for as a purchase business combination.



    These unaudited selected pro forma combined financial data are for illustrative purposes only and do not necessarily indicate the operating results or financial position that would have been achieved had the mergers described above been completed as of the dates indicated or of the results that may be obtained in the future. In addition, the data do not reflect synergies that might be achieved from combining these operations.

                                             FOR THE THREE
                                              MONTHS ENDED
                                             MARCH 31, 2000             FOR THE YEAR ENDED DECEMBER 31, 1999
                                           ------------------   -----------------------------------------------------
                                                                                   COMBINED             COMBINED
                                                                                PRO FORMA FOR        PRO FORMA FOR
                                             PRO FORMA FOR      24/7 MEDIA        SABELA AND         SABELA, IMAKE
                                              EXACTIS.COM       HISTORICAL          IMAKE           AND EXACTIS.COM
                                           ------------------   -----------   ------------------   ------------------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
UNAUDITED PRO FORMA COMBINED STATEMENTS
  OF OPERATIONS DATA:
Revenues.................................     $    50,511       $    90,011      $    98,516          $   109,502
Cost of revenues.........................          34,685            65,963           70,079               71,861
                                              -----------       -----------      -----------          -----------
    Gross profit.........................          15,826            24,048           28,437               37,641
                                              -----------       -----------      -----------          -----------
Operating expenses:
  Selling, general and administrative....          26,630            48,417           54,135               66,861
  Product development....................           4,938             1,891            2,811               13,070
  Amortization of goodwill, intangibles
    and advances.........................          41,473            16,693           39,808              138,932
  Stock based compensation...............           4,545               113            4,163               10,816
  Merger related costs...................           4,762                --               --                   --
                                              -----------       -----------      -----------          -----------
    Total operating expenses.............          82,348            67,114          100,917              229,679
                                              -----------       -----------      -----------          -----------
Loss from operations.....................         (66,522)          (43,066)         (72,480)            (192,038)
Other expense............................              --                --              (11)                 (11)
Interest income, net.....................           1,198             3,025            3,113                3,338
Gain on sale of investments..............          11,682                --               --                   --
                                              -----------       -----------      -----------          -----------
Loss before minority interest............         (53,642)          (40,041)         (69,378)            (188,711)
                                              -----------       -----------      -----------          -----------
Minority interest in loss of consolidated
  subsidiaries...........................              --               979              979                  979
                                              -----------       -----------      -----------          -----------
Net loss.................................         (53,642)          (39,062)         (68,399)            (187,732)
Accretion of preferred stock to
  liquidation value......................              --                --               --                 (144)
                                              -----------       -----------      -----------          -----------
Net loss attributable to common
  stockholders...........................     $   (53,433)      $   (39,062)     $   (68,399)         $  (187,876)
                                              ===========       ===========      ===========          ===========
Net loss per common share--basic and
  diluted................................     $     (1.59)      $     (1.96)     $     (3.15)         $     (6.28)
                                              ===========       ===========      ===========          ===========
Weighted average common shares
  outstanding............................      33,743,242        19,972,446       21,745,933           29,928,208
                                              ===========       ===========      ===========          ===========

                                                                      AS OF MARCH 31, 2000
                                                                --------------------------------
                                                                                   COMBINED
                                                                                  PRO FORMA
                                                                24/7 MEDIA           FOR
                                                                HISTORICAL       EXACTIS.COM
                                                                -----------   ------------------
                                                                         (IN THOUSANDS)
UNAUDITED PRO FORMA COMBINED BALANCE
  SHEET DATA:
Cash and cash equivalents................                            27,905           67,711
Working capital..........................                            25,587           64,718
Total assets.............................                           691,517        1,144,814
Long-term debt...........................                               796              796
Total stockholders' equity...............                           549,785          992,167

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION

    The following tables reflect (a) the historical net loss per share and book value per share of common stock of 24/7 Media and the historical net loss per share and book value per share of common stock of Exactis.com in comparison to the unaudited pro forma net loss and book value per share after giving effect to the Sabela and IMAKE mergers, and the proposed Exactis.com merger, and (b) the equivalent historical net loss and book value per share attributable to 0.60 shares of 24/7 Media common stock that will be received for each share of Exactis.com common stock pursuant to the merger. The information presented in the following tables should be read in conjunction with the unaudited pro forma condensed combined financial statements and the historical consolidated financial statements and related notes thereto of 24/7 Media, Sabela and IMAKE each of which are incorporated by reference, and the historical financial statements and related notes thereto of Exactis.com which are included elsewhere in this proxy statement/prospectus.

    The unaudited pro forma combined per common share information does not purport to represent what the actual financial position or results of operations of 24/7 Media, Sabela, IMAKE and Exactis.com would have been had the mergers occurred on January 1, 1999 or to project 24/7 Media's, Sabela's, IMAKE's and Exactis.com's financial position or results of operations for any future date or period.


                                                              THREE MONTHS ENDED       YEAR ENDED
                                                                MARCH 31, 2000     DECEMBER 31, 1999
                                                              ------------------   ------------------
24/7 MEDIA - HISTORICAL
Net loss per common share (basic and diluted)...............        $(0.93)              $(1.96)
Book value per common share(1)..............................        $20.89               $17.74

24/7 MEDIA - COMBINED PRO FORMA FOR SABELA AND IMAKE
Net loss per common share (basic and diluted)(2)............            --               $(3.15)
Book value per common share(3)..............................            --               $19.89

EXACTIS.COM - HISTORICAL
Net loss per common share (basic and diluted)...............        $(0.29)              $(6.26)
Book value per common share(1)..............................        $ 3.91               $ 4.18

24/7 MEDIA - COMBINED PRO FORMA FOR SABELA, IMAKE AND
EXACTIS.COM
Net loss per 24/7 Media common share (basic and
diluted)(2).................................................        $(1.59)              $(6.28)
Net loss per equivalent Exactis.com common share (basic and
diluted)(5).................................................        $(0.95)              $(3.77)
Book value per 24/7 Media common share(4)...................        $28.75               $28.63
Book value per equivalent Exactis.com common share(5).......        $17.25               $17.18


--------------------------


(1) The historical book value per share amounts are computed by dividing 24/7 Media's and Exactis.com's stockholders' equity, respectively, by their actual common shares outstanding as of March 31, 2000 and December 31, 1999, respectively.



(2) The average common shares outstanding used in calculating pro forma net loss per common share are calculated assuming that the number of shares of 24/7 Media common stock issued or to be issued in the acquisition of Sabela, IMAKE and Exactis.com are outstanding from the beginning of the period presented.



(3) The pro forma combined book value per share amounts are computed by dividing pro forma stockholders' equity by the pro forma number of common shares of 24/7 Media outstanding as of December 31, 1999, assuming the Sabela and IMAKE mergers occurred as of that date.



(4) The pro forma combined book value per share amounts are computed by dividing pro forma stockholders' equity by the pro forma number of common shares of 24/7 Media outstanding as of March 31, 2000 and December 31, 1999, respectively, assuming: (i) the Exactis.com merger occurred as of March 31, 2000 and (ii) the Sabela, IMAKE and Exactis.com mergers occurred as of December 31, 1999.


(5) The equivalent pro forma combined book value per Exactis.com share amounts are calculated by multiplying the net loss and pro forma net loss and combined book value per 24/7 Media share, respectively, by the exchange ratio of 0.60 shares of 24/7 Media common stock for each share of Exactis.com common stock.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT-PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR THE ISSUANCE OF 24/7 MEDIA COMMON STOCK OR ADOPTION OF THE MERGER AGREEMENT.

RISKS ASSOCIATED WITH THE MERGER

    THE VALUE OF THE SHARES OF 24/7 MEDIA COMMON STOCK THAT YOU RECEIVE MAY BE LESS THAN THE VALUE OF YOUR SHARES OF EXACTIS.COM COMMON STOCK

    Upon completion of the merger, all shares of Exactis.com common stock will be converted into shares of 24/7 Media common stock. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of either 24/7 Media common stock or Exactis.com common stock. Neither party is permitted to "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of either party's common stock. Stock price changes may result from a variety of factors that are beyond the control of 24/7 Media and Exactis.com, including changes in their businesses, operations and prospects, regulatory considerations and general market and economic conditions.

    The market value of the shares of 24/7 Media common stock that will be received in exchange for shares of Exactis.com common stock in the merger will not be known at the time stockholders of 24/7 Media vote on the approval of the issuance of 24/7 Media common stock in the merger and stockholders of Exactis.com vote on the adoption of the merger agreement. Shares of Exactis.com common stock may have a greater market value than the shares of 24/7 Media common stock for which they are exchanged.

    DIRECTORS AND CERTAIN OFFICERS OF EXACTIS.COM HAVE POTENTIAL CONFLICTS OF INTEREST IN RECOMMENDING THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT

    A number of directors and certain officers of Exactis.com who recommend that you vote in favor of the adoption of the merger agreement have employment or severance agreements or benefit arrangements that provide them with interests in the merger that differ from yours. Additionally, a number of directors are affiliated with certain principal stockholders of Exactis.com.

    The receipt of compensation or other benefits in the merger, or the continuation of indemnification arrangements for current directors and officers of Exactis.com following completion of the merger, may influence these directors and officers in making their recommendation that you vote in favor of the adoption of the merger agreement.

    24/7 MEDIA AND EXACTIS.COM MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF
     THE MERGER

    The success of the merger will depend, in part, on the ability of 24/7 Media and Exactis.com to realize the anticipated growth opportunities and synergies from combining their businesses. 24/7 Media and Exactis.com will face significant challenges in consolidating functions, integrating their organizations, procedures, operations and services in a timely and efficient manner. The integration of 24/7 Media and Exactis.com will be time-consuming and will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have an adverse effect on the revenues, level of expenses and operating results of 24/7 Media.

RISK ASSOCIATED WITH 24/7 MEDIA'S BUSINESS

    WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN INVESTOR CAN EVALUATE OUR
     BUSINESS

    We were formed as a result of three companies in February 1998. None of the companies nor any company that we have since acquired had an operating history of more than four years prior to acquisition or merger. We, therefore, have an extremely limited operating history. You must consider the risks, expenses and difficulties typically encountered by companies with limited operating histories, particularly companies in new and rapidly expanding markets such as Internet advertising. These risks include our ability to:

    - develop new relationships and maintain existing relationships with our Web sites, advertisers, and other third parties;

    - further develop and upgrade our technology;

    - respond to competitive developments;

    - implement and improve operational, financial and management information systems; and

    - attract, retain and motivate qualified employees.

    WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE THE COMPANIES THAT WE HAVE
     ACQUIRED

    We were formed in February 1998 to consolidate three Internet advertising companies and have since acquired or agreed to acquire eleven more companies. In combining these entities, we have faced risks and continue to face risks of integrating and improving our financial and management controls, ad serving technology, reporting systems and procedures, and expanding, training and managing our work force. This process of integration may take a significant period of time and will require the dedication of management and other resources, which may distract management's attention from our other operations. We intend to continue pursuing selective acquisitions of businesses, technologies and product lines as a key component of our growth strategy. Any future acquisition or investment may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including:

    - the difficulties in the integration and assimilation of the operations, technologies, products and personnel of an acquired business;

    - the diversion of management's attention from other business concerns;

    - the availability of favorable acquisition financing for future acquisitions; and

    - the potential loss of key employees of any acquired business.

Our inability to successfully integrate any acquired company could adversely affect our business.

    WE ANTICIPATE CONTINUED LOSSES AND WE MAY NEVER BE PROFITABLE


    We incurred net losses of $23.8 million and $7.2 million for the three months ended March 31, 2000 and 1999, respectively and $39.1 million for the year ended December 31, 1999. In addition, our accumulated deficit was $103.6 million as of March 31, 2000. Each of our predecessors had net losses in every year of their operation. We anticipate that we will incur operating losses for the foreseeable future due to a high level of planned operating expenditures and depreciation and amortization related to planned capital expenditures. Although our revenue has grown rapidly in recent periods, this growth may not continue and may not lead to profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future.

    OUR FUTURE REVENUES AND RESULTS OF OPERATIONS MAY BE DIFFICULT TO FORECAST

    Our results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

    - the addition of new or loss of existing clients;

    - changes in fees paid by advertisers and direct marketers;

    - changes in service fees payable by us to owners of Web sites or email lists, or ad serving fees payable by us to third parties;

    - the introduction of new Internet marketing services by us or our competitors;

    - variations in the levels of capital or operating expenditures and other costs relating to the maintenance or expansion of our operations, including personnel costs; and

    - general economic conditions.

    Our future revenues and results of operations may be difficult to forecast due to the above factors. In addition, our expense levels are based in large part on our investment plans and estimates of future revenues. Any increased expenses may precede or may not be followed by increased revenues, as we may be unable to, or may elect not to, adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, we believe that period-to-period comparisons of our results of operations may not be meaningful. You should not rely on past periods as indicators of future performance. In future periods, our results of operations may fall below the expectations of securities analysts and investors, which could adversely affect the trading price of our common stock.

    OUR REVENUES ARE SUBJECT TO SEASONAL FLUCTUATIONS

    We believe that our revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year and direct marketers mail substantially more marketing materials in the third quarter each year. Expenditures by advertisers and direct marketers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers, direct marketers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend our sales cycle.

    OUR BUSINESS MAY NOT GROW IF THE INTERNET ADVERTISING MARKET DOES NOT
     CONTINUE TO DEVELOP

    The Internet as a marketing medium has not been in existence for a sufficient period of time to demonstrate its effectiveness. Our business would be adversely affected if the Internet advertising market fails to continue to develop. There are currently no widely accepted standards to measure the effectiveness of Internet marketing other than clickthrough rates, which generally have been declining. We cannot be certain that such standards will develop to sufficiently support Internet marketing as a significant advertising medium. Actual or perceived ineffectiveness of online marketing in general, or inaccurate measurements or database information in particular, could limit the long-term growth of online advertising and cause our revenue levels to decline.

    BANNER ADVERTISING, FROM WHICH WE CURRENTLY DERIVE MOST OF OUR REVENUES, MAY NOT BE AN EFFECTIVE ADVERTISING METHOD IN THE FUTURE

    The majority of our revenues are derived from the delivery of banner advertisements. If advertisers determine that banner advertising is an ineffective or unattractive advertising medium, we cannot assure you that we will be able to effectively make the transition to any other form of Internet advertising. Also, there are "filter" software programs that limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising, and our business, results of operations and financial condition, would be materially and adversely affected by Web users' widespread adoption of such software.

    GROWTH OF OUR BUSINESS DEPENDS ON THE DEVELOPMENT OF ONLINE DIRECT MARKETING

    Adoption of online direct marketing, particularly by those entities that have historically relied upon traditional means of direct marketing, such as telemarketing and direct mail, is an important part of our business model. Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of our products and services to generate demand for our direct marketing services. Enterprises may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing direct marketing systems. In addition, since online direct marketing is emerging as a new and distinct market apart from online advertising, potential adopters of online direct marketing services will increasingly demand functionality tailored to their specific requirements. We may be unable to meet the demands of our clients.

    OUR DEVELOPMENT OF A NEXT GENERATION AD SERVING TECHNOLOGY MAY NOT BE SUCCESSFUL AND MAY CAUSE BUSINESS DISRUPTION

    24/7 Connect is our proprietary next generation ad serving technology that is intended to serve as our sole ad serving solution. We recently launched 24/7 Connect, and to successfully complete the roll-out of 24/7 Connect, we must, among other things, ensure that this technology will function efficiently at high volumes, interact properly with our Profilz database, offer the functionality demanded by our customers and assimilate our sales and reporting functions. This development effort could fail technologically or could take more time than expected. Even if we successfully address all these challenges, we must then work with our Web sites, advertisers and direct marketing clients to transition them to our new system, which would also create a risk of business disruption and loss of any of our clients.

    LOSS OR FAILURE OF OUR THIRD PARTY AD SERVING TECHNOLOGY COULD DISRUPT OUR
     BUSINESS

    Unless and until the complete roll-out and transition to 24/7 Connect is complete, we will be partially dependent on AdForce, Inc. to deliver ads to our networks and Web sites. If such service becomes unavailable or fails to serve our ads properly or fails to produce the frequent operational reports required, our business would be adversely affected. Additionally, our use of multiple systems to serve ads requires us to employ significant effort to prepare information for billing, client statements and financial reporting. We are upgrading our systems to integrate a new accounting system with our ad serving technologies to improve our accounting, control and reporting methods. Our inability to upgrade our existing reporting systems and streamline our procedures may cause delays in the timely reporting of financial information.

    LOSS OF OUR MAJOR WEB SITES WOULD SIGNIFICANTLY REDUCE OUR REVENUES


    The 24/7 Network generates substantially all of our revenues and it consists of a limited number of our Web sites that have contracted for our services under agreements cancelable generally upon a short notice period. For the three month periods ended March 31, 2000 and 1999, approximately 33% and 48%, respectively, of our total revenues were derived from advertisements on our top ten Web sites. For the three month period ended March 31, 2000, the top ten Web sites included All Advantage.com, AT&T WorldNet Service, Mapquest.com, Regent Network Services, Inc., Goto.com, DesktopDollars, Inc., Community Connect, Inc., Earthlink Network, Havas Interactive and Multi-Player Games Network. We experience turnover from time to time among our Web sites, and we cannot be certain that the Web sites named above remain or will remain associated with us. Our business, results of operations and financial condition would be materially adversely affected by the loss of one or more of the Web sites that account for a significant portion of our revenue from the 24/7 Network.


    LOSS OF OUR ADVERTISERS OR AD AGENCIES WOULD REDUCE OUR REVENUES


    We generate our revenues from a limited number of advertisers and ad agencies that purchase space on our Web sites. We expect that a limited number of these entities may continue to account for a significant percentage of our revenues for the foreseeable future. For the three month period ended March 31, 2000, our top ten advertisers and ad agencies accounted for approximately 31% of our total revenues.


    ADVERTISERS AND AD AGENCIES TYPICALLY PURCHASE ADVERTISING UNDER PURCHASE ORDER AGREEMENTS THAT RUN FOR A LIMITED TIME

    Typically, we enter into short-term contracts with advertisers and ad agencies. Since these contracts are short-term, we will have to negotiate new contracts or renewals in the future that may have terms that are not as favorable to us as the terms of existing contracts. We cannot be certain that current advertisers and ad agencies will continue to purchase advertising from us or that we will be able to attract additional advertisers and ad agencies successfully, or that agencies and advertisers will make timely payment of amounts due to us. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective clients.

    OUR FAILURE TO SUCCESSFULLY COMPETE MAY HINDER OUR GROWTH

    The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. Our failure to successfully compete may hinder our growth. We believe that our ability to compete depends upon many factors both within and beyond our control, including:

    - the timing and market acceptance of new products and enhancements of existing services developed by us and our competitors;

    - changing demands regarding customer service and support;

    - shifts in sales and marketing efforts by us and our competitors; and

    - the ease of use, performance, price and reliability of our services and products.

    Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective clients. We cannot be certain that we will be able to successfully compete against current or future competitors. In addition, the Internet must compete for a share of advertisers' total budgets with traditional advertising media, such as television, radio, cable and print, as well as content aggregation companies and other companies that facilitate Internet advertising. To the extent that the Internet is perceived to be a limited or ineffective advertising or direct marketing medium, advertisers and direct marketers may be reluctant to devote a significant portion of their advertising budgets to Internet marketing, which could limit the growth of Internet marketing.

    WE MAY BE UNABLE TO CONTINUE TO SUCCESSFULLY MANAGE RAPID GROWTH

    We continue to increase the scope of our operations both domestically and internationally, in both sales and marketing as well as technological development. We expect that we will need to continue to improve our financial and managerial controls, reporting procedures and systems. We have experienced rapid growth and expansion in operations that have placed a significant strain on our managerial, operational and financial resources. We expect the number of employees to increase in the future. To successfully compete in the evolving Internet industry, we must:

    - continue to improve our financial and management controls;

    - enhance our reporting systems and procedures;

    - continue to scale our ad serving systems and upgrade their functional capabilities;

    - expand, train and manage our work force; and

    - expand, train, retain and manage our work force.

    We cannot be certain that our systems, procedures or controls will be adequate to support our expanding operations, or that management will be able to respond effectively to such growth. Our future results of operations also depend on the expansion of our sales, marketing and customer support departments.

    OUR INTERNATIONAL EXPANSION MAY POSE LEGAL AND CULTURAL CHALLENGES

    We have operations in a number of international markets, including Canada, Europe, Asia, Australia and Latin America. We intend to continue to expand our international operations and international sales and marketing efforts. To date, we have limited experience in marketing, selling and distributing our solutions internationally. International operations are subject to other risks, including:

    - changes in regulatory requirements;

    - reduced protection for intellectual property rights in some countries;

    - potentially adverse tax consequences;

    - general import/export restrictions relating to encryption technology and/or privacy;

    - difficulties and costs of staffing and managing foreign operations;

    - political and economic instability;

    - fluctuations in currency exchange rates; and

    - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

    In addition to these factors, due to our minority stake in the 24/7 Network in Asia, we are relying on chinadotcom corporation to conduct operations, build the network, aggregate Web publishers and coordinate sales and marketing efforts. The success of the 24/7 Network in Asia is directly dependent on the success of chinadotcom corporation and its dedication of sufficient resources to our relationship.

    IF WE LOSE OUR CHIEF EXECUTIVE OFFICER OR OTHER SENIOR MANAGERS WE MAY NOT
     BE ABLE TO GROW

    Our success depends upon our senior management and key sales and technical personnel, particularly David J. Moore, our Chief Executive Officer. The loss of the services of one or more of these persons could materially adversely affect our ability to develop our business. Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and we cannot be certain that we will be able to retain our key personnel or that we can attract, integrate or retain other highly qualified personnel in the future. We have experienced in the past, and may continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications, especially in sales and marketing positions. Although we have not experienced any material impact from the difficulty in hiring and retaining qualified employees, we may be materially impacted in the future from such hiring difficulties.

    DEPENDENCE ON PROPRIETARY RIGHTS AND RISK OF INFRINGEMENT

    Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark law. We have received two patents in the United States, and have filed and intend to file additional patent applications in the United States. In addition, we apply to register our trademarks in the United States and internationally. We cannot assure you that any of our patent applications or trademark applications will be approved. Even if they are approved, such patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of such trademarks will be restricted unless we enter into arrangements with such third parties that may be unavailable on commercially reasonable terms.

    We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. We cannot assure you that the steps we have taken will prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

    We have licensed, and we may license in the future, elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, such partners may take actions that could materially and adversely affect the value of our proprietary rights or our reputation. We cannot assure you that any of our proprietary rights will be viable or of value in the future since the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries is uncertain and still evolving.

    INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD HINDER OUR ABILITY TO DELIVER ADVERTISEMENTS OVER THE INTERNET

    We may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us or the Web publishers with Web sites in the 24/7 Network. Such claims and any resultant litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, such litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation from third parties may also result in limitations on our ability to use the trademarks and other intellectual property subject to such claims or litigation unless we enter into arrangements with the third parties responsible for such claims or litigation which may be unavailable on commercially reasonable terms.

    In December 1999, DoubleClick, Inc. filed a patent infringement lawsuit against our subsidiary, Sabela Media, Inc. in the United States District Court for the Southern District of New York. The suit alleges that Sabela is infringing, and inducing and contributing to the infringement by third parties of, a patent held by DoubleClick entitled "Method for Delivery, Targeting and Measuring Advertising Over Networks". DoubleClick is seeking treble damages in an unspecified amount, a preliminary and permanent injunction from further alleged infringement and attorneys' fees and costs. This litigation can be expected to result in significant expenses to us and the diversion of management time and other resources, the extent of which cannot be quantified with any reasonable accuracy given the early stage of this litigation. In addition, some of our contracts with Web publishers require us to indemnify the Web publishers for losses they incur arising from any infringement by our ad serving technology of a third party's intellectual property rights. If DoubleClick is successful in its claims against Sabela or files a similar suit against us, we may be hindered or even prevented from competing in the Internet advertising market and our operations could be severely harmed. The DoubleClick suit could result in limitations on how we implement our 24/7 Connect for Advertisers and Publishers product, delays and costs associated with redesigning our 24/7 Connect for Advertisers and Publishers product and payments of license fees and other monies. An injunction obtained by DoubleClick could eliminate our ability to deliver advertisements over the Internet through our 24/7 Connect for Advertisers and Publishers product. If DoubleClick is successful in its claims against Sabela, we cannot assure you that we would be able to enter into a licensing agreement with DoubleClick on commercially reasonable terms, if at all for our 24/7 Connect for Advertisers and Publishers product. In that case, we would be required to alter our technology in a way that would not infringe the DoubleClick patent, and we cannot assure you that these alterations would be successful.


    On May 4, 2000, we filed suit in the U.S. District Court for the Southern District of New York against DoubleClick Inc. allegeing infringement by DoubleClick of our U.S. Patent No. 6,026,368, entitled "On-Line Interactive System and Method for Providing Content and Advertising Information to a Targeted Set of Viewers." We are seeking monetary damages and have requested injunctive relief barring DoubleClick from further infringement of the patent. The litigation may result in significant expense to us and the diversion of management time and other resources, the extent of which cannot be quantified with any reasonable accuracy given the early stage of this litigation.


    WE MAY INCUR INTELLECTUAL PROPERTY LIABILITY

    We may be liable for content available or posted on the Web sites of our publishers. We may be liable to third parties for content in the advertising we serve if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory. Any claims or counterclaims could be time consuming, result in costly litigation or divert management's attention.

    PRIVACY CONCERNS MAY PREVENT US FROM COLLECTING DEMOGRAPHIC OR OTHER
     CONSUMER DATA

    Our 24/7 Connect technology targets advertising to users through the use of identifying data, or "cookies" and other non-personally-identifying information. 24/7 Connect enables the use of cookies to deliver targeted advertising, to help compile demographic information, and to limit the frequency with which an advertisement is shown to the user. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts and impair our targeting capabilities. Due to privacy concerns, some Internet commentators, advocates and governmental bodies have suggested that the use of cookies be limited or eliminated. The effectiveness of our 24/7 Connect technology to deliver targeted advertisements could be limited by any regulation or limitation in the collection or use of information regarding Internet users. Since many of the limitations are still in the proposal stage, we cannot yet determine the full impact of these regulations on our business.

    In addition, we are developing our Profilz database to collect data derived from user activity on our networks and from other sources. We collect and compile information in databases for the product offerings of all our businesses. Individuals or entities may claim in the future, that our collection of this information is illegal. Although we believe that we have the right to use and compile the information in these databases, we cannot assure you that our ability to do so will remain lawful, that any trade secret, copyright or other intellectual property protection will be available for our databases, or that statutory protection that is or becomes available for databases will enhance our rights. In addition, others may claim rights to the information in our databases. Further, pursuant to our contracts with Web publishers using our solutions, we are obligated to keep certain information regarding each Web publisher confidential and, therefore, may be restricted from further using that information in our business.

    CHANGES IN LAWS AND STANDARDS RELATING TO DATA COLLECTION AND USE PRACTICES AND THE PRIVACY OF INTERNET USERS AND OTHER INDIVIDUALS COULD HARM OUR BUSINESS

    Growing public concern regarding privacy and the collection, distribution and use of information about individuals has led to increased federal and state scrutiny and legislative and regulatory activity. In addition, the high-technology and direct marketing industries are considering various new, additional or different self-regulatory standards. This focus, and any legislation, regulations or standards promulgated, impacts us.

    The U.S. federal and various state governments have recently proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that may limit our collection and use of information regarding Internet users in Europe. Various technology and direct marketing industry groups have also been addressing this issue. The Network Advertising Initiative, an industry self-regulatory group comprised of third-party ad servers, including us, has proposed a series of self-regulatory principles. We cannot assure you that the Federal Trade Commission and the Department of Commerce will endorse these principles, and the position that these agencies adopt may be more adverse to us than those currently under discussion. Other trade associations are active as well. The Online Privacy Alliance, a broad coalition of high-technology companies, is examining fair information practices and may offer proposals for industry acceptance. The Direct Marketing Association, or DMA, the leading trade association of direct marketers, has adopted guidelines regarding the fair use of information which it recommends that industry participants, including us, follow.

    We are also subject to various federal and state regulations concerning the collection and use of information regarding individuals. These laws include the Children's Online Privacy Protection Act, and state laws which limit or preclude the use of voter registration and drivers license information, as well as other laws that govern the collection and use of consumer credit information. Although our compliance with applicable federal and state laws, regulations and industry guidelines has not had a material adverse effect on us, governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including antitrust and consumer privacy laws, for us and our clients. These regulations and guidelines could materially and adversely affect the business, financial condition and results of operations of our business.

    Furthermore, computer users may also use software designed to filter or prevent the delivery of advertising to their computers. We cannot assure you that the number of computer users who employ filtering software will not increase or that additional Web publishers will not seek contractual provisions barring us from developing profiles of users of their Web sites, either of which could materially and adversely affect our business, results of operations and financial condition.

    Also, as a consequence of governmental legislation or regulation or enforcement efforts or evolving standards of fair information collection practices, we may be required to make changes to our products or services in ways that could diminish the effectiveness of the product or service or its attractiveness to potential customers, which could materially and adversely affect our business, financial condition or results of operations.

    CHANGES IN GOVERNMENT REGULATION COULD DECREASE OUR REVENUES AND INCREASE
     OUR COSTS

    Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress and state legislatures. Any legislation enacted or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. The governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet.

    OUR SUCCESS WILL DEPEND LARGELY ON THE WEB INFRASTRUCTURE

    Our success will depend, in large part, upon the maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products such as high speed modems, for providing reliable Web access and services and improved content. We cannot assure you that the Web infrastructure will continue to effectively support the demands placed on it as the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly. Furthermore, the Web has experienced a variety of outages and other delays due to damage to portions of its infrastructure. Such outages and delays could impact the clients using our solutions and the level of user traffic on Web sites on our networks.

    WE EXPERIENCE RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE

    The Internet and Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. Our future success will depend on our ability to adapt to rapidly changing technologies and to enhance existing solutions and develop and introduce a variety of new solutions to address our customers' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our solutions. In addition, our new solutions or enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. Material delays in introducing new solutions and enhancements may cause customers to forego purchases of our solutions and purchase those of our competitors.

    THE MARKET PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE

    The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above the purchase price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

    INTEREST RATE RISK, MARKET RISK AND CURRENCY RATE FLUCTUATIONS

    24/7 Media's investments are classified as cash and cash equivalents with original maturities of three months or less. Therefore, changes in the market's interest rates do not affect the value of the investments as recorded by 24/7 Media. 24/7 Media's accounts receivables are subject, in the normal course of business, to collection risks. 24/7 Media regularly assesses these risks and has established policies and business practices to protect against the adverse effects of collection risks. As a result, 24/7 Media does not anticipate any material losses in this area. We transact business in various foreign countries. Accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to revenue and operating expenses in the countries where currency is the Euro. The effect of foreign exchange rate fluctuations for 1999 was not material. 24/7 Media does not use derivative financial instruments to limit its foreign currency risk exposure.

RISKS ASSOCIATED WITH EXACTIS.COM'S BUSINESS

    WE HAVE A HISTORY OF LOSSES, WE EXPECT CONTINUING LOSSES AND WE MAY NEVER
     ACHIEVE PROFITABILITY


    We have not generated enough revenue to cover the substantial amounts we have spent to create, launch and enhance our services. If our revenue does not increase substantially, we may never become profitable. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. This may, in turn, cause our stock price to decline. In addition, if we do not achieve or sustain profitability in the future, we may be unable to continue our operations. Our operating costs have exceeded our revenue in all quarters since our inception. We incurred net losses of approximately $3.4 million from January 30, 1996, the date of our inception, through December 31, 1996, $7.7 million in 1997, $7.9 million in 1998,
$14.6 million in 1999 and $3.6 million in the first quarter of 2000. We had an accumulated deficit of $37.6 million at March 31, 2000. We expect to incur net losses and negative cash flows from operations for the foreseeable future.


    We have invested heavily in technology and infrastructure development. We expect to continue to invest substantial financial and other resources to develop and introduce new services and expand our sales and marketing organizations, strategic relationships and operating infrastructure. We expect that our cost of revenue, sales and marketing expenses, general and administrative expenses, research development and engineering expenses, operations and customer support expenses and depreciation and amortization expenses will continue to increase in absolute dollars and may increase as a percent of revenue. If our revenue does not correspondingly increase, we may never become profitable.

    OUR BUSINESS WILL SUFFER IF THE MARKET FOR EXACTIS EMAIL MARKETING AND COMMUNICATIONS SOLUTIONS FAILS TO GROW

    The market for outsourced email marketing and communications solutions is new and rapidly evolving. If sufficient demand for our services does not develop, we may not generate sufficient revenue to offset our costs and we may never become profitable. Market acceptance of our existing and planned services will depend on the acceptance and use of outsourced email marketing and communications solutions. Our current and planned services are very different from the traditional advertising and direct mail methods that our clients have historically used to attract new customers and maintain customer relationships. Businesses that have already invested substantial resources in traditional or other methods of marketing and communications may be reluctant to adopt new marketing strategies and methods. Consumers may also be reluctant to alter established patterns of purchasing goods and services. Moreover, the sales cycle for the new targeted messaging services that we are developing may be longer than for existing services.

    ONE OF OUR CLIENTS ACCOUNTED FOR A MAJORITY OF OUR REVENUE AND A SMALL NUMBER OF CLIENTS ACCOUNTED FOR A HIGH PERCENTAGE OF OUR REVENUE IN A RECENT PERIOD; THEREFORE, THE LOSS OF A MAJOR CLIENT COULD HARM OUR BUSINESS


    A small number of clients account for most of our revenue. If we lose existing clients and do not replace them with new clients, our revenue will decrease and may not be sufficient to cover our costs. In the first quarter of 2000, Sony Music accounted for approximately 55% of our total revenue and our four next largest clients accounted for approximately 16% of our total revenue. We expect that a small number of clients will continue to account for a high percentage of our total revenue for at least the foreseeable future. This could cause our revenue and earnings to fluctuate from quarter to quarter. The loss of a major client could harm our business.

    INTENSE COMPETITION EXISTS IN THE EMAIL SERVICES MARKET AND WE EXPECT
     COMPETITION TO CONTINUE TO INTENSIFY

    Competition in the email services market is intense. If we do not respond successfully to competitive pressures, we could lose market share. We may not be able to compete successfully against our current or future competitors which include the in-house email capabilities of many businesses. An increasing number of companies are entering our market. Many of our competitors have greater brand recognition, longer operating histories, larger customer bases and greater financial, marketing and other resources than we have. These factors may place us at a disadvantage when we respond to our competitors' pricing strategies, technological advances and other initiatives. Additionally, our competitors may develop or provide services that are superior to ours or that achieve greater market acceptance. We expect competition to persist and intensify. Barriers to entry may be insubstantial and we may face substantial and growing competitive pressures from companies both in the United States and abroad.

    DELAYS IN THE INTRODUCTION OF NEW SERVICES MAY HARM OUR BUSINESS

    We may experience delays in the development, sales and launch of new services, which could adversely affect our revenue and profitability. We have recently completed development of a new service to provide our clients with a wide variety of targeted marketing capabilities. Our ability to sell and launch these new targeted marketing services is unproven. We are also developing or plan to develop other new services and enhancements to existing services. We may experience delays in the development, sale and launch of these new services. Additionally, actual service offerings and benefits could differ materially from those currently planned for many reasons, some or all of which may be out of our control, which could result in a loss of clients.

    WE DEPEND ON KEY STRATEGIC RELATIONSHIPS, INCLUDING RELATIONSHIPS WITH SONY MUSIC AND E.PIPHANY, INC., TO GENERATE REVENUE AND OUR BUSINESS COULD SUFFER IF ANY OF THESE RELATIONSHIPS ARE TERMINATED


    We are highly dependent on our strategic relationships with Sony Music and E.piphany, Inc. If these relationships are terminated early, our revenue will decrease. Our relationship with Sony Music accounted for approximately 55% of our total revenue in the first quarter of 2000 and 65% of our total revenue in 1999. Our relationship with E.piphany is critical to our recently developed targeted messaging capabilities. Our agreement with Sony Music terminates in December 2001 and certain terms of our agreement with E.piphany related to pricing terminate in March 2001. These agreements, as well as others covering future strategic relationships, may not be renewed at the end of their respective terms or may be terminated early in certain circumstances upon written notice by either party. We may also be unable to effectively reallocate personnel, equipment and other resources that were allocated to these relationships.


    In October 1999, we found that the software we use to deliver the InfoBeat newsletter for Sony permitted certain advertisers to access the email addresses of InfoBeat subscribers who elected to view advertisements in the newsletter. Sony's privacy policy prohibits disclosure of a subscriber's email address to advertisers without the subscriber's consent. We have revised our software to prevent unauthorized disclosure of a subscriber's email address. We believe that this issue has not seriously harmed our relationship with Sony. However, this event and the November 8, 1999 Wall Street Journal article reporting this issue may have harmed our reputation with our current and potential customers, which could negatively impact our ability to retain and attract customers.

    OUR FAILURE TO MANAGE OUR PLANNED RAPID GROWTH COULD CAUSE OUR BUSINESS TO
     SUFFER

    Our failure to manage our growth effectively could result in service disruptions, loss of competitive position and lack of adequate financial controls. We plan to expand our operations rapidly and to significantly augment our infrastructure. We must effectively manage our operational, customer service and financial systems, procedures and controls to manage this future growth. This expansion is expected to place a significant strain on our managerial, operational and financial resources.

   OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND MAY FALL BELOW MARKET EXPECTATIONS AS A RESULT OF NON-CASH CHARGES RELATED TO STOCK OPTIONS


    Our operating results will be affected by non-cash charges associated with stock-based arrangements with employees. As a result of stock option grants in 1999 and 2000 with exercise prices below fair value, we are recognizing total non-cash compensation expense of $3.8 million over the vesting periods of the options, which are generally three or four years.


   OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND MAY FALL BELOW MARKET EXPECTATIONS AS A RESULT OF VARIATIONS IN EQUIPMENT EXPENDITURES

    Our operating results may be affected by variations in equipment expenditures. Due to lead times required to purchase, install and test equipment, we typically need to purchase equipment well in advance of the recognition of any expected revenue. Delays in obtaining this equipment could result in unexpected revenue shortfalls. Small variations in the timing of the recognition of specific revenue, including deferred revenue, could cause significant variations in operating results from quarter to quarter. Period-to-period comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may be below market expectations. In this event, the price of our common stock is likely to decline.

   IF WE DO NOT SUCCESSFULLY EXPAND OUR EMAIL SERVICES AND OPERATIONS INTO INTERNATIONAL MARKETS, OUR BUSINESS COULD SUFFER

    We are expanding into international markets and plan to spend significant financial and managerial resources to do so. If our revenue from international operations does not exceed the expense of establishing and maintaining these operations, we may never achieve profitability or may attain significantly reduced profitability. We do not have expertise in conducting business internationally and may not be able to compete effectively in international markets. Therefore, we face several risks, including:

    - compliance with regulatory requirements which could change in unexpected ways;

    - difficulties and costs of staffing and managing international operations;

    - varying technology standards from country to country;

    - uncertainties regarding protection of intellectual property rights in certain countries;

    - difficulties in collecting accounts receivable;

    - fluctuations in currency exchange rates;

    - imposition of currency exchange controls; and

    - potentially adverse tax consequences.

   WE MAY NOT BE ABLE TO ENTER INTO NEW STRATEGIC RELATIONSHIPS BECAUSE WE MAY COMPETE WITH EXISTING OR FUTURE RELATIONSHIPS

    Our existing and future strategic relationships may limit our ability to enter into other strategic relationships or sell our services to similar businesses. This could limit our ability to compete effectively. For example, our agreements with Sony Music prevent us from entering into a relationship that is competitive with the online publishing services that we provide to Sony Music. We may also enter into similar non-competition arrangements in connection with future strategic relationships.

    OUR BUSINESS WILL SUFFER IF WE DO NOT ATTRACT AND RETAIN ADDITIONAL HIGHLY SKILLED PERSONNEL

    In order for us to succeed, we must identify, attract, retain and motivate highly skilled technical, managerial, sales and marketing personnel. Failure to retain and attract necessary personnel will limit our ability to compete effectively and provide our services. We plan to significantly expand our operations and we will need to hire additional personnel as our business grows. Competition for qualified personnel is intense. In particular, we have experienced difficulties in hiring highly skilled technical personnel and in retaining employees due to significant competition for experienced personnel in our market.

RISKS ASSOCIATED WITH EXACTIS.COM'S TECHNOLOGY

    IF WE FAIL TO UPGRADE OUR SYSTEMS AND INFRASTRUCTURE TO CONTINUE TO EXPAND OUR BUSINESS AND TO ACCOMMODATE INCREASES IN EMAIL TRAFFIC, WE MAY EXPERIENCE SLOWER RESPONSE TIMES OR SYSTEM FAILURES

    We must continue to expand our network infrastructure as the number of our clients increases. Additionally, we must adapt our network infrastructure to the increasing volume and complexity of information our clients wish to transmit and as their requirements change. If we do not add sufficient capacity to handle growing volume and complexity of messages, we could suffer slower response times or system failures which could result in a loss of clients. We have made and intend to continue to make substantial investments to increase our capacity by adding new hardware and upgrading our software. Our services may be unable to handle growing message volume and complexity. The expansion of our network infrastructure will also require substantial financial, operational and managerial resources.

    In addition, we may not be able to accurately project the rate or timing of email traffic increases or upgrade our systems and infrastructure to accommodate future traffic levels. As we upgrade our network infrastructure to increase capacity available to our clients, we may encounter equipment or software incompatibility which may cause delays in implementation. We may not be able to expand or adapt our network infrastructure to meet additional demand or our clients' changing requirements in a timely manner or at all.

    WE MAY NOT COMPETE SUCCESSFULLY AND THE VALUE OF YOUR INVESTMENT MAY DECLINE IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGY AND MARKET CONDITIONS

    If we do not successfully respond to new technological developments in our industry or are unable to respond in a cost-effective manner, we may experience a loss of competitive position and lose market share. We operate in an industry that is characterized by rapid technological change, frequent new service introductions, changing client demands and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective clients. The development of our technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments or adapt our services to client requirements or emerging industry standards.

    IF WE ENCOUNTER SYSTEM FAILURE, WE MAY NOT BE ABLE TO PROVIDE ADEQUATE SERVICE AND OUR BUSINESS AND REPUTATION COULD BE DAMAGED

    Our ability to successfully receive and send email messages and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware and network systems. All of our communications systems are located in Denver, Colorado. As a result, if there were to be a natural disaster affecting the Denver area, our

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
communications systems could be disrupted and our business would be harmed. We may not be able to relocate quickly under those circumstances.

    Our clients have experienced some interruptions in our email service in the past due to network outages and internal system failures. Similar interruptions may occur from time to time in the future. Our revenue depends on the number of end users who use our email services. Our business will suffer if we experience frequent or long system interruptions that result in the unavailability or reduced performance of our systems or networks or reduce our abilities to provide email services. Our systems and operations are also vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure, physical break-ins and similar events. If any of these events occur, we could fail to meet our minimum performance standards and incur monetary penalties under our contracts.

    IF WE FAIL TO MEET MINIMUM PERFORMANCE STANDARDS, WE MAY BE UNABLE TO ATTRACT AND RETAIN CLIENTS

    We have entered into service agreements with some of our clients that require certain minimum performance standards. If we fail to meet these standards, our clients could terminate their relationships with us and we could be subject to contractual monetary penalties. Any unplanned interruption of services may adversely affect our ability to attract and retain clients and could damage our reputation.

    IF WE DO NOT SUCCESSFULLY RELOCATE OUR DATA CENTER TO A FACILITY WITH APPROPRIATE BACK-UP POWER AND COOLING CAPABILITIES, WE MAY EXPERIENCE AN OUTAGE AND OUR CURRENT SYSTEMS MAY TEMPORARILY CEASE OPERATING


    Due to insufficient access to back-up power and cooling capabilities in our current data center, we may experience a system interruption. We are currently in the process of relocating our offices and data center to a facility with more extensive back-up power and cooling capabilities. This relocation is expected to be complete in June 2000. Any failure of our systems would materially harm our business. Moreover, our relocation to a new site requires that we rebuild and enhance our system. Although we plan to continue operating in our current site until our new site is fully operational, any defects or delays in building our system at the new site could harm our business.


    SERVICE INTERRUPTIONS FROM OUR THIRD PARTY INTERNET AND TELECOMMUNICATIONS PROVIDERS COULD HARM OUR BUSINESS

    We depend heavily on our third party providers of Internet and related telecommunications services. Any interruption by our Internet and telecommunications providers would likely disrupt the operation of our messaging platform, causing a loss of revenue and a potential loss of clients. In the past, we have experienced disruptions and delays in our email service due to service disruption from those providers. These companies may be unable to provide services to us without disruptions, at the current cost or at all. The costs associated with a transition to a new service provider would be substantial. We would have to reroute our computer systems and telecommunications infrastructure to accommodate a new service provider. This process would be both expensive and time consuming.

    UNKNOWN SOFTWARE DEFECTS COULD DISRUPT OUR SERVICES, WHICH COULD HARM OUR BUSINESS AND REPUTATION

    Our service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. These defects could cause service interruptions, which could damage our reputation, increase our service costs, cause us to lose revenue, delay market acceptance and divert our development resources. Although we test our software, we may not discover software defects that affect current or planned services or enhancements until after they are deployed.

    IF OUR SECURITY SYSTEM IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER

    We must securely receive and transmit confidential information over public networks and maintain that information on internal systems. Our failure to prevent security breaches could damage our reputation, expose us to risk of loss or liability, result in a loss of our clients and adversely affect our ability to obtain new clients. Although we have implemented network security measures, our servers are vulnerable to computer viruses, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach.

    OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION

    The unauthorized misappropriation of our proprietary rights could harm our competitive position and adversely affect our profitability. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and the outcome could be uncertain.

    Trademarks, service marks, trade secrets, copyrights, patents and other proprietary rights are important to our success and competitive position. Our efforts to protect our proprietary rights may be inadequate and may not prevent others from claiming violations by us of their proprietary rights. Existing trade secret, copyright and trademark laws offer only limited protection. Further, effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available and policing unauthorized use of our proprietary information is difficult.

    In addition, the status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have obtained two patents and we have two patents pending in the United States. We may seek additional patents in the future. We do not know if our pending patent applications or any future patent applications will be issued with the scope of the claims we seek, if at all, or whether the patents we own or any patents we receive will be challenged or invalidated. Furthermore, we may not be successful in obtaining registration of several pending trademark applications in the United States and in other countries.

    WE MAY BE SUBJECT TO CLAIMS ALLEGING INTELLECTUAL PROPERTY INFRINGEMENT

    We may be subject to claims alleging that we have infringed third party proprietary rights. If we were to discover that we have infringed third party rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. If we resort to legal proceedings to enforce our proprietary rights or defend against alleged infringements, the proceedings could be burdensome and expensive and could involve a high degree of risk.

    WE ARE DEPENDENT ON LICENSED THIRD PARTY TECHNOLOGIES AND WE MAY NEED TO LICENSE ADDITIONAL TECHNOLOGIES TO SUCCEED IN OUR BUSINESS

    We intend to continue to license technology from third parties. We are highly dependent on the technology we license from SendMail, which enables us to send email through the Internet, and E.piphany, Inc., which will allow us to offer a variety of targeted marketing capabilities. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay the development of our services until equivalent technology can be identified, licensed and integrated. Any delays could cause our operating results to suffer. In addition, we may not be able to integrate any licensed technology into our services. These third party licenses may expose us to increased risks, including risks related to the integration of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs.

RISKS OF EXACTIS.COM ASSOCIATED WITH THE INTERNET


   WE MAY BE PREVENTED FROM DELIVERING OUR EMAIL, WE MAY LOSE CLIENTS AND OUR REPUTATION MAY SUFFER BECAUSE OF SPAM



    If we fail in our attempts to prevent the distribution of unsolicited bulk email, or spam, our business and reputation may be harmed. Internet service providers, or ISPs, and other organizations devote significant effort to identifying spam and blocking its distribution. Spam-blocking efforts by these groups may also result in the blocking of our clients' legitimate messages. While we do not condone spam, and do not believe we distribute it, each of these groups may set its own definition of what is, and what is not, spam. We have recently been warned by one such group, MAPS, that the failure of certain of our clients to use the subscription management methods advocated by MAPS could result in MAPS listing us as a distributor of spam. Many ISPs use the MAPS listings to identify distributors of email to block. We are currently working with MAPS to resolve the issue. In addition, distribution of our email has been blocked by various ISPs in the past and we anticipate blockages to occur in the future. Spam may contain false email addresses or be generated by the use of false email addresses. Our reputation may be harmed if email addresses with our domain names are used in this manner. Any of these events may cause clients to become dissatisfied with our service and terminate their use of our services.


   OUR BUSINESS WILL SUFFER AND THE VALUE OF YOUR INVESTMENT WILL DECLINE IF THE INTERNET DOES NOT ACHIEVE CONTINUING, WIDESPREAD ACCEPTANCE AS A MARKETING AND COMMUNICATIONS MEDIUM

    Our revenue and profitability will be adversely affected if the Internet does not achieve continuing, widespread acceptance as a marketing and communications medium. Our future success will depend substantially upon our assumption that the Internet will continue to evolve as an attractive platform for marketing and communications applications and the use of outsourcing to solve businesses' email marketing and communications needs. Most businesses and consumers have only limited experience with the Internet as a marketing and communications medium.

    WE WILL NOT BE ABLE TO GROW OUR BUSINESS UNLESS CONSUMERS AND BUSINESSES INCREASE THEIR USE OF THE INTERNET AND THE INTERNET IS ABLE TO SUPPORT THE DEMANDS OF THIS GROWTH

    Our success depends on increasing use of the Internet by consumers and businesses. If use of the Internet as a medium for consumer and business communications does not continue to increase, demand for our services will be limited. Consumers and businesses might not increase their use of the Internet for a number of reasons, such as:

    - high Internet access costs;

    - perceived security and privacy risks;

    - legal and regulatory issues;

    - inconsistent service quality; and

    - unavailability of cost-effective, high-speed service.

    Even if consumers and businesses increase their use of the Internet, the Internet infrastructure may not be able to support demands of this growth. The Internet infrastructure must be continually improved and expanded in order to alleviate overloading and congestion. Failure to do so will degrade the Internet's performance and reliability. Internet users may experience service interruptions as a result of outages and other delays occurring throughout the Internet. Frequent outages or delays may cause consumers and businesses to slow or stop their use of the Internet as a communications medium.

    WE MAY HAVE LIABILITY FOR INTERNET CONTENT AND WE MAY NOT HAVE ADEQUATE LIABILITY INSURANCE

    As a provider of email services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via email. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, some foreign governments have enforced laws and regulations related to content distributed over the Internet that are stricter than those currently in place in the United States.


    Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our operating results or could result in the imposition of criminal penalties. Although we carry general liability and umbrella liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. A single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits or may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. In this case, we may need to use capital contributed by our stockholders to settle claims.


    INCREASED GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES MAY IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR OUR SERVICES OR INCREASE OUR COST OF DOING BUSINESS

    Although there are currently few laws and regulations directly applicable to the Internet and commercial email services, the adoption of additional laws or regulations may impair the growth of our business and the Internet which could decrease the demand for our services and increase our cost of doing business. A number of laws have been proposed involving the Internet, including laws addressing:

    - user privacy;

    - pricing;

    - content;

    - copyrights;

    - characteristics and quality of services; and

    - consumer protection.

    In particular, a number of states have already passed statutes prohibiting unsolicited commercial email. A number of statutes have been introduced in Congress and state legislatures to impose penalties for sending unsolicited emails which, if passed, could impose additional restrictions on our business. In addition, a California court recently held that unsolicited email distribution is actionable as an illegal trespass for which the sender could be subject for monetary damages.

    Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online, including us. If we were alleged to have violated federal, state or foreign, civil or criminal law, even if we could successfully defend these claims, it could harm our business and reputation.

    CHANGES IN TELECOMMUNICATIONS REGULATIONS COULD CAUSE REDUCED DEMAND FOR OUR SERVICES

    Several telecommunications carriers are advocating that the Federal Communications Commission regulate the Internet in the same manner as other telecommunications services by imposing access fees on Internet service providers. These regulations could substantially increase the costs of communicating on the Internet. This, in turn, could slow the growth in Internet use and thereby decrease the demand for our services.

                              THE SPECIAL MEETINGS

JOINT PROXY STATEMENT-PROSPECTUS

    This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by each of 24/7 Media's and Exactis.com's board of directors for use at the special meetings.


    This joint proxy statement-prospectus is first being furnished to stockholders of 24/7 Media and Exactis.com on or about May 26, 2000.


DATE, TIME AND PLACE OF THE SPECIAL MEETINGS

    The special meetings are scheduled to be held as follows:


FOR 24/7 MEDIA STOCKHOLDERS:               FOR EXACTIS.COM STOCKHOLDERS:
----------------------------               -----------------------------
June 27, 2000                              June 27, 2000
10:00 a.m., local time                     11:00 a.m., local time
The Southgate Tower Suite Hotel            The Southgate Tower Suite Hotel
371 Seventh Avenue                         371 Seventh Avenue
Garden Room                                Garden Room
New York, NY 10001                         New York, NY 10001


PURPOSE OF THE SPECIAL MEETINGS

    24/7 MEDIA. The special meeting of 24/7 Media stockholders is being held for the following purposes:

    - to consider and vote upon a proposal to approve the issuance of 24/7 Media common stock in exchange for shares of Exactis.com common stock in connection with the merger of Evergreen Acquisition Sub Corp., a wholly owned subsidiary of 24/7 Media, into Exactis.com, pursuant to the merger agreement among 24/7 Media, Evergreen Acquisition Sub Corp. and Exactis.com;

    - to approve the amendment to the 24/7 Media certificate of incorporation, pursuant to which the number of authorized shares of 24/7 Media's common stock will be increased from 70,000,000 to 140,000,000 shares; and

    - to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.


    Approval of the issuance of 24/7 Media common stock in the merger will also constitute approval of the merger and the other transactions contemplated by the merger agreement. An aggregate of approximately 8,182,275 shares of 24/7 Media common stock will be issued in the merger.


    EXACTIS.COM. The special meeting of Exactis.com stockholders is being held for the following purposes:

    - to consider and vote upon a proposal to adopt a merger agreement among 24/7 Media, Evergreen Acquisition Sub Corp., a wholly owned subsidiary of 24/7 Media, and Exactis.com, pursuant to which Evergreen Acquisition Sub Corp. will merge into Exactis.com and Exactis.com will become a wholly owned subsidiary of 24/7 Media;

    - to approve the amendments to the Exactis.com equity incentive plan, pursuant to which the number of shares of Exactis.com common stock authorized for issuance under the plan will be increased by one million shares and the Exactis.com board of directors will be permitted to grant nonstatutory stock options with exercise prices at less than 85% of the fair market value of the underlying stock; and

    - to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

    Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

    If the stockholders of 24/7 Media approve the issuance of shares of 24/7 Media common stock in the merger and the stockholders of Exactis.com adopt the merger agreement, upon completion of the merger each outstanding share of Exactis.com common stock will be converted into 0.60 shares of 24/7 Media common stock and Exactis.com will become a wholly owned subsidiary of 24/7 Media.

STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETINGS


    24/7 MEDIA. 24/7 Media's board of directors has fixed the close of business on May 22, 2000 as the record date for determination of 24/7 Media stockholders entitled to notice of and to vote at the 24/7 Media special meeting. On the record date, there were 26,407,730 shares of 24/7 Media common stock outstanding, held by approximately 453 holders of record.



    EXACTIS.COM. Exactis.com's board of directors has fixed the close of business on May 22, 2000 as the record date for determination of Exactis.com stockholders entitled to notice of and to vote at the Exactis.com special meeting. On the record date, there were 12,758,958 shares of Exactis.com common stock outstanding, held by approximately 81 holders of record.


REQUIRED VOTES

    24/7 MEDIA. A majority of the outstanding shares of 24/7 Media common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the 24/7 Media special meeting. Under applicable rules of The Nasdaq National Market, the affirmative vote of a majority of the votes cast at the 24/7 Media special meeting is required to approve the issuance of 24/7 Media common stock in the merger. Exactis.com has entered into a stockholder agreement with certain stockholders of 24/7 Media pursuant to which these 24/7 Media stockholders have agreed to vote all their shares of 24/7 Media common stock in favor of approval of the issuance of 24/7 Media common stock in the merger. As of the record date, these 24/7 Media stockholders owned shares representing a approximately 29% of the outstanding shares of 24/7 Media common stock entitled to vote at the 24/7 Media special meeting.

    The affirmative vote of the holders of a majority of the outstanding shares of 24/7 Media common stock entitled to vote at the 24/7 Media special meeting is required to approve the amendment to the 24/7 Media certificate of incorporation.


    As of the record date, 24/7 Media directors and executive officers and their affiliates owned approximately 19% of the outstanding shares of 24/7 Media common stock entitled to vote at the 24/7 Media special meeting.


    EXACTIS.COM. A majority of the outstanding shares of Exactis.com common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the Exactis.com special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting is required to adopt the merger agreement. 24/7 Media has entered into a stockholder agreement with certain stockholders of Exactis.com pursuant to which these Exactis.com stockholders have agreed to vote all their shares of Exactis.com common stock in favor of the adoption of the merger agreement. As of the record date, these Exactis.com stockholders owned shares representing a majority of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting.

    The affirmative vote of the holders of a majority of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting is required to approve the amendments to the Exactis.com equity incentive plan.


    As of the record date, Exactis.com directors and executive officers and their affiliates owned approximately 42% of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting.


PROXIES

    All shares of 24/7 Media common stock represented by properly executed proxies received before or at the 24/7 Media special meeting and all shares of Exactis.com common stock represented by properly executed proxies received before or at the Exactis.com special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR the approval of the issuance of shares of 24/7 Media common stock in the merger and FOR approval of the amendment to the 24/7 Media certificate of incorporation, in the case of shares of 24/7 Media common stock, or FOR adoption of the merger agreement and FOR approval of the amendments to the Exactis.com equity incentive plan, in the case of shares of Exactis.com common stock. You are urged to mark the box on the proxy card to indicate how to vote your shares.

    If a properly executed proxy card is returned and the stockholder has abstained from voting on the issuance of 24/7 Media common stock in the merger or the approval of the amendment to the 24/7 Media certificate of incorporation, in the case of 24/7 Media stockholders, or on adoption of the merger agreement or the approval of the amendments to the Exactis.com equity incentive plan, in the case of Exactis.com stockholders, the 24/7 Media common stock or Exactis.com common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of the approval of the issuance of shares of 24/7 Media common stock in the merger, the approval of the amendment to the 24/7 Media certificate of incorporation, the adoption of the merger agreement or the approval of the amendments to the Exactis.com equity incentive plan, respectively. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on the approval of the issuance of shares of 24/7 Media common stock in the merger or the approval of the amendment to the 24/7 Media certificate of incorporation, the adoption of the merger agreement or the approval of the amendments to the Exactis.com equity incentive plan, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of the approval of the issuance of shares of 24/7 Media common stock in the merger, the adoption of the merger agreement or the approval of the amendments to the Exactis.com equity incentive plan, respectively. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

    Because adoption of the merger agreement and approval of the amendments to the Exactis.com equity incentive plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of Exactis.com common stock entitled to vote at the Exactis.com special meeting, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement and approval of the amendments to the Exactis.com equity incentive plan, respectively.

    Because approval of the issuance of 24/7 Media common stock in the merger requires the affirmative vote of a majority of the votes cast at the 24/7 Media special meeting, abstentions, failures to vote and broker non-votes will have no effect on the outcome of the vote to approve the issuance of 24/7 Media common stock in the merger. Because approval of the amendment to the 24/7 Media certificate of incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of 24/7 Media common stock entitled to vote at the 24/7 Media special meeting, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the amendment to the 24/7 Media certificate of incorporation.

    Neither 24/7 Media nor Exactis.com expects that any matter other than approval of the issuance of 24/7 Media common stock in the merger and approval of the amendment to the 24/7 Media certificate of incorporation, in the case of 24/7 Media, and adoption of the merger agreement and approval of the amendments to the Exactis.com equity incentive plan, in the case of Exactis.com, will be brought before its respective special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

    A stockholder may revoke his or her proxy at any time before it is voted by:

    - notifying in writing the Secretary of 24/7 Media at 1250 Broadway, New York, New York 10001, if you are a 24/7 Media stockholder, or the Secretary of Exactis.com at 717-17(th) Street, Suite 500, Denver, Colorado 80202, if you are an Exactis.com stockholder;

    - granting a subsequently dated proxy; or

    - appearing in person and voting at the special meeting if you are a holder of record.

    Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

    24/7 Media and Exactis.com will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. 24/7 Media has retained D.F. King & Co., Inc., at an estimated cost of $15,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Exactis.com has retained D.F. King & Co., Inc., at an estimated cost of $15,000 plus reimbursement of expenses, to assist in the solicitation of proxies. 24/7 Media, Exactis.com and their respective proxy solicitors will also request banks, brokers and other intermediaries holding shares of 24/7 Media and Exactis.com common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

    YOU SHOULD NOT SEND IN ANY EXACTIS.COM STOCK CERTIFICATES WITH YOUR PROXY CARD. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF EXACTIS.COM STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

    THIS SECTION OF THE JOINT PROXY STATEMENT-PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE PROPOSED MERGER, INCLUDING THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENTS. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE JOINT PROXY STATEMENT-PROSPECTUS AND THE OTHER DOCUMENTS WE REFER TO CAREFULLY FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. COMPLETE COPIES OF THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENTS ARE ATTACHED AS ANNEXES TO THIS JOINT PROXY STATEMENT-PROSPECTUS.

BACKGROUND OF THE MERGER

    From time to time, 24/7 Media and Lazard Freres & Co. LLC have discussed potential strategic alternatives, including potential acquisitions by 24/7 Media, that would, among other objectives, offer opportunities to improve operations and expand its presence in growing, profitable markets, increase the number of marketing services and technologies owned by 24/7 Media and enhance 24/7 Media's ability to provide its clients with a broad range of Internet based marketing services.


    In early January 2000, Ken Leidner, Vice President of 24/7 Media, contacted Tom Detmer, Chief Executive Officer of Exactis.com, and suggested that the two companies meet to discuss possibilities for working together, including a potential business combination of the two companies. On January 5, 2000, 24/7 Media and Exactis.com entered into a confidentiality agreement. On January 10, 2000, Mr. Leidner and Michael Rowsom, Senior Vice President of Strategic Planning and General Manager of 24/7 Mail, flew to Colorado to meet with Mr. Detmer; Kenny Edwards, Chief Financial Officer; Cindy Brown, Vice President of Engineering; Mike Rosol, Vice President of Sales; Greg Schneider, Vice President of Marketing; and Brian Meyer of Thomas Weisel Partners at Exactis.com's headquarters. During the meeting, the participants discussed the companies' respective businesses and agreed to continue conversations regarding a strategic relationship, including a potential business combination.


    In conjunction with initial conversations, the companies began consulting with financial and legal advisors regarding potential terms of a transaction. 24/7 Media retained Lazard as financial advisor and Cravath, Swaine & Moore as legal advisor and Exactis.com retained Thomas Weisel Partners as financial advisor and Cooley Godward LLP as legal advisor.

    On January 25, 2000, the two companies signed a non-binding letter of intent in respect of a potential business combination. The letter of intent provided for a two week period during which Exactis.com would negotiate exclusively with 24/7 Media in an effort to reach a binding agreement for a business combination. On January 26, 2000, representatives of 24/7 Media and Exactis.com and their financial and legal advisors met in Colorado to intensify their due diligence efforts.

    During the period from January 25 to February 7, 2000, representatives of 24/7 Media and Exactis.com and their financial and legal advisors engaged in numerous conversations regarding terms of a potential merger. However, no agreements were reached and, on February 7, 2000, the parties determined to discontinue discussions.

    During the succeeding weeks, representatives of 24/7 Media and Exactis.com continued to speak informally regarding a potential merger; however, the discussions remained at a general level and no agreements were reached. On February 21, 2000, the two parties began again to formally consider a merger. On February 23, 2000, representatives of 24/7 Media, Exactis.com and their financial advisors met at 24/7 Media offices in New York to resume due diligence activities and continue their discussions concerning the terms of a business combination.


    On February 24, 2000 and over the subsequent weekend, representatives of 24/7 Media and Exactis.com met to continue discussions regarding potential synergies resulting from a merger, management retention and integration issues, and retention packages for key Exactis.com employees.

The two parties also negotiated stockholder agreements and voting agreements with the key stockholders of each of 24/7 Media and Exactis.com. The two parties also tentatively agreed to merger terms that, subject to market movement on Monday, they would finalize and present to their respective boards for approval after the market closed on Monday, February 28, 2000.



    On Sunday, February 27, 2000, at 7:30 p.m., the board of directors of Exactis.com met telephonically to discuss the proposed transaction. At this meeting, Thomas Weisel Partners described the fairness opinion and valuation pricing issues and Cooley Godward summarized the terms of the merger agreement.


    On Monday, February 28, 2000, at 6:30 p.m., the board of directors of 24/7 Media met telephonically to consider the proposed transaction. At this meeting, Mr. Moore and other members of management reviewed the transaction with the board, including strategic reasons for the proposed transaction, the principal terms of the proposed transaction, a financial review of the proposed transaction and the results of 24/7 Media's due diligence review. At the meeting, Lazard presented its oral opinion, subsequently confirmed in writing, that the exchange ratio in connection with the merger was fair to 24/7 Media from a financial point of view. Cravath described the terms of the merger agreement and the stockholder agreement with certain Exactis.com stockholders. After questions by the board of directors of 24/7 Media to its management and its financial and legal advisors and after further discussions, the board of directors of 24/7 Media determined that its proposal to acquire Exactis.com was in the best interest of 24/7 Media and its stockholders. The board of directors of 24/7 Media then, absent one director, unanimously voted to approve the merger agreement and the transactions contemplated by the merger agreement and to authorize 24/7 Media's management and its advisors to conclude the negotiation of the merger agreement.

    On Monday, February 28, 2000, the board of directors of Exactis.com met telephonically to consider the proposed transaction. At this meeting, Mr. Detmer and Thomas Weisel Partners reviewed the transaction with the board of directors, including strategic reasons for the proposed transaction, the principal terms of the proposed transaction, a financial review of the proposed transaction and the results of Exactis.com's due diligence review. At the meeting, Thomas Weisel Partners presented its oral opinion, subsequently confirmed in writing, that the exchange ratio in connection with the merger was fair to the stockholders of Exactis.com from a financial point of view. Cooley Godward described the terms of the merger agreement and the stockholder agreement with certain 24/7 Media stockholders. After questions by the board of directors of Exactis.com to its management and its financial and legal advisors and after further discussion, the board of directors of Exactis.com determined that 24/7 Media's proposal to acquire Exactis.com was in the best interest of Exactis.com and its stockholders. The board of directors of Exactis.com then unanimously voted to approve the merger agreement and the transactions contemplated by the merger agreement and to authorize Exactis.com's management and its advisors to conclude the negotiation of the merger agreement.

24/7 MEDIA'S REASONS FOR THE MERGER AND RECOMMENDATION OF 24/7 MEDIA'S BOARD OF
  DIRECTORS

    The 24/7 Media board of directors believes that the merger is fair to 24/7 Media's stockholders and in their best interest, and unanimously recommends the approval of the issuance of 24/7 Media common stock in the merger.

    In reaching its decision, the 24/7 Media board of directors identified several potential benefits of the merger, including:

    - the belief that at the contemplated exchange ratio, the merger could reduce 24/7 Media's cash loss per share;

    - the belief that Exactis.com's software based business model could increase 24/7 Media's long-term operating margins;

    - the belief that the combined email operations of 24/7 Media and Exactis.com should create a strong competitor in the email sector with broad service capabilities in customer acquisition and retention;

    - the belief that the combination of Exactis.com's technology expertise with 24/7 Media's sales and marketing infrastructure should enable the combined company to both increase sales and expand the range of services offered;

    - the belief that the acquisition of Exactis.com would provide 24/7 Media with an opportunity to position its email business in the market as a broad based market leader.

    The 24/7 Media board of directors also identified and considered a number of uncertainties and risks concerning the merger, including:

    - at the contemplated exchange ratio, the merger would be dilutive on a revenue and gross profit per share basis;

    - the risk that the merger might not be consummated;

    - the possibility of management disruption associated with the merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, sales and technical personnel of 24/7 Media or Exactis.com might not continue with the combined company;

    - the risk that the benefits sought in the merger might not be realized; and

    - the other applicable risks described in this joint proxy statement-prospectus under "Risk Factors."

    The decision of the 24/7 Media board of directors to adopt the merger agreement and approve the issuance of 24/7 Media common stock in the merger was the result of its careful consideration of a range of strategic alternatives, including potential business combinations and relationships with Exactis.com and other companies in the pursuit of 24/7 Media's long-term business strategy. In reaching its decision to adopt the merger agreement, the 24/7 Media board of directors considered, among other things:

    - the impact of the merger on 24/7 Media's customers and employees;

    - the results of the due diligence review by 24/7 Media's management, legal and financial advisors regarding Exactis.com's business, operations, technology and competitive position;

    - the judgment, advice and analyses of its management recommending the merger;

    - management challenges associated with successfully integrating the businesses of the two companies;

    - the strategic benefits of the merger and the anticipated environment in the Internet emarketing industry;

    - the terms and conditions of the merger agreement and the stockholder agreements;

    - Lazard's fairness opinion dated February 28, 2000, and its presentation to the 24/7 Media board of directors, as described under "The Merger--Opinion of 24/7 Media's Financial Advisor"; and

    - current industry, economic and market conditions.

    In view of the variety of factors considered in connection with its evaluation of the proposed merger, the 24/7 Media board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the 24/7 Media board of directors may have given different weight to different factors. The 24/7 Media board of directors considered all of these factors as a whole, and overall considered the factors to be favorable.


    After careful consideration, the 24/7 Media board of directors has determined that the merger and the terms of the merger agreement are advisable, fair to and in the best interests of 24/7 Media and its stockholders and recommends that 24/7 Media stockholders vote for approval of the issuance of 24/7 Media common stock in the merger.


EXACTIS.COM'S REASONS FOR THE MERGER AND RECOMMENDATION OF EXACTIS.COM'S BOARD
  OF DIRECTORS

    The Exactis.com board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Exactis.com and its stockholders. Accordingly, the Exactis.com board of directors has adopted the merger agreement and the consummation of the merger and recommends that you vote for adoption of the merger agreement and the merger.

    In reaching its decision, the Exactis.com board of directors identified several potential benefits of the merger, including:

    - the benefit access to 24/7 Media's customer base, permission-based email marketing database and greater financial resources would bring to Exactis.com's strategy of becoming a leading provider of outsourced permission-based email marketing and communications solutions;

    - the potential to increase Exactis.com's ability to compete effectively in a rapidly emerging industry;

    - the potential to accelerate the offering of Exactis.com's products and services internationally;

    - the potential for accelerating new product development and features for current and future email marketing solutions;

    - the price per share implied by the exchange ratio in the merger, as of the last trading day prior to the announcement of the merger, which the board of directors determined represents: (a) a premium of approximately 59% over the closing price of the Exactis.com common stock on February 28, 2000, and (b) a premium of approximately 37% over the average closing price in the prior 30 trading days; and


    - the ability of Exactis.com stockholders to continue to participate in the future growth and success of Exactis.com through their receipt of shares of 24/7 Media common stock in the merger.


    The decision of the Exactis.com board of directors to adopt the merger agreement and the merger was the result of its careful consideration of a range of strategic alternatives, including potential business combinations and relationships with 24/7 Media and other companies in the pursuit of Exactis.com's long-term business strategy. In reaching its decision to adopt the merger, the Exactis.com board of directors consulted with Exactis.com's senior management, as well as its legal counsel and financial advisors. Among the factors considered by the Exactis.com board of directors in its deliberations were the following:

    - the impact of the merger on Exactis.com's customers and employees;

    - the results of the due diligence review by Exactis.com's management, legal and financial advisors regarding 24/7 Media's business, operations, technology and competitive position;

    - the current and prospective economic and industry environment in which Exactis.com operates, including (a) the trend of consolidation in the Internet emarketing industry; (b) the ability of larger industry participants to increase market share; and (c) the trend of such companies toward offering a more complete spectrum of Internet emarketing solutions;

    - the prospects of Exactis.com as an independent company;

    - the fairness and reasonableness to Exactis.com of the merger agreement and related agreements, which were negotiated at arm's-length;

    - the judgment, advice and analyses of its management recommending the merger;


    - the financial condition, results of operations and cash flows of Exactis.com and 24/7 Media, both on an historical and a prospective basis;


    - management challenges associated with successfully integrating the businesses of the two companies;

    - the strategic benefits of the merger and the anticipated environment in the Internet emarketing industry;

    - the terms and conditions of the merger agreement and the stockholder agreements;

    - current industry, economic and market conditions;

    - that two members of the current Exactis.com board of directors would become directors of 24/7 Media, as described under "Interests of Certain Exactis.com Directors and Executive Officers in the Merger"; and


    - the opinion of Thomas Weisel Partners, delivered orally on February 28, 2000, and subsequently confirmed in writing, that as of that date, and subject to the assumptions made, matters considered and limitations on the review set forth in its opinion, the share exchange ratio in the merger is fair to Exactis.com. stockholders from a financial point of view. See "Opinions of Exactis.com's Financial Advisor".


    In particular, the Exactis.com board of directors considered: the events triggering payment of the termination fee by 24/7 Media to Exactis.com and by Exactis.com to 24/7 Media; the limitations of Exactis.com's ability to negotiate an alternative transaction with other companies; and the potential effect of these provisions on Exactis.com receiving alternative proposals that could be superior to the merger. The Exactis.com board of directors also considered the terms of the stockholder agreement to be entered into by certain key Exactis.com stockholders and 24/7 Media. The Exactis.com board of directors noted that, under the stockholder agreement, Exactis.com stockholders holding shares representing a majority of the outstanding shares of Exactis.com common stock would agree to vote those shares in favor of adoption of the merger agreement. Because the Exactis.com board of directors reviewed its strategic alternatives prior to entering into the merger agreement, and because these provisions were required by 24/7 Media in order for it to enter into the merger agreement, and the key Exactis.com stockholders entering into the stockholder agreement informed the Exactis.com board of directors of their intentions in light of current facts and circumstances to support the merger and no other transaction, the Exactis.com board of directors determined that the value for Exactis.com stockholders represented by the merger justified these requirements.

    The Exactis.com board of directors also identified and considered a number of uncertainties and risks concerning the merger, including:


    - the risk that the per share value of the consideration received by Exactis.com's stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger because the exchange ratio will not be adjusted for changes in the market price of either 24/7 Media common stock or Exactis.com common stock;


    - the risk that the merger might not be consummated;

    - the potential loss of revenue and business opportunities for Exactis.com as a result of confusion in the marketplace as a result of the announcement of the merger, and the possible exploitation of this confusion by Exactis.com's and 24/7 Media's competitors;

    - the possibility of management disruption associated with the merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, sales and technical personnel of Exactis.com might not continue with the combined company;

    - the risk that the benefits sought in the merger might not be realized; and

    - the other applicable risks described in this joint proxy statement-prospectus under "Risk Factors."

    As a result of the foregoing considerations, the Exactis.com board of directors determined that the potential advantages of the merger outweighed the benefits of remaining as a separate company. The Exactis.com board of directors believes that the combined company will have a greater opportunity than Exactis.com alone to successfully compete in its industry.

    In view of the variety of factors considered in connection with its evaluation of the merger, the Exactis.com board of directors did not find it practicable to, and accordingly did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, many of the factors contained elements which may have both a positive and negative effect on the fairness of the merger. Except as described above, the Exactis.com board of directors, as a whole, did not attempt to analyze each individual factor separately to determine its impact on the fairness of the merger. Consequently individual members of the Exactis.com board of directors may have given different weight to different factors and may have viewed differently each factor's effect on the fairness determination.

    For the reasons discussed above, the Exactis.com board of directors has unanimously adopted the merger agreement and has determined that the merger is advisable and fair to, and in the best interests of, Exactis.com and its stockholders and unanimously recommends that Exactis.com stockholders vote for adoption of the merger agreement and the merger.


    In considering the recommendation of the Exactis.com board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Exactis.com have interests in the merger that are different from, or are in addition to, the interests of Exactis.com stockholders. Please see the section entitled "Interests of Certain Exactis.com Directors and Executive Officers in the Merger" that begins on page 57 of this joint proxy statement-prospectus.


OPINION OF 24/7 MEDIA'S FINANCIAL ADVISOR

    On February 28, 2000, Lazard delivered its oral opinion to the 24/7 Media board of directors, which was subsequently confirmed in writing, to the effect that, as of the date of its opinion, based upon and subject to the various considerations set forth in the opinion, the exchange ratio in connection with the merger was fair to 24/7 Media from a financial point of view.

    A copy of the full text of the opinion of Lazard, dated February 28, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement-prospectus as Appendix D. This summary discussion of Lazard's opinion is qualified in its entirety by reference to the full text of the opinion. The engagement of Lazard and its opinion are solely for the benefit of the 24/7 Media board of directors, and its opinion was rendered to the 24/7 Media board of directors in connection with the 24/7 Media board of directors' consideration of the merger. Lazard's opinion is directed only to the fairness of the exchange ratio from a financial point of view to 24/7 Media, and does not address any other aspects of the merger. The opinion is not intended to, and does not, constitute a recommendation to any holder of 24/7 Media's common stock as to how any such holder should vote with respect to the proposal to issue shares of 24/7 Media's common stock to facilitate the closing of the merger. Holders of 24/7 Media's common stock are urged to read the opinion of Lazard in its entirety.

    In connection with its written opinion, dated February 28, 2000, to the 24/7 Media board of directors, Lazard:

    - reviewed the financial terms and conditions of a draft merger agreement, dated February 27, 2000, and draft stockholders agreements, dated February 27, 2000, between 24/7 Media and certain stockholders of Exactis.com and between Exactis.com and certain stockholders of 24/7 Media;

    - analyzed certain historical business and financial information relating to 24/7 Media and Exactis.com;

    - reviewed various publicly available forecasts prepared by nationally recognized research analysts who report on 24/7 Media and Exactis.com and certain preliminary financial projections provided to Lazard by 24/7 Media and Exactis.com relating to their respective businesses;

    - held discussions with members of senior management of 24/7 Media and Exactis.com with respect to the businesses and prospects of 24/7 Media and Exactis.com and the strategic objectives of each;

    - reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to those of 24/7 Media and Exactis.com;

    - reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of 24/7 Media and Exactis.com;

    - reviewed the historical stock prices and trading volumes of 24/7 Media's common stock and Exactis.com's common stock; and

    - conducted other financial studies, analyses and investigations as Lazard deemed appropriate.

    Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of that information or any independent valuation or appraisal of any of the assets or liabilities of 24/7 Media or Exactis.com, or concerning the solvency of or issues relating to solvency concerning 24/7 Media or Exactis.com. With the consent of 24/7 Media, Lazard relied upon publicly available forecasts prepared by nationally recognized research analysts who report on 24/7 Media and Exactis.com and relied on the statements of the managements of 24/7 Media and Exactis.com that those forecasts were consistent with the currently available estimates and judgments of the managements of 24/7 Media and Exactis.com as to the future financial performance of 24/7 Media and Exactis.com. With respect to the preliminary projections provided to Lazard by 24/7 Media and Exactis.com, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of 24/7 Media and Exactis.com as to the future financial performance of 24/7 Media and Exactis.com. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

    The written opinion of Lazard was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, February 28, 2000. In rendering its opinion, Lazard did not address the relative merits of the merger, any alternatives potential transaction or 24/7 Media's underlying decision to effect the merger.

    In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material term or condition by 24/7 Media and that obtaining the necessary regulatory approvals, if any, for the merger would not have an adverse effect on 24/7 Media. Lazard also assumed that the definitive merger agreement would not differ in any material respects from the draft furnished to it.

    The following is a summary of the material financial and comparative analyses performed by Lazard in connection with providing to, and reviewing with, the 24/7 Media board of directors its oral opinion at the meeting of the 24/7 Media board of directors on February 28, 2000.

    COMPARABLE PUBLICLY TRADED COMPANIES ANALYSIS. Lazard compared the enterprise value implied by the exchange ratio expressed as a multiple of estimated revenues to the trading multiples of selected public companies in lines of business believed to be generally comparable to those of 24/7 Media and Exactis.com.

    EXACTIS.COM. The selected public companies in lines of business believed to be generally comparable to those of Exactis.com's digital marketing business included:

    - Digital Impact, Inc.

    - MessageMedia, Inc.

    Lazard compared the enterprise value of each of these comparable companies as a multiple of its 1999, 2000 and 2001 estimated revenues to the multiples of Exactis.com based on the exchange ratio as follows:

                                                                 ENTERPRISE VALUE/REVENUE
                                                           ------------------------------------
                   SECTOR/COMPANY                           1999E         2000E         2001E
-----------------------------------------------------      --------      --------      --------
EXACTIS.COM COMPS - DIGITAL MARKETING
Digital Impact.......................................        88.3x         24.2x           NA
MessageMedia.........................................        80.8x         18.4           8.1
Exactis.com..........................................        21.3x         11.7x          6.7x

    24/7 MEDIA. The selected public companies in lines of business believed to be generally comparable to those of 24/7 Media's email list management business included:

    - Mypoints.com, Inc.

    - NetCreations, Inc.

    The selected public companies in lines of business believed to be generally comparable to those of 24/7 Media's advertising network business included:

    - DoubleClick Inc.

    - Engage Technologies, Inc.

    - L90, Inc.

    - Mediaplex, Inc.

    Lazard compared the enterprise value of each of these comparable companies as a multiple of its 1999, 2000 and 2001 estimated revenues to the multiples of 24/7 Media based on the exchange ratio as follows:


                                                            ENTERPRISE VALUE/REVENUE
                                                         ------------------------------
                    SECTOR/COMPANY                        1999E      2000E      2001E
-------------------------------------------------------  --------   --------   --------
24/7 COMPS--EMAIL LIST MANAGEMENT
Mypoints.com...........................................    57.8x      21.5x      12.0x
NetCreations...........................................    39.6       17.1         NA

24/7 COMPS--AD. NETWORKS
DoubleClick............................................    37.4x      21.7x      14.9x
Engage.................................................   312.0      144.2       82.2
L90....................................................      NA         NA         NA
Mediaplex..............................................   165.3       80.4       40.0

24/7 Media.............................................     9.5x       5.2x        NA


    SELECTED PRECEDENT TRANSACTIONS ANALYSIS. Lazard reviewed selected publicly available financial, operating and stock market information of six merger transactions in the e-marketing industry in 1999.

    These transactions consisted of (acquirer/target):

SELECTED E-MARKETING PRECEDENT TRANSACTIONS
-------------------------------------------------------
ANNOUNCED                   ACQUIROR          TARGET
---------                  -----------      -----------
December 15, 1999....             CMGI      Yesmail.com
November 16, 1999....        E.piphany       Rightpoint
September 30, 1999...             CMGI          Flycast
September 20, 1999...             CMGI          AdForce
July 12, 1999........      DoubleClick       Netgravity
June 14, 1999........      DoubleClick           Abacus

    Based upon information for these transactions, the ranges of the transaction value as a multiple of the last fiscal year plus one year revenues and the transaction value as a multiple of the last twelve months revenues and, based upon the publicly available forecasts prepared by nationally recognized research analysts who report on 24/7 Media and Exactis.com, the projected transaction value of the merger as a multiple of the last fiscal year plus one year revenues and the transaction value of the merger as a multiple of last twelve months revenues were as follows:

                                                             RANGE           EXACTIS.COM
                                                      --------------------   -----------
Transaction Value as a multiple of LTM Revenues.....          19.4x-111.0x      37.9x
Transaction Value as a multiple of LFY +1
  Revenues..........................................           14.8x-44.6x      20.8x

    PREMIUMS PAID ANALYSIS. Lazard reviewed the publicly available information concerning premiums paid in 12 acquisition transactions in the internet marketing industry since January 1999. The following table summarizes the purchase prices paid in all of these transactions as well as the premium represented by the exchange ratio to the closing price of the Exactis.com shares on February 27, 2000, and to the average closing prices for the 10 day period and 30 day period prior to such date.

                                                           RANGE           EXACTIS.COM
                                                    --------------------   -----------
Premium to closing price of target company's stock
  on day prior to announcement....................      (2.7%)-69.1%           58.9%

Premium to average closing price of target
  company's stock for the 10-day period prior to
  announcement....................................      20.7%-62.3%            40.7%

Premium to average closing price of target
  company's stock for the 30-day period prior to
  announcement....................................      16.7%-116.9%           37.8%

    CONTRIBUTION ANALYSIS. Lazard analyzed the relative contributions by 24/7 Media and Exactis.com to the pro forma combined companies and compared the relative contribution by 24/7 Media to certain financial data for the pro forma combined companies, as follows:

                                                               CONTRIBUTION
                                                         ------------------------
                                                         24/7 MEDIA   EXACTIS.COM
                                                         ----------   -----------
REVENUE
  1999E................................................     88.6%         11.4%
  2000E................................................     88.6%         11.4%

GROSS PROFIT
  1999E................................................     70.7%         29.3%
  2000E................................................     73.4%         26.6%

NET INCOME (PRE-GOODWILL)
  1999E................................................     75.2%         24.8%
  2000E................................................     78.5%         21.5%

OWNERSHIP..............................................     73.8%         26.2%

    PRO FORMA ANALYSIS. Based upon publicly available forecasts prepared by nationally recognized analysts who report on 24/7 Media and Exactis.com, Lazard estimated the pro forma value of the combined companies after giving effect to the merger. Such publicly available forecasts upon which Lazard based its calculations did not include the recent acquisition of Sabela Media, Inc., IMAKE Software & Services, Inc. and AwardTrack, Inc. by 24/7 Media. Lazard mathematically derived the pro forma share price for the combined companies by taking into consideration the values of 24/7 Media and Exactis.com based upon the closing price of each company's common stock prior to the announcement of the merger and the shares of 24/7 Media's common stock issued in the merger based on the premium paid. The pro forma value calculation does not take into consideration qualitative factors such as market conditions, potential investor reaction to the merger, potential operating synergies or any other factors not explicitly described above. Based upon the factors described above, Lazard calculated a pro forma share price for the combined companies after giving effect to the merger as summarized below. Lazard also compared the enterprise value as a multiple of 1999 and 2000 estimated revenues and 1999 and 2000 estimated gross profits of each of 24/7 Media and Exactis.com on a stand-alone basis to the projected pro forma enterprise value as a multiple of 1999 and 2000 estimated revenues and 1999 and 2000 estimated gross profits of the combined companies as follows:

                                               24/7 MEDIA   EXACTIS.COM   PRO FORMA
                                               ----------   -----------   ---------
CURRENT PRICE................................    $49.50        $18.69      $44.68

ENTERPRISE VALUE/REVENUE:
  1999E......................................       9.5x         21.3x       10.8x
  2000E......................................       5.2          11.7         6.0

GROSS PROFIT
  1999E......................................      36.7x         25.4x       33.4x
  2000E......................................      17.4          13.8        16.4

    ACCRETION/(DILUTION) ANALYSIS. Lazard analyzed the impact on holders of 24/7 Media's common stock of a range of financial metrics. The analysis indicated that the merger would be dilutive to the 2000 estimated revenues per share and post-goodwill earnings per share of the holders of 24/7 Media's common stock, and that the merger would be accretive to the 2000 estimated gross profits per share and 2000 estimated pre-goodwill earnings per share.

    The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, although it is a summary of the material financial and comparative analyses performed by Lazard in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying the opinion of Lazard. No company or transaction used in the above analyses as a comparison is identical to 24/7 Media, Exactis.com or the transactions contemplated by the merger agreement. In arriving at its opinion, Lazard considered the results of all of the analyses and did not assign relative weights to any of the analyses. The analyses were prepared solely for the purpose of Lazard providing its opinion to the 24/7 Media board of directors in connection with the 24/7 Media board of directors' consideration of the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. With the consent of 24/7 Media, Lazard relied upon publicly available forecasts prepared by nationally recognized research analysts who report on 24/7 Media and Exactis.com. Lazard was also provided by the managements of 24/7 Media and Exactis.com with preliminary drafts of estimates and forecasts based upon numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of 24/7 Media, Exactis.com and Lazard. Any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

    In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because the analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, none of 24/7 Media, Exactis.com, Lazard or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses.

    The opinion and presentation of Lazard to the 24/7 Media board of directors was only one of many factors taken into consideration by the 24/7 Media board of directors in making its determination to approve the merger agreement. In addition, the terms of the merger agreement were determined through arm's-length negotiations between 24/7 Media and Exactis.com, and were approved by the 24/7 Media board of directors.

    Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard was selected to act as investment banker to the 24/7 Media board of directors because of its expertise and its reputation in investment banking and mergers and acquisitions.

    In connection with Lazard's services as investment banker to 24/7 Media, including its delivery of the opinion summarized above, 24/7 Media has agreed to pay Lazard a fee of approximately $3.4 million, a substantial portion of which is contingent upon the completion of the merger. Lazard has in the past provided financial advisory services to 24/7 Media for which it received usual and customary compensation. 24/7 Media also has agreed to reimburse Lazard for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and will indemnify Lazard and certain related parties against certain liabilities that may arise out of the rendering of the opinion.

    In the ordinary course of its business, Lazard and its affiliates may actively trade in the securities of 24/7 Media for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position.

OPINION OF EXACTIS.COM'S FINANCIAL ADVISOR


    Thomas Weisel Partners was selected by the Exactis.com board of directors to act as Exactis.com's financial advisor based on Thomas Weisel Partners' qualifications, expertise and reputation. Thomas Weisel Partners is a nationally recognized merchant bank specializing in technology and information services businesses. At the meeting of the Exactis.com's board of directors held on February 28, 2000, Thomas Weisel Partners delivered to the Exactis.com board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Thomas Weisel Partners' written opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of Exactis.com.


    Exactis.com determined the exchange ratio in the merger through negotiations with 24/7 Media. Exactis.com did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion.

    The full text of Thomas Weisel Partners' written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex E to this joint proxy statement-prospectus. You should read this opinion carefully and in its entirety. The following description of the Thomas Weisel Partners opinion is only a summary of the written opinion and is qualified and not a substitute for the written opinion.

    Thomas Weisel Partners directed its opinion to the Exactis.com board of directors. The opinion does not constitute a recommendation to the stockholders of Exactis.com as to how they should vote with respect to the merger. The opinion addresses only the financial fairness of the exchange ratio in the merger. It does not address the relative merits of the merger or any alternatives to the merger. Further, it does not address the business decision of the Exactis.com board of directors to proceed with or effect the merger.

    In connection with its opinion, Thomas Weisel Partners, among other things:

    - reviewed publicly available financial and other data with respect to 24/7 Media, including the consolidated financial statements for recent years and interim periods to September 30, 1999, and other relevant financial and operating data relating to 24/7 Media made available to Thomas Weisel Partners from published sources and from the internal records of 24/7 Media;

    - reviewed the consolidated financial statements of Exactis.com for recent years and interim periods to December 31, 1999, and other relevant financial and operating data relating to

      Exactis.com made available to Thomas Weisel Partners from published sources and the internal records of Exactis.com;

    - reviewed the financial terms and conditions of a draft of the merger agreement, dated February 28, 2000;

    - reviewed publicly available information concerning the trading of and the trading market for Exactis.com common stock and 24/7 Media common stock;

    - compared Exactis.com and 24/7 Media from a financial point of view with certain other companies in the email services and online advertising services industries which Thomas Weisel Partners deemed to be relevant;

    - considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the email services and online advertising services industries which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

    - reviewed and discussed with representatives of the managements of Exactis.com and 24/7 Media certain information of a business and financial nature regarding Exactis.com and 24/7 Media, furnished to Thomas Weisel Partners by Exactis.com and 24/7 Media, including financial forecasts and related assumptions of Exactis.com and 24/7 Media;

    - made inquiries regarding and discussed the merger and drafts of the merger agreement and other matters related thereto with Exactis.com's counsel; and

    - performed other analyses and examinations as Thomas Weisel Partners deemed appropriate.

    In preparing its opinion, Thomas Weisel Partners assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it and did not assume any responsibility to verify independently the information referred to above or undertake an independent evaluation, appraisal or physical inspection of any of the assets or liabilities of Exactis.com or 24/7 Media and was not furnished with that kind of evaluation or appraisal. Thomas Weisel Partners also assumed the following:

    - with respect to the financial forecasts of Exactis.com and 24/7 Media provided to Thomas Weisel Partners by their respective managements, upon their advice and with their consent, Thomas Weisel Partners assumed that these forecasts (a) had been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performances of Exactis.com and 24/7 Media and (b) provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

    - that there had been no material changes in the assets, financial condition, results of operations, business or prospects of Exactis.com or 24/7 Media since the respective dates of their last financial statements made available to Thomas Weisel Partners;

    - that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the federal securities laws and all other applicable federal and state statutes, rules and regulations;

    - that the merger would be treated as a tax-free reorganization, pursuant to the U.S. Internal Revenue Code of 1986, as amended;

    - that the merger would be recorded as a purchase under generally accepted accounting principles; and

    - that the merger would be consummated in accordance with the terms described in the February 28, 2000 draft of the merger agreement, without further amendments thereto, and without any waiver by Exactis.com of any of the conditions to its obligations thereunder.

    The Thomas Weisel Partners opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

    The following is a summary of the financial analyses performed by Thomas Weisel Partners in connection with preparing its opinion to the Exactis.com board of directors. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

    SELECTED PUBLIC COMPANY ANALYSIS. Thomas Weisel Partners compared the valuation multiples implied by the merger to those of selected publicly traded Internet companies. Since there are no directly comparable publicly traded companies, Thomas Weisel Partners analyzed companies with similar business models in the email technology area. The companies included in the analysis are:

    - ClickAction, Inc.

    - CommTouch Software Ltd.

    - Critical Path, Inc.

    - Digital Impact, Inc.

    - Mail.com, Inc.

    - MessageMedia, Inc.

    - Tumbleweed Communications Corp.

    For each of these companies, Thomas Weisel Partners calculated the multiples of enterprise value to estimates of total revenues and of gross profit for the fiscal years 1999 through 2001. For purposes of this analysis, Thomas Weisel Partners defined enterprise value as equity value plus debt less cash and cash equivalents and calculated equity value on the basis of closing stock prices on February 28, 2000. Estimated revenues and gross profit for the comparable companies were derived from equity research reports published by investment banks. Thomas Weisel Partners then compared the range of multiples of enterprise value to revenue and gross profit estimates for fiscal years 1999 through 2001 to the multiples of Exactis.com implied by the consideration to be received in the merger as follows:

                                                                        RANGE OF MULTIPLES
                                                              --------------------------------------
                       COMPARISON OF                                                IMPLIED VALUE OF
                      ENTERPRISE VALUE                         EMAIL TECHNOLOGY       EXACTIS.COM
                      ----------------                        -------------------   ----------------
Estimated 1999 Revenues.....................................        12.3x--408.9x         34.7x
Estimated 2000 Revenues.....................................         8.7x--129.9x         18.0x
Estimated 2001 Revenues.....................................          5.4x--67.4x          8.7x
Estimated 1999 Gross Profit.................................        17.0x--760.1x         41.4x
Estimated 2000 Gross Profit.................................        11.5x--188.9x         21.0x
Estimated 2001 Gross Profit.................................          6.4x--89.6x         10.0x

    Thomas Weisel Partners also compared the valuation multiples of 24/7 Media in relation to those of selected publicly traded ad serving and/or network companies. These companies included:

    - DoubleClick, Inc.

    - Engage Technologies, Inc.

    - L90, Inc.

    - MediaPlex, Inc.

    For each of these companies, Thomas Weisel Partners also calculated the multiples of enterprise value to estimates of total revenues and gross profit for the fiscal years 1999 through 2001. Thomas Weisel Partners then compared the range of multiples of enterprise value to revenue and gross profit estimates for fiscal years 1999 and 2001 to the multiples of 24/7 Media as follows:

                                                           AD SERVING AND/OR
COMPARISON OF ENTERPRISE VALUE                             NETWORK COMPANIES         24/7 MEDIA
------------------------------                        ----------------------------   ----------
Estimated 1999 Revenues.............................            26.9x--288.2x           14.7x
Estimated 2000 Revenues.............................            13.5x--160.9x            8.0x
Estimated 2001 Revenues.............................              7.2x--94.6x            5.3x
Estimated 1999 Gross Profit.........................            70.6x--779.0x           57.9x
Estimated 2000 Gross Profit.........................            38.6x--423.4x           28.3x
Estimated 2001 Gross Profit.........................            22.9x--163.1x           17.6x

    SELECTED PRECEDENT TRANSACTIONS ANALYSIS. Thomas Weisel Partners reviewed the following nineteen comparable acquisitions of selected email services and online advertising services companies that have been announced since January 1, 1998:

    EMAIL SERVICES:

ANNOUNCEMENT DATE                    NAME OF ACQUIROR                NAME OF TARGET
-----------------                    ----------------                --------------
February 15, 2000............  Netcentives, Inc.              Post Communications, Inc.
December 15, 1999............  CMGI, Inc.                     Yesmail.com, Inc.
December 1, 1999.............  DoubleClick, Inc.              Opt-In Email.com, Inc.
October 4, 1999..............  Kana Communications, Inc.      Connectify, Inc.
August 31, 1999..............  Flycast Communications Corp.   InterStep, Inc.
August 24, 1999..............  Sony Music Corp.               Emazing, Inc.
July 6, 1999.................  ClickAction, Inc.              MarketHome, Inc.
June 9, 1999.................  MessageMedia, Inc.             Revnet Systems, Inc.
June 2, 1999.................  Xoom.com, Inc.                 MightyMail Networks, Inc.
March 10, 1999...............  24/7 Media, Inc.               Sift, Inc.

    Although information regarding the enterprise value of the target company implied by the transaction was available with respect to nearly all of these transactions, revenue and gross profit information was publicly available for only one of these transactions: the acquisition of Yesmail.com, Inc. by CMGI. Consequently, Thomas Weisel Partners also considered transactions involving target companies which provide online advertising services.

    ONLINE ADVERTISING SERVICES:

ANNOUNCEMENT DATE                    NAME OF ACQUIROR                NAME OF TARGET
-----------------              -----------------------------  -----------------------------
January 20, 2000.............  Engage Technologies, Inc.      Adsmart Corp. and Flycast
                                                              Communications Corp.
September 30, 1999...........  CMGI                           Flycast Communications
September 20, 1999...........  CMGI                           AdForce
July 13, 1999................  DoubleClick                    NetGravity
December 18, 1998............  @Home                          Narrative Communications
November 4, 1998.............  Microsoft                      LinkExchange
October 12, 1998.............  Yahoo!                         Yoyodyne Entertainment
March 12, 1998...............  CMGI                           Accipiter
January 15, 1998.............  Excite                         Matchlogic

    Although information regarding the enterprise value of the target company implied by the transaction was available with respect to nearly all of these selected transactions, revenue and gross profit information was publicly available for only three of these transactions: the acquisition of Flycast Communications by CMGI; the acquisition of AdForce by CMGI; and the acquisition of NetGravity by DoubleClick.

    For each of the four transactions for which revenue and gross profit information was publicly available, Thomas Weisel Partners calculated multiples of the enterprise value of the target company implied by the transaction to the latest twelve month revenues and gross profit of the target company and to the estimated next twelve month revenues and gross profit of the target company. Estimated revenues and gross profit for the target companies were derived from equity research reports published by investment banks at the time of the announcement of the transaction.

    Using the revenue estimate provided by the management of Exactis.com for fiscal year 1999 and projected fiscal year 2000, Thomas Weisel Partners then compared the implied multiples and ratios of these four transactions with the multiples and ratios for Exactis.com implied by the consideration to be received in the merger as follows:

                                                                                                 ONLINE
                                                     ONLINE        ONLINE         ONLINE       ADVERTISING
                                         EMAIL     ADVERTISING   ADVERTISING   ADVERTISING      SERVICES
                                        SERVICES    SERVICES      SERVICES       SERVICES     -------------
                                        --------   -----------   -----------   ------------   IMPLIED VALUE
                                         CMGI/        CMGI/         CMGI/      DOUBLECLICK/        OF
                                        YESMAIL      FLYCAST       ADFORCE      NETGRAVITY     EXACTIS.COM
                                        --------   -----------   -----------   ------------   -------------
Enterprise Value to latest twelve
  month revenues......................    46.0x       39.8x         47.6x         34.9x           34.7x
Enterprise Value to next twelve month
  revenues............................    17.2x       18.7x         18.0x         14.3x           18.0x
Enterprise Value to latest twelve
  month gross profit..................   186.2x      151.4x        248.8x         63.0x           41.4x
Enterprise Value to next twelve month
  gross profit........................    63.0x       66.6x         50.2x         24.0x           21.0x

    No company or transaction used in the comparable company or comparable transactions analyses is identical to Exactis.com or 24/7 Media or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Exactis.com, 24/7 Media and the merger are being compared.

    CONTRIBUTION ANALYSIS. Based on the number of shares outstanding and covered by options and warrants as of November 19, 1999, following the merger, Exactis.com shareholders and 24/7 Media stockholders will own approximately 23% and 77%, respectively, of the combined company. Using estimates prepared by the managements of Exactis.com and 24/7 Media, Thomas Weisel Partners calculated the estimated contribution by Exactis.com and 24/7 Media to total revenues, Gross Profit and earnings before interest, taxes, depreciation, and amortization ("EBITDA") of the combined company for the fiscal years 1999 to 2000. In light of the negative EBITDA projected for fiscal years 1999 and 2000, Thomas Weisel Partners focused on Gross Profit and revenue contributions in fiscal years 1999 to 2000.

    Thomas Weisel Partners then compared these relative contributions to the relative contributions of Exactis.com and 24/7 Media to the combined company's enterprise value (which Thomas Weisel Partners defined for purposes of this analysis as equity value plus total debt less cash and cash equivalents) and equity value (calculated on the basis of closing stock prices on February 28, 2000).

    This analysis yielded the following relative contributions:

                                                              EXACTIS.COM   24/7 MEDIA
                                                              -----------   ----------
Estimated Revenue
  1999......................................................       11%          89%
  2000......................................................        9%          91%
Estimated Gross Profit
  1999......................................................       28%          72%
  2000......................................................       21%          79%
Enterprise Value............................................       22%          78%
Aggregate Equity Value......................................       23%          77%

    PREMIUMS PAID ANALYSIS. Thomas Weisel Partners reviewed the premiums paid by acquirors in selected Internet merger transactions to the closing stock price one week prior and to the closing stock price one month prior to the announcement of each transaction. The Internet transactions selected were divided into two groups: (a) transactions with an implied target company enterprise value greater than one billion dollars which had been announced since January 1, 1997 and (b) transactions with an implied target company enterprise value less than one billion dollars which had been announced since January 1, 1997.

     Transactions with Implied Target Company Enterprise Value Greater than
                                   $1 billion

ANNOUNCEMENT DATE                    NAME OF ACQUIROR                NAME OF TARGET
-----------------              -----------------------------  -----------------------------
February 14, 2000............  Healtheon/WebMD                Medical Manager/Careinsite
February 7, 2000.............  Akamai Technologies            INTERVU
February 7, 2000.............  Kana Communications            Silknet Software
January 10, 2000.............  America Online                 Time Warner
December 13, 1999............  Whitman-Hart Inc.              USWeb/CKS
September 23, 1999...........  Mindspring                     Earthlink
June 23, 1999................  MetroMedia Fiber               AboveNet
June 1, 1999.................  E*Trade                        Telebanc Financial
April 1, 1999................  Yahoo!                         Broadcast.com
January 27, 1999.............  Yahoo!                         GeoCities
January 19, 1999.............  @Home                          Excite
November 24, 1998............  America Online                 Netscape

 Transactions with Implied Target Company Enterprise Value Less than $1 billion

ANNOUNCEMENT DATE                               NAME OF ACQUIROR              NAME OF TARGET
-----------------                     ------------------------------------  ------------------
February 10, 2000...................  CMGI                                  uBid.com
December 7, 1999....................  RoweCom, Inc.                         NewsEdge
November 8, 1999....................  Prodigy                               Flashnet
November 4, 1999....................  CoStar                                Comps.com
October 26, 1999....................  Bamboo.com                            IPIX
October 21, 1999....................  Critical Path                         Isocor
October 7, 1999.....................  Intuit                                Rock Financial
September 30, 1999..................  CMGI                                  Flycast
September 20, 1999..................  CMGI                                  Adforce
September 8, 1999...................  Concentric                            ITG
August 23, 1999.....................  PSINet                                Trans. Netw. Svces
August 10, 1999.....................  Razorfish                             i-Cube
July 14, 1999.......................  Onsale                                Egghead.com
July 13, 1999.......................  Excite@Home                           iMall
July 13, 1999.......................  DoubleClick                           NetGravity
June 25, 1999.......................  AnswerThink                           ThinkNewIdeas
June 23, 1999.......................  Multex                                MarketGuide
June 14, 1999.......................  DoubleClick                           Abacus
February 1, 1999....................  America Online                        MovieFone
October 23, 1998....................  CDnow                                 N2K
September 2, 1998...................  USWeb                                 CKS Group

    The range of premiums paid by acquirors to the closing stock price one-week prior and to the closing stock price one-month prior to the announcement of each transaction was compared with the implied premiums to be paid by 24/7 Media for Exactis.com in the merger as follows:

                                                               RANGE OF PREMIUMS
                                                     -------------------------------------
                                                         INTERNET
                                                       TRANSACTIONS          INTERNET
                                                       GREATER THAN      TRANSACTIONS LESS
                                                        $1 BILLION        THAN $1 BILLION    EXACTIS.COM
                                                     -----------------   -----------------   -----------
Premium to Target Stock Price One-Week Prior to
  Announcement.....................................           21%--95%        (19%)--138%         32%
Premium to Target Stock Price One-Month Prior to
  Announcement.....................................         (8%)--236%        (28%)--233%         63%

    PRO FORMA MERGER ANALYSIS. Thomas Weisel Partners reviewed the pro forma effects of the merger on the combined company's earnings per share, utilizing financial forecasts for Exactis.com and 24/7 Media provided by their respective managements and not taking into account any merger-related cost savings or revenue enhancements.

    This analysis indicated that the impact of the merger on the combined company's earnings per share before taking into account goodwill, amortization and transaction-related expenses, would be accretive in 1999 and dilutive in 2000. On this basis, the pro forma earnings per share accretion or dilution is as follows:

                                                             PER SHARE
YEAR                                                    ACCRETION/(DILUTION)
----                                                    --------------------
1999...........................................                 $0.51
2000...........................................                ($0.26)

    This analysis further indicated that the impact of the merger on the combined company's earnings per share, taking into account goodwill and amortization, would be dilutive in all years analyzed. The pro forma earnings per share dilution is as follows:

                                                             PER SHARE
YEAR                                                    ACCRETION/(DILUTION)
----                                                    --------------------
1999...........................................              ($1.16)
2000...........................................              ($2.11)

    The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to us. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Exactis.com or 24/7 Media.

    In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Exactis.com and 24/7 Media. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of exchange ratio pursuant to the merger, and were provided to Exactis.com in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

    Under its engagement letter dated December 21, 1999, Exactis.com agreed to pay Thomas Weisel Partners a fee of 1.0% of the consideration involved due upon the consummation of the merger. Exactis.com also agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of Exactis.com for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. Thomas Weisel Partners also acted as underwriter in connection with a public offering of Exactis.com's securities and has performed various investment banking services for Exactis.com.

INTERESTS OF CERTAIN EXACTIS.COM DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

    In considering the recommendation of the board of directors of Exactis.com to vote for the proposal to adopt the merger agreement, stockholders of Exactis.com should be aware that members of the Exactis.com board of directors and members of Exactis.com's management team have agreements or arrangements that provide them with interests in the merger that differ from those of Exactis.com stockholders generally, including certain stock options to be granted immediately before the merger is completed. The Exactis.com board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of Exactis.com that they vote for the proposal to adopt the merger agreement.

    NEW DIRECTORS OF 24/7 MEDIA. Pursuant to the merger agreement, 24/7 Media will elect Adam Goldman and Linda Fayne Levinson, who are both currently members of Exactis.com's board of directors, to the 24/7 Media board of directors if the merger is completed. Mr. Goldman and Ms. Levinson will receive the same directors' compensation paid by 24/7 Media to its other non-employee directors.

    EXACTIS.COM STOCK OPTIONS AND WARRANTS. Certain outstanding Exactis.com stock options, by their terms, will vest and become exercisable upon the completion of the merger. However, certain executives of Exactis.com have agreed to waive such vesting in connection with their entering into employment agreements and non-disclosure and development agreements with 24/7 Media and Exactis.com as described below.

    Pursuant to the terms of the merger agreement, each Exactis.com stock option and some of the warrants outstanding immediately prior to the completion of the merger will be converted, upon completion of the merger, into an option or warrant to acquire, on the same terms and conditions, the number of shares of 24/7 Media common stock that is equal to the product of the number of shares of Exactis.com common stock that could have been acquired upon exercise of the option or warrant immediately before completion of the merger multiplied by 0.60, rounded down to the nearest whole share. The exercise price of these stock options and warrants will be the exercise price for the stock option or warrant immediately before completion of the merger divided by 0.60, rounded up to the nearest tenth of a cent. Some of the Exactis.com warrants that have not been exercised prior to the completion of the merger, by their terms, will terminate upon the completion of the merger.

    On February 28, 2000, the compensation committee of Exactis.com's board of directors adopted a resolution indicating its intent to grant options to purchase an additional 1,115,675 shares of Exactis.com common stock immediately prior to the completion of the merger with 24/7 Media at a per share exercise price equal to the lesser of $19.375 or 85% of the closing price of Exactis.com's common stock on the day the merger is completed.

    EMPLOYMENT AGREEMENTS AND NON-COMPETITION, NON-DISCLOSURE AND DEVELOPMENTS AGREEMENTS. 24/7 Media and Exactis.com entered into employment agreements on the same date as the merger agreement with the following Exactis.com executives:
E. Thomas Detmer, Jr., Chief Executive Officer, President and Director; Kenneth
W. Edwards, Jr., Chief Financial Officer, Secretary and Treasurer; Cynthia L. Brown, Vice President of Engineering; Michael J. Rosol, Vice President of Sales; Gregory B. Schneider, Vice President of Marketing and Business Development; Lonnie R. Maynard, Chief Technologist and Director, Enterprise Architecture Group; and Michael T. Schrader, Director, Database Administration. Each employment agreement will become effective upon the completion of the merger and provides that each executive will be employed by 24/7 Media and Exactis.com in the same position and capacity with Exactis.com as the executive was employed immediately before the completion of the merger, or in any other position that may be designated by the board of directors of 24/7 Media.

    Each employment agreement provides for the executive's employment during the period from the completion of the merger through December 31, 2001, with automatic one-year extensions until either party terminates the agreement. During the term of the employment agreement, each executive will receive an annual base salary and target incentive bonus for 2000 as set forth below:

                                                                              TARGET
                                                                             INCENTIVE
EXECUTIVE                                                     BASE SALARY*     BONUS
---------                                                     ------------   ---------
E. Thomas Detmer, Jr........................................    $160,000     $ 80,000
Kenneth W. Edwards, Jr......................................    $125,000     $ 40,000
Cynthia L. Brown............................................    $165,000     $ 60,000
Michael J. Rosol............................................    $150,000     $120,000**
Gregory B. Schneider........................................    $150,000     $ 37,500
Lonnie R. Maynard...........................................    $165,000     $ 30,000
Michael T. Schrader.........................................    $150,000     $ 22,500

------------------------

 * In the event that an employment agreement is extended automatically as described above and the parties do not agree otherwise, the base salary will be increased by at least 5% on January 1, 2001, and by at least 5% on the first date of each successive one-year term thereafter, if any.

** Earned quarterly and in an amount proportionate to the percentage of the revenue goal attained. In addition, a quarterly over-attainment bonus of $1,000 will be paid for every 1% that actual revenue attained exceeds the revenue goal. For 2001 and subsequent calendar years, Exactis.com and Mr. Rosol will devise a new bonus plan that provides Mr. Rosol with bonus targets comparable to those above.

    In addition, each employment agreement provides that upon termination of the executive's employment by 24/7 Media without "cause" or by the executive for "good reason", or upon the non-renewal of the employment agreement by 24/7 Media, the executive is entitled to receive continued base salary for six months, a lump sum payment at the end of those six months of one-half of his or her target incentive bonus for the fiscal year in which the executive's employment is terminated, plus a pro rata portion of the target incentive bonus for the fiscal year in which the executive's employment is terminated based on the portion of the fiscal year actually worked through the date of termination, and six months continuation of fully paid medical coverage.

    Each executive has acknowledged in his or her employment agreement that the vesting and exercisability of, and the lapse of restrictions on, any stock awards granted under the Exactis.com equity incentive plan will not be accelerated as a result of either the execution by 24/7 Media of the stockholder agreement with certain stockholders of Exactis.com or the consummation of the transactions contemplated by the merger agreement, including the merger. In addition, each employment agreement includes a waiver by the executive of any acceleration of vesting and exercisability of stock options granted under the Exactis.com 1997 stock option plan that would otherwise occur as a result of the consummation of the merger or any other transaction contemplated by the merger agreement. However, if the executive's employment is terminated by 24/7 Media or Exactis.com without "cause", by the executive for "good reason" or due to the executive's death or disability, any acceleration of vesting and exercisability (or lapse of restrictions) that would have been applicable to stock options granted under the Exactis.com 1997 stock option plan, as a result of either the execution by 24/7 Media of the stockholder agreement with certain stockholders of Exactis.com or the consummation of the merger or any other transactions contemplated by the merger agreement, shall be deemed to apply as of the moment immediately preceding the executive's termination of employment.

    In addition, each Exactis.com executive who entered into an employment agreement also entered into a non-competition, non-disclosure and developments agreement with 24/7 Media that provides that until the earlier of five years after the execution of the agreement and one year after the termination of the executive's employment, the executive will not:

    - directly or indirectly, either for his or her own account or for the benefit of any person, firm or corporation, engage in any competitive business;

    - discuss or accept any relationship as a sales or marketing representative, consultant, director, manager, officer, executive, or other employee, or representative with any person, firm or corporation, which during the term of the agreement was or is engaged in competitive business activities that are competitive to the businesses of 24/7 Media, except for any such relationship that would not in any way involve or relate to the businesses of 24/7 Media;

    - directly or indirectly own or be a shareholder or partner of or otherwise participate in any company that is engaged in competitive business activities; PROVIDED, HOWEVER, that the executive may hold up to a five percent interest in any such publicly held or traded company and has an unlimited right to invest in any mutual fund that is publicly traded or managed by a major financial institution; or

    - knowingly, directly or indirectly, solicit the employees or independent agents of 24/7 Media or its subsidiaries and affiliates, so as to induce them to leave their employment or relationship with 24/7 Media and its subsidiaries and affiliates; PROVIDED, HOWEVER, that this covenant will continue to apply for an additional six months after the expiration of the 5-year or 1-year period described above.

The above covenants will cease to apply following the termination of the executive's employment by 24/7 Media or Exactis.com without "cause" or by the executive for "good reason".

    INDEMNIFICATION AND INSURANCE. The merger agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions of current or former directors or officers of Exactis.com occurring before the completion of the merger, as provided in Exactis.com's certificate of incorporation or by-laws or any indemnification agreement of Exactis.com, will survive the merger and continue in accordance with their terms. In addition, the merger agreement provides that 24/7 Media will guarantee the performance of Exactis.com's indemnification obligations up to a maximum total amount of $45,000,000.

    The merger agreement also provides that, upon completion of the merger, Exactis.com will cause to be maintained, for a period of six years after completion of the merger, the current policies of directors' and officers' liability insurance maintained by Exactis.com, or policies containing terms with respect to coverage and amount that are no less favorable to the insured than the current policies maintained by Exactis.com, with respect to claims arising from acts or omissions that occurred on or before the completion of the merger, although Exactis.com will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Exactis.com for directors' and officers' liability insurance and fiduciary liability insurance.

COMPLETION AND EFFECTIVENESS OF THE MERGER

    The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the issuance of 24/7 Media common stock in the merger by the stockholders of 24/7 Media and the adoption of the merger agreement by the stockholders Exactis.com. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

    We are working toward completing the merger as quickly as possible. We expect to complete the merger during the summer of 2000.

STRUCTURE OF THE MERGER AND CONVERSION OF 24/7 MEDIA AND EXACTIS.COM STOCK

    STRUCTURE. To accomplish the merger, 24/7 Media formed a new company, Evergreen Acquisition Sub Corp. At the time the merger is completed, Evergreen Acquisition Sub Corp. will be merged into Exactis.com, and Exactis.com will be the surviving corporation. As a result, Exactis.com will become a wholly owned subsidiary of 24/7 Media.

    CONVERSION OF EXACTIS.COM COMMON STOCK. When the merger is completed Exactis.com common stockholders will receive 0.60 shares of 24/7 Media common stock for each share they own.

    The number of shares of 24/7 Media common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Exactis.com capital stock effected between the date of the merger agreement and the date of completion of the merger.

EXCHANGE OF STOCK CERTIFICATES FOR 24/7 MEDIA STOCK CERTIFICATES

    When the merger is completed, the exchange agent will mail to stockholders of Exactis.com a letter of transmittal and instructions for use in surrendering Exactis.com stock certificates in exchange for 24/7 Media stock certificates. When stockholders of Exactis.com deliver their stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, their stock certificates will be canceled and they will receive 24/7 Media common stock certificates representing the number of full shares of 24/7 Media common stock to which they are entitled under the merger agreement. Exactis.com stockholders will receive payment in cash, without interest, in lieu of any fractional shares of 24/7 Media common stock or series common stock which would have been otherwise issuable to them as a result of the merger.

STOCKHOLDERS OF EXACTIS.COM SHOULD NOT SUBMIT THEIR EXACTIS.COM STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    Stockholders of Exactis.com are not entitled to receive any dividends or other distributions on 24/7 Media common stock until the merger is completed and they have surrendered their Exactis.com stock certificates in exchange for 24/7 Media stock certificates.

    If there is any dividend or other distribution on 24/7 Media common stock with a record date after the date on which the merger is completed and a payment date prior to the date stockholders of Exactis.com surrender their Exactis.com stock certificates in exchange for 24/7 Media stock certificates, stockholders of Exactis.com will receive the dividend or distribution with respect to the whole shares of 24/7 Media common stock issued to them promptly after the shares are issued. If there is any dividend or other distribution on 24/7 Media common stock with a record date after the date on which the merger is completed and a payment date after the date stockholders of Exactis.com surrender their Exactis.com stock certificates in exchange for 24/7 Media stock certificates, stockholders of Exactis.com will receive the dividend or distribution with respect to the whole shares of 24/7 Media common stock issued to them promptly after the payment date.

    24/7 Media will only issue a 24/7 Media stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Exactis.com stock certificate is registered if a stockholder of Exactis.com presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that the stockholder paid any applicable stock transfer taxes.

TREATMENT OF EXACTIS.COM STOCK OPTIONS AND WARRANTS

    When the merger is completed, each outstanding Exactis.com stock option will be converted into an option to purchase the number of shares of 24/7 Media common stock that is equal to the product of 0.60 multiplied by the number of shares of Exactis.com common stock that would have been obtained before the merger upon the exercise of the option, rounded down to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Exactis.com common stock subject to the option before the conversion divided by 0.60, rounded up to the nearest tenth of a cent. As a result of the completion of the merger, certain Exactis.com stock options, by their terms, will vest and become exercisable immediately prior to the completion of the merger. Certain executives of Exactis.com have agreed to waive such vesting in connection with their entering into employment agreements with 24/7 Media and Exactis.com. See "--Interests of Certain Exactis.com Directors and Executive Officers in the Merger."

    Upon completion of the merger, some of the outstanding Exactis.com warrants will be converted into warrants to purchase the number of shares of 24/7 Media common stock that is equal to the product of 0.60 multiplied by the number of shares of Exactis.com common stock that would have been obtained before the merger upon the exercise of the warrants, rounded down to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Exactis.com common stock subject to the warrants before the conversion divided by 0.60, rounded up to the nearest tenth of a cent. Some of the Exactis.com warrants that have not been exercised prior to the completion of the merger, by their terms, will terminate upon the completion of the merger.

    The other terms of each Exactis.com option and warrants referred to above will continue to apply.

    24/7 Media will file a registration statement covering the issuance of the shares of 24/7 Media common stock subject to each Exactis.com option.

EXACTIS.COM EMPLOYEE BENEFIT MATTERS

    During the period following the completion of the merger through December 31, 2000, 24/7 Media will provide employee benefits to employees of Exactis.com that are, in the aggregate, no less favorable than the employee benefits provided to similarly situated employees of 24/7 Media.

    Employees of Exactis.com will be given credit for past service, for purposes of eligibility and vesting under any of 24/7 Media's employee benefit plans made available to Exactis.com employees after completion of the merger, to the extent such past service is credited under Exactis.com's employee benefit plans. In addition, to the extent permitted by 24/7 Media's employee benefit plans and applicable law, 24/7 Media will waive any pre-existing condition limitations, waiting periods or similar limitations (other than limitations or waiting periods already in effect that have not been satisfied as of the completion of the merger) under any 24/7 Media employee plans made available to Exactis.com employees after completion of the merger and shall provide such employees with credit for any co-payments previously made and deductibles previously satisfied.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    In the opinion of Cooley Godward LLP, special counsel to Exactis.com, and Cravath, Swaine & Moore, special counsel to 24/7 Media, the following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of Exactis.com common stock who exchange their stock for 24/7 Media common stock in the merger. This discussion addresses only stockholders who hold their Exactis.com common stock as a capital asset (and will hold their 24/7 Media common stock as a capital asset), and does not address all the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

    Cooley Godward LLP has delivered to Exactis.com and Cravath, Swaine & Moore has delivered to 24/7 Media opinions, attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4 filed with the Securities and Exchange Commission, which includes this joint proxy statement-prospectus, in each case stating that the merger will qualify for United States federal tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions are based on customary assumptions and representations made by Exactis.com, Evergreen Acquisition Sub Corp. and 24/7 Media and assume the merger will be completed as set out in the merger agreement and this joint proxy statement-prospectus. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

    Based on the foregoing, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Exactis.com and 24/7 Media will each be a party to such reorganization within the meaning of
Section 368(b) of the Internal Revenue Code. Holders of Exactis.com common stock who exchange their Exactis.com common stock for 24/7 Media common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive instead of a fractional share of 24/7 Media common stock. Each holder's aggregate tax basis in the 24/7 Media common stock received in the merger will be the same as his or her aggregate tax basis in the Exactis.com common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the 24/7 Media common stock received in the merger by a holder of Exactis.com common stock will include the holding period of Exactis.com common stock that he, she or it surrendered in the merger.

    A holder of Exactis.com common stock who receives cash instead of a fractional share of 24/7 Media common stock will recognize gain or loss equal to the difference between the amount of cash received and his, her or its tax basis in the 24/7 Media common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain will be subject a maximum United States federal income tax rate of 20% if the individual has held his or her Exactis.com common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    REPORTING REQUIREMENTS. Each Exactis.com stockholder that receives 24/7 Media common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the Exactis.com capital stock surrendered and the fair market value of the 24/7 Media common stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

    BACKUP WITHHOLDING. Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 31% of any cash payments to a Exactis.com stockholder in the merger unless the stockholder provides the appropriate form as described below. Each Exactis.com stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each Exactis.com stockholder, so as to provide the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to 24/7 Media and the exchange agent.

    THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THE SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH 24/7 MEDIA AND EXACTIS.COM STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO THE HOLDER.

ACCOUNTING TREATMENT OF THE MERGER

    We intend to account for the merger under the purchase method of accounting for business combinations. See "Unaudited Pro Forma Condensed Combined Financial Statements."

REGULATORY MATTERS

    We have summarized below the material regulatory requirements affecting the merger. Although we have not yet received the required approvals we discuss, we anticipate that we will receive regulatory approvals sufficient to complete the merger by the summer of 2000.

    ANTITRUST CONSIDERATIONS. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. We have received notification from the Federal Trade Commission that early termination of the waiting period has been granted.

    The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF EXACTIS.COM

    The shares of 24/7 Media common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of 24/7 Media common stock issued to any person who is deemed to be an "affiliate" of Exactis.com at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Exactis.com and may include executive officers and directors of Exactis.com, as well as significant stockholders of Exactis.com. Affiliates may not sell their shares of 24/7 Media common stock acquired in connection with the merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

    24/7 Media's registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, does not cover the resale of shares of 24/7 Media common stock to be received by Exactis.com's affiliates in the merger.

THE NASDAQ NATIONAL MARKET QUOTING OF 24/7 MEDIA COMMON STOCK TO BE ISSUED IN
  THE MERGER

    24/7 Media will use reasonable best efforts to cause the shares of 24/7 Media common stock to be issued in connection with the merger to be approved for quotation on The Nasdaq National Market, subject to official notice of issuance, before the completion of the merger.

APPRAISAL RIGHTS

    Under Delaware law, Exactis.com stockholders are not entitled to appraisal rights in connection with the merger.

                              THE MERGER AGREEMENT

    THE FOLLOWING SUMMARY OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE AND ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT-PROSPECTUS. WE URGE YOU TO READ THE FULL TEXT OF THE MERGER AGREEMENT.

CONDITIONS TO THE MERGER

    Each of 24/7 Media's and Exactis.com's obligations to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

    - the adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Exactis.com common stock;

    - the approval of the issuance of 24/7 Media common stock in the merger by the affirmative vote of a majority of the votes cast at the 24/7 Media special meeting;

    - the expiration or termination of the applicable waiting periods under Hart-Scott-Rodino Antitrust Improvements Act of 1976;

    - the absence of any law, judgment, order or proceeding preventing completion of the merger;

    - the absence of any governmental litigation seeking to prevent the completion of the merger or to require 24/7 Media to divest assets;

    - the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, by the Securities and Exchange Commission, and the absence of any stop order or proceedings seeking a stop order; and

    - the approval for quotation on The Nasdaq National Market of the shares of 24/7 Media common stock to be issued in the merger, subject to official notice of issuance.

    In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of the completion of the merger with the same effect as if made at and as of such time or, if such representations and warranties expressly relate to an earlier date, then as of such date, except where the failure of these representations and warranties to be so true and correct, without giving effect to any limitation as to materiality or material adverse effect, individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on the party making the representations and warranties; and

    - the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement;

    - with respect only to 24/7 Media's obligation to complete the merger, 24/7 Media having received from Cravath, Swaine & Moore, a written opinion to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

    - with respect only to Exactis.com's obligation to complete the merger, Exactis.com having received from Cooley Godward LLP, a written opinion to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

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
    "Material Adverse Effect" or "Material Adverse Change", when used in reference to 24/7 Media of Exactis.com, means any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the business (viewed in its entirety), results of operations or financial condition of such party and its subsidiaries taken as a whole.

    However, there will be no Material Adverse Effect or Material Adverse Change as a result of any change, effect, event, occurrence, condition, development or state of facts:

    - relating to the economy or securities markets in general;

    - relating to the industries in which such party operates in general; or

    - resulting from the merger agreement or the transactions contemplated in the merger agreement or the announcement of the merger.

NO SOLICITATION BY EXACTIS.COM

    In the merger agreement, Exactis.com has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person:

    - solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of a proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, as described below; or

    - enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Takeover Proposal.

    In the event Exactis.com receives a Superior Proposal, as described below, Exactis.com may be required by its fiduciary duties to participate in discussions regarding any Superior Proposal in order to inform itself. If discussions regarding the Superior Proposal occur, Exactis.com must:

    - no less then 48 hours prior to participating in discussions, inform 24/7 Media of the material terms and conditions of the Superior Proposal, including the identity of the person making the Superior Proposal;

    - promptly inform 24/7 Media of the substance of discussions relating to the Superior Proposal; and

    - promptly keep 24/7 Media fully informed of the status, including any change to the details of, the Superior Proposal.

    "Takeover Proposal" means any proposal or offer from any person relating to:

    - any direct or indirect acquisition or purchase of 15% or more of the assets of 24/7 Media and its subsidiaries, taken as a whole;

    - any direct or indirect acquisition or purchase of 15% or more of any class or series of equity securities of Exactis.com or any of its subsidiaries;

    - any tender offer or exchange offer that if consummated would result in that person beneficially owning 15% or more of any class or series of equity securities of Exactis.com or any of its subsidiaries; or

    - any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving that person and Exactis.com or any of its subsidiaries.

    "Superior Proposal" means any offer not solicited by Exactis.com made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction:

    - resulting in the third party owning:

     - directly or indirectly more than 50% of the shares of Exactis.com common stock then outstanding, or of the surviving entity in the merger; or

     - all or substantially all of the assets of Exactis.com; and

    - on terms which the board of directors of Exactis.com determines in good faith to provide consideration to holders of Exactis.com common stock with a greater value than the consideration payable in the merger.

    The merger agreement prohibits Exactis.com, the board of directors of Exactis.com and any committee of the Exactis.com board of directors from:

    - withdrawing or modifying, or proposing to withdraw or modify, in a manner adverse to 24/7 Media, the approval or recommendation by the board of directors or the committee of the merger or the merger agreement, except to the extent that the board of directors determines in good faith that such action would, in the absence of such prohibitions, be required by its fiduciary duties;

    - approving or recommending, or proposing to approve or recommend, any Takeover Proposal; or

    - approving or recommending, or proposing to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or propose or agree to do any of the foregoing constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal.

    Exactis.com must immediately (and no later than 48 hours) advise 24/7 Media orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal including:

    - the name of the person, material terms and conditions of any request, inquiry or Takeover Proposal; and

    - the status and details of any such request, inquiry or Takeover Proposal.

    Nothing contained in the "no solicitation" provisions of the merger agreement will prohibit Exactis.com from:

    - taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934; or

    - making any disclosure to its stockholders if, in the good faith judgment of the board of directors of Exactis.com, after consultation with outside counsel, failure to disclose would be inconsistent with its obligations under applicable law;

PROVIDED, HOWEVER, that neither Exactis.com nor its board of directors nor any committee of the Exactis.com board of directors withdraw or modify, or propose to withdraw or modify, its position with respect to the merger agreement or the merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    Neither the board of directors of 24/7 Media nor any committee of the 24/7 Media board of directors will withdraw or modify, in a manner adverse to Exactis.com, the approval or recommendation by the board of directors or the committee of the merger or the merger agreement.

    The merger agreement does not prohibit 24/7 Media from:

    - taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934; or

    - making any disclosure to its stockholders if, in the good faith judgment of the board of directors of 24/7 Media, after consultation with outside counsel, failure to disclose would be inconsistent with its obligations under applicable law;

PROVIDED, HOWEVER, that neither 24/7 Media nor its board of directors nor any committee of the 24/7 Media board of directors will withdraw or modify, or propose to withdraw or modify, its position with respect to the merger agreement or the merger.

TERMINATION

    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals sought by this joint proxy statement-prospectus have been obtained:

    - by mutual written consent of 24/7 Media and Exactis.com;

    - by either 24/7 Media or Exactis.com if the merger is not completed by August 31, 2000; PROVIDED, HOWEVER, that this right to terminate the merger agreement will not be available to any party whose failure to perform any of its obligations under the merger agreement has resulted in the failure of the merger to be completed by August 31, 2000;

    - by either 24/7 Media or Exactis.com if the approval of either party's stockholders is not obtained at that party's duly held special meeting or at any adjournment or postponement of the special meeting;

    - by either 24/7 Media or Exactis.com if any legal restraint or prohibition is in effect and becomes final and nonappealable; PROVIDED, HOWEVER, that the party seeking to terminate the merger agreement uses reasonable efforts to prevent the entry of, and to remove, the restraint or prohibition; or

    - by 24/7 Media or Exactis.com, if the other party breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of either the condition to completion of the merger relating to the accuracy of representations and warranties or the condition relating to the performance of obligations under the merger agreement and the breach or failure has not been or cannot be cured within 30 calendar days after receipt of written notice from the other party of the breach or failure.

EFFECT OF TERMINATION

    As set forth below, the merger agreement requires 24/7 Media and Exactis.com to pay a termination fee to one another in specified circumstances.

    24/7 MEDIA TERMINATION FEE. If the merger agreement is terminated by 24/7 Media or Exactis.com because the approval by the stockholders of 24/7 Media of the issuance of 24/7 Media common stock is not obtained or by Exactis.com because 24/7 Media breached or failed to perform in any material respect the representations, warranties, covenants or other agreements in the merger agreement by refusing to hold the 24/7 Media stockholder meeting, then 24/7 Media must pay Exactis.com $12.8 million.

    EXACTIS.COM TERMINATION FEE. If 24/7 Media terminates the merger agreement because Exactis.com breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement by refusing to hold the Exactis.com stockholder meeting, then Exactis.com must pay 24/7 Media $6.4 million.

CONDUCT OF BUSINESS PENDING THE MERGER

    EXACTIS.COM. Under the merger agreement, Exactis.com has agreed that, during the period from the date of the merger agreement to the completion of the merger, it will carry on its business in the ordinary course in all material respects, substantially in the same manner as previously conducted, and will use its reasonable efforts to preserve intact its current business organization, use reasonable efforts to keep available the services of its officers and employees and preserve its relationships with third parties.

    In addition to these agreements regarding the conduct of business generally, Exactis.com has agreed to some specific restrictions relating to the following:

    - the declaration or payment of dividends;

    - the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

    - the repurchase or redemption of capital stock;

    - the issuance or sale of capital stock, any voting debt or other equity interests;

    - the amendment of its certificate of incorporation or by-laws;

    - the acquisition of assets or other entities;

    - the disposition of assets;

    - the incurrence or the guarantee of debt;

    - the extension of loans, advances, capital contributions or investments;

    - the sale of debt securities, warrants or other rights to acquire debt securities;

    - the making of capital expenditures;

    - the making of tax elections;

    - the payment, discharge or satisfaction of claims, liabilities or obligations, or litigation outside the ordinary course of business;

    - the enforcement of confidentiality, standstill or similar agreements;

    - the adoption, change and acceleration of benefit plans, benefit arrangements and pension plans;

    - compensation of directors, executive officers and other employees;

    - the transfer or license of intellectual property rights;

    - entrance into certain types of agreements including real property, employment, marketing and exclusive rights to technology and agreements and agreements containing guarantees of future revenues;

    - accounting policies and procedures;

    - the hire of additional employees;

    - any action that would cause or that is reasonably likely to result in representations and warranties in the merger agreement to no longer be true; and

    - the authorization, commitment, resolution or agreement to take, any of the foregoing actions.

    24/7 MEDIA. Under the merger agreement, 24/7 Media has agreed that from the date of the merger agreement to the completion to the merger, except as otherwise expressly contemplated by the merger agreement or consented to in writing by Exactis.com, it will and will cause its subsidiaries to carry on its respective business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and use all reasonable efforts to keep available the services of their current officers and other employees and preserve its relationships with third parties with the objective to minimize the impairment of its ongoing business.

    In addition to these agreements regarding the conduct of business generally, 24/7 Media has agreed to some specific restrictions, for itself and its subsidiaries, relating to the following:

    - actions that would result, or are reasonably likely to result, in any of the representations and warranties in the merger agreement no longer being true;

    - actions that would result, or are reasonably likely to result, in any of the conditions to the merger agreement not being satisfied; and

    - the acquisition of any business entity, unless 24/7 Media's board of directors determines in good faith that the acquisition would not materially delay the consummation of the transactions contemplated by the merger agreement.

STOCK OPTIONS AND WARRANTS

    Under the merger agreement, at the effective time of the merger, each outstanding Exactis.com stock options and some of the warrants will be converted into an option or a warrant to acquire shares of 24/7 Media common stock. For a description of the conversion of stock options and warrants, see "Treatment of Exactis.com Stock Options and Warrants."

AMENDMENT, EXTENSION AND WAIVER

    The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time after the completion of the merger agreement; PROVIDED, HOWEVER, that after the stockholder approvals have been obtained, no amendment may be made which by law requires further approval by the 24/7 Media stockholders or the Exactis.com stockholders. All amendments to the merger agreement must be in writing signed by each party.

    At any time before the completion of the merger, the parties may by action taken or authorized by their respective boards of directors, to the extent legally allowed:

    - extend the time for the performance of any of the obligations or other acts of the other parties;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

    - waive compliance by the other party with any of the agreements or conditions in the merger agreement.

    All waivers must be in writing and signed by the party against whom the waiver is to be effective.

EXPENSES

    Whether or not the merger is completed, all expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees, except:

    - if the merger is completed, 24/7 Media will pay any property or transfer taxes imposed in connection with the merger;

    - all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus and the registration statement of which it is a part will be shared equally by 24/7 Media and Exactis.com; and

    - expenses incurred by a party in successfully seeking a judgment requiring the other party to pay a termination fee will be paid by the party owing the termination fee.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties of 24/7 Media and Exactis.com relating to, among other things:

    - corporate organization and similar corporate matters;

    - subsidiaries;

    - capital structure;

    - authorization and absence of conflicts;

    - documents filed with the Securities and Exchange Commission and financial statements included in those documents;

    - information supplied in connection with this joint proxy statement-prospectus and the registration statement of which it is a part;

    - absence of specified changes or events;

    - litigation;

    - compliance with applicable laws;

    - absence of changes in benefit plans;

    - Employee Retirement Income Security Act of 1974 compliance and excess parachute payments;

    - board of directors approval and applicable state takeover laws;

    - the stockholder vote required to adopt the merger agreement and approve the issuance of 24/7 Media common stock in the merger;

    - brokers and finders;

    - opinions of financial advisors;

    - intellectual property and Year 2000;

    - taxes;

    - specified contracts;

    - stockholder rights plan;

    - employee benefits;

    - title to properties; and

    - privacy policy.

                             STOCKHOLDER AGREEMENTS

24/7 MEDIA STOCKHOLDER AGREEMENT

    GENERAL. In addition to the merger agreement, Exactis.com entered into a stockholders agreement with certain 24/7 Media stockholders: The Travelers Insurance Company, David J. Moore, Big Flower Holdings, Inc., Prospect Street NYC Discovery Fund, L.P., Mark Schaszberger, Trami Tran, Jacob I. Friesel, Paul Chachko, Prospect Street NYC Co-Investment Fund, L.P., and James Green. These stockholders combined held approximately 29% of the 24/7 Media common stock then outstanding.

    VOTING. The stockholders signing the stockholders agreement agreed, among other things, to vote their shares of 24/7 Media common stock in favor of the issuance of shares of 24/7 Media common stock in the merger. The stockholders signing the agreement also agreed to grant Exactis.com an irrevocable proxy to vote their 24/7 Media common stock in favor of the issuance of shares of 24/7 Media common stock in the merger or any other transaction contemplated by the merger agreement.

    TERMINATION. The stockholders agreement provides that it will terminate upon the earlier of the completion of the merger and the termination of the merger agreement in accordance with its terms.

EXACTIS.COM STOCKHOLDER AGREEMENT

    GENERAL. In addition to the merger agreement, 24/7 Media entered into a stockholders agreement with certain Exactis.com stockholders: Centennial Fund IV, L.P., Tribune Company, Telecom Partners, L.P., American Express Travel Related Services Company, Inc., Global Retail Partners, L.P., Boulder Ventures III, L.P., E. Thomas Detmer, Jr., Boulder Ventures, Ltd., DLJ Diversified Partners, LP, Boulder Ventures II, L.P. These stockholders combined represented a majority of the Exactis.com common stock then outstanding.

    VOTING. The stockholders signing the stockholders agreement agreed, among other things, to vote their shares of Exactis.com common stock in favor of the adoption of the merger agreement and approval of the merger and any other transactions contemplated by the merger agreement. This vote will be sufficient to approve the merger agreement. The stockholders signing the agreement also agreed to grant 24/7 Media an irrevocable proxy to vote their Exactis.com common stock in favor of the merger agreement and approval of the merger and any other transactions contemplated by the merger agreement.

    NO SOLICITATION. The stockholders have agreed that they will not, nor will they permit any investment banker, financial advisor, attorney, accountant or other advisor or representative of stockholder to, directly or indirectly through another person, solicit, initiate, encourage or otherwise facilitate certain specified proposals to acquire the equity or assets of Exactis.com or enter into, continue or participate in discussions or negotiations regarding such proposals.

    TERMINATION. The stockholders have also agreed not to transfer their shares to any person unless that person has agreed to be bound by the stockholders agreement. The stockholders agreement provides that it will terminate upon the earlier of the completion of the merger and the termination of the merger agreement in accordance with its terms.

    LOCK-UP AGREEMENT. The Exactis.com stockholders that entered into the stockholders agreement also entered into a lock-up agreement with 24/7 Media pursuant to which they agreed not to sell more than a certain portion of their Exactis.com shares during the first five months after the completion of the merger.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


    The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2000, give effect to the acquisition of Exactis.com, as if the acquisition had occurred on that date. The acquisitions of Sabela and IMAKE occurred during the first quarter of 2000 and, accordingly, are reflected in 24/7 Media's historical balance sheet as of March 31, 2000. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2000 and for the year ended December 31, 1999, give effect to the acquisition of Sabela, IMAKE and Exactis.com, as if these acquisitions had occurred on January 1, 1999. For the three months ended March 31, 2000, both Sabela's and IMAKE's results of operations are reflected in 24/7 Media's historical results of operations from January 1, 2000.


ACQUISITION OF SABELA


    On January 10, 2000, 24/7 Media announced the acquisition of Sabela, a privately-held Delaware corporation and a global ad serving, tracking and analysis company with products for online advertisers and Web publishers, for approximately $66.3 million. On January 10, 2000, 24/7 Media acquired all of the issued and outstanding shares of capital stock of Sabela in a merger transaction whereby a subsidiary of 24/7 Media was merged with and into Sabela. 24/7 Media also assumed all of the outstanding stock options of Sabela under 24/7 Media's stock incentive plan.


    Under the terms of the transaction the holders of Sabela common stock received shares of 24/7 Media common stock on the basis of an exchange ratio of
0.1104 shares of 24/7 Media common stock for each share of Sabela common stock. Warrants assumed are also convertible at this ratio. The number of shares of 24/7 Media common stock issued to the holders of Sabela stock options was determined on the basis of an exchange ratio of .1146 of 24/7 Media common stock for each share of Sabela stock option. The conversion ratio was determined through arm's length negotiations.


    The consideration paid by 24/7 Media in connection with the acquisition of approximately $66.3 million consisted of the following:



    - The issuance of approximately 1.2 million shares of 24/7 Media common stock valued at approximately $58.3 million as consideration for all Sabela shares outstanding;



    - cash consideration of $2.1 million for outstanding shares of Sabela;



    - fair value of warrants assumed of $1.2 million;


    - fair value of options assumed of $1.7 million; and

    - estimated transaction costs of $3.0 million.


    For accounting purposes, 24/7 Media will be deemed to be the surviving corporation in the merger. The pro forma adjustments are based upon currently available information and upon assumptions that management of each of 24/7 Media and Sabela believes are reasonable. We accounted for the merger based upon the estimated fair market values of the net tangible and intangible assets (liabilities) acquired at the date of acquisition.



    The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date based upon an independent valuation of Sabela. For pro forma purposes, the carrying amounts of such assets and liabilities approximated their fair values. The remaining purchase price over the fair value of the assets acquired and liabilities assumed has been allocated to goodwill, workforce and technology. Goodwill and other intangible assets will be amortized over their expected period of benefit which is four years for goodwill and technology and two years for workforce.

ACQUISITION OF IMAKE


    On January 10, 2000, 24/7 Media announced the acquisition of IMAKE, a privately-held Maryland close corporation for approximately $35.1 million, excluding contingent consideration of 916,000 shares valued at approximately $42.7 million. IMAKE is a provider of technology products that facilitate the convergence of Internet technologies with broadband video programming. On January 13, 2000, 24/7 Media acquired all of the issued and outstanding shares of capital stock of IMAKE in a merger transaction whereby a subsidiary of 24/7 Media was merged with and into IMAKE. 24/7 Media also assumed all of the outstanding stock options of IMAKE under 24/7 Media's 1998 stock incentive plan.



    Under the terms of the transaction, approximately 400,000 shares of common stock of 24/7 Media were exchanged for all of the outstanding shares of capital stock of IMAKE. The consideration paid by 24/7 Media in connection with the acquisition of approximately $35.1 million consisted of the following:


    - The issuance of approximately 400,000 shares of the Company's common stock valued at approximately $18.7 million;

    - Fair value of options assumed of $9.9 million;

    - Estimated transaction costs of $750,000; and


    - The issuance of 124,000 restricted shares to employees valued at $5.8 million not included in the purchase price which is accounted for as deferred compensation.



    In addition, 880,000 shares of common stock and 36,000 shares of restricted stock are expected to be issued upon the achievement of certain revenue targets. These amounts are excluded from the purchase price until such revenue targets, as defined, are achieved.



    For accounting purposes, 24/7 Media will be deemed to be the surviving corporation in the merger. The pro forma adjustments are based upon currently available information and upon assumptions that management of each of 24/7 Media and IMAKE believes are reasonable. We accounted for the merger based upon the estimated fair market value of the net tangible and intangible assets (liabilities) acquired at the date of acquisition.



    The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date based upon an independent valuation of IMAKE. For pro forma purposes, the historical carrying amounts of such assets and liabilities approximated their fair value. The valuation of in-process research and development of $4.7 million in connection with the acquisition of IMAKE was based on an independent appraisal which determined that the e.merge technology acquired from IMAKE had not been fully developed at the date of acquisition. As a result, the Company will be required to incur additional costs to successfully develop and integrate the e.merge platform. The remaining purchase price in excess of the liabilities assumed was allocated to workforce and goodwill. Goodwill and other intangible assets will be amortized over their expected period of benefit which is four years for goodwill and two years for workforce.


ACQUISITION OF EXACTIS.COM

    Under the terms of the transaction, the holders of shares of Exactis.com common stock will be entitled to receive shares of 24/7 Media common stock on the basis of an exchange ratio of 0.60 shares of 24/7 Media common stock for each share of Exactis.com common stock. Warrants and options assumed will also be convertible at this ratio. The conversion ratio was determined through arm's length negotiations.

    The consideration to be paid by 24/7 Media in connection with the acquisition approximates $471.5 million consisting of the following:



    - the issuance of approximately 8.2 million shares of 24/7 Media common stock valued at approximately $384.2 million as consideration for all Exactis.com shares outstanding;



    - fair value of options assumed of $53.3 million;


    - fair value of warrants assumed of $1.1 million;


    - fair value of options to be issued by Exactis.com to its employees immediately prior to the closing of the merger of $28.4 million; and


    - estimated transaction costs of $4.5 million.


    For accounting purposes, 24/7 Media will be deemed to be the surviving corporation in the merger. The pro forma adjustments are based upon currently available information and upon assumptions that management of each of 24/7 Media and Exactis.com believes are reasonable. We will account for the merger based upon the estimated fair market values of the net tangible and identifiable intangible assets acquired and liabilities assumed at the date of acquisition. The adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements represent the preliminary determination of these adjustments based upon available information. We cannot assure you that the actual adjustments will not differ from the pro forma adjustments reflected in the pro forma financial information.



    The acquisition is expected to be accounted for using the purchase method of accounting, and accordingly, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of Exactis.com on the basis of their fair values on the acquisition date. 24/7 Media is in the process of performing an independent valuation of Exactis.com. The preliminary allocation of the purchase price may be subject to change depending upon the final outcome of the valuation. For pro forma purposes, 24/7 Media has assumed that the historical carrying amounts of such assets and liabilities approximated their fair values. The remaining purchase price over the fair value of the assets acquired and liabilities assumed has preliminarily been allocated to tradename, workforce, customer base, existing technology and goodwill. The tradename allocation is approximately $1.0 million, the workforce allocation is approximately $3.2 million and the customer base allocation is approximately $2.1 million. The existing technology allocation is approximately $60.8 million. The remaining portion of purchase price in excess of tangible and intangible assets, estimated at $326.2 million, has been allocated to goodwill. Goodwill and other intangible assets will be amortized over their expected period of benefit which is four years for tradename, customer base, technology and goodwill; and two years for workforce.


UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


The following information should be read in conjunction with the pro forma information provided in the:


    - accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

    - separate historical consolidated financial statements of 24/7 Media as of December 31, 1999 and 1998 and for each of the years the three-year period ended December 31, 1999, which are incorporated by reference into this joint-proxy statement-prospectus and filed in 24/7 Media's Annual Report on Form 10-K, dated March 24, 2000;


    - separate unaudited financial information of 24/7 Media as of March 31, 2000 and for the three months ended March 31, 2000 and 1999, respectively, which are incorporated by reference into this joint-proxy statement-prospectus and filed in 24/7 Media's Quarterly Report on Form 10-Q, dated May 15, 2000;


    - separate historical consolidated financial statements of Sabela as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and the period from June 29, 1998 (inception) to December 31, 1998, which are incorporated by reference into this joint-proxy statement-prospectus and filed in 24/7 Media's Current Report 8-K/A dated March 24, 2000;

    - separate historical combined financial statements of IMAKE as of December 31, 1999 and 1998 and for the years then ended, which are incorporated by reference into this joint-proxy statement-prospectus and filed in 24/7 Media's Current Report 8-K/A dated March 28, 2000; and


    - separate historical financial statements of Exactis.com as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 and unaudited financial information as of March 31, 2000 and for the three months ended March 31, 2000 and 1999, which are contained elsewhere in this joint proxy statement-prospectus.


    The pro forma financial information is intended for informational purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the mergers been consummated on the dates indicated or of the future financial position or future results of operations of 24/7 Media after the mergers.

                                24/7 MEDIA, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)



                                                              24/7 MEDIA    EXACTIS      PRO FORMA    PRO FORMA
                                                              HISTORICAL   HISTORICAL   ADJUSTMENTS    COMBINED
                                                              ----------   ----------   -----------   ----------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 27,905     $39,806      $     --     $   67,711
  Investments...............................................         --       2,937            --          2,937
  Restricted cash...........................................         --       1,200            --          1,200
  Accounts receivable, net of allowances....................     45,882       4,467            --         50,349
  Prepaid expenses and other current assets.................      5,791       1,386            --          7,177
                                                               --------     -------      --------     ----------
    Total current assets....................................     79,578      49,796            --        129,374

Property and equipment, net.................................     27,778       9,946            --         37,724
Intangible assets, net......................................    231,181          --       393,294 3)     624,475

Investments.................................................    348,745          --            --        348,745
Deferred cost of partner agreements, net....................      3,560          --            --          3,560
Other assets................................................        675         261            --            936
                                                               --------     -------      --------     ----------
    Total assets............................................   $691,517     $60,003      $393,294     $1,144,814
                                                               ========     =======      ========     ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 23,064     $ 1,832      $     --     $   24,896
  Accrued liabilities.......................................     26,288       2,267         4,500 3)      33,055
  Current installments of obligations under capital
    leases..................................................         72          --            --             72
  Deferred revenue..........................................      4,567       4,191        (2,125)3)       6,633
                                                               --------     -------      --------     ----------
    Total current liabilities...............................     53,991       8,290         2,375         64,656
                                                               --------     -------      --------     ----------
Obligations under capital leases, excluding current
  installments..............................................        181          --            --            181
Deferred revenue, net of current portion....................         --       1,900        (1,650)3)         250
Notes payable, less current portion.........................        615          --            --            615
Deferred tax liability......................................     86,840          --            --         86,840
Minority interest...........................................        105          --            --            105

Commitments and contingencies

Stockholders' equity:
  Common stock..............................................        263         127            82 3)         345
                                                                                             (127)3)
  Additional paid-in capital................................    477,730      89,673       384,158 3)     944,653
                                                                                           19,697 3)
                                                                                           33,568 3)
                                                                                            1,095 3)
                                                                                            6,147 3)
                                                                                          (89,673)3)
                                                                                           22,258 3)          --

Deferred stock compensation.................................     (4,977)     (2,429)           64 3)     (29,600)
                                                                                          (22,258)3)
Accumulated other comprehensive income......................    180,413          --            --        180,413
Accumulated deficit.........................................   (103,644)    (37,558)       37,558 3)    (103,644)
                                                               --------     -------      --------     ----------
Total stockholders' equity..................................    549,785      49,813       392,569        992,167
                                                               --------     -------      --------     ----------
Total liabilities and stockholders' equity..................   $691,517     $60,003      $393,294     $1,144,814
                                                               ========     =======      ========     ==========



   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                24/7 MEDIA, INC.
                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
            OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2000
               (IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE DATA)



                                                              24/7 MEDIA    EXACTIS      PRO FORMA       24/7 MEDIA
                                                              HISTORICAL   HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                              -----------  ----------  --------------    -----------
Revenues....................................................  $    46,231   $  4,280     $      --       $    50,511
Cost of revenues............................................       34,085        600            --            34,685
                                                              -----------   --------     ---------       -----------
  Gross profit..............................................       12,146      3,680            --            15,826
                                                              -----------   --------     ---------       -----------
Operating expenses:
  Selling, general and administrative.......................       22,746      4,128          (244) 11)       26,630
  Product development.......................................        1,039      3,899            --             4,938
  Amortization of goodwill, intangibles and advances........       16,692         --        24,781 5)         41,473
  Stock-based compensation..................................        2,910         --         1,391 10)         4,545
                                                                                               244 11)
  Merger related costs......................................        4,762         --            --             4,762
                                                              -----------   --------     ---------       -----------
      Total operating expenses..............................       48,149      8,027        26,172            82,348
                                                              -----------   --------     ---------       -----------
      Loss from operations..................................      (36,003)    (4,347)      (26,172)          (66,522)
Interest income, net........................................          474        724            --             1,198
Gain on sale of investment..................................       11,682         --            --            11,682
                                                              -----------   --------     ---------       -----------
Net loss....................................................  $   (23,847)  $ (3,623)    $ (26,172)      $   (53,642)
                                                              ===========   ========     =========       ===========
Net loss per common share--basic and diluted................  $     (0.93)                               $     (1.59)
                                                              ===========                                ===========
Weighted average common shares outstanding..................   25,560,667                8,182,275 8)     33,742,942
                                                              ===========                =========       ===========



   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                24/7 MEDIA, INC.
                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
               OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
               (IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE DATA)



                                                                                                 COMBINED
                                                                                                 PRO FORMA
                                          24/7 MEDIA     SABELA      IMAKE        PRO FORMA     FOR SABELA
                                          HISTORICAL   HISTORICAL  HISTORICAL    ADJUSTMENTS     AND IMAKE
                                          -----------  ----------  ----------    -----------    -----------
Revenues................................  $    90,011  $     742   $  13,849     $   (6,086)6)  $   98,516
Cost of revenues........................       65,963      1,403       4,843         (2,130)6)      70,079
                                          -----------  ---------   ---------     -----------    -----------
  Gross profit (loss)...................       24,048       (661)      9,006         (3,956)        28,437
                                          -----------  ---------   ---------     -----------    -----------
Operating expenses:
  Selling, general and administrative...       48,417      2,301       3,417             --         54,135
  Product development...................        1,891         --         920             --          2,811
  Amortization of goodwill, intangibles
    and advances........................       16,693         --          --         16,629 5)      39,808
                                                                                      6,486 5)
  Stock based compensation..............          113         --          --          4,050 7)       4,163
                                          -----------  ---------   ---------     -----------    -----------
    Total operating expenses............       67,114      2,301       4,337         27,165        100,917
                                          -----------  ---------   ---------     -----------    -----------
  Income (loss) from operations.........      (43,066)    (2,962)      4,669        (31,121)       (72,480)
Other expense...........................           --        (11)         --             --            (11)
Interest income, net....................        3,025         19          69             --          3,113
                                          -----------  ---------   ---------     -----------    -----------
    Net income (loss) before provision
      for income taxes and minority
      interest..........................      (40,041)    (2,954)      4,738        (31,121)       (69,378)
Provision for income taxes..............           --         --      (1,849)         1,849 4)          --
                                          -----------  ---------   ---------     -----------    -----------
    Net income (loss) before minority
      interest..........................      (40,041)    (2,954)      2,889        (29,272)       (69,378)
Minority interest in loss of
  consolidated subsidiaries.............          979         --          --             --            979
                                          -----------  ---------   ---------     -----------    -----------
    Net income (loss)...................      (39,062)    (2,954)      2,889        (29,272)       (68,399)
Accretion of preferred stock in
  liquidation value.....................           --         --          --             --             --
                                          -----------  ---------   ---------     -----------    -----------
Net income (loss) attributable to common
  stockholders..........................  $   (39,062) $  (2,954)  $   2,889     $  (29,272)    $  (68,399)
                                          ===========  =========   =========     ===========    ===========
Net loss per common share--basic and
  diluted...............................  $     (1.96)                                          $    (3.15)
                                          ===========                                           ===========
Weighted average common shares
  outstanding...........................   19,972,446                             1,249,487 8)  21,745,933
                                          ===========                                           ===========
                                                                                    524,000 8)

                                                                         COMBINED
                                                                       PRO FORMA FOR
                                                                          SABELA,
                                                                           IMAKE
                                           EXACTIS       PRO FORMA          AND
                                          HISTORICAL    ADJUSTMENTS     EXACTIS.COM
                                          ----------    -----------    -------------
Revenues................................  $  10,986     $       --      $   109,502
Cost of revenues........................      1,782             --           71,861
                                          ---------     -----------     -----------
  Gross profit (loss)...................      9,204             --           37,641
                                          ---------     -----------     -----------
Operating expenses:
  Selling, general and administrative...     13,814         (1,088)11)       66,861
  Product development...................     10,259             --           13,070
  Amortization of goodwill, intangibles
    and advances........................         --         99,124 5)       138,932
  Stock based compensation..............         --          1,088 11)       10,816
                                                             5,565 3)
                                          ---------     -----------     -----------
    Total operating expenses............     24,073        104,688          229,679
                                          ---------     -----------     -----------
  Income (loss) from operations.........    (14,869)      (104,688)        (192,038)
Other expense...........................         --             --              (11)
Interest income, net....................        225             --            3,338
                                          ---------     -----------     -----------
    Net income (loss) before provision
      for income taxes and minority
      interest..........................    (14,644)      (104,688)        (188,711)
Provision for income taxes..............         --             --               --
                                          ---------     -----------     -----------
    Net income (loss) before minority
      interest..........................    (14,644)      (104,688)        (188,711)
Minority interest in loss of
  consolidated subsidiaries.............         --             --              979
                                          ---------     -----------     -----------
    Net income (loss)...................    (14,644)      (104,688)        (187,732)
Accretion of preferred stock in
  liquidation value.....................       (144)            --             (144)
                                          ---------     -----------     -----------
Net income (loss) attributable to common
  stockholders..........................  $ (14,788)    $ (104,688)     $  (187,876)
                                          =========     ===========     ===========
Net loss per common share--basic and
  diluted...............................                                $     (6.28)
                                                                        ===========
Weighted average common shares
  outstanding...........................                 8,182,275 8)    29,928,208
                                                        ===========     ===========



   See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

1. Reflects the acquisition by 24/7 Media of Sabela at January 10, 2000 as follows:


       The consideration paid by 24/7 Media of approximately $66.3 million in connection with the acquisition consisted of the following:



    a) The issuance of approximately 1.2 million shares of 24/7 Media common stock valued at approximately $58.3 million as consideration for all of the outstanding shares of Sabela;



    b)  cash consideration of $2.1 million for outstanding shares of Sabela;



    c) the value of the 27,000 warrants, with a weighted average exercise price of $9.96, assumed has been determined using the Black-Scholes valuation model assuming 88% volatility, an average risk free interest rate of 6.97% and an average exercise period of 5 years. Because of the limited history of 24/7 Media as a public company, companies with similar operations were used to estimate volatility in valuing the warrants;



    d) the value of 42,000 options, with a weighted average exercise price of $9.61, assumed has also been determined using the Black-Scholes valuation model assuming 128% volatility, an average risk free interest rate of 6.19%, and an average exercise period of 1 year;


    e)  estimated transaction costs of $3 million; and

    f) the elimination of historical net assets acquired comprised of Sabela historical stockholders' equity excluding receivables from stockholders.


    The following represents the allocation of the purchase price as of the acquisition date:



(a)     Issuance of 24/7 Media's common stock:
        Shares issued for Sabela shares.....................    1,140,487
        Shares issued for non-assumed options...............      109,000
                                                              -----------
        Total shares issued to acquire Sabela...............    1,249,487
        Per share price                                       $     46.66
                                                              -----------
                                                                                (IN
                                                                             THOUSANDS)
        Value of shares issued                                              $     58,301
b)      Cash paid for outstanding shares                                           2,119
c)      Value of warrants exchanged                                                1,184
d)      Value of options exchanged                                                 1,708
e)      Estimated transaction costs                                                3,000
                                                                            ------------

        Total purchase price                                                      66,312
f)      Less: fair value of net assets acquired                                     (212)
f)      Receivable from stockholders                                                (684)
                                                                            ------------
        Excess of cost over fair value of net assets
         acquired                                                           $     65,416
                                                                            ============

2. Reflects the acquisition by 24/7 Media of IMAKE at January 1, 2000 as follows:

    a) the issuance of approximately 400,000 shares of 24/7 Media common stock for all outstanding shares of capital stock of IMAKE; and the issuance of 134,000 restricted shares to IMAKE employees;

    b) the value of options exchanged, with a weighted average exercise price of $46.00, has been determined using the Black-Scholes method assuming 88% volatility, an average risk free interest rate of 6.59%, and an average exercise period of 5 years. Because of the limited history of 24/7 Media as a public company, companies with similar operations were used to estimate volatility in valuing the options;

    c)  estimated transaction costs of $750,000;


    d)  the elimination of historical net liabilities assumed; and



    e) the one time charge relating to in-process research and development relating to the e.merge technology of approximately $4.7 million has been recorded in 24/7's interim financial statements for the period ended March 31, 2000.



    The following represents the allocation of the purchase price as of the acquisition date:



      (a)  Issuance of 24/7 Media's common stock:

           Shares issued to acquire all IMAKE shares outstanding.......   400,000
           Per share price.............................................    $46.66
                                                                         --------
                                                                                       (IN
                                                                                   THOUSANDS)
           Value of shares issued......................................                $18,664
      (b)  Value of options exchanged..................................                  9,896
      (c)  Estimated transaction costs.................................                    750
                                                                                   -----------
           Purchase price..............................................                 29,310
      (d)  Add: net liabilities assumed................................                    335
                                                                                   -----------
           Excess of cost over fair value of net assets acquired.......                 29,645
      (e)  Less: write-off of in-process research and development......                (4,700)
                                                                                   -----------
           Excess of cost over fair value of net assets acquired.......                $24,945
                                                                                   -----------
           Deferred compensation (124,000 restricted shares at $46.66
             per share)................................................                 $5,786
                                                                                   -----------



        For purposes of the pro forma financial information, the amount of in-process research and development is approximately $4.7 million. Because such in-process technologies did not reach the stage of technological feasibility as of the acquisition date and had no alternative future use, this amount was immediately written off by the Company in the first quarter of 2000.

3.  Reflects the proposed acquisition by 24/7 Media of Exactis.com as follows:


    (a) the issuance of approximately 7.6 million shares of 24/7 Media common stock for all outstanding shares of capital stock of Exactis.com at $46.96 per share based upon the average trading price before and after the date the agreement was signed and announced; and the issuance of approximately 541,000 shares for warrants expected to convert into common stock just prior to the closing of the acquisition;



    (b) the value of 440,000 vested options on an as-if converted basis assumed with a weighted average exercise price of $5.34, which has been determined using the Black Scholes option pricing method assuming 128% volatility, an average risk free interest rate of 6.22%, and an average exercise period of 1 year;



    (c) the value of 856,000 unvested options on an as-if converted basis assumed with a weighted average exercise price of $17.25, which has been determined using the Black Scholes option pricing method assuming 96% volatility, an average risk free interest rate of 6.43%, and an average exercise period of 2.6 years. Due to the limited history of 24/7 Media as a public company, companies with similar operations were used to estimate volatility in valuing the options;



    (d) the value of 669,000 options to be issued by Exactis.com to its employees immediately prior to the closing. For pro forma purposes, the fair market value of such options was $49.50 per share and an exercise price of $16.25 per share, on an as-if converted basis based on the date the agreement was signed and announced. The exercise price will be equal to the lesser of $16.25 (on an as-if converted basis) or 85% of the closing price of Exactis.com's common stock on the day the merger is completed. The fair market value and exercise prices will be adjusted on the date of the closing. The value has been determined using the Black Scholes option pricing method assuming 99% volatility, an average risk free interest rate of 6.54% and an average exercise period of 4 years. Due to the limited history of 24/7 Media as a public company, companies with similar operations were used to estimate volatility in valuing the options. Since these options will be issued at below fair market value, the portion of the value attributed to the difference between the exercise price of $16.25 and the fair value of $49.50, totaling
       $22.3 million, will be allocated to deferred compensation.


    (e) the value of 24,000 warrants to purchase common shares assumed with a weighted average exercise price of $5.00, which has been determined using the Black Scholes option pricing method assuming 99% volatility, an average risk free interest rate of 6.43%, and an average exercise period of 2.3 years. Due to the limited history of 24/7 Media as a public company, companies with similar operations were used to estimate volatility in valuing the options;

    (f) the estimated transaction costs of $4.5 million;

    (g) the elimination of historical net assets assumed excluding certain deferred stock option compensation relating to options which will continue to vest after the acquisition;


    (h) 24/7 Media has made a preliminary allocation of excess cost over estimated net assets assumed to goodwill and other intangible assets as the carrying value of Exactis.com's tangible assets and liabilities are estimated to approximate fair value (except as noted in (i) below);



    (i) preliminary estimated adjustment to fair value of deferred revenue related to the Sony Music agreement (see "Description of Exactis.com--Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview"); and



    (j) the reclassification of historical deferred compensation relating to those options which vest upon change of ownership.

The following represents the preliminary allocation of the purchase price over the historical net book values of the acquired assets and assumed liabilities at March 31, 2000, and is for illustrative purposes only. Actual fair values will be based on financial information as of the closing date.



(a)     Issuance of 24/7 Media's common stock:
        Shares issued to acquire all outstanding shares of
         capital stock of Exactis.com.......................    7,641,284
        Shares issued for warrants expected to convert on or
         before date of acquisition.........................      540,991
                                                              -----------
        Total shares........................................    8,182,275
        Per share price.....................................  $     46.96



                                                                               (IN
                                                                            THOUSANDS)
        Value of shares issued..............................                  $384,240

(b)     Value of vested options exchanged...................                    19,697
(c)     Value of unvested options exchanged.................                    33,568
(d)     Value of options to be issued by Exactis.com to
         employees immediately prior to the closing of the
         merger.............................................                    28,405
(e)     Value of warrants exchanged.........................                     1,095
(f)     Estimated transaction costs.........................                     4,500
                                                                              --------
        Total purchase price................................                   471,505
(g)     Less: fair value of net assets acquired.............                   (49,813)
(i)     Less: deferred revenue adjustment...................                    (3,775)
(j)     Less: deferred stock compensation on remaining
         unvested options from (c) above....................                    (2,365)
                                                                              --------
                                                                              $415,552
                                                                              --------
Less: Deferred compensation relating to options to be issued
by  Exactis.com prior to the merger from (d) above..........                   (22,258)
                                                                              --------
Excess of cost over fair value of net assets required.......                  $393,294
                                                                              ========


4. IMAKE's provision for income taxes has been reversed as the combined losses of the entities would not result in the need for a tax provision. The deferred tax asset has also been fully reserved based on the Company's uncertainty of realizing the asset in the future.


5. The pro forma statements of operations for the three months ended March 31, 2000 and for the year ended December 31, 1999 reflects amortization expense assuming the acquisitions of IMAKE, Sabela and Exactis.com had occurred on January 1, 1999. This amortization expense includes amortization relating to:



                                               EXPECTED
                                               YEARS OF
INTANGIBLE ASSETS                              BENEFIT     SABELA     IMAKE     EXACTIS.COM    TOTAL
-----------------                              --------   --------   --------   -----------   --------
                                                                   (IN THOUSANDS)
Workforce....................................     2       $ 1,100    $ 1,000      $   3,200   $  5,300
Tradename....................................     4            --         --          1,000      1,000
Customer base................................     4            --         --          2,100      2,100
Existing technology..........................     4         7,100         --         60,800     67,900
Goodwill.....................................     4        57,216     23,945        326,194    407,355
                                                  --      -------    -------      ---------   --------
                                                          $65,416    $24,945      $ 393,294   $483,655



    Workforce is being amortized over a two-year period. Tradename, technology and goodwill are being amortized over a four-year period. Each amortization period represents the expected useful lives of the intangible assets. The amounts allocated to Exactis.com's intangibles are preliminary, and, therefore, the amortization expense is subject to change based on a change in this allocation.

6. Sales from IMAKE to 24/7 Media and the related costs have been eliminated as these sales are deemed to be intercompany for pro forma purposes.

7. The value of IMAKE's restricted shares issued is recorded as deferred compensation and amortized over two years, according to the terms of the agreement--40% of the value is amortized in the first year and for pro forma purposes, 60% in the second year.


8. The pro forma basic and diluted net loss per common share are computed by dividing the net loss attributable to common stockholders by the weighted averaged number of common shares outstanding. The calculation of the weighted average number of shares outstanding assumes that 1,249,487 and 524,000 (includes 124,000 of restricted) shares of 24/7 Media's common stock issued in connection with its acquisitions of Sabela and IMAKE respectively, and 8,182,275 shares of 24/7 Media's common stock to be issued in connection with its acquisition of Exactis.com were outstanding for the entire period. Diluted net loss per share equals basic net loss per share, as common stock equivalents are anti-dilutive for the periods presented.



9. The issuance of 880,000 common shares and 36,000 restricted shares are expected to be distributed based upon the achievement of certain revenue targets, as defined, and have not been included in IMAKE's purchase price as of the acquisition date due to their contingent nature.


10. The portion of the value of stock options to be granted in conjunction with the Exactis.com merger related to the below market exercise price is recorded as deferred compensation and amortized over the life of the options which is expected to be 4 years.


11. To reclassify Exactis.com's stock based compensation charges in order to be consistent with 24/7 Media's financial statement presentation.

                           DESCRIPTION OF EXACTIS.COM

DESCRIPTION OF BUSINESS

OVERVIEW


    We are a leading provider of permission-based outsourced email marketing and communications solutions. We provide a comprehensive and scalable suite of email services which enable our clients to deliver large numbers of custom email messages in an efficient, timely and cost-effective manner. Our primary services consist of the distribution of email newsletters and information bulletins, as well as the delivery of personalized order and trade confirmation messages, which are triggered by specific transactions or events. We also serve targeted banner advertisements within the email communications that we deliver to over two million subscribers of Sony Music's daily email newsletters. Our newest product launched in December 1999 offers targeted messaging capabilities to allow our clients to conduct personalized one-to-one email marketing campaigns. Our advanced, proprietary technology allows us to deliver a large volume of email messages for our clients. In the first quarter of 2000, we delivered over 750 million email messages for over 90 clients, primarily in the media, ecommerce and financial services industries.


INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET AND EMAIL. The Internet has emerged as a significant tool for global communications, commerce and media. According to Computer Industry Almanac, there were over 110 million Internet users in the United States at the end of 1999. Jupiter Communications expects this number to grow to over 157 million users by the end of 2003. The growth of the Internet is the result of a number of factors, including the extensive and growing installed base of advanced personal computers in the home and workplace, increasingly faster and cheaper access to the Internet, improvements in network infrastructure and bandwidth, development of Internet-based applications and increasingly useful content available online. The proliferation of alternative access devices providing Internet connectivity, including Internet appliances, pagers and Internet capable wireline and wireless phones, is also contributing to the increasing use of the Internet.

    Email is now the most used Internet application. Increased use of the Internet has resulted in the widespread adoption of email as a regular and dependable communications medium. Initially developed for people working on single mainframe computers or on small networks, email has expanded rapidly to become a widely used medium for business and personal communications worldwide. The ability to inexpensively communicate at any time and from any location with Internet access has resulted in the rapid increase in email use in recent years. Continued growth in the use of email is being driven by its convenience, speed, low cost and the ability to send increasingly large and complex files and attachments, including documents, spreadsheets and multimedia.

    Today, email is a powerful, cost-effective business communication tool. Forrester Research estimates that by 2004, U.S. marketers will send 200 billion emails generating a $1.6 billion opportunity for email list owners and $3.2 billion for email marketing services outsourcers. Because email provides an immediate, targeted and inexpensive method to reach an expanding number of online consumers, businesses are facing increasing competitive pressure to develop comprehensive Internet and email communications strategies. These email strategies are driving a wide range of customer communications, including promotional messages, announcements, confirmations, order acknowledgments, customer requested information and one-to-one marketing initiatives.

    GROWTH OF PERMISSION-BASED EMAIL MARKETING AND COMMUNICATIONS. Consumer marketing has traditionally been conducted through a variety of media, including direct mail and telephone. The widespread adoption of the Internet and email has enabled companies to create new direct marketing and communications strategies to target and acquire new customers, as well as retain and enhance

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existing customer relationships. The Direct Marketing Association estimates that online direct marketing expenditures will increase from $1.3 billion in 1999 to $8.6 billion in 2004.

    Permission-based email marketing and communications strategies are gaining acceptance as unsolicited commercial email receives negative reaction and banner ads have declining response rates. Permission-based email marketing is currently used to generate leads, increase sales, retain, cross-sell and up-sell customers, and build site traffic. Permission-based email marketing and communications strategies have several advantages over traditional direct marketing methods, including the following:

    - Cost-Effectiveness--The cost for traditional direct mail can range from $1.00 to $2.00 per piece compared to $0.01 to $0.25, per email piece, depending on the level of targeting and customization required.

    - Instantaneous Communication--As compared to many other traditional marketing channels, email enables significantly faster communication with a large audience. Jupiter Communications reports that 80% of all responses to an email campaign occur within two days, as compared to six to eight weeks for a marketing campaign done via mail.

    - Higher Response Rates--Jupiter Communications research shows click-through rates of opt-in email lists to be between 5.0-15.0%, compared to response rates of 0.5-2.0% for postal mail.

    CHALLENGES IN IMPLEMENTING EMAIL MARKETING AND COMMUNICATIONS
SOLUTIONS. Companies seeking to successfully utilize email as a channel for marketing and communications face several challenges. Many companies attempting to develop and manage an in-house solution to expanding and increasingly sophisticated email systems lack the resources and expertise required to cost-effectively launch email marketing initiatives. Businesses often find it difficult and costly to integrate state-of-the-art technology into their infrastructure, resulting in email marketing efforts which are defined by a company's technological capabilities, rather than the company's strategic marketing and communications goals. Sophisticated email marketing initiatives require technology solutions with the following capabilities:

    - sufficient bandwidth to handle peak volumes of emails;

    - email content integration with selected email lists;

    - inbound message management, including bounces from undeliverable addresses and responses from recipients;

    - subscriber and recipient database management, including email addresses and demographic, transactional and behavioral data;

    - applications which enable campaign management, Web-based reporting and targeting and predictive modeling; and

    - safeguards to avoid distribution of unsolicited bulk mail, or spam, and to operate in accordance with existing governmental regulations.

    The demonstrated success of the Internet and permission-based email as a marketing and communications channel, combined with the challenges of developing and managing in-house solutions, has led many companies to seek email outsourcing services that can rapidly deploy large-scale marketing and communications programs.

OUR SOLUTION

    We offer a comprehensive suite of end-to-end outsourced email marketing and communications solutions. Our email services provide our clients with the following benefits:

    LEADING EDGE TECHNOLOGIES. Our advanced, proprietary technologies enable us to quickly distribute large quantities of email messages for our clients. In addition, our technologies allow us to deliver

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customized messages according to user-defined preferences or client-defined message templates, which are personalized through our mail merge technology. Our Internet-based email solutions are designed to afford our clients choice and flexibility. Our clients are able to:

    - send email messages in both text and graphically-rich HyperText Markup Language, commonly known as HTML, formats;

    - send email messages including rich media such as audio, video, and streaming media;

    - define bounce rules for handling undeliverable emails;

    - select the schedule for delivery of their email communications one month in advance;

    - generate report information based on a variety of menu options and dates; and

    - create the content in subscribe and unsubscribe confirmation messages and provide users multiple ways to subscribe and unsubscribe.

    We also serve targeted advertising banners within the email newsletters that we deliver to over two million subscribers of Sony Music's InfoBeat newsletters, enabling Sony Music to generate advertising revenue.


    HIGHLY SCALABLE AND RELIABLE SOLUTION. Our email engine delivered an average of 12 million email messages per weekday in March 2000. We have the capacity to deliver up to 45 million email messages per day without additional hardware or infrastructure improvements. Our system can accommodate rapid growth in the volume and complexity of the messaging needs of our clients and is designed to be highly reliable. We have identified single points of failure and designed redundancy where appropriate. We maintain two separate Internet connections and have separate routers connected to one another in the event a router fails. We do not need to interrupt our service during maintenance periods. Automated performance monitoring allows us to intervene promptly if required.


    BROAD SUITE OF INTEGRATED EMAIL APPLICATIONS. Our comprehensive suite of email marketing and communications solutions is designed to address all aspects of our clients' email program needs. Currently, we send and manage email news and information bulletins as well as deliver personalized order and trade confirmation messages triggered by specific transactions and events. We also offer a wide variety of targeted marketing capabilities to allow our clients to conduct one-to-one email marketing campaigns. Our end-to-end solution includes email list administration, subscription management, bounce and reply processing, logging and reporting, customer service, content submission and a high level of account management with availability 24 hours per day, seven days per week.

    COST-EFFECTIVE OUTSOURCED SOLUTIONS. Compared to internally developed solutions, our outsourcing services allow our clients to conduct cost-effective email marketing and communications initiatives. We offer our clients a complete turnkey solution, from professional implementation of all required systems to 24 hours per day, seven days per week account service. By outsourcing their email programs to us, our clients can focus on their core business competencies rather than managing a complex email delivery system. This reduces our clients' need to invest in complex infrastructure, bandwidth and technical professionals.

    SECURE DATA CAPABILITIES. To ensure protection of client data, we have established strict security measures including multiple firewalls to prevent unauthorized sending of email, tampering or unauthorized access to files. Our clients' data and lists are kept confidential and we do not sell their lists or data. All data and client interfaces are password protected and our clients oversee the permission process for sending and scheduling capabilities to appropriate parties. We have procedures for regular on-site and off-site back-up of client information, including subscriber databases, reports and logging and account information.

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    COMPREHENSIVE SPAM POLICY.  We understand that if email is used improperly, it can cause significant harm to our own and our clients' reputations and customer relationships. It is our policy not to send unsolicited commercial email. We assist our clients in conducting email programs that are anti-spam compliant. Our clients are required to represent to us that their email addresses have been obtained using permission-based methods.

    We are members of the Internet Alliance Federal Policy Council, Direct Marketing Association and the Association for Interactive Media and serve on its Council for Responsible Email. These associations provide us with updates of legislative activity around the country that could affect our clients' email marketing initiatives and result in changes to our spam policy.

STRATEGY

    Our objective is to be a world leader in the delivery of permission-based email marketing and communications services. We plan to achieve this objective by pursuing the following strategies:

    EXTEND INDUSTRY LEADING TECHNOLOGIES. We intend to further develop our technology infrastructure to increase our email capacity, system reliability and security. Our goal is to increase our capacity to 100 million email messages per day by the end of 2000. In addition to expanding our capacity, we plan to continue to offer a high level of system reliability and security by improving our redundancy and failsafe features in our primary data center and in our secondary data center for disaster recovery and additional failsafe capabilities.

    We are developing a unified software-based platform that will support our entire range of services and offer our clients a consistent user interface and single database. This will allow us to share new features and capabilities that we develop among different products and clients. This new platform is being designed to reduce product development and implementation time, allowing us quicker time-to-market while spreading infrastructure costs across our various service offerings.

    BROADEN OUR SUITE OF EMAIL SERVICES. We intend to continue to offer our clients a full line of feature-rich email marketing and communications services to meet their email needs across a variety of applications. We are enhancing our email marketing solutions. New features that we plan to introduce over the next 12 months include:

    - Targeted Ad-Serving Capabilities--to enable all of our clients to insert targeted banner advertisements within the body of an email.

    - Expanded TargetMessaging Capabilities--to enable our clients to conduct triggered sends and target their content based on marketing rules.

    - SelectMessaging Capabilities--to provide clients with the ability to allow their subscribers to customize the content they receive based upon predefined categories.

    We also plan to provide professional services that complement our email service offerings. These professional services are intended to extend our relationships with current clients, attract new clients and allow us to differentiate ourselves in the outsourced email services market. These services may consist of the procurement of email lists, email program consulting and campaign results analysis.

    CONTINUE TO DEVELOP AND LEVERAGE STRATEGIC RELATIONSHIPS. In order to strengthen our market position and offer our clients additional services, we plan to develop strategic relationships with companies that possess complementary technical and marketing services. Through these strategic relationships, we will undertake joint product development and marketing efforts, such as integrating email with e-commerce applications and developing relationships with permission-based email list partners. Potential strategic partners include database design, ad-serving, e-commerce, secure email and language translation companies, as well as technology service providers.

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    INCREASE MARKETING AND SALES EFFORTS.  We intend to increase the size of our direct sales force substantially over the next 12 to 18 months. As our sales force grows, we intend to move from our current geographic focus to a vertical market focus, allowing our sales staff to become experts within specific vertical markets and to offer more consultative email marketing and communications solutions specifically tailored to each client's individual needs. We also plan to increase our sales efforts by developing relationships with a network of partners that are in a position to influence their clients' marketing strategies and tactics, including advertising agencies, marketers and systems integrators. Additionally, we are expanding into international markets through the opening of our sales office in London and developing alliances with international partners.

    ACQUIRE NEW BUSINESSES AND TECHNOLOGIES. We intend to pursue acquisitions of businesses, products, services and technologies that are complementary to our existing business. These may include acquisitions of secure email solutions, permission-based lists of email addresses, statistical analysis and consulting services, inbound email processing capabilities and Internet ad-serving solutions. We currently have no agreements regarding acquisitions.

    SERVICES AND FEATURES. We provide a comprehensive suite of email services which enable our clients to develop and send large numbers of custom email messages. Our services are designed to offer clients a reliable, timely and cost-effective means of communicating with their customers and prospects. Our clients can select from a broad array of features and functions to develop email messaging solutions for a wide range of business communication needs. We offer clients a complete turnkey solution, from professional implementation of all required systems to 24 hours per day, seven days per week account service. We generally charge clients on a per message basis.

CURRENT SERVICES

    We offer our comprehensive suite of email services to a variety of clients, primarily in the media, e-commerce and financial services industries. Our solutions include:

    NEWS AND INFORMATION DISTRIBUTION. Our services enable our clients to send the same message to a large number of recipients or subscribers. A Web-based interface allows our clients to input content, preview the message and approve the message for sending. Typically, news and information distributions are sent in response to consumer requests for information. Our clients utilize these services to retain customers and drive traffic to their Web sites. Messages distributed through this service offering include newsletters, announcements and welcome notices.

    We currently offer a highly customized version of our news and information distribution service to two clients, Sony Music for its InfoBeat newsletters and Tribune Media Services for its MovieQuest service. Our service allows Sony Music's email subscribers to select preferences from a menu or list of options and receive only the information they have requested, thereby customizing the news, weather and financial, entertainment and other information that they receive via email. The MovieQuest service allows Tribune Media's subscribers to receive weekly updates of movie listings for theaters they have selected. We are further developing our capabilities to offer a standard customized messaging solution that can be used by all of our clients across a range of industries and applications.

    EVENT-DRIVEN CUSTOMER COMMUNICATIONS. This service allows our clients to send high volumes of personalized email messages that are triggered by a specific event or transaction, such as executing an online trade or making an online purchase. These emails have a similar format but include content that is unique and personalized to each recipient. We create, maintain and store a customized template for each client and use mail merge technology to insert data from the clients into the template to create a personalized message for each customer. These messages may be archived in a manner that meets regulatory requirements that apply to the financial services industry. This service is faster and less expensive than traditional mailings.

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    TARGETED CUSTOMER COMMUNICATIONS.  We have developed a system to enable targeted marketing initiatives across a wide range of industries. Our system is designed to enable our clients to communicate with their customers through targeted and personalized communications based on selected demographics, purchase behavior or other characteristics. Under this service, we would host the client's customer database, perform database queries and evaluate the effectiveness of each email marketing campaign. We also offer clients access to a Web-based interface to perform these querying and analysis activities on their own. Targeted email uses templates and the client's database to merge customer specific information with messages or content similar to a segmented direct mail program, allowing us to send personalized messages based on the name, purchase behavior, demographic profile or any other attribute of an individual customer. We believe that our database querying and targeting capabilities will result in:

    - more cost-effective direct marketing efforts due to improved customer response rates;

    - immediate feedback;

    - reporting and measurability features; and

    - one-to-one customer communication capabilities.

    PROSPECT MESSAGING. This service allows clients to do customer prospecting and acquisition through permission-based opt-in email. The solution is full-service and consultative. Our experienced list and acquisition experts guide clients in list selection, then manage client email campaigns aimed at turning prospects into customers. We have partnered with respected email list owners to offer clients access to permission-based opt-in email address lists. We have five list partners, including Mail.com, yesmail.com and 24/7 Media. Combined, our list partners represent more than 48 million permission-based opt-in email addresses.

    We have strict criteria in selecting list partners. Partners must compile lists in adherence to the industry's opt-in standard and be adept in list hygiene processes, including effectively and efficiently handling bounce mail and unsubscribe requests. Also important is the partner's ability to limit the number of messages sent to any one name within a given time period. Lastly, partner lists must offer a variety of selections based on key targeting variables, such as demographics, lifestyle and purchase behavior.

    AD-SERVING CAPABILITIES. We currently serve targeted advertising banners within the email newsletters to subscribers of Sony Music's InfoBeat newsletters. Our ad-serving capabilities generate additional revenue opportunities for Sony Music, which receives advertising revenue based upon clickthrough rates and images served as a result of the banner ads embedded within the email messages. We are currently serving banner advertisements to over two million subscribers of Sony Music's daily email newsletters. This service is included in our per message price to Sony Music and does not generate additional revenue for us. However, we intend to further develop and offer our ad-serving services to other clients.

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CURRENT FEATURES AND FUNCTIONS

    Our current email services include a variety of standard and optional features and functionality that can be flexibly implemented based upon the client's preferences, including the following:

FEATURE/FUNCTION                          DESCRIPTION                          BENEFITS
----------------                 ------------------------------                --------
Targeting and Predictive         Gives clients the ability to     -    More proactive marketing
Modeling                         perform sophisticated analyses        capabilities.
                                 to
                                 target potential customers       -    More relevant content.
                                 based on their profiles and on
                                 a comparison model to current
                                 buyers.
List Management                  Manages invalid email            -    Keeps subscriber lists
                                 addresses.                            accurate.
                                                                  -    Lowers costs.
Web Interface                    Using a Web interface, client    -    Client controls approval.
                                 can
                                 submit content, approve email    -    Client controls scheduling.
                                 and schedule sending time.       -    User-friendly interface.
Online Reporting                 Using a Web interface, client    -    Client generates timely
                                 can                                   reports.
                                 request information about        -    Client selects time periods to
                                 email sends, i.e., messages           evaluate results.
                                 delivered, bounces,
                                 clickthroughs and mail opened.
Bounce Management                Tracks undeliverable email       -    Keeps subscriber lists
                                                                       accurate.
                                 addresses.                       -    Lowers costs.
Inbound Reply Processing         Handles reply emails on          -    Timely response to customer
                                 client's behalf.                      emails.
                                                                  -    Less staff required by client.
Content Archiving                All content is stored at         -    Ability to recreate email
                                 Exactis.com.                          distributions.
                                                                  -    Less storage space required at
                                                                       client site.
Personalization                  Ability to personalize email     -    Personalized to each customer.
                                 content using customer data      -    Higher response rates.
                                 and template.

Clickthrough Reporting           Ability to determine which       -    Tracking of customer response.
                                 customers clicked on specific
                                 URLs in the email.

Open Mail Reporting              Ability to HTML emails to        -    Tracking of customer response.
                                 determine which customers
                                 opened the email.

Attachments                      Ability to send an attachment    -    Client can send more
                                 with the email.                       customized information.

Format Identification            Ability to determine in which    -    HTML email messages receive
                                 format (HTML or text) an email        higher response rates, but not
                                 message should be sent.               all browsers can read them.

Alternate Content Submission     Client can submit content via    -    Flexible for client.
                                 email, web or user interface.

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

FEATURE/FUNCTION                          DESCRIPTION                          BENEFITS
----------------                 ------------------------------                --------
Expanded Database                Ability to store demographic     -    Segmentation of customer for
                                 and response information about        varying offers.
                                 each customer.

Database Synchronization         Ability to transport and         -    Flexibility in database
                                 synchronize databases between         management and hosting.
                                 Exactis.com and client.

Advanced Response Analysis and   Ability to analyze campaign      -    Improve effectiveness of
Reporting                        results.                              campaigns over time.
                                 Tracking and analysis of
                                 results.

MARKETING AND SALES

    MARKETING STRATEGY.  The key components of our marketing strategy are to:

    - continue to develop our reputation as an industry leader;

    - build brand awareness; and

    - aggressively generate sales leads.

    We employ a number of marketing methods to promote our brand and reputation, as well as to generate leads for our sales organization. The essence of our brand is "precision," reflecting our ability to precisely target, time and personalize email messages even at very high message volumes. Our positioning statement is as follows: "For large companies marketing online seeking to establish one-to-one reliant relationships with "best' customers, we provide outsourcing solutions to complex, online communications requiring precision targeting, messaging and impact through a legacy of marketing expertise and front-line Internet technology."

    Our marketing methods include media relations, press releases, magazine and newspaper advertisements, speaking engagements and attendance at trade shows and seminars. We also use our Web site to build our image and to provide information about our services, technology and organization to potential clients. We are scheduled to have a presence at more than 20 national and international conferences and trade shows during 2000, including Jupiter Consumer Online, Internet World, as well as New Media Marketing in London. We are implementing an aggressive lead generation program using direct marketing campaigns to key decision makers within specific targeted markets, including e-commerce, media and financial services companies.

    SALES STRATEGY. Through our direct sales force, we have historically targeted the media, e-commerce and financial services segments. Currently, our sales force is geographically focused, with sales representatives covering a particular region. As our sales force grows, we intend to move to a vertical market focus, allowing our sales staff to become experts within specific vertical markets and to offer more consultative email marketing and communications solutions specifically tailored to each client's individual needs.

    As of February 29, 2000, we had seven sales professionals in our direct sales force located in San Francisco, Denver, Boston, Tampa, New York, and London. We plan to significantly expand this group in the next 12 months. In addition to the sales professionals, we had two sales engineers and three lead generation associates who support potential clients and the sales process.

SUBSCRIBER SERVICES AND ACCOUNT MANAGEMENT

    We offer a high level of subscriber service and account management to our clients and to their customers. As of February 29, 2000, we employed 12 subscriber service representatives who handle all incoming responses via email. Typical responses include subscribing, unsubscribing, format changes and

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report requests. In many cases, we utilize an automated response tool to respond without human intervention. Our subscriber service representatives attempt to handle all responses within 24 hours of receipt.

    In addition to our subscriber service representatives, as of February 29, 2000, we employed 11 account managers who oversee the day-to-day relationships with our clients. Account managers are available 24 hours per day, seven days per week. As the clients' primary point of contact, our account managers are responsible for providing day-to-day operational support through regular client interactions. Automated monitoring tools inform the account manager and operations staff of the status of client mailings.

STRATEGIC RELATIONSHIPS

    We seek to enter into strategic relationships to expand our services and product offerings and to undertake joint product development and marketing efforts. Our existing strategic relationships include Sony Music and E.piphany.

    SONY MUSIC. In connection with the sale of our online publishing business to Sony Music Entertainment in December 1998, we entered into a long-term strategic relationship under which we provide the editorial services, content and technical operations for the InfoBeat newsletters and deliver more than
7.0 million InfoBeat newsletters per weekday. Subscribers can choose from a menu of preferences to customize the news, weather, financial, entertainment and other information that they receive via email. Additionally, we provide Sony Music with customer support and database management services and host and maintain Web sites on our servers related to the delivery of the services. Our service agreement with Sony Music has a three-year term and Sony Music may, at its sole option, renew the agreement for up to two additional years. In addition, the agreement may be terminated early under certain circumstances upon 60 days written notice by either party. We will recognize minimum revenue of $14.8 million during the initial three-year term for sending a base amount of email messages each quarter. We are also entitled to a monthly editorial fee, a variable per message fee for each email message we send in excess of the base amount and an hourly fee for requested custom engineering development work.

    E.PIPHANY. In March 1999, we entered into an agreement with E.piphany, a leader in software solutions for analysis of customer data and marketing campaign management. Under the agreement, we offer E.piphany E.4 analytic applications as part of the highly targeted email marketing solution we have developed. Our agreement with E.piphany includes a perpetual software license and specified pricing terms and conditions. E.piphany's E.4 solutions enables our clients to develop and implement highly-targeted relationships via email. E.piphany's E.4 solutions assist clients to quickly profile customers and design and execute customer-specific marketing campaigns, measure results and refine future campaigns based on those results. We believe that the combination of E.piphany's solutions with our technologies and expertise enable our clients to precisely target their marketing efforts to appropriate audiences and deliver relevant, personalized information in each email message in a timely and cost-effective manner.

TECHNOLOGY

    ARCHITECTURE. Our technology infrastructure has been designed to achieve reliable, scalable and secure operations. We currently process between seven and twelve million messages per day and plan to expand our data center to support 100 million messages per day by the end of 2000. Our technology is based on a distributed architecture utilizing Sun Microsystems processor systems and servers, Intel processor based servers, Cisco Systems routers and Oracle databases. Our system is designed to enable parallel processing while providing redundancy at any point of failure. Our current software environment is primarily UNIX and Linux based.

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    Our distributed architecture manages outbound and inbound message flow which enables us to scale rapidly by adding additional servers to assemble and deliver email. All of the system functions may be replicated, enabling the network to expand for additional functionality and volume growth.

    DATA CENTER AND NETWORK ACCESS. Our principal data facility is located in Denver, Colorado. Our data center has a high-speed connection to two Internet service providers to allow high-bandwidth access to the Internet. We operate separate production, test and development networks. The test and development networks have the same hardware and software environment as our production network, which enables us to develop and fully test our services prior to putting any upgrades, enhancements or fixes into our production system.


    We are in the process of relocating our data center operations to a new data center located in Denver, Colorado. The relocation will be completed in June 2000. The new data center has two separate high-speed connections to our Internet service providers to prevent a loss of connectivity and will provide the environment necessary to support our planned increase in messaging capacity. In addition, the new center features redundant systems for power, cooling, fire protection and security surveillance 24 hours per day, seven days per week by both personnel and video monitors.


    NETWORK SECURITY. We seek to assure network security through multiple firewalls. External firewalls operate at the network link layer and a second layer of firewalls separates every public network from its companion private network.


    OFFSITE DISASTER RECOVERY. We have established an offsite disaster recovery facility, which is located in an existing data center in Sunnyvale, California. This data center is acting solely as a recovery site, which is operational within twenty-four hours of a service interruption at our principal facility.


NEW SERVICE DEVELOPMENT

    Our ability to design, develop, test and support new services, features and functions on a timely basis is critical to our success. Our product managers define new service and feature requirements by analyzing market trends, client needs and competitive offerings. Under the supervision of the product manager, a team creates a design and specifications document, development schedule and ultimately a new service or feature.

    We cannot assure you that we will be successful in developing and marketing new services and enhancements that meet changing customer needs or which respond to technology changes or evolving industry standards. Our current services are compatible with widely used and accepted standards. Current and future use of our services will depend, in part, on industry acceptance of these standards and practices as they apply to the Internet and e-commerce.

COMPETITION

    The email marketing industry is intensely competitive. There are few barriers to entry, as evidenced by the many new entrants to the market over the last year, and we expect that established and new entities will continue to enter the market. We cannot assure you that we will compete effectively with current or future competitors or that competitive pressures will not harm our business, operating results and financial condition.

    We offer clients a combination of both scalability and functionality. Our email engine allows us to send large volumes of complex email messages within client-defined time frames. Our ability to compete depends upon our ability to offer:

    - technical expertise;

    - scalability;

    - consistent and reliable service;

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    - features and functionality;

    - full service solutions; and

    - direct marketing expertise.

    The majority of businesses today use their internal email systems to provide solutions to manage and deliver outbound email campaigns. For companies seeking outsourced solutions, we compete with email outsourcing companies that offer services similar to ours, including email distribution, list management, reporting and bounce processing. In addition, several of these competitors offer email consulting and campaign analysis. Key competitors in this category include Bigfoot International, Digital Impact, floNetwork, InterStep, L-Soft International, Lyris Technologies, MarketHome, MessageMedia, Post Communications and Responsys.com. Many of these competitors, such as L-Soft, Lyris and MessageMedia, also offer customers the choice of purchasing or licensing software to internally handle their own email marketing programs. Other email outsourcing companies that specialize in corporate email management, including Critical Path, Mail.com and USA.Net, have the technical capabilities and infrastructure to enter our market.

    Several competitors maintain and rent permission-based email lists that identify customers by certain interest categories or demographic areas. Clients pay the list brokers a one-time use fee that includes sending the email to the customer and tracking results. Competitors in this category include MatchLogic, MyPoints.com, NetCreations and yesmail.com. Clients must currently use the email sending service provided by the list broker to reach the end-customer.

    There are several other potential competitors that could enter the email marketing and communications industry, including direct marketing companies, Internet service providers, Internet ad networks, advertising agencies and others with large established Internet businesses. Potential competitors include America Online, Acxiom, DoubleClick, Experian Information Solutions, Harte-Hanks Communications, IBM, Microsoft and Netscape Communications. Large Internet portals, such as Yahoo!, also have the financial resources and technical capabilities to enter this market. Email communication offers Internet portals a powerful tool to build customer loyalty while driving traffic to their Web site. These potential competitors could enter the market by acquiring one of our existing competitors or by forming strategic alliances with our competitors. Either of these occurrences could harm our ability to compete effectively.

INTELLECTUAL PROPERTY

    We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have no service marks and only one registered trademark to date; however, we have several applications currently pending. It may be possible for unauthorized third parties to copy certain portions of our products or reverse engineer to obtain and use information that we regard as proprietary. Certain end-user license provisions protecting against unauthorized use may be unenforceable under the laws of certain jurisdictions and foreign countries. We have two patents that have been issued and two patents pending in the United States. We do not know whether these pending patents will be issued or, if issued, that the patents will not be challenged or invalidated. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the United States. We cannot assure you that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology.

    We also strategically license certain technology from third parties, including E.piphany and the Accipter Ad-Manager product from Engage Technologies, Inc. In the future, if we add certificate technology to our systems, we may license additional technology from third-party vendors. We cannot be certain that these third-party content licenses will be available to us on commercially reasonable terms, "or at all", or that we will be able to successfully integrate the technology into our products and services. These third-party content licenses may expose us to increased risks, including risks associated with the assimilation of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. The inability to obtain any of these licenses could result in delays in product and service development until equivalent technology can be identified, licensed and integrated. Any delays in services could cause our business, financial condition and operating results to suffer.

    We have also been subject, and may be subject in the future, to claims alleging that we have infringed third party proprietary rights. We are not currently subject to any material claims alleging the infringement of third party proprietary rights. If we were to discover that any of our services infringed third party rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. This may require us to expend significant resources to make our services non-infringing or to discontinue the use of our services. We might incur substantial costs defending against an infringement claim, even if the claim is invalid. If we have to defend against an infringement claim, it could distract our management from our business. Further, a party making a claim could secure a judgment that requires us to pay substantial damages or that prevents us from using or selling our products and services. Any of these events could harm our business, financial condition and operating results. Our success depends significantly on our proprietary technology.

GOVERNMENT REGULATION

    As the Internet continues to evolve, we expect that federal, state or foreign agencies will adopt regulations covering such issues as user privacy, pricing, content and quality of products and services. A number of legislative and regulatory proposals are currently under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. In particular, a number of states have already passed statutes prohibiting unsolicited commercial email, or spam. A number of statutes have also been introduced in Congress and state legislatures to impose penalties for sending unsolicited emails which, if passed, could impose additional restrictions on our business. In addition, a California court recently held that unsolicited email distribution is actionable as an illegal trespass for which the sender could be subject for monetary damages.

    The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for email services or increase our cost of doing business. The applicability to the Internet of existing United States and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing and may take years to resolve.

    Any new legislation or regulation, or application or interpretation of existing laws could harm our business, operating results and financial condition. Additionally, because we expect to expand our operations outside the United States, the international regulatory environment relating to the Internet could harm our business, operating results and financial condition.

EMPLOYEES

    As of February 29, 2000, we employed 178 people, all of whom were full-time. The 178 employees included 16 in general and administrative functions, 86 in engineering, 38 in sales and marketing, 22 in subscriber service/account management, 14 editors and two Sony/InfoBeat sales persons. Employees are not represented by a labor union or covered by any collective bargaining agreements. We consider our employee relations to be good.

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DESCRIPTION OF PROPERTY


    Our principal executive offices are located in 46,418 square feet of space in Denver, Colorado, under a lease expiring on March 31, 2010. We have also leased an additional 37,045 square feet of space in the same building with occupancy expected in October 2000. In addition, we lease 20,281 square feet of space in Denver, Colorado, under a lease agreement expiring on December 31, 2001. We believe that our facilities will be adequate for our needs for the next 12 months.


LEGAL PROCEEDINGS

    From time to time, we are subject to legal proceedings arising out of our operations. We are not currently a party to any material legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH EXACTIS.COM'S FINANCIAL STATEMENTS, INCLUDING THE NOTES, APPEARING ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS. CERTAIN INFORMATION CONTAINED IN THE DISCUSSION AND ANALYSIS SET FORTH BELOW AND ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING INFORMATION WITH RESPECT TO EXACTIS.COM'S PLANS AND STRATEGY FOR ITS BUSINESS AND RELATED FINANCING, INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

OVERVIEW

    We are a leading provider of permission-based outsourced email marketing and communications solutions primarily to companies in the media, e-commerce and financial services industries. We were founded in January 1996 under the name Mercury Mail, Inc. In August 1997, we changed our name to InfoBeat Inc. and in January 1999 we changed our name to Exactis.com, Inc. In November 1999, we completed our initial public offering.

    Our initial business was the publication of a suite of advertising supported newsletters delivered daily to subscribers via email, which we refer to as the online publishing business. This business consisted of the online publication of newsletters and other bulletins about a variety of topics of interest to consumers, which we refer to as the InfoBeat newsletters. In 1997, we began using the email technologies we developed for the online publishing business to deliver email newsletters for another client. In early 1998, we launched our outsourced email marketing and communications services, which we refer to as our email services business. In addition, we provide other services related to the email services business, primarily consisting of custom engineering development work.


    In December 1998, we sold our online publishing business to Sony Music and simultaneously entered into a service agreement to manage the production and delivery of the InfoBeat newsletters for Sony Music. Under the service agreement, we will provide services to Sony Music through December 2001. Sony Music agreed to pay us a minimum of $14.8 million associated with the sale and service agreements. The assets sold to Sony Music consisted primarily of intangible assets, the fair value of which were not objectively determinable. Therefore, under applicable accounting standards, the $14.8 million of proceeds is being recognized as email and other services revenue over the term of the service agreement based on the monthly minimum number of email messages to be provided under the service agreement. Because the Sony Music revenue includes the proceeds of the sale and service agreements, margins recognized on the Sony Music contract may not be indicative of other email services contracts. We received advance payments from Sony Music of $7.8 million in cash and receivables in December 1998 and $2.8 million in December 1999 which have been recorded as deferred revenue and will be recognized as revenue in the period in which services are performed. The deferred revenue balance related to Sony Music totaled $7.1 million at December 31, 1999 and $6.1 million at March 31, 2000. We will recognize a minimum of $4.9 million in revenue in 2000 and $5.2 million in 2001 from the deferred revenue and the $3.0 million remaining to be paid by Sony Music over the balance of the service agreement.

    After completion of our merger with 24/7 Media, the amount of revenue to be recognized under the Sony Music service agreement may change. Purchase business combination accounting requires all tangible assets and liabilities and identifiable intangible assets to be recorded at their fair values. To the extent the fair value of the Sony Music service agreement differs from the revenue to be recognized, as described above, revenue associated with the Sony Music agreement to be recognized in future periods may increase or decrease. The final determination of the accounting for this agreement will be made in conjunction with the final purchase price allocation by 24/7 Media after completion of the merger.



    Total revenue from services provided to Sony Music constituted $2.4 million, or 55%, of our total revenue for the three months ended March 31, 2000, and $7.1 million, or 65%, of our total revenue for the year ended December 31, 1999. For more information about the sale of our online publishing business, please refer to note 2 to the financial statements.


    Since January 1999, we have focused primarily on providing outsourced email marketing and communications solutions to a wide range of clients primarily in the media, e-commerce and financial services industries. We generate revenue based on a fee per email message sent, charges for related services and custom engineering development work. The actual per message fees are related to each client's monthly email message volume and generally decline as a client's volume increases. The majority of our clients execute a 12-month contract with guaranteed monthly minimum charges based upon their expected volume of messages. Revenue is recognized in the period in which services are provided. We record deferred revenue for payments received and receivables which are contractually due in advance of services provided. Beginning in January 1999, we agreed to provide Sony Music with editorial services related to the InfoBeat newsletters. Our online publishing revenue in 1999 consists of cost reimbursements by Sony Music for employees providing these editorial services. Prior to 1999, we also received revenue from the sale of advertising within the InfoBeat newsletters.

    Since January 1999, cost of revenue consists primarily of editorial costs associated with the InfoBeat newsletters, sales commissions and network connectivity charges from our Internet service providers. Internet service providers charge us for network connectivity based on monthly minimum charges up to a certain level of usage and incrementally for usage above that level. Sales commissions are paid monthly based on a percentage of revenue recognized during the month. Prior to 1999, our cost of revenue also included advertising sales and subscriber acquisition costs related to our online publishing business. Sony Music is now responsible for these costs. Because the components of our cost of revenue have changed significantly, we do not believe period-to-period comparisons of our gross margins are meaningful. Please refer to note 8 to the financial statements for additional information on our email and other services and online publishing segments.

    Our average cost to deliver an email message is significantly influenced by the volume of email messages processed by our systems. As we continue to add new clients, and as our existing clients increase both the size of their email lists as well as their overall usage of our services, we expect our average cost to deliver an email message to decline over the long term. In addition, a portion of our research, development and engineering efforts are devoted to improving the performance and efficiency of our systems.


    As a result of stock option grants in 1999 and 2000 with exercise prices below fair value, we are recognizing total non-cash compensation expense of $3.8 million over the vesting periods of the options, which are generally three or four years. We recognized non-cash general and administrative compensation expense of $244,000 for the three months ended March 31, 2000, and $1.1 million for the year ended December 31, 1999, with respect to these option grants.



    In December 1998, we issued to Sony Music a warrant to purchase 600,000 shares of Series D preferred stock at an exercise price of $6.00 per share. The vesting of this warrant was contingent upon the achievement by Sony Music of certain performance milestones. On November 18, 1999, the terms of this warrant were amended. The amended warrant is for the purchase of 400,000 shares of Series D preferred stock at an exercise price of $6.00 per share. The warrant is fully vested and expires on

December 31, 2003. In connection with the amended warrant, we recorded a non-cash charge of $4.7 million as sales and marketing expense in the fourth quarter of 1999.



    In July 1997, we issued to American Express a warrant to purchase 425,000 shares of Series C preferred stock at a purchase price of $6.00 per share. The warrant expires in July 2000. The vesting of this warrant is contingent upon the achievement by American Express of certain performance milestones. In accordance with accounting standards in effect at the time of the issuance of this warrant, the estimated fair value of the warrant, using the Black-Scholes option pricing model, was calculated at the time awarded and is being amortized over the life of the warrant. We estimate the number of warrant shares that will ultimately vest under the warrant at the end of each reporting period and, based upon these estimates, may recognize additional non-cash charges both currently and over the remaining life of the warrant. We recognized non-cash charges of $46,000 in 1997, $118,000 in 1998, $105,000 in 1999 and $22,000 in the three months ended
March 31, 2000, related to the American Express warrant. Should American Express achieve the one remaining milestone in 2000, then we would record additional non-cash charges of up to approximately $150,000.



    We incurred net losses of approximately $3.4 million from January 30, 1996, the date of our inception, through December 31, 1996, $7.7 million in 1997, $7.9 million in 1998, $14.6 million in 1999 and $3.6 million in the first quarter of 2000. We had an accumulated deficit of $37.6 million at March 31, 2000. We expect to increase spending on marketing and sales as we expand our sales force and increase promotional and advertising expenditures. We also expect substantially higher general and administrative and research, development and engineering expenses as we expand our infrastructure to support expected growth and as we broaden our suite of email services. As a result of these increases, we expect to continue to incur significant net losses on a quarterly and annual basis through at least 2000.


    In view of the rapidly evolving nature of our business, our limited operating history and our recent focus on providing outsourced email marketing and communications solutions, we believe that period-to-period comparisons of our revenue and operating results, including our operating expenses as a percentage of total revenue, are not meaningful and should not be relied upon as an indication of future performance. In addition, we do not believe that our historical growth rates are indicative of future results.


THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999



    REVENUE. Total revenue consists of email and other services revenue and online publishing revenue. Our total revenue increased to $4.3 million in the first three months of 2000 from $2.0 million in the first three months of 1999. Email and other services revenue increased to $4.0 million in the first three months of 2000 from $1.8 million in 1999. Sony Music, our largest client, represented $2.1 million of the email and other services revenue for the first three months of 2000 versus $1.3 million for the first three months of 1999. Fees for custom engineering development work were responsible for the majority of the Sony revenue increase. The balance of the growth is attributable to increases in both the balance of our client base and the volume of email messages sent by those clients. Excluding Sony Music, we sent approximately
340 million email messages for 90 clients in the first three months of 2000, as compared to approximately 65 million email messages for 44 clients for the comparable period in 1999.



    COST OF REVENUE. Cost of revenue increased to $600,000 in the first three months of 2000 from $367,000 in the 1999 period. Sales commissions related to our email and other services revenue growth and higher network connectivity costs related to our increased email message volume and the addition of a second internet service provider for redundancy were responsible for the majority of the increase in the 2000 period.

    MARKETING AND SALES. Marketing and sales costs consist primarily of salaries and other personnel costs related to our sales, account management, customer care and marketing employees, as well as travel, advertising and other promotional costs. Marketing and sales costs increased to $1.8 million in the first three months of 2000 from $612,000 in the first three months of 1999. Salaries and other personnel costs represented the majority of the 2000 increase as the number of marketing and sales employees increased to 69 as of March 31, 2000 from 32 at the beginning of 1999. We also significantly increased our spending on advertising and other promotional costs in the 2000 period. We expect to significantly increase the number of employees, as well as advertising and promotional spending in the future.



    RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering costs consist primarily of salaries and other personnel costs related to our operations and research and development groups, consultants and outside contractor costs, and software and hardware maintenance expenses. Research, development and engineering costs increased to $3.9 million in the first three months of 2000 from $963,000 in the first three months of 1999. Salaries and other personnel costs increased by $1.4 million in 2000 as the number of research, development and engineering employees increased to 93 as of March 31, 2000 from 36 at the beginning of 1999. In addition, the cost of outside contractors and consultants increased by $1.3 million in 2000. We are continuing to invest substantially in this area to develop the new features and services required to meet the needs of current and potential clients, and plan to maintain or increase the dollar amount we spend on research, development and engineering activities in the future.



    GENERAL AND ADMINISTRATIVE. General and administrative costs consist primarily of salaries and other personnel costs related to executive and administrative personnel, occupancy and general office costs and professional fees. General and administrative costs increased to $1.6 million in the first three months of 2000 from $1.1 million in the first three months of 1999. Non-cash compensation related to the grant of stock options below fair market value declined from $581,000 in the first three months of 1999 to $244,000 in the first three months of 2000. Salaries and other personnel costs increased approximately $220,000 in the 2000 period as the number of general and administrative employees increased to 20 as of March 31, 2000 from 7 at the beginning of 1999. Occupancy and general office costs increased approximately $200,000 due to an increase in the total number of employees and the leasing of additional office space. Costs associated with operating as a public company and costs related to the pending merger with 24/7 Media also contributed to the 2000 increase.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense consists primarily of depreciation of equipment, software and furniture and amortization of leasehold improvements. Depreciation and amortization expense increased to $704,000 in the first three months of 2000 from $310,000 in the first three months of 1999. Purchases of equipment and software necessary to deliver higher email message volume, as well as for general corporate use, were responsible for this increase in the 2000 period.



    INTEREST INCOME, NET. Interest income, net of interest expense, increased to $724,000 in the first three months of 2000 from $2,000 in the first three months of 1999. Investment of the proceeds from our November 1999 initial public offering were responsible for the increase in the 2000 period.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998


    REVENUE. Our total revenue increased to $11.0 million in 1999 from $2.8 million in 1998. Email and other services revenue consists of charges for providing email messaging services and includes fees based on the volume of email messages sent, charges for related services and custom engineering development work. Email and other services revenue increased to $10.1 million in 1999 from $821,000 in 1998. Email and other services revenue from Sony Music for providing the InfoBeat services under our contract which began on January 1, 1999 constituted $6.2 million, or 61% of the 1999 email and


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other services revenue. The balance of the growth is attributable to increases in both our client base and the volume of email messages sent. Excluding Sony Music, we sent approximately 580 million email messages for 91 clients in 1999, as compared to approximately 115 million email messages for 25 clients in 1998. We also sent approximately 1.4 billion email messages for Sony Music in 1999. In 1999 online publishing revenue consists of cost reimbursements by Sony Music for employees providing editorial services related to the InfoBeat newsletters. In 1998 online publishing revenue was derived from the sale of advertising within the InfoBeat newsletters. We had no advertising revenue in 1999.



    COST OF REVENUE. Prior to 1999, cost of revenue also included advertising sales and subscriber acquisition costs related to our online publishing business. Cost of revenue declined to $1.8 million in 1999 from $2.8 million in 1998, reflecting the change in our business from online publishing to email services. Of the 1999 amount, editorial costs reimbursed by Sony Music related to the Infobeat newsletters totaled $862,000, approximating the amount of online publishing revenue. Costs related to our online publishing business represented $2.5 million of the 1998 amount. Sales commissions related to email services increased $298,000 in 1999 as a result of our growing sales force and corresponding email services revenue growth. Because the components of our cost of revenue have changed significantly, we do not believe period-to-period comparisons of our gross margins are meaningful.



    MARKETING AND SALES. Marketing and sales costs increased to $8.1 million in 1999 from $1.8 million in 1998. 1999 costs included $4.7 million in non-cash charges related to the 400,000 warrants issued to Sony Music. Marketing and sales costs related to our online publishing business represented $189,000 of the 1998 amount. Salaries and other personnel costs represented the majority of the 1999 increase as the number of marketing and sales employees increased to 49 as of December 31, 1999 from 15 at the beginning of 1998. We expect to significantly increase the number of employees, as well as advertising and promotional spending in this area in the future.



    RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering costs increased to $10.3 million in 1999 from $2.9 million in 1998. The cost of outside contractors and consultants, who are utilized to speed development efforts, increased by $5.1 million in 1999. In addition, salaries and other personnel costs significantly increased in 1999 as the number of research, development and engineering employees increased to 74 as of December 31, 1999 from 22 at the beginning of 1998. Research, development and engineering costs related to our online publishing business represented
$1.1 million of the 1998 amount; however, since most of the employees of the online publishing business were redeployed to the email services business in 1999, costs related to those employees are included in the 1999 period. We are continuing to invest substantially in this area to develop the new features and services required to meet the needs of current and potential clients, and plan to maintain or increase the dollar amount we spend on research, development and engineering activities in the future.



    GENERAL AND ADMINISTRATIVE. General and administrative costs increased to $4.0 million in 1999 from $2.0 million in 1998. Non-cash stock option compensation expense increased by $1.1 million in 1999 as a result of options granted in 1999 with exercise prices below fair value. Professional fees increased $220,000 in 1999, primarily due to costs related to recently settled patent infringement lawsuits. Occupancy and general office costs represented $220,000 of the increase in the 1999 period due to an increase in the total number of our employees. Increased salaries and other personnel costs accounted for $298,000 of the increase in the 1999 period, as the number of general and administrative employees increased to 14 as of December 31, 1999 from six at the beginning of 1998.



    DEPRECIATION AND AMORTIZATION. Fixed assets are recorded at cost and depreciated over the estimated useful lives of the assets which range from three to five years. Depreciation and amortization expense increased to $1.7 million in 1999 from $1.0 million in 1998. Purchases of equipment and software necessary to deliver higher email message volume, as well as for general corporate use, were responsible for this increase in the 1999 period.


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YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    REVENUE. Our total revenue increased to $2.8 million in 1998 from $855,000 in 1997. Email and other services revenue increased to $821,000 in 1998 from $359,000 in 1997 as a result of increases in our client base, email message volume and average price per message sent. We sent approximately 115 million email messages for 25 clients in 1998 as compared to approximately 104 million email messages for one client in 1997. We did not begin to make our outsourced email services generally available until early 1998. Online publishing revenue increased to $2.0 million in 1998 from $496,000 in 1997 as we expanded both our advertising sales efforts and the distribution of the InfoBeat newsletters.

    COST OF REVENUE. Cost of revenue increased to $2.8 million in 1998 from $2.0 million in 1997. Costs related to our online publishing business represented $2.5 million of 1998 and $1.9 million of 1997 amounts. These costs increased primarily due to a $400,000 increase in advertising sales commissions due to revenue growth. Sales commissions related to email services revenue increased $76,000 in 1998 due to the establishment of a sales force and the associated payment of commissions. Network connectivity charges increased $121,000 in 1998 due to higher email message volume.

    MARKETING AND SALES. Marketing and sales costs increased to $1.8 million in 1998 from $1.5 million in 1997. Salaries and other personnel costs increased in 1998 due to the increase in the number of marketing and sales employees to 32 as of December 31, 1998 from 12 at the beginning of 1997. This increase in salaries and other personnel costs was partially offset by a decline of $244,000 in advertising and other promotional costs in 1998.

    RESEARCH, DEVELOPMENT AND ENGINEERING. Research, development and engineering costs increased to $2.9 million in 1998 from $2.2 million in 1997. Salaries and other personnel costs increased in 1998, as the number of research, development and engineering employees increased to 36 as of December 31, 1998 from 21 at the beginning of 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative costs remained relatively unchanged at $2.0 million in both 1998 and 1997. Occupancy and general office costs increased $168,000 in 1998 due to the increase in the number of our employees. This increase was partially offset by a $127,000 decline in salaries and other personnel costs for general and administrative functions in 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased to $1.0 million in 1998 from $806,000 in 1997. Purchases of equipment and software necessary to deliver higher email message volume, as well as for general corporate use, were responsible for this increase in 1998.

INCOME TAXES


    As of December 31, 1999, a net operating loss carryforward for federal income tax purposes of approximately $22 million was available to offset future federal taxable income, if any, through 2019. No tax benefit for these losses has been recorded by us in 1999 or 2000 due to uncertainties regarding the utilization of the loss carryforward. The utilization of a portion of the net operating loss carryforwards will be limited under Section 382 of the Internal Revenue Code due to changes in ownership interests.


QUARTERLY RESULTS OF OPERATIONS


    The following table sets forth our historical unaudited quarterly information for our most recent five quarters. This quarterly information has been prepared on a basis consistent with our audited financial statements and, we believe, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information shown. Our quarterly operating results have fluctuated and may continue to fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for a full fiscal year.

                                                                   QUARTER ENDED
                                          ---------------------------------------------------------------
                                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                            1999        1999         1999            1999         2000
                                          ---------   --------   -------------   ------------   ---------
                                                                  (IN THOUSANDS)
Revenue:
  Email and other services..............   $ 1,759    $ 2,250       $ 2,597         $ 3,481      $ 4,009
  Online publishing.....................       246        189           226             238          271
                                           -------    -------       -------         -------      -------
    Total revenue.......................     2,005      2,439         2,823           3,719        4,280
                                           -------    -------       -------         -------      -------
Cost of revenue:
  Email and other services..............       143        264           234             279          339
  Online publishing.....................       224        203           217             218          261
                                           -------    -------       -------         -------      -------
    Total cost of revenue...............       367        467           451             497          600
                                           -------    -------       -------         -------      -------
    Gross profit........................     1,638      1,972         2,372           3,222        3,680
                                           -------    -------       -------         -------      -------
Operating expenses:
  Marketing and sales...................       612        663           783           6,013        1,839
  Research, development and
    engineering.........................       963      2,171         3,097           4,028        3,899
  General and administrative............     1,117        810           833           1,242        1,585
  Depreciation and amortization.........       310        379           485             566          704
                                           -------    -------       -------         -------      -------
    Total operating expenses............     3,002      4,023         5,198          11,849        8,027
                                           -------    -------       -------         -------      -------
      Loss from operations..............    (1,364)    (2,051)       (2,826)         (8,627)      (4,347)
Interest income (expense), net..........         2        (21)            7             236          724
                                           -------    -------       -------         -------      -------
Net loss................................   $(1,362)   $(2,072)      $(2,819)        $(8,391)     $(3,623)
                                           =======    =======       =======         =======      =======


    Our limited operating history and the emerging nature of the Internet-based email services market make it very difficult for us to accurately forecast our revenue. Our revenue could fall short of our expectations if we experience delays or cancellations of even a small number of contracts. A number of factors are likely to cause fluctuations in our operating results, including but not limited to:

    - continued growth of the Internet, in general, and of email usage, in particular;

    - demand for our services;

    - our ability to attract and retain clients and maintain client satisfaction;

    - our ability to upgrade, develop and maintain our systems and infrastructure;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure;

    - technical difficulties or system outages;

    - the announcement or introduction of new or enhanced services by our competitors;

    - pricing policies of our competitors;

    - our ability to attract and retain qualified personnel with Internet and direct marketing industry expertise, particularly technology, sales and marketing personnel; and

    - governmental regulation regarding the Internet, email and direct marketing.

LIQUIDITY AND CAPITAL RESOURCES


    Prior to our initial public offering in November 1999, we financed our operations primarily from sales of our preferred stock and, to a lesser extent, proceeds from bank loans. Net cash used by operating activities was $6.9 million in 1997, $302,000 in 1998, $6.8 million in 1999 and $5.0 million in the three months ended March 31, 2000. We incurred net losses of $7.7 million in 1997, $7.9 million in

1998, $14.6 million in 1999 and $3.6 million in the first three months of 2000. Noncash items related to depreciation and amortization, warrants to purchase stock, and stock options issued at less than fair market value were $919,000 in 1997, $1.1 million in 1998, $7.5 million in 1999 and $949,000 in the three months ended March 31, 2000. Net cash used in each period also included significant changes in operating assets and liabilities, particularly in accounts receivable and in deferred revenue. Receivables increased $194,000 in 1997, $2.0 million in 1998, $843,000 in 1999 and $1.4 million in the three months ended March 31, 2000. Deferred revenue increased $13,000 in 1997 and $7.9 million in 1998 and decreased $884,000 in 1999 and $969,000 in the three months ended March 31, 2000. The 1998, 1999 and 2000 changes in deferred revenue were primarily related to the agreements with Sony Music previously described.



    Net cash used by investing activities was $1.0 million in 1997, $885,000 in 1998, $6.5 million in 1999 and $7.0 million in the three months ended March 31, 2000. In each period the net cash used by investing activities was primarily the result of capital expenditures for equipment and software used in our data centers from which we operate our email message platform. Net cash used by investing activities in the three months ended March 31, 2000 also included capital expenditures related to our new corporate offices and new data center and $2.9 million of cash invested in commercial paper with a maturity of greater than three months.



    Net cash provided by financing activities was $7.9 million in 1997, $3.8 million in 1998 and $59.3 million in 1999. Proceeds from our initial public offering in 1999 and the sale of preferred stock in 1999 and prior years, net of payments for debt and capital lease obligations, were the primary sources of the net cash provided by financing activities. In the three months ended March 31, 2000 net cash used by financing activities was $561,000 as we repaid the balance due under our notes payable.



    At December 31, 1999 and March 31, 2000, we had $52.3 million and $39.8 million, respectively, in cash and cash equivalents. In July 1999, we received a $1.5 million payment from Sony Music related to the sale of our online publishing business. In July and August 1999, we received net proceeds of $8.8 million from the sale of Series E preferred stock and warrants. In November and December 1999 we received net proceeds of $51.2 million from our initial public offering. In December 1999 we received $2.8 million from Sony Music related to future services to be provided under our service agreement. We plan to increase our general level of spending in the future and plan to expend significant resources on capital expenditures in 2000 for equipment and software, furniture, and leasehold improvements. We expect to continue incurring operating losses through at least the end of 2000.


    We expect that existing cash resources will be sufficient to fund currently anticipated working capital and capital expenditure needs at least through the end of 2000. Thereafter, we may require additional funds to support our working capital requirements or for other purposes. If we are not successful in raising capital when we need it and on terms acceptable to us, it could harm our business, financial condition and operating results.

CHANGES/DISAGREEMENTS ON ACCOUNTING/FINANCIAL DISCLOSURE

    None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


    We repaid all of our notes payable in the three months ended March 31, 2000.


    We have invested a portion of our cash and cash equivalents in short-term, investment-grade, interest-bearing securities. The value of these investments may decline as a result of changes in equity markets and interest rates.

                     OWNERSHIP OF EXACTIS.COM COMMON STOCK


    The following table sets forth information, as of April 30, 2000, with respect to beneficial ownership of Exactis.com common stock by:


    - each director of Exactis.com;

    - all directors and executive officers of Exactis.com as a group;

    - the chief executive officer and the four other most highly compensated executive officers of Exactis.com; and

    - each person known to beneficially own more than 5% of the outstanding shares of Exactis.com common stock.


    In accordance with the rules of the Securities and Exchange Commission, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options within 60 days of April 30, 2000. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. We have calculated the percent of shares beneficially owned based on 12,751,434 shares of Exactis.com common stock outstanding as of April 30, 2000.



                                                               BENEFICIAL OWNERSHIP
                                                              ----------------------
                            NAME                               NUMBER     PERCENTAGE
------------------------------------------------------------  ---------   ----------
Centennial Fund IV, L.P. (1)................................  2,237,789       17.4%
American Express Travel Related Services Company, Inc.
  (2).......................................................  1,282,500        9.8%
Tribune Company (3).........................................  1,218,374        9.5%
Telecom Partners, L.P. (4)..................................  1,031,290        8.1%
Global Retail Partners, L.P. (5)............................    932,819        7.3%
Boulder Ventures, L.P., Boulder Ventures II, L.P., Boulder
  Ventures II (Annex), L.P., Boulder Ventures III, L.P. and
  Boulder Ventures II (Annex), L.P. (6).....................    716,949        5.6%
MFS Investment Management (7)...............................    652,050        5.1%
Pierric D. Beckert (8)......................................         --         --
Cynthia L. Brown (9)........................................     16,788          *
E. Thomas Detmer, Jr. (10)..................................    431,891        3.3%
Kenneth W. Edwards, Jr. (11)................................     17,254          *
Adam Goldman (12)...........................................         --         --
Linda Fayne Levinson (13)...................................    932,819        7.3%
Michael J. Rosol (14).......................................     26,524          *
Gregory B. Schneider (15)...................................     39,585          *
David D. Williams (16)......................................         --         --
Officers and directors as a group (9 Persons) (17)..........  1,464,861      11.29%


------------------------------

  * Less than one percent

 (1) Includes 117,691 shares of common stock issuable upon exercise of warrants. The address of Centennial Fund IV, L.P. is 1428 Fifteenth Street, Denver, Colorado 80202.

 (2) Includes 407,500 shares of common stock issuable upon exercise of vested warrants. Excludes 148,750 shares of common stock issuable upon exercise of unvested warrants. The address of American Express Travel Related Services Company, Inc. is 3 World Financial Center, 40th Floor, New York, New York 10285.

 (3) Includes 71,821 shares of common stock issuable upon exercise of warrants. The address of Tribune Company is 435 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611.

 (4) Includes 30,000 shares of common stock issuable upon exercise of warrants. The address of Telecom Partners, L.P. is 4600 S. Syracuse St., Suite 1000, Denver, Colorado 80237.

 (5) Consists of the following shares of common stock (A) 598,072 shares held by Global Retail Partners, L.P., (B) 178,215 shares held by DLJ Diversified Partners, L.P., (C) 66,182 shares held by DLJ Diversified Partners--A, L.P., (D) 38,879 shares held by GRP Partners, L.P., (E) 41,178 shares held by Global Retail Partners Funding, Inc. and (F) 10,293 shares held by DLJ ESC II, L.P. The address of Global Retail Partners, L.P. and its affiliates is 2121 Avenue of the Stars, Suite 1630, Los Angeles, California 90067.



 (6) Consists of the following shares of common stock: (A) 185,100 shares held by Boulder Ventures, L.P., (B) 154,236 shares held by Boulder Ventures II, L.P., (C) 23,048 shares held by Boulder Ventures II (Annex), L.P.,
     (D) 334,248 shares held by Boulder Ventures III, L.P., and (E) 20,317 shares held by Boulder Ventures III (Annex), L.P. Boulder Ventures, Boulder Ventures II, Boulder Ventures II (Annex), Boulder Ventures III and Boulder Ventures III (Annex) are affiliated entities. The address of Boulder Ventures, Boulder Ventures II, Boulder Ventures II (Annex), Boulder Ventures III and Boulder Ventures III (Annex) is 1634 Walnut Street, Suite 301, Boulder, Colorado 80302.



 (7) The address of MFS Investment Management is 500 Boylston Street, Boston, MA 02116. We relied on a Schedule 13F filed by MFS Investment Management pursuant to which it reported sole or shared voting power over an aggregate of 652,020 shares of common stock as of March 31, 2000.



 (8) Mr. Beckert is the vice president of Interactive Enterprise Development, a division of American Express Relationship Services and part of American Express Travel Related Services.



 (9) Includes 3,500 shares of common stock owned by Ms. Brown's spouse.



(10) Includes 509 shares of common stock issuable upon exercise of warrants and 162,761 shares of common stock issuable upon exercise of stock options.



(11) Includes 16,404 shares of common stock issuable upon exercise of stock options.



(12) The sole general partner of Centennial Fund IV is Centennial Holdings IV, L.P. Centennial Holdings IV may be deemed to beneficially own the shares owned by Centennial Fund IV. Mr. Goldman is a general partner of Centennial Holdings IV and may be deemed to be the indirect beneficial owner of the shares owned by Centennial Fund IV. Mr. Goldman disclaims beneficial ownership of all shares held by Centennial Fund IV, except to the extent of his pecuniary interest.



(13) Ms. Levinson is a partner of Global Retail Partners, L.P. The shares listed represent shares held by Global Retail Partners, L.P. and it affiliated entities. Ms. Levinson disclaims beneficial ownership of all shares held by Global Retail Partners, L.P. and it affiliated entities, except to the extent of her pecuniary interest. The address of Ms. Levinson is Global Retail Partners, L.P., 2121 Avenue of the Stars, Suite 1630, Los Angeles, California 90067.



(14) Includes 24,024 shares of common stock issuable upon exercise of stock options.



(15) Includes 11,775 shares of common stock issuable upon exercise of stock options.



(16) Mr. Williams is president and chief executive officer of Tribune Media Services, Inc., a wholly-owned subsidiary of Tribune Company.



(17) Includes shares included pursuant to note (13).

                    DESCRIPTION OF 24/7 MEDIA CAPITAL STOCK

    This section of this joint proxy statement-prospectus describes the material terms of the capital stock of 24/7 Media under the certificate of incorporation and by-laws that will be in effect immediately after the merger is completed. The following also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as "Delaware law". The terms of the 24/7 Media certificate of incorporation and the 24/7 Media by-laws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents. The 24/7 Media certificate of incorporation is attached as Annex G to this joint proxy statement/prospectus, and the 24/7 Media by-laws are attached as Annex H to this joint proxy statement-prospectus.

GENERAL


    The authorized capital stock of 24/7 Media consists of 70,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 15, 2000, 25,968,461 shares of 24/7 Media common stock were outstanding. Following completion of the merger, we anticipate that approximately 34,590,000 shares of 24/7 Media common stock will be outstanding. Currently, no shares of 24/7 Media preferred stock are outstanding.


24/7 MEDIA COMMON STOCK

    VOTING RIGHTS. Holders of 24/7 Media common stock have the right to cast one vote for each share of 24/7 Media common stock they hold of record on all matters on which stockholders of 24/7 Media are generally entitled to vote.

    DIVIDENDS. Holders of 24/7 Media common stock will be entitled to receive dividends or other distributions when, as and if declared by the 24/7 Media board of directors. The right of the 24/7 Media board of directors to declare dividends, however, will be subject to the rights of any holders of 24/7 Media preferred stock at the time outstanding and the availability of sufficient funds under Delaware law to pay dividends.

    LIQUIDATION RIGHTS. Upon the dissolution, liquidation or winding up of 24/7 Media, subject to the rights, if any, of the holders of any outstanding shares of 24/7 Media preferred stock, the holders of 24/7 Media common stock will be entitled to receive the assets of 24/7 Media available for distribution to its stockholders ratably in proportion to the number of shares held by them.

    PREEMPTIVE RIGHTS AND OTHER. Holders of 24/7 Media common stock have no preemptive rights to purchase or subscribe for any stock or other securities of 24/7 Media. There are no redemption or sinking fund provisions applicable to 24/7 Media common stock, nor is it subject to calls or assessments by 24/7 Media. All outstanding shares of 24/7 Media common stock are legally issued, fully paid and nonassessable. Holders of 24/7 Media common stock do not have preference, conversion or exchange rights.

    LISTING. 24/7 Media common stock is quoted on The Nasdaq National Market under the symbol "TFSM".

24/7 MEDIA PREFERRED STOCK

    The 24/7 Media board of directors may issue 24/7 Media preferred stock at various times in one or more classes and/or series and fix all powers, designations, preferences, rights and qualifications, limitations and restrictions of the shares in each class and/or series.

TRANSFER AGENT

    The transfer agent and registrar for the 24/7 Media common stock is The Bank of New York.

ANTI-TAKEOVER CONSIDERATIONS

    Delaware law and the 24/7 Media certificate of incorporation and by-laws will contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change of control of 24/7 Media. For a description of the provisions, see "Comparison of Rights of 24/7 Media Stockholders and Exactis.com Stockholders--Number and Election of Directors", "--Vacancies on the Board of Directors and Removal of Directors", "--Amendments to the Certificate of Incorporation", "--Amendments to By-laws" and "--State Anti-Takeover Statutes".

                COMPARISON OF RIGHTS OF 24/7 MEDIA STOCKHOLDERS
                          AND EXACTIS.COM STOCKHOLDERS

    24/7 Media and Exactis.com are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of 24/7 Media capital stock and Exactis.com capital stock arise primarily from differences in their respective certificates of incorporation and by-laws. Upon completion of the merger, holders of Exactis.com common stock will become holders of 24/7 Media common stock and their rights will be governed by Delaware law, the 24/7 Media certificate of incorporation and the 24/7 Media by-laws.

    This section of this proxy statement-prospectus describes the material differences between the rights of 24/7 Media stockholders and Exactis.com stockholders. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. All 24/7 Media stockholders and Exactis.com stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and by-laws of both
24/7 Media and Exactis.com. Copies of the certificate of incorporation and by-laws for 24/7 Media are attached to this joint proxy statement-prospectus as Annexes G and H, respectively. Copies of the certificates of incorporation and by-laws of 24/7 Media and Exactis.com will be sent to 24/7 Media stockholders and Exactis.com stockholders, as applicable, upon request. See "Where you can find more information."

CAPITALIZATION

    24/7 MEDIA. The authorized capital stock of 24/7 Media is described under "Description of 24/7 Media Capital Stock."

    EXACTIS.COM.  The authorized capital stock of Exactis.com consists of:

    - 35,000,000 shares of Exactis.com common stock; and

    - 3,500,000 shares of Exactis.com preferred stock.

VOTING RIGHTS

    24/7 MEDIA. The voting rights of 24/7 Media common stock are described under "Description of 24/7 Media Capital Stock."

    EXACTIS.COM. Holders of Exactis.com common stock have the right to cast one vote for each share of Exactis.com common stock they hold of record on all matters on which stockholders of Exactis.com are generally entitled to vote.

NUMBER AND ELECTION OF DIRECTORS

    24/7 MEDIA. The board of directors of 24/7 Media has six members. The 24/7 Media by-laws provide that the 24/7 Media board of directors will consist of a number of directors to be fixed from time to time by the 24/7 Media board of directors, and the by-laws provide that any change in the size of the board of directors requires the vote of a majority of the total number of authorized directors.

    The 24/7 Media certificate of incorporation and by-laws provide for the 24/7 Media board of directors to be divided into three classes, as nearly equal in size as possible, with one class being elected annually. Members of the 24/7 Media board of directors are elected to serve a term of three years, and until their successors are elected and qualified.

    The 24/7 Media by-laws provide for directors to be elected by a plurality of the votes cast by 24/7 Media stockholders entitled to vote in the election of directors at a meeting at which a quorum is present.

    Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation's certificate of incorporation so provides. 24/7 Media's certificate of incorporation does not provide for cumulative voting.

    EXACTIS.COM. The board of directors of Exactis.com has five members. The Exactis.com by-laws provide that the Exactis.com board of directors will consist of a number of directors to be fixed from time to time pursuant to a resolution adopted by the Exactis.com board of directors.

    The Exactis.com certificate of incorporation and by-laws provide for the Exactis.com board of directors to be divided into three classes, as nearly equal in size as possible, with one class being elected annually. Members of the Exactis.com board of directors are elected to serve a term of three years, and until their successors are elected and qualified.

    The Exactis.com by-laws provide for directors to be elected by a plurality of the votes cast by Exactis.com stockholders entitled to vote in the election of directors at a meeting at which a quorum is present.

    Exactis.com's certificate of incorporation does not provide for cumulative voting.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

    24/7 MEDIA. Vacancies on the board of directors of 24/7 Media, including vacancies resulting from newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum. Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Chancery Court for the State of Delaware may, upon application of any stockholder or stockholders holding at least 10% of the shares of 24/7 Media common stock entitled to vote generally in the election of directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

    24/7 Media's by-laws provide that directors may be removed, with or without cause, by the affirmative vote of a majority of the shares of 24/7 Media common stock entitled to vote generally in the election of directors.

    EXACTIS.COM. Vacancies on the board of directors of Exactis.com, including vacancies resulting from newly created directorships resulting from any increase in the authorized number of directors, may only be filled by the majority of the remaining directors in office, though less than a quorum, unless the board of directors determines by resolution that a vacancy or newly created directorship should be filled by Exactis.com stockholders.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

    24/7 MEDIA. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation. These provisions of Delaware law regarding the amendment of a corporation's certificate of incorporation will govern the amendment of 24/7 Media's certificate of incorporation.

    EXACTIS.COM. Exactis.com's certificate of incorporation provides that the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of Exactis.com voting stock, voting together as a single class, is required to amend, alter or repeal the provisions of Exactis.com's certificate of incorporation relating to:

    - the board of directors, including the powers and authority expressly conferred upon the board of directors, the number of members, board classification, removal and vacancies;

    - the manner in which stockholder action may be effected;

    - amendments to Exactis.com's by-laws;

    - indemnification of directors of Exactis.com; and

    - amendments to Exactis.com certificate of incorporation.

AMENDMENTS TO BY-LAWS

    24/7 MEDIA. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the by-laws, even though the board of directors may also be delegated the power by 24/7 Media's board of directors.

    24/7 Media's certificate of incorporation authorizes the 24/7 Media board of directors to adopt, amend or repeal 24/7 Media's by-laws. 24/7 Media's by-laws provides that provisions of 24/7 Media's by-laws may be adopted, amended or repealed by 24/7 Media's board of directors.

    EXACTIS.COM. The Exactis.com certificate of incorporation authorizes the Exactis.com board of directors to adopt, amend or repeal the Exactis.com by-laws.

    The Exactis.com certificate of incorporation and by-laws further provide that the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of Exactis.com capital stock entitled to vote, is required for stockholders to adopt, amend or repeal any provision of the Exactis.com by-laws.

ACTION BY WRITTEN CONSENT

    24/7 MEDIA. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. The 24/7 Media certificate of incorporation does not state otherwise.

    EXACTIS.COM. The Exactis.com certificate of incorporation prohibits stockholder action by written consent.

NOTICE OF STOCKHOLDER ACTION

    24/7 MEDIA. Under the 24/7 Media by-laws, at any annual meeting of stockholders, only such business will be conducted as is brought before the annual meeting pursuant to 24/7 Media's notice of meeting, by or at the direction of the board of directors, or by any stockholder who is a holder of record at the time of the giving of proper notice in accordance with the provisions of 24/7 Media's by-laws.

    For business to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice to the Secretary of 24/7 Media not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the preceding year's annual meeting, notice will also be timely made if delivered within 10 days of the date on which public announcement of the meeting was first made by 24/7 Media.

    A stockholder's notice to 24/7 Media must include certain information, including a description of the business to be brought before the meeting and the reasons for conducting that business at the meeting, the name and address of the stockholder, the class and number of shares of 24/7 Media capital stock owned by the stockholder and any material interest of the stockholder in the business being proposed.

    The chairman of any 24/7 Media stockholder meeting has the power to determine whether the business brought by the stockholder was made by the stockholder in accordance with the advance notice procedures set forth in 24/7 Media's by-laws. If the chairman determines that the business brought by the stockholder is not in compliance with 24/7 Media's advance notice procedures, the chairman may declare that the defective notice will be disregarded.

    EXACTIS.COM. Under the Exactis.com by-laws, at any annual meeting of stockholders, only such business will be conducted as is brought before the annual meeting pursuant to Exactis.com's notice of meeting, by or at the direction of the board of directors, or by any stockholder who is a holder of record at the time of the giving of proper notice in accordance with the provisions of Exactis.com's by-laws.

    For business to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice to the Secretary of Exactis.com not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the preceding year's annual meeting, then the stockholder must deliver written notice to the Secretary of Exactis.com not earlier than the 120th day prior to the annual meeting nor later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is made.

    A stockholder's notice to Exactis.com must satisfy specified requirements that are set forth in Exactis.com's by-laws.

    In addition, if the number of directors to be elected is increased and no public announcement is made by Exactis.com naming all of the nominees or specifying the size of the increased board of directors at least 100 days before the first anniversary of the preceding year's annual meeting, a stockholder's notice will be considered timely, with respect to the nominees for any new positions created by the increase, if it is delivered to the Secretary of Exactis.com within 10 days of the date on which public announcement of the meeting was first made by Exactis.com.

    The chairman of any annual meeting of Exactis.com's stockholders may refuse to permit any business to be brought before the meeting that fails to comply with the advance notice procedures set forth in Exactis.com's by-laws. If the chairman determines that the nomination or proposal is not in compliance with Exactis.com's advance notice procedures, the chairman may declare that the defective proposal or nomination will be disregarded.

    In the case of special meetings of stockholders, only such business will be conducted as is brought pursuant to Exactis.com's notice of meeting. Nominations of persons for election to the board of directors of Exactis.com at a special meeting for which the election of directors is a stated purpose in the notice of the meeting may be made by any stockholder who complies with the notice and other requirements set forth in the Exactis.com by-laws. If Exactis.com calls a special meeting of stockholders to elect one or more directors, any stockholder may nominate a candidate if notice from the stockholder is delivered to, and received by, Exactis.com not earlier than the 120th day prior to the special meeting nor later than the close of business of the 90th day prior to the special meeting or the 10th day following the day on which public announcement of the meeting and of the nominees proposed by the Exactis.com board of directors is first made.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

    GENERAL. Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising form a breach of fiduciary duty, except for:

    - a breach of the duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

    - any transaction from which the director derived an improper personal benefit.

    24/7 MEDIA. The 24/7 Media certificate of incorporation provides that, to the fullest extent Delaware law permits, no director of 24/7 Media will be liable to 24/7 Media or its stockholders for monetary damages for breach of fiduciary duty as a director.

    EXACTIS.COM. The Exactis.com certificate of incorporation provides that, to the fullest extent applicable law permits, no director of Exactis.com will be liable for monetary damages.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    GENERAL. Under Delaware law, a corporation may indemnify directors and officers:

    - for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

    - with respect to any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

    24/7 MEDIA. The 24/7 Media certificate of incorporation provides that any person who was or is a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person was a director or officer, or is or was serving at the request of 24/7 Media as a director or officer of another corporation, partnership, joint venture, trust or other enterprise will be indemnified and held harmless by 24/7 Media to the fullest extent permitted by Delaware law. The indemnification rights conferred by 24/7 Media are not exclusive of any other right which persons seeking indemnification may otherwise have or acquire.

    In addition, 24/7 Media may pay expenses incurred by its directors and officers in defending an action, suit or proceeding because they are directors or officers in advance of the final disposition of the action, suit or proceeding.

    EXACTIS.COM. The Exactis.com by-laws provide for indemnification, to the fullest extent permitted by Delaware law, of any person who is or was a director or executive officer of Exactis.com, although no indemnification is available to a director or executive officer with respect to a proceeding that was commenced by the director or executive officer unless indemnification is expressly required by law, the proceeding was authorized by the board of directors of Exactis.com or Exactis.com chooses, in its sole discretion, to indemnify the director or executive officer.

    In addition, the Exactis.com by-laws provide that all reasonable expenses incurred by or on behalf of a director or executive officer entitled to indemnification in connection with any action, suit or proceeding will be advanced to the director or executive officer by Exactis.com upon the request of the director or executive officer which request will include an undertaking by or on behalf of the director or executive officer to repay the amounts advanced if ultimately it is determined that the director or

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executive officer was not entitled to be indemnified against the expenses.
However, Exactis.com is not required to indemnify a director or executive officer against expenses if a determination is made by a specified portion of the board of directors that the director or executive officer acted in bad faith or in a manner the director or executive officer did not believe to be in the best interests of Exactis.com.

RIGHTS PLANS

    EXACTIS.COM. In 1999, Exactis.com adopted a stockholder rights plan pursuant to a stockholder agreement between Exactis.com and certain of its stockholders. Exactis.com and certain of those stockholders have agreed that this stockholder agreement will terminate upon the completion of the merger.

STATE ANTI-TAKEOVER STATUTES

    GENERAL. Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or within a three-year period did own, 15% or more of the corporation's voting stock, unless:

    - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

    - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

    - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

    - specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

    - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

    The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market or held of record by more than 2,000 stockholders.

    24/7 MEDIA. Because 24/7 Media has not adopted any provision in its certificate of incorporation or by-laws to "opt-out" of the Delaware business combination statute, the Delaware business combination statute applies to 24/7 Media.

    EXACTIS.COM. Because Exactis.com has not adopted any provision in its certificate of incorporation or by-laws to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving Exactis.com.

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             BOARD OF DIRECTORS OF 24/7 MEDIA FOLLOWING THE MERGER

    Pursuant to the merger agreement, 24/7 Media will elect Adam Goldman and Linda Fayne Levinson, who are both currently members of Exactis.com's board of directors, to the 24/7 Media board of directors if the merger is completed.

    ADAM GOLDMAN has served as a director of Exactis.com since March 1996 and as chairman of the board of directors of Exactis.com since January 1999.
Mr. Goldman is a general partner of Centennial Fund IV, LP and Centennial Fund V, LP, and is a managing principal of Centennial Fund VI, LLC. Centennial Ventures manages over $750 million in private equity and specializes in communication, media and technology investments. Mr. Goldman also serves on the boards of VIA Net.Works, an Internet service provider. Mr. Goldman is a senior vice president of Centennial Holdings, Inc., a venture capital investment company, which he joined in 1992. Mr. Goldman received a B.A. from Northwestern University and an M.M. from the J.L. Kellogg Graduate School of Management at Northwestern University.

    LINDA FAYNE LEVINSON has served as a director of Exactis.com since
July 1998. Ms. Levinson is a partner of Global Retail Partners, L.P., a private equity investment fund, where she has been since April 1997. From 1994 to 1997, she served as the president of Fayne Levinson Associates, a senior management consulting firm. During 1993, Ms. Levinson served as an executive at Creative Arts Agency, Inc., a talent agency. Prior to that, Ms. Levinson was a partner at Alfred Checchi Associates, Inc., a merchant banking firm; a senior vice president of American Express Travel Related Services Company, Inc.; and a partner at McKinsey & Co., a global consulting firm. She is a director of NCR Corporation, Administaff, Inc., Jacobs Engineering Group Inc., GoTo.com, Inc., CyberSource, Inc. and Lastminute.com, plc. Ms. Levinson received an A.B. from Barnard College, an M.A from Harvard University and an M.B.A. from New York University.

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                        PROPOSAL TO APPROVE AN AMENDMENT
                 TO THE 24/7 MEDIA CERTIFICATE OF INCORPORATION

    THE FOLLOWING IS A DISCUSSION OF THE PROPOSED AMENDMENT TO THE 24/7 MEDIA CERTIFICATE OF INCORPORATION TO BE SUBMITTED FOR STOCKHOLDER APPROVAL AT THE 24/7 MEDIA SPECIAL MEETING.

    The 24/7 Media board of directors has determined that it is in the best interests of 24/7 Media and its stockholders to amend 24/7 Media's certificate of incorporation to increase the number of authorized shares of common stock of 24/7 Media from 70,000,000 to 140,000,000 shares. Accordingly, the 24/7 Media board of directors has approved the proposed amendment to the certificate of incorporation, in substantially the form attached to this joint proxy statement-prospectus as Annex G, and solicits the approval of 24/7 Media's stockholders of the amendment.

    If the 24/7 Media stockholders approve the amendment, the 24/7 Media board of directors currently intends to file the amendment with the Secretary of State of the State of Delaware as soon as practicable following the stockholder approval. If the amendment is not approved by stockholders, the existing certificate of incorporation will continue in effect.

    The completion of the merger is not conditioned upon the approval of the amendment to the 24/7 Media certificate of incorporation, and the effectiveness of the amendment to the 24/7 Media certificate of incorporation is not conditioned upon the completion of the merger.

PURPOSE OF THE PROPOSED AMENDMENT


    The objective of the increase in the authorized number of shares of common stock is to ensure that 24/7 Media has a sufficient number of authorized shares available for future issuances. The 24/7 Media board of directors believes that it is prudent to increase the authorized number of shares of common stock to the proposed level in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include financings, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, or effecting stock splits or dividends. The additional shares of common stock authorized may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary products. Although 24/7 Media has no present obligation to issue additional shares of common stock (except pursuant to employee stock incentive plans and currently outstanding warrants), 24/7 Media continues to evaluate and conduct discussions with third parties with respect to potential acquisitions or investments.


    Adoption of the proposed amendment would not affect the rights of the holders of currently outstanding common stock of 24/7 Media, except for rights incidental to increasing the number of shares of 24/7 Media's common stock outstanding.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

    If the 24/7 Media stockholders approve the proposed amendment, the 24/7 Media board of directors may cause the issuance of additional shares of common stock without further vote of the 24/7 Media stockholders, except as provided under Delaware corporate law or under the rules of any securities exchange on which shares of 24/7 Media common stock are then listed. Current holders of common stock have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of 24/7 Media in order to maintain their proportionate ownership in 24/7 Media. The issuance of additional shares of 24/7 Media common stock would decrease the proportionate equity interest of the current stockholders and, depending upon the price paid for such additional shares, could result in dilution to 24/7 Media's current stockholders.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the outstanding shares of 24/7 Media common stock entitled to vote at the 24/7 Media special meeting is required to approve the amendment to the 24/7 Media certificate of incorporation. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the amendment to the 24/7 Media certificate of incorporation.

    THE 24/7 MEDIA BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 24/7 MEDIA CERTIFICATE OF INCORPORATION.

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    PROPOSAL TO APPROVE AMENDMENTS TO THE EXACTIS.COM EQUITY INCENTIVE PLAN

    THE FOLLOWING IS A DISCUSSION OF THE EXACTIS.COM EQUITY INCENTIVE PLAN AND THE PROPOSED AMENDMENTS TO THE PLAN TO BE SUBMITTED FOR STOCKHOLDER APPROVAL AT THE EXACTIS.COM SPECIAL MEETING. YOU ARE URGED TO READ MORE CAREFULLY THE EXACTIS.COM EQUITY INCENTIVE PLAN, RESTATED TO INCORPORATE THE AMENDMENTS ADOPTED BY THE EXACTIS.COM BOARD OF DIRECTORS, IN ITS ENTIRETY, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT-PROSPECTUS AS ANNEX I.

    On August 11, 1999, Exactis.com stockholders approved the Exactis.com equity incentive plan. On September 13, 1999, the Exactis.com stockholders approved an increase in the number of shares reserved for issuance under the Exactis.com equity incentive plan to include up to 1,600,000 additional shares previously reserved for issuance pursuant to options granted under the Exactis.com 1997 Stock Option Plan. The additional shares become available for issuance under the equity incentive plan only to the extent options under the 1997 plan expire or terminate without having been exercised in full. As a result of this amendment, up to 3,000,000 shares were available for awards under the equity incentive plan, depending on option expirations or terminations under the 1997 plan. At its meeting on February 28, 2000, the Exactis.com board of directors approved amendments increasing to a maximum of 4,000,000 the number of shares authorized for issuance under the equity incentive plan and permitting the Exactis.com board of directors to grant nonstatutory stock options with exercise prices below 85% of the fair market value of the underlying stock. The Exactis.com board of directors recommended that the equity incentive plan, as so amended, be submitted to the stockholders of Exactis.com at the Exactis.com special meeting for their approval. If approved by the Exactis.com stockholders, the amendment to the equity incentive plan will be effective as of February 28, 2000.

    The completion of the merger is not conditioned upon the approval of the amendments to the equity incentive plan, and the effectiveness of the amendments to the equity incentive plan is not conditioned upon the completion of the merger.

SUMMARY OF AMENDMENTS

    The proposed amendments to the equity incentive plan will increase the number of shares of Exactis.com common stock authorized for issuance under the equity incentive plan by one million shares and will permit the Exactis.com board of directors to grant nonstatutory stock options with exercise prices less than 85% of the fair market value of the underlying common stock.

    THE EXACTIS.COM BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED EXACTIS.COM EQUITY INCENTIVE PLAN.

SUMMARY OF PLAN PROVISIONS

    ADMINISTRATION. The Exactis.com board of directors administers the equity incentive plan unless it delegates administration to a committee. The board of directors has the authority to construe, interpret and amend the equity incentive plan as well as to determine:

    - the grant recipients;

    - the grant dates;

    - the number of shares subject to the award;

    - the exercisability and vesting of the award;

    - the exercise price;

    - the type of consideration; and

    - the other terms of the award.

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    SHARE RESERVE.  Exactis.com has reserved a total of up to 4,000,000 shares of its common stock for issuance under the equity incentive plan. If the recipient of a stock award does not purchase the shares subject to his or her stock award before the stock award expires or otherwise terminates, the shares that are not purchased again become available for issuance under the equity incentive plan.

    ELIGIBILITY. The Exactis.com board of directors may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code to Exactis.com employees and to the employees of its affiliates. The board of directors also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to Exactis.com employees, directors and consultants as well as to the employees, directors and consultants of Exactis.com affiliates.

    - A stock option is a contractual right to purchase a specified number of Exactis.com shares at a specified price (exercise price) for a specified period of time.

        - An incentive stock option is a stock option that meets the requirements of Section 422 of the internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. However, the difference between the fair market value on date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise. Profit from the sale of stock purchased by exercising an incentive stock option will qualify for long-term capital gain tax treatment if the optionee holds the stock until the later of two years after the option grant date and one year after the date the option is exercised. However, if this holding period is not satisfied, the sale of the stock will be a disqualifying disposition, and a portion of any profit will be taxed at ordinary income rates.

        - A nonstatutory stock option is a stock option that either does not meet the Internal Revenue Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. The exercise of a nonstatutory stock option is a taxable event requiring payment of state and federal income tax and, if applicable, employment taxes on the difference (if any) between the exercise price and the fair market value on the exercise date.

    - A restricted stock purchase award is an offer to sell shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of shares at no cost to the recipient in consideration for past services rendered.

    Under certain conditions, the Exactis.com board of directors may grant an incentive stock option to a person who owns or is deemed to own stock possessing more than 10% of the total combined voting power of Exactis.com or an affiliate of Exactis.com. The exercise price of an incentive stock option in those cases must be at least 110% of the fair market value of the stock on the grant date, and the option term must be five years or less.

    LIMITS ON OPTION GRANTS. There are limits on the number of shares that the Exactis.com board of directors may grant under an option.

        - Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each the officer exceeds $1,000,000. In order to prevent options granted under the equity incentive plan from being counted toward this $1,000,000 limit, the Exactis.com board of directors may not grant options under the equity incentive plan to an employee covering an aggregate of more than 700,000 shares in any calendar year.

        - In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. In calculating

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          the $100,000 per year limitation, Exactis.com counts the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, Exactis.com includes incentive stock options granted under the equity incentive plan as well as under any other stock plans that Exactis.com affiliates or maintain. Exactis.com then determines the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, Exactis.com treats only the options covering the first $100,000 worth of stock as incentive stock options. Exactis.com treats any options covering stock in excess of $100,000 as nonstatutory stock options.

    OPTION TERMS. The Exactis.com board of directors may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of Exactis.com common stock on the grant date. The exercise price of nonstatutory stock options will be determined in the discretion of the Exactis.com board of directors. If the value of Exactis.com shares declines thereafter, the board of directors may offer optionholders the opportunity to replace their outstanding higher-priced options with new lower-priced options. To the extent required by Section 162(m) of the Internal Revenue Code, the old repriced option is deemed to be canceled and a new option granted, but both options will be counted against the Section 162(m) limit discussed above.

    The maximum option term is 10 years. Subject to this limitation, the board of directors may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to Exactis.com affiliates and to Exactis.com terminates. If this termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If this termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following the optionholder's death.

    The board of directors may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate a beneficiary to exercise either type of option following the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's option rights will pass by his or her will or by the laws of descent and distribution.

    TERMS OF OTHER STOCK AWARDS. The board of directors determines the purchase price of other stock awards. However, the board of directors may award stock bonuses in consideration of past services without a purchase payment. Shares issued under the equity incentive plan may, but need not be, restricted and subject to a repurchase option in Exactis.com's favor in accordance with a vesting schedule that the board of directors determines. The board of directors however, may accelerate the vesting of the restricted stock.

    OTHER PROVISIONS. Transactions not involving receipt of consideration by Exactis.com, including a merger, consolidation, reorganization, stock dividend and stock split, may change the class and number of shares subject to the equity incentive plan and to outstanding awards. In that event, the board of directors will appropriately adjust the equity incentive plan as to the class and the maximum number of shares subject to the equity incentive plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

    If Exactis.com dissolves or liquidates then outstanding stock awards will terminate immediately prior to this event. However, Exactis.com treats outstanding stock awards differently in the following situations:

    - a sale of substantially all of Exactis.com's assets;

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    - a merger or consolidation in which Exactis.com is not the surviving corporation (other than a merger or consolidation in which Exactis.com stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); or

    - a reverse merger in which Exactis.com is the surviving corporation but the shares of Exactis.com common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which Exactis.com stockholders immediately before the merger have, immediately after the merger, greater stock voting power).

    In these situations, the surviving entity will either assume or replace all outstanding awards under the equity incentive plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate in full. In addition, any transaction or series of related transactions in which in excess of 50% of Exactis.com's voting power is transferred will also trigger acceleration of vesting and exercisability unless it also constitutes one of the three types of transactions listed above, in which case, the rules applicable to those transactions apply.

    STOCK AWARDS GRANTED. As of March 31, 2000, no options had been exercised under the equity incentive plan; options to purchase 904,400 shares at a weighted average exercise price of $14.78 were outstanding; and 1,540,999 shares remained available for future grant (including the increase of 1,000,000 shares to the share reserve approved by the Exactis.com board of directors on February 28, 2000). As of March 31, 2000, the board of directors had not granted any stock bonuses or restricted stock under the equity incentive plan. In addition, at its February 28, 2000 meeting, the compensation committee of the board of directors indicated its intention to grant options to purchase an additional 1,115,675 shares under the equity incentive plan immediately prior to the completion of the merger with 24/7 Media at a per share exercise price equal to the lesser of $19.375 or 85% of the closing price of Exactis.com's common stock on the day the merger is completed.

    PLAN TERMINATION. The equity incentive plan will terminate in 2009 unless the board of directors terminates it sooner.

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                                 LEGAL MATTERS

    The validity of the shares of 24/7 Media stock offered by this joint proxy statement-prospectus will be passed upon for 24/7 Media by Cravath, Swaine & Moore. Cravath, Swaine & Moore from time to time acts as counsel for 24/7 Media.

    Cravath, Swaine & Moore, counsel for 24/7 Media, and Cooley Godward LLP, counsel for Exactis.com, will pass upon certain Federal income tax consequences of the merger for 24/7 Media and Exactis.com, respectively. Cooley Godward LLP from time to time acts as counsel for Exactis.com.

                                    EXPERTS

    The consolidated financial statements of 24/7 Media and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these consolidated financial statements. These consolidated financial statements are included in 24/7 Media's Annual Report on Form 10-K for the year ended
December 31, 1999, and are incorporated by reference in this joint proxy statement-prospectus in reliance upon the report given and upon the authority of KPMG as experts in accounting and auditing.

    The financial statements of Exactis.com, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these financial statements. These financial statements are included elsewhere in this joint proxy statement-prospectus in reliance upon the report given and upon the authority of KPMG as experts in accounting and auditing.


    The consolidated financial statements of Sabela Media, Inc. and subsidiaries as of December 31, 1999 and 1998, and for the year ended December 31, 1999 and the period from June 29, 1998 (inception) to December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference in this joint proxy statement-prospectus. These consolidated financial statements are included in 24/7 Media's Current Report on Form 8-K/A dated March 24, 2000, and are incorporated by reference in this joint proxy statement-prospectus in reliance upon the report given and upon the authority of KPMG as experts in accounting and auditing.



    The combined financial statements of the media divisions of IMAKE Software & Services, Inc. and IMAKE Consulting, Inc. as of December 31, 1999 and 1998, and for the years then ended, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect to these consolidated financial statements. These combined financial statements are included in 24/7 Media's Current Report on Form 8-K/A dated March 28, 2000, and are incorporated by reference in this joint proxy statement-prospectus in reliance upon the report given and upon the authority of KPMG as experts in accounting and auditing.


                             STOCKHOLDER PROPOSALS

24/7 MEDIA


    Stockholder proposals intended to be presented at the 2000 annual meeting of 24/7 Media stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must have been received by the Secretary of 24/7 Media at the executive office of 24/7 Media no later than April 9, 2000, in order to be included in the proxy materials sent by 24/7 Media management for the annual meeting. Stockholder proposals intended to be presented at the 2000 annual meeting of 24/7 Media stockholders that are not intended to be included in management's proxy materials under Rule 14a-8 must be received by the Secretary of 24/7 Media at the executive office of 24/7 Media no later than the


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close of business on the earlier of the 10th day following the date that the notice of annual meeting is mailed to the 24/7 Media stockholders or a public announcement of such meeting is made, in order to be considered at the 2000 annual meeting.


EXACTIS.COM


    If the merger is not completed, Exactis.com will hold a 2000 annual meeting of its stockholders. If such a meeting is held, stockholder proposals intended to be presented at that annual meeting of Exactis.com stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must have been received by the Secretary of Exactis.com at the executive office of Exactis.com no later than September 1, 2000, in order to be included in the proxy materials sent by Exactis.com management for the annual meeting. Stockholder proposals intended to be presented at the 2000 annual meeting of Exactis.com stockholders that are not intended to be included in management's proxy materials under Rule 14a-8 must be received by the Secretary of Exactis.com at the executive office of Exactis.com between September 1, 2000, and October 2, 2000, in order to be considered at the 2000 annual meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

    This joint proxy statement-prospectus incorporates documents by reference that are not presented in or delivered with this joint proxy statement-prospectus.

    All documents filed by 24/7 Media pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement-prospectus and before the date of its special meeting are incorporated by reference into and are deemed to be a part of this joint proxy statement-prospectus from the date of filing of those documents.

    You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information.

    The following documents, which have been filed by 24/7 Media with the Securities and Exchange Commission (SEC file number 0-29768), are incorporated by reference into this joint proxy statement-prospectus:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (filing date March 24, 2000).

    - Current Report on Form 8-K filed January 25, 2000, as amended by Form 8-K/A filed March 24, 2000.

    - Current Report on Form 8-K filed January 28, 2000, as amended by Form 8-K/A filed March 28, 2000.


    - Quarterly Report on Form 10-Q filed May 15, 2000.


    Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement-prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement-prospectus to the extent that a statement contained in this joint proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement-prospectus.


    The documents incorporated by reference into this joint proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement-prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this joint proxy statement-prospectus are not themselves specifically incorporated by reference in this joint proxy statement-prospectus, then the exhibits will not be provided. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY JUNE 15, 2000 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.


    Requests for documents relating to 24/7 Media should be directed to:

    24/7 Media, Inc., 1250 Broadway, New York, NY 10001, Attention: Secretary; telephone: (212) 231-7100; email: mmoran@247media.com.

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

Judiciary Plaza              Citicorp Center                   Seven World Trade Center
Room 1024                    500 West Madison Street           13th Floor
450 Fifth Street, N.W.       Suite 1400                        New York, New York 10048
Washington, D.C. 20549       Chicago, Illinois 60661

    Reports, proxy statements and other information concerning 24/7 Media may also be inspected at:

                            The Nasdaq Stock Market
                              1735 K Street, N.W.
                             Washington, D.C. 20006

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

    24/7 Media has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to 24/7 Media's stock to be issued in the merger. This joint proxy statement-prospectus constitutes the prospectus of 24/7 Media filed as part of the registration statement. This joint proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

    If you have any questions about the merger, please call either 24/7 Media Investor Relations at (212) 231-7100 or Exactis.com Investor Relations at
(303) 675-2399.

                STATEMENTS REGARDING FORWARD LOOKING INFORMATION

    The Securities and Exchange commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This joint proxy statement prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement-prospectus referring to 24/7 Media or Exactis.com, and they may also be made a part of this joint proxy statement-prospectus by reference to other documents filed with the Securities and Exchange Commission by 24/7 Media or Exactis.com, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the merger.

    Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance or the merger, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include: the risk that the 24/7 Media and the Exactis.com businesses will not be integrated successfully, the potential for impairment of relationships with employees or customers, the costs related to the merger, the inability of the companies to realize synergies or other anticipated benefits of the merger, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Media and Exactis.com. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this joint proxy statement-prospectus or the date of the document incorporated by reference in this joint proxy statement-prospectus. None of 24/7 Media and Exactis.com is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that 24/7 Media has filed with the Securities and Exchange Commission.

    All subsequent forward-looking statements attributable to 24/7 Media or Exactis.com or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Exactis.com, Inc.:

    We have audited the accompanying balance sheets of Exactis.com, Inc. as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exactis.com, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                          /s/ KPMG LLP


Denver, Colorado
January 31, 2000, except as to
  note 9, which is as of
  February 29, 2000

                               EXACTIS.COM, INC.
                                 BALANCE SHEETS



                                                               DECEMBER 31,
                                                         -------------------------    MARCH 31,
                                                            1998          1999          2000
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $ 6,383,255    52,349,712   39,805,975
  Restricted cash......................................           --     1,200,000    1,200,000
  Investments..........................................           --            --    2,936,917
  Accounts receivable, net of allowance of $75,000,
    $100,000 and $125,000, respectively................      727,295     3,070,685    4,467,268
  Receivable from sale of online publishing business...    1,500,000            --           --
  Prepaid expenses and other...........................       96,961     1,353,712    1,386,097
                                                         -----------   -----------   ----------
      Total current assets.............................    8,707,511    57,974,109   49,796,257
                                                         -----------   -----------   ----------
Property and equipment, at cost:
  Computers and equipment--production..................    2,304,982     5,713,751    7,888,678
  Computers and equipment--administrative..............      465,920       860,833    1,222,932
  Furniture and fixtures...............................      438,630       794,825    1,323,988
  Purchased computer software..........................      322,973     1,566,333    1,800,801
  Leasehold improvements...............................      314,879     1,411,711    2,122,535
                                                         -----------   -----------   ----------
                                                           3,847,384    10,347,453   14,358,934
  Less accumulated depreciation and amortization.......   (2,010,118)   (3,736,961)  (4,413,069)
                                                         -----------   -----------   ----------
                                                           1,837,266     6,610,492    9,945,865
Other assets...........................................      261,494       257,903      260,695
                                                         -----------   -----------   ----------
      Total assets.....................................  $10,806,271    64,842,504   60,002,817
                                                         ===========   ===========   ==========

                               EXACTIS.COM, INC.
                           BALANCE SHEETS (CONTINUED)



                                                               DECEMBER 31,
                                                        --------------------------    MARCH 31,
                                                            1998          1999          2000
                                                        ------------   -----------   -----------
                                                                                     (UNAUDITED)
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................  $    194,540     1,290,851     1,831,668
  Accrued liabilities.................................       517,019     2,119,952     1,810,079
  Accrued payroll and benefits........................       181,995       640,555       457,085
  Deferred revenue....................................     3,644,452     3,860,444     4,191,277
  Current portion of notes payable....................       677,777       527,351            --
  Obligations under capital leases....................         8,056            --            --
                                                        ------------   -----------   -----------
      Total current liabilities.......................     5,223,839     8,439,153     8,290,109
Deferred revenue, net of current portion..............     4,300,000     3,200,000     1,900,000
Notes payable, less current portion...................       609,700       127,831            --
                                                        ------------   -----------   -----------
      Total liabilities...............................    10,133,539    11,766,984    10,190,109
                                                        ------------   -----------   -----------
Mandatorily redeemable preferred stock, converted to
  common stock during 1999; none authorized issued or
  outstanding at December 31, 1999:
  Series B, par value $.01, authorized 2,570,000
    shares; issued and outstanding 2,523,333 shares
    (aggregate liquidation preference of
    $7,569,999).......................................     7,553,489            --            --
  Series C, par value $.01, authorized 3,550,000
    shares; issued and outstanding 1,911,533 shares
    (aggregate liquidation preference of
    $7,646,132).......................................     7,318,061            --            --
  Series D, par value $.01, authorized 1,300,000
    shares; issued and outstanding 625,001 shares in
    1998 (aggregate liquidation preference of
    $3,175,005).......................................     3,153,037            --            --
  Warrants for the purchase of mandatorily redeemable
    preferred stock...................................       647,936            --            --
                                                        ------------   -----------   -----------
                                                          18,672,523            --            --
                                                        ------------   -----------   -----------
Stockholders' equity (deficit):
  Undesignated preferred stock, 3,500,000 shares
    authorized in 1999, none issued or outstanding....            --            --            --
  Series A preferred stock, par value $.01,
    authorized, issued and outstanding 880,000 shares
    (aggregate liquidation preference of $1,100,000)
    in 1998, converted to common stock in 1999........     1,094,413            --            --
  Common stock, par value $.01. Authorized 35,000,000
    shares; issued and outstanding 1,009,053,
    12,688,872 and 12,735,474 shares, respectively....        10,091       126,689       127,355
  Additional paid-in capital..........................        43,138    89,508,055    89,673,222
  Unearned stock option compensation..................            --    (2,623,764)   (2,429,301)
  Accumulated deficit.................................   (19,147,433)  (33,935,460)  (37,558,568)
                                                        ------------   -----------   -----------
      Total stockholders' equity (deficit)............   (17,999,791)   53,075,520    49,812,708
                                                        ------------   -----------   -----------
Commitments and contingencies
      Total liabilities and stockholders' equity
        (deficit).....................................  $ 10,806,271    64,842,504    60,002,817
                                                        ============   ===========   ===========


                See accompanying notes to financial statements.

                               EXACTIS.COM, INC.


                            STATEMENTS OF OPERATIONS



                                                                               THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                 MARCH 31,
                                   --------------------------------------   ------------------------
                                      1997          1998         1999          1999         2000
                                   -----------   ----------   -----------   ----------   -----------
                                                                                  (UNAUDITED)
Revenue:
  Email and other services.......  $   358,801      821,410    10,087,611    1,759,003     4,008,945
  Online publishing..............      496,099    1,957,700       898,773      246,433       271,086
                                   -----------   ----------   -----------   ----------   -----------
    Total revenue................      854,900    2,779,110    10,986,384    2,005,436     4,280,031
                                   -----------   ----------   -----------   ----------   -----------
Cost of revenue:
  Email and other services.......      132,000      255,859       920,115      143,272       338,733
  Online publishing..............    1,906,768    2,524,175       862,133      223,707       261,016
                                   -----------   ----------   -----------   ----------   -----------
    Total cost of revenue........    2,038,768    2,780,034     1,782,248      366,979       599,749
                                   -----------   ----------   -----------   ----------   -----------
    Gross profit (loss)..........   (1,183,868)        (924)    9,204,136    1,638,457     3,680,282
                                   -----------   ----------   -----------   ----------   -----------
Operating expenses:
  Marketing and sales............    1,457,898    1,809,645     8,071,090      612,155     1,839,269
  Research, development and
    engineering..................    2,200,920    2,914,771    10,259,019      962,872     3,898,924
  General and administrative.....    1,977,760    2,039,367     4,002,549    1,117,812     1,585,429
  Depreciation and
    amortization.................      805,520    1,031,607     1,739,960      309,769       704,100
                                   -----------   ----------   -----------   ----------   -----------
    Total operating expenses.....    6,442,098    7,795,390    24,072,618    3,002,608     8,027,722
                                   -----------   ----------   -----------   ----------   -----------
    Loss from operations.........   (7,625,966)  (7,796,314)  (14,868,482)  (1,364,151)   (4,347,440)
Interest income (expense), net...      (72,947)    (100,907)      224,856        2,244       724,332
                                   -----------   ----------   -----------   ----------   -----------
    Net loss.....................   (7,698,913)  (7,897,221)  (14,643,626)  (1,361,907)   (3,623,108)
Accretion of preferred stock to
  liquidation value..............      (53,473)    (102,782)     (144,401)     (26,306)           --
                                   -----------   ----------   -----------   ----------   -----------
    Net loss attributable to
      common stockholders........  $(7,752,386)  (8,000,003)  (14,788,027)  (1,388,213)   (3,623,108)
                                   -----------   ----------   -----------   ----------   -----------
Net loss per share--basic and
  diluted........................  $     (7.75)       (7.96)        (6.26)       (1.38)        (0.29)
                                   ===========   ==========   ===========   ==========   ===========
Weighted average number of common
  shares outstanding--basic and
  diluted........................    1,000,255    1,004,461     2,360,958    1,009,053    12,694,903


                See accompanying notes to financial statements.

                                EXACTIS.COM INC.


                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                           SERIES A
                                                        PREFERRED STOCK            COMMON STOCK          ADDITIONAL
                                                     ---------------------   ------------------------     PAID-IN
                                                      SHARES      AMOUNT       SHARES       AMOUNT        CAPITAL
                                                     --------   ----------   ----------   -----------   ------------
Balances at January 1, 1997........................   880,000   $1,094,413    1,000,000   $    10,000          2,282
Exercise of common stock options...................        --           --        1,000            10          1,241
Accretion of redeemable preferred stock to
  liquidation value................................        --           --           --            --             --
Net loss...........................................        --           --           --            --             --
                                                     --------   ----------   ----------   -----------   ------------
Balances at December 31, 1997......................   880,000    1,094,413    1,001,000        10,010          3,523
Exercise of common stock options...................        --           --        8,053            81          9,911
Issuance of common stock options for services......        --           --           --            --         29,704
Accretion of redeemable preferred stock to
  liquidation value................................        --           --           --            --             --
Net loss...........................................        --           --           --            --             --
                                                     --------   ----------   ----------   -----------   ------------
Balances at December 31, 1998......................   880,000    1,094,413    1,009,053        10,091         43,138
Exercise of common stock options...................        --           --      256,657         2,567        490,549
Exercise of common stock warrants..................        --           --       81,105           811        623,609
Issuance of common stock in public offering, net of
  issuance costs...................................        --           --    4,020,000        40,200     51,232,265
Issuance of common stock options at less than fair
  value............................................        --           --           --            --      3,711,835
Amortization of unearned compensation..............        --           --           --            --             --
Accretion of redeemable preferred stock to
  liquidation value................................        --           --           --            --             --
Conversion of preferred stock to common stock......  (880,000)  (1,094,413)   7,322,057        73,020     33,406,659
Net loss...........................................        --           --           --            --             --
                                                     --------   ----------   ----------   -----------   ------------
Balances at December 31, 1999......................        --           --   12,688,872       126,689     89,508,055
Conversion adjustment from preferred stock to
  common stock.....................................        --           --      (20,000)           --             --
Exercise of common stock options and warrants......        --           --       66,602           666        115,193
Issuance of common stock options at less than fair
  value............................................        --           --           --            --        132,251
Amortization of unearned compensation, net of
  forfeitures......................................        --           --           --            --             --
Forfeiture of unearned stock option compensation...        --           --           --            --        (82,277)
Net loss...........................................        --           --           --            --             --
                                                     --------   ----------   ----------   -----------   ------------
Balances at March 31, 2000 (unaudited).............        --   $       --   12,735,474   $   127,355     89,673,222
                                                     ========   ==========   ==========   ===========   ============


                                                       UNEARNED
                                                     STOCK OPTION    ACCUMULATED
                                                     COMPENSATION      DEFICIT         TOTAL
                                                     -------------   ------------   -----------
Balances at January 1, 1997........................            --     (3,395,044)    (2,288,349)
Exercise of common stock options...................            --             --          1,251
Accretion of redeemable preferred stock to
  liquidation value................................            --        (53,473)       (53,473)
Net loss...........................................            --     (7,698,913)    (7,698,913)
                                                     ------------    -----------    -----------
Balances at December 31, 1997......................            --    (11,147,430)   (10,039,484)
Exercise of common stock options...................            --             --          9,992
Issuance of common stock options for services......            --             --         29,704
Accretion of redeemable preferred stock to
  liquidation value................................            --       (102,782)      (102,782)
Net loss...........................................            --     (7,897,221)    (7,897,221)
                                                     ------------    -----------    -----------
Balances at December 31, 1998......................            --    (19,147,433)   (17,999,791)
Exercise of common stock options...................            --             --        493,116
Exercise of common stock warrants..................            --             --        624,420
Issuance of common stock in public offering, net of
  issuance costs...................................            --             --     51,272,465
Issuance of common stock options at less than fair
  value............................................    (3,711,835)            --             --
Amortization of unearned compensation..............     1,088,071             --      1,088,071
Accretion of redeemable preferred stock to
  liquidation value................................            --       (144,401)      (144,401)
Conversion of preferred stock to common stock......            --             --     32,385,266
Net loss...........................................            --    (14,643,626)   (14,643,626)
                                                     ------------    -----------    -----------
Balances at December 31, 1999......................    (2,623,764)   (33,935,460)    53,075,520
Conversion adjustment from preferred stock to
  common stock.....................................            --             --             --
Exercise of common stock options and warrants......            --             --        115,859
Issuance of common stock options at less than fair
  value............................................      (132,251)            --             --
Amortization of unearned compensation, net of
  forfeitures......................................       244,437             --        244,437
Forfeiture of unearned stock option compensation...        82,277             --             --
Net loss...........................................            --     (3,623,108)    (3,623,108)
                                                     ------------    -----------    -----------
Balances at March 31, 2000 (unaudited).............    (2,429,301)   (37,558,568)    49,812,708
                                                     ============    ===========    ===========


                See accompanying notes to financial statements.

                               EXACTIS.COM, INC.


                            STATEMENTS OF CASH FLOWS



                                                                                                  THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                  MARCH 31,
                                                      --------------------------------------   -------------------------
                                                         1997          1998         1999          1999          2000
                                                      -----------   ----------   -----------   -----------   -----------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................  $(7,698,913)  (7,897,221)  (14,643,626)   (1,361,907)   (3,623,108)
  Adjustments to reconcile net loss to net cash used
    by operating activities:
      Depreciation and amortization.................      805,520    1,031,607     1,739,960       309,769       704,100
      Amortization of deferred marketing and
        financing costs.............................       77,606      162,237       130,554        25,597        25,409
      Preferred stock and preferred stock warrants
        issued for debt financing costs, marketing
        costs and interest expense..................      113,197           --     4,666,000            --            --
      Common stock options issued for services and
        compensation................................           --       29,704     1,088,071       580,996       244,437
      Accretion of premium on notes payable.........       29,748       53,286        45,482        13,411        21,484
  Changes in operating assets and liabilities:
    Receivables.....................................     (193,687)  (2,033,608)     (843,390)     (410,755)   (1,396,583)
    Prepaid expenses and other......................       26,601        7,246    (1,256,751)      (71,319)      (32,385)
    Other assets....................................      (12,692)     (66,693)      (30,275)       (1,814)      (28,201)
    Accounts payable and accrued liabilities........      (75,170)     479,494     3,157,804       339,567        47,475
    Deferred revenue................................       12,591    7,931,861      (884,008)   (1,119,623)     (969,167)
                                                      -----------   ----------   -----------   -----------   -----------
        Net cash used by operating activities.......   (6,915,199)    (302,087)   (6,830,179)   (1,696,078)   (5,006,539)
                                                      -----------   ----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property and equipment................   (1,056,942)    (894,493)   (6,513,651)     (473,768)   (4,039,474)
  Proceeds from sale of equipment...................        7,358        9,275           466            --            --
  Purchase of investments...........................           --           --            --            --    (2,936,917)
                                                      -----------   ----------   -----------   -----------   -----------
        Net cash used by investing activities.......   (1,049,584)    (885,218)   (6,513,185)     (473,768)   (6,976,391)
                                                      -----------   ----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of common and preferred
    stock...........................................    5,414,330    3,160,588    61,195,654            --       115,859
  Principal payments on capital lease obligations...      (19,768)     (22,307)       (8,056)       (8,056)           --
  Proceeds from notes payable.......................    3,522,658      477,343            --            --            --
  Payments on notes payable.........................     (253,471)    (542,087)     (677,777)     (162,563)     (676,666)
  Change in restricted cash.........................     (750,320)     750,320    (1,200,000)           --            --
                                                      -----------   ----------   -----------   -----------   -----------
        Net cash provided (used) by financing
          activities................................    7,913,429    3,823,857    59,309,821      (170,619)     (560,807)
        Net increase (decrease) in cash and cash
          equivalents...............................      (51,354)   2,636,552    45,966,457    (2,340,465)  (12,543,737)
Cash and cash equivalents at beginning of period....    3,798,057    3,746,703     6,383,255     6,383,255    52,349,712
                                                      -----------   ----------   -----------   -----------   -----------
Cash and cash equivalents at end of period..........  $ 3,746,703    6,383,255    52,349,712     4,042,790    39,805,975
                                                      ===========   ==========   ===========   ===========   ===========
Supplemental cash flow information -cash paid for
  interest..........................................  $    86,865      107,558        76,841         8,284        25,451
                                                      ===========   ==========   ===========   ===========   ===========
Supplemental noncash investing and financing
  activities:
  Redeemable preferred stock warrants issued for
    financing and marketing costs...................  $   320,394       70,223     4,762,688            --            --
                                                      ===========   ==========   ===========   ===========   ===========
  Notes payable and accrued interest payable
    converted to preferred stock....................  $ 2,021,697           --            --            --            --
                                                      ===========   ==========   ===========   ===========   ===========


                See accompanying notes to financial statements.

                               EXACTIS.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS
                 DECEMBER 31, 1998 AND 1999 AND MARCH 31, 2000
           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

    Exactis.com, Inc. (formerly InfoBeat Inc.) (the Company), a Delaware corporation, was formed on January 30, 1996. In January 1999, the Company changed its name from InfoBeat Inc. to Exactis.com, Inc. The Company provides permission-based outsourced email marketing and communications services. Through December 1998, the Company also operated an online publishing business, which consisted of the publication of advertising supported newsletters delivered daily to subscribers via email (see note 2).

    The Company completed an initial public offering of shares of its common stock in November 1999.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.


    The accompanying unaudited financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the financial position at March 31, 2000 and results of operations and cash flows for the three months ended March 31, 1999 and 2000 have been included. Operating results for the three months ended March 31, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year.



    (b) CASH EQUIVALENTS, RESTRICTED CASH AND INVESTMENTS


    The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents at December 31, 1999 consists primarily of money market funds.

    Restricted cash at December 31, 1999 consists of a certificate of deposit securing a line of credit from a financial institution. The line of credit was required by the lessor under a lease agreement which commences in January 2000.


    Investments at March 31, 2000 consist of commercial paper with maturities of greater than three months at the date of purchase. Cost approximates fair value.


    (c) PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years. Leasehold improvements are amortized over the lesser of the lease term or the estimated lives, which range from 3 to 10 years.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (d) INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS
No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and iabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

    (e) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of certain of the Company's financial instruments, including accounts receivable and accrued liabilities, approximate fair value because of their short maturities. Because the interest rates on the Company's certificates of deposit and notes payable reflect market rates and terms, the fair values of these instruments approximate carrying amounts.

    (f) REVENUE RECOGNITION

    Email and other services revenue generally is derived from the delivery of email messages for clients on a pre-determined price per message basis and is recognized upon delivery. The Company records deferred revenue for payments received and receivables contractually due in advance of services performed. See note 2 for revenue recognition related to the email and other services provided to Sony Music.

    Online publishing revenue consisted principally of short-term advertising contracts whereby the Company guaranteed a minimum number of impressions (a view of an advertisement by a consumer) for a fixed fee. The Company recorded deferred revenue for payments received in advance of delivered impressions.

    (g) IMPAIRMENT OF LONG-LIVED ASSETS AND ASSETS TO BE DISPOSED OF

    In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

    (h) STOCK-BASED COMPENSATION

    The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) market price of the underlying stock exceeds the exercise price of the option. Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income or loss disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

    (i) CONTINGENT STOCK PURCHASE WARRANTS

    The Company recorded contingent stock purchase warrants issued prior to November 21, 1997 in accordance with Emerging Issues Task Force Bulletin 96-3:
Accounting for Equity Instruments That Are Issued for Consideration Other Than Employee Services under FASB Statement No. 123. Under EITF 96-3, the number of warrants estimated to eventually be issued are recorded at fair value at the grant date. The Company expenses subsequent revisions to the estimated number of warrants to be issued based on the fair value of the warrants, as determined at the grant date.

    The Company has recorded contingent stock purchase warrants issued subsequent to November 20, 1997 in accordance with Emerging Issues Task Force Bulletin 96-18: Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. At the grant date, the minimum number of warrants which may eventually be issued are recorded at their fair value, which is adjusted in subsequent periods for revisions of the minimum number of warrants to be issued and the then current fair value of the warrants.

    (j) RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred. Research and development costs totaled approximately $265,000, $546,000 and $3,500,000 in 1997, 1998 and 1999, respectively.

    (k) LOSS PER SHARE

    Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128). Under SFAS No. 128, basic earnings (loss) per share (EPS) excludes dilution for potential common stock and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS are the same in 1997, 1998 and 1999, as all potential common stock instruments are antidilutive.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The weighted average number of common shares outstanding were computed as follows:



                                                               THREE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,              MARCH 31,
                         ---------------------------------   ----------------------
                           1997        1998        1999        1999         2000
                         ---------   ---------   ---------   ---------   ----------
                                                                  (UNAUDITED)
Common shares
  outstanding at
  beginning of
  period...............  1,000,000   1,001,000   1,009,053   1,009,053   12,688,872
Effect of shares issued
  during the period....        255       3,461   1,351,905          --        6,031
                         ---------   ---------   ---------   ---------   ----------
Basic and diluted
  weighted average
  common shares........  1,000,255   1,004,461   2,360,958   1,009,053   12,694,903
                         =========   =========   =========   =========   ==========


(2) SALE OF ONLINE PUBLISHING BUSINESS

    Prior to December 1998, the Company operated in two lines of business. The Company's initial business, the online publishing business, was the publication of advertising supported newsletters delivered daily to subscribers via email. In early 1998, the Company launched its outsourced email marketing and communications services business (the email services business).

    In December 1998 the Company sold the online publishing business, including rights to the InfoBeat brand, the consumer newsletters and the subscriber lists to Sony Music, a Group of Sony Music Entertainment Inc. The Company also entered into a service agreement to manage the production and delivery of the InfoBeat newsletters for Sony Music through December 2001. At December 31, 1999, the Company had received $11.8 million under the sales agreement and related service agreement. The agreements also provide for additional minimum payments of $3.0 million over the term of the service agreement. In connection with the agreements, Sony Music was granted preferred stock purchase warrants with contingent vesting provisions based on future performance criteria. In
November 1999, the warrants were replaced with 400,000 fully vested warrants (see note 3).


    The separate fair values of the sales and service agreements were not objectively determinable. Therefore, the proceeds of the sales and service agreements are being recognized as email services revenue over the term of the service agreement based on the monthly minimum number of email messages to be provided under the service agreement. At December 31, 1999 and March 31, 2000 substantially all of the current and long-term deferred revenue is related to the Sony Music agreements.


    Beginning in January 1999, the Company agreed to provide Sony Music with editorial services related to the InfoBeat newsletters. Online publishing revenue in 1999 consists of cost reimbursements by Sony Music for employees providing these editorial services.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) PREFERRED STOCK AND STOCKHOLDERS' EQUITY

    (a) PREFERRED STOCK

    In June 1998, the Company issued 625,001 shares of Series D preferred stock at $5.08 per share. In July and August 1999, the Company issued 1,357,284 shares of Series E preferred stock at $6.50 per share. Warrants were also issued in conjunction with the sale of the Series E preferred stock (see below). All preferred stock was converted into an equal number of shares of common stock in connection with the Company's November 1999 initial public offering of common stock.

    (b) WARRANTS

    In April 1997, the Company issued warrants to purchase 46,666 shares of Series B preferred stock at $3.00 per share in connection with the issuance of notes payable to a bank. The warrants expire in 2007 and at December 31, 1999, all of the warrants were exercisable. The fair value of the warrants at the date of issuance was recorded as deferred financing costs and is being amortized to interest expense over the term of the notes using the interest method.

    In June 1997, the Company issued warrants to purchase 75,000 shares of Series C preferred stock at $4.00 per share in connection with a bridge financing. The warrants expire in 2001 and at December 31, 1999, 7,656 warrants had been exercised and 67,344 warrants were exercisable. The fair value of the warrants at the date of issuance was recognized as interest expense in 1997.

    In July 1997, the Company issued warrants to purchase 210,917 shares of Series C preferred stock at $4.00 per share in connection with the issuance of Series C preferred stock. The warrants expire in 2001 and at December 31, 1999, 3,355 warrants had been exercised and 207,562 warrants were exercisable. The fair value of the warrants at the date of issuance was separately recorded as warrants for the purchase of mandatorily redeemable preferred stock and as a reduction to the Series C preferred stock.

    In July 1997, the Company issued warrants to purchase 425,000 shares of Series C preferred stock at $6.00 per share in connection with a marketing agreement. Vesting of the warrants is contingent upon the recipient meeting certain performance requirements under the agreement. The warrants expire in 2000 and at December 31, 1999, 170,000 of the warrants were vested and exercisable. The fair value of the warrants is being recognized as marketing and sales expense over the term of the agreement, based on management's periodic estimate of the number of warrants which will ultimately vest under the agreement. Such estimate was adjusted in 1999 and the Company recorded an additional $96,688 of deferred marketing expense.

    In December 1998, the Company issued warrants to purchase 600,000 shares of Series D preferred stock in connection with the agreements described in note 2. In November 1999, the warrants were replaced with warrants to purchase 400,000 shares of Series D preferred stock at $6.00 per share. The fair value of the warrants was determined to be $4,666,000 and was recognized as marketing and sales expense in 1999.


    In July and August, 1999, the Company issued warrants to purchase a total of 203,586 shares of Series E preferred stock at $8.00 per share in connection with the issuance of Series E preferred stock. The warrants expire in 2004 and at December 31, 1999, 75,000 of the warrants had been exercised and 128,586 of the warrants were exercisable. In March 2000, an additional 46,150 warrants were exercised.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)
The fair value of the warrants at the date of issuance was separately recorded as warrants for the purchase of mandatorily redeemable preferred stock and as a reduction to the Series E preferred stock.

    In November 1999, all warrants issued by the Company to purchase shares of Series B, C, D and E preferred stock were converted to warrants to purchase an equivalent number of shares of common stock in conjunction with the Company's initial public offering.


    (c) STOCK OPTIONS


    In 1996, 1997 and 1999 the Company adopted stock option plans (the 1996 Plan, the 1997 Plan and the 1999 Plan) pursuant to which the Company's Board of Directors may grant incentive stock options and non-qualified stock options to employees, directors and consultants. The 1996 Plan, the 1997 Plan and the 1999 Plan authorize grants of options to purchase up to an aggregate of 3,000,000 shares of authorized but unissued common stock. No further options will be granted under the 1996 and 1997 Plans. Options currently outstanding under the 1996 and 1997 Plans will continue to be outstanding under the terms of the 1996 and 1997 Plans until exercised or terminated. Options forfeited under the 1996 Plan are available for grant under the 1997 Plan and options forfeited under the 1997 Plan are available for grant under the 1999 Plan. Stock options are generally granted with an exercise price equal to the stock's fair market value at the date of grant. Incentive stock options have ten-year terms and generally vest 25% one year from the grant date with the remainder vesting on a pro-rata basis over 36 months. Non-qualified stock options have ten-year terms and generally vest over periods up to four years from the grant date, although 658,000 non-qualified stock options with three-year vesting were granted in May 1999.

    At December 31, 1999, 821,211 shares were available for grant under the 1999 Equity Incentive Plan. The per share weighted-average fair value of stock options granted with exercise prices equal to the stock's fair market value at the date of grant during 1997, 1998 and 1999 was $0.33, $0.41 and $2.57, respectively, on the date of grant. Prior to the Company's initial public offering in November 1999, the fair values of stock options granted were calculated using the Black Scholes option-pricing model with the following weighted-average assumptions: no volatility or dividends, risk-free interest rate of 6%, and an expected life of 2 years. Subsequent to the initial public offering, the same assumptions were used except volatility was assumed to be 100%.


    The Company utilizes APB Opinion No. 25 in accounting for its Plans and, accordingly, since the Company generally grants options at fair value, no compensation cost was recognized for stock options in the accompanying financial statements in 1997 and 1998. In 1999, a total of 1,117,000 stock options were granted with exercise prices less than fair value, resulting in total compensation expense to be recognized over the vesting period of $3,711,835, $1,088,071 of which was recognized during the year ended December 31, 1999. During the three months ended March 31, 2000, a total of 34,600 stock options were granted with exercise prices less than fair value resulting in $132,251 of additional compensation expense to be recognized over the vesting period. If the Company determined compensation cost based on the fair value of the options at the grant date under SFAS No. 123, the Company's net loss would have been approximately $7,714,000, $7,963,000 and $14,809,133 and the Company's net loss per share would have been $7.71, $7.93 and $6.27 in 1997, 1998 and 1999, respectively.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

    The following table summarizes stock option activity for the three years ended December 31, 1999 and three months ended March 31, 2000:



                                                                       WEIGHTED
                                                                       AVERAGE
                                                           NUMBER OF   EXERCISE
                                                            OPTIONS     PRICE
                                                           ---------   --------
Balance at January 1, 1997...............................    616,143    $  .93
  Exercised..............................................     (1,000)     1.25
  Granted................................................    657,160      2.88
  Forfeited..............................................   (378,667)     1.14
                                                           ---------

Balance at December 31, 1997.............................    893,636      1.71
  Exercised..............................................     (8,053)     1.25
  Granted................................................    513,065      3.74
  Forfeited..............................................   (385,729)     2.04
                                                           ---------

Balance at December 31, 1998.............................  1,012,919      3.05
  Exercised..............................................   (256,657)     1.92
  Granted................................................  1,797,500      5.30
  Forfeited..............................................   (640,683)     3.30
                                                           ---------

Balance at December 31, 1999.............................  1,913,079      5.26
  Exercised..............................................    (32,026)     3.62
  Granted................................................    313,600     23.83
  Forfeited..............................................    (33,388)     8.70
                                                           ---------
Balance at March 31, 2000 (unaudited)....................  2,161,265      7.93
                                                           =========



    At March 31, 2000, the weighted average remaining contractual life of outstanding options was 9.11 years. At March 31, 2000, 205,557 incentive options and 242,678 non-qualified options were exercisable.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

    The following table summarizes information about stock options outstanding at March 31, 2000 (unaudited):



                      OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
  ------------------------------------------------------------   -------------------------
                                         WEIGHTED
                                          AVERAGE     WEIGHTED       NUMBER       WEIGHTED
                                         REMAINING    AVERAGE     EXERCISABLE     AVERAGE
        RANGE OF            NUMBER      CONTRACTUAL   EXERCISE       AS OF        EXERCISE
     EXERCISE PRICES      OUTSTANDING      LIFE        PRICE     MARCH 31, 2000    PRICE
  ---------------------   -----------   -----------   --------   --------------   --------
        $1.25                 70,694        6.66       $ 1.25         70,694       $1.25
        1.50                 478,026        9.11         1.50        174,026        1.50
     3.00 - 3.40             185,729        7.63         3.27        109,226        3.25
        4.32                 453,416        9.02         4.32         94,289        4.32
        5.53                 417,500        9.41         5.53             --          --
        12.00                171,000        9.63        12.00             --          --
    17.81 - 20.25             69,900        9.85        19.49             --          --
    21.63 - 24.63            121,000        9.88        22.76             --          --
    25.00 - 27.00            136,000        9.77        26.25             --          --
    27.00 - 35.00             58,000        9.97        29.62             --          --
                           ---------                                 -------
                           2,161,265        9.11         7.93        448,235        2.48
                           =========                                 =======


(4) INCOME TAXES

    Income tax benefit relating to losses for the years ended December 31 differs from the amounts that would result from applying the federal statutory rate of 34% in 1997 and 1998 and 35% in 1999 as follows:

                                                 YEARS ENDED DECEMBER 31,
                                           -------------------------------------
                                              1997          1998         1999
                                           -----------   ----------   ----------
Expected tax benefit.....................  $(2,617,630)  (2,685,055)  (4,978,833)
State income taxes, net of federal
  benefit................................     (152,438)    (156,364)    (289,942)
Change in valuation allowance for
  deferred tax assets....................    2,841,912    2,869,286    5,315,497
Other, net...............................      (71,844)     (27,867)     (46,722)
                                           -----------   ----------   ----------
Actual income tax benefit................  $        --           --           --
                                           ===========   ==========   ==========

    No tax benefit has been recorded by the Company due to net operating losses and an increase in the valuation allowance for deferred tax assets.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) INCOME TAXES (CONTINUED)
    Temporary differences that give rise to significant components of deferred tax assets as of December 31 are as follows:

                                                        1998          1999
                                                     -----------   -----------
Net operating loss carryforwards...................  $ 4,372,641     8,301,912
Receivables due to allowance for doubtful accounts
  for tax purposes only............................       27,771        37,021
Deferred revenue...................................    2,362,453     1,961,002
Equipment and leasehold improvements due to
  differences in depreciation and amortization.....       71,082       110,359
Accrued expenses...................................       78,692        78,692
Stock warrants.....................................           --     1,726,420
Other, net.........................................       49,827        62,557
                                                     -----------   -----------
    Gross deferred tax asset.......................    6,962,466    12,277,963
Valuation allowance................................   (6,962,466)  (12,277,963)
                                                     -----------   -----------
    Net deferred tax asset.........................  $        --            --
                                                     ===========   ===========

    At December 31, 1999, the Company had a net operating loss carryforward for federal income tax purposes of approximately $22 million, which is available to offset future federal taxable income, if any, through 2019. Management believes the utilization of carryforwards will be limited by Internal Revenue Code
Section 382 relating to changes in ownership, as defined.


    Due to the uncertainty regarding the realization of the deferred tax assets relating to the net operating loss carryforwards and other temporary differences, a valuation allowance has been recorded for the Company's net deferred tax asset at December 31, 1997, 1998 and 1999 and March 31, 2000.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5) NOTES PAYABLE

    Notes payable consists of the following:

                                                             DECEMBER 31,
                                                         ---------------------
                                                            1998        1999
                                                         ----------   --------
14.0% note, payable in monthly installments of $31,669,
  including interest, with final payment of $75,000 due
  March 1, 2000; secured by computer equipment.........  $  502,994    167,034

12.5% note, payable in monthly installments of $12,815,
  including interest, with final payment of $30,622 due
  October 1, 2000; secured by computer equipment and
  furniture............................................     276,148    149,368

12.5% note, payable in monthly installments of $3,585,
  including interest, with final payment of $8,577 due
  December 1, 2000; secured by computer equipment......      82,830     48,044

12.3% note, payable in monthly installments of $3,487,
  including interest with final payment of $8,359 due
  May 1, 2001, secured by computer equipment...........      93,631     61,409

12.3% note, payable in monthly installments of $11,454,
  including interest, with final payment of $27,442 due
  August 1, 2001, secured by computer equipment........     331,874    229,327
                                                         ----------   --------

                                                          1,287,477    655,182

    Less current portion...............................    (677,777)  (527,351)
                                                         ----------   --------

Notes payable, net of current portion..................  $  609,700    127,831
                                                         ==========   ========


    The above notes payable were included in a bank financing agreement. All notes payable were repaid in the three months ended March 31, 2000.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6) COMMITMENTS AND CONTINGENCIES

    (a) LEASES

    The Company leases office facilities under operating lease agreements which expire in 2001 and 2010. Future minimum lease payments as of December 31, 1999, are as follows:

                                                               OPERATING
                                                                LEASES
                                                              -----------
2000........................................................  $   949,846
2001........................................................    1,143,255
2002........................................................      974,778
2003........................................................    1,052,141
2004........................................................    1,144,977
Thereafter..................................................    6,459,839
                                                              -----------
Total future minimum lease payments.........................  $11,724,836
                                                              ===========

    Rent expense for the years ended December 31, 1997, 1998 and 1999 was $152,461, $167,862 and $245,285, respectively.


    In April 2000, the Company signed an amendment to the lease agreement which provides for additional lease space effective October 1, 2000, resulting in an increase of $911,877 to annual lease expense through March 2010.


    (b) EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their compensation up to a maximum amount provided by the Internal Revenue Code. The Company may make discretionary contributions to the 401(k) plan. The Company has made no contributions to the Plan since inception.

    (c) LITIGATION

    The Company is subject to litigation and claims incidental to its business. While it is not feasible to predict or determine the financial outcome of these matters, management does not believe that the ultimate resolution of these matters will result in a significant adverse effect on the Company's financial position, results of operations or liquidity.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(7) SIGNIFICANT CUSTOMERS


    Revenue attributable to significant customers (as a percentage of total revenue) in 1997, 1998 and 1999 and the three months ended March 31, 2000 was as follows:



                                                         YEARS ENDED
                                                         DECEMBER 31,
                                                ------------------------------    THREE MONTHS
                                                                                     ENDED
                                                  1997       1998       1999     MARCH 31, 2000
                                                --------   --------   --------   --------------
                                                                                  (UNAUDITED)
Customer A--online publishing and email and
  other services..............................     --           --       65%           55%
Customer B--email and other services..........     42%           2%      --            --
Customer C--online publishing and email and
  other services..............................     13%           6%      --            --



    Receivables from Customer B represented 11% of total accounts receivable at December 31, 1998. Receivables from Customer A represented 52% of total accounts receivable at December 31, 1999. Receivables from Customer A represented 46% of total accounts receivable at March 31, 2000.


(8) BUSINESS SEGMENTS


    The Company had two reportable business segments, email and other services and online publishing. The online publishing business was sold to Sony Music in December 1998 (see note 2). The following sets forth selected segment data for the years ended December 31, 1997 and 1998. Online publishing revenue for 1999 consists of cost reimbursements by Sony Music for employees providing editorial services related to the InfoBeat newsletters. The Company has operated in a single segment since January 1, 1999 as it does not prepare segment financial information related to the editorial services provided to Sony Music. The Company primarily evaluates segment performance based on net income or loss. General and administrative costs, depreciation and amortization and interest were allocated between the two segments based upon revenue. The tangible assets used by the two segments were not separately identifiable.

                               EXACTIS.COM, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(8) BUSINESS SEGMENTS (CONTINUED)

                                                                YEAR ENDED DECEMBER 31, 1997
                                                              ---------------------------------
                                                                EMAIL
                                                              AND OTHER     ONLINE
                                                              SERVICES    PUBLISHING    TOTAL
                                                              ---------   ----------   --------
                                                                       (IN THOUSANDS)
Revenue.....................................................   $   359         496         855
Cost of revenue.............................................       132       1,907       2,039
                                                               -------      ------      ------
    Gross profit (loss).....................................       227      (1,411)     (1,184)
                                                               -------      ------      ------
Operating expenses:
  Marketing and sales.......................................     1,033         425       1,458
  Research, development and engineering.....................       701       1,500       2,201
  General and administrative................................       831       1,147       1,978
  Depreciation and amortization.............................       338         467         805
                                                               -------      ------      ------
    Total operating expenses................................     2,903       3,539       6,442
                                                               -------      ------      ------
    Loss from operations....................................    (2,676)     (4,950)     (7,626)
Interest expense............................................      (104)       (148)       (252)
Interest income.............................................        74         105         179
                                                               -------      ------      ------
    Net loss................................................   $(2,706)     (4,993)     (7,699)
                                                               =======      ======      ======

                                                                YEAR ENDED DECEMBER 31, 1998
                                                              ---------------------------------
                                                                EMAIL
                                                              AND OTHER     ONLINE
                                                              SERVICES    PUBLISHING    TOTAL
                                                              ---------   ----------   --------
                                                                       (IN THOUSANDS)
Revenue.....................................................   $   821       1,958       2,779
Cost of revenue.............................................       256       2,524       2,780
                                                               -------      ------      ------
    Gross profit (loss).....................................       565        (566)         (1)
                                                               -------      ------      ------
Operating expenses:
  Marketing and sales.......................................     1,621         189       1,810
  Research, development and engineering.....................     1,807       1,108       2,915
  General and administrative................................       602       1,437       2,039
  Depreciation and amortization.............................       305         726       1,031
                                                               -------      ------      ------
    Total operating expenses................................     4,335       3,460       7,795
                                                               -------      ------      ------
    Loss from operations....................................    (3,770)     (4,026)     (7,796)
Interest expense............................................       (64)       (157)       (221)
Interest income.............................................        35          85         120
                                                               -------      ------      ------
    Net loss................................................   $(3,799)     (4,098)     (7,897)
                                                               =======      ======      ======

(9) SUBSEQUENT EVENT

   On February 29, 2000, the Company agreed to be acquired by 24/7 Media, Inc. Under the terms of the proposed transaction, each outstanding share of the Company's common stock is to be exchanged for 0.60 shares of common stock of 24/7 Media, Inc. Completion of the transaction is subject to regulatory and stockholder approval.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF FEBRUARY 29, 2000
                                  BY AND AMONG
                               24/7 MEDIA, INC.,
                        EVERGREEN ACQUISITION SUB CORP.
                                      AND
                               EXACTIS.COM, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                    PAGE
                                                                                  --------
                                        ARTICLE I

                                        THE MERGER
SECTION 1.01.  The Merger.......................................................         2
SECTION 1.02.  Closing..........................................................         2
SECTION 1.03.  Effective Time...................................................         2
SECTION 1.04.  Effects of the Merger............................................         2
SECTION 1.05.  Certificate of Incorporation and By-laws.........................         2
SECTION 1.06.  Board of Directors and Officers..................................         2

                                        ARTICLE II

                     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                    CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.  Effect on Capital Stock..........................................         3
               (a)  Capital Stock of Sub........................................         3
               (b)  Cancelation of Treasury Stock and Parent-Owned Stock........         3
               (c)  Conversion of Target Common Stock...........................         3
               (d)  Anti-Dilution Provisions....................................         3
SECTION 2.02.  Exchange of Certificates.........................................         3
               (a)  Exchange Agent..............................................         3
               (b)  Exchange Procedures.........................................         3
               (c)  Distributions with Respect to Unexchanged Shares............         4
               (d)  No Further Ownership Rights in Target Common Stock..........         4
               (e)  No Fractional Shares........................................         4
               (f)  Termination of Exchange Fund................................         5
               (g)  No Liability................................................         5
               (h)  Investment of Exchange Fund.................................         5
               (i)  Lost Certificates...........................................         5

                                       ARTICLE III

                              REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Representations and Warranties of Target.........................         5
               (a)  Organization, Standing and Corporate Power..................         5
               (b)  Subsidiaries................................................         6
               (c)  Capital Structure...........................................         6
               (d)  Authority; Noncontravention.................................         7
               (e)  SEC Documents; Undisclosed Liabilities......................         8
               (f)  Information Supplied........................................         8
               (g)  Absence of Certain Changes or Events........................         8
               (h)  Litigation..................................................         9
               (i)  Compliance with Applicable Laws.............................         9
               (j)  Absence of Changes in Benefit Plans.........................        10
               (k)  ERISA Compliance; Excess Parachute Payments.................        10
               (l)  Taxes.......................................................        12
               (m)  Voting Requirements.........................................        13
               (n)  State Takeover Statutes.....................................        13

                                                                                    PAGE
                                                                                  --------
               (o)  Brokers.....................................................        13
               (p)  Opinion of Financial Advisor................................        13
               (q)  Intellectual Property; Year 2000............................        13
               (r)  Contracts...................................................        15
               (s)  Title to Properties.........................................        16
               (t)  Privacy Policy..............................................        16
SECTION 3.02.  Representations and Warranties of Parent and Sub.................        17
               (a)  Organization, Standing and Corporate Power..................        17
               (b)  Subsidiaries................................................        17
               (c)  Capital Structure...........................................        17
               (d)  Authority; Noncontravention.................................        18
               (e)  SEC Documents; Undisclosed Liabilities......................        19
               (f)  Information Supplied........................................        19
               (g)  Absence of Certain Changes or Events........................        19
               (h)  Litigation..................................................        20
               (i)  Compliance with Applicable Laws.............................        20
               (j)  ERISA Compliance............................................        21
               (k)  Taxes.......................................................        22
               (l)  Voting Requirements.........................................        23
               (m)  State Takeover Statutes.....................................        23
               (n)  Intellectual Property; Year 2000............................        23
               (o)  Title to Properties.........................................        24
               (p)  Privacy Policy..............................................        24
               (q)  Tax Matters.................................................        25
               (r)  Interim Operations of Sub...................................        25

                                        ARTICLE IV

                        COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.  Conduct of Business..............................................        25
               (a)  Conduct of Business by Target...............................        25
               (b)  Conduct of Business by Parent...............................        28
               (c)  Advice of Changes...........................................        28
SECTION 4.02.  No Solicitation by Target........................................        28
SECTION        Recommendation by Parent.........................................        29
4.03.........

                                        ARTICLE V

                                  ADDITIONAL AGREEMENTS

SECTION 5.01.  Preparation of the Form S-4 and the Proxy Statement; Target
               Stockholders Meeting; Parent Stockholders Meeting................        30
SECTION 5.02.  Letters of Target's Accountants..................................        31
SECTION 5.03.  Letters of Parent's Accountants..................................        31
SECTION 5.04.  Access to Information; Confidentiality...........................        31
SECTION 5.05.  Reasonable Efforts...............................................        32
SECTION 5.06.  Stock Options; Warrants..........................................        32
SECTION 5.07.  Employee Matters.................................................        34
SECTION 5.08.  Indemnification, Exculpation and Insurance.......................        34
SECTION 5.09.  Fees and Expenses................................................        35
SECTION 5.10.  Public Announcements.............................................        36
SECTION 5.11.  Affiliates.......................................................        36

                                                                                    PAGE
                                                                                  --------
SECTION 5.12.  Quotation........................................................        36
SECTION 5.13.  Litigation.......................................................        36
SECTION 5.14.  Tax Treatment....................................................        36
SECTION 5.15.  Target Stockholder Agreement Legend; Parent Stockholder Agreement        36
               Legend...........................................................
SECTION 5.16.  Termination of Agreements........................................        37
SECTION 5.17.  Resignations.....................................................        37
SECTION 5.18.  Composition of Board of Directors of Parent......................        37

                                        ARTICLE VI

                                   CONDITIONS PRECEDENT

SECTION 6.01.  Conditions to Each Party's Obligation To Effect the Merger.......        37
               (a)  Stockholder Approval........................................        37
               (b)  HSR Act.....................................................        37
               (c)  No Litigation...............................................        37
               (d)  Form S-4....................................................        38
SECTION 6.02.  Conditions to Obligations of Parent and Sub......................        38
               (a)  Representations and Warranties..............................        38
               (b)  Performance of Obligations of Target........................        38
SECTION 6.03.  Conditions to Obligations of Target..............................        38
               (a)  Representations and Warranties..............................        38
               (b)  Performance of Obligations of Parent and Sub................        38
               (c)  Tax Opinion.................................................        39
               (d)  Nasdaq Quotation............................................        39
SECTION        Frustration of Closing Conditions................................        39
6.04.........

                                       ARTICLE VII

                            TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.  Termination......................................................        39
SECTION 7.02.  Effect of Termination............................................        39
SECTION 7.03.  Amendment........................................................        40
SECTION 7.04.  Extension; Waiver................................................        40
SECTION 7.05.  Procedure for Termination, Amendment, Extension or Waiver........        40

                                       ARTICLE VIII

                                    GENERAL PROVISIONS

SECTION 8.01.  Nonsurvival of Representations and Warranties....................        40
SECTION 8.02.  Notices..........................................................        40
SECTION 8.03.  Definitions......................................................        41
SECTION 8.04.  Interpretation...................................................        42
SECTION 8.05.  Counterparts.....................................................        42
SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries...................        42
SECTION 8.07.  Governing Law....................................................        42
SECTION 8.08.  Assignment.......................................................        42
SECTION 8.09.  Enforcement......................................................        42
SECTION 8.10.  Severability.....................................................        43
Annex I        -- Index of Defined Terms
Exhibit A      -- Form of Affiliate Letter
Exhibit B      -- Form of Tax Representation Letters
Schedule I     -- Board of Directors of Parent

    AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 29, 2000, among 24/7 MEDIA, INC., a Delaware corporation ("Parent"), EVERGREEN ACQUISITION SUB CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Exactis.com, Inc., a Delaware corporation ("Target").

    WHEREAS the respective Boards of Directors of Parent, Sub and Target have approved and declared advisable this Agreement and the merger of Sub with and into Target (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of Target ("Target Common Stock"), other than shares owned by Parent, Sub or Target, will be converted into the right to receive the Merger Consideration, and the Boards of Directors of Parent and Target have recommended that their respective stockholders adopt this Agreement;

    WHEREAS the respective Boards of Directors of Parent, Sub and Target have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

    WHEREAS Parent, Sub and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization under the provisions of Section
368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and (b) this Agreement constitutes a plan of reorganization;

    WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent and certain stockholders of Target (collectively, the "Target Stockholders") are entering into an agreement (the "Target Stockholder Agreement") pursuant to which the Target Stockholders will agree to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Target Stockholder Agreement;

    WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Target to enter into this Agreement, Target and certain stockholders of Parent (collectively, the "Parent Stockholders") are entering into an agreement (the "Parent Stockholder Agreement") pursuant to which the Parent Stockholders will agree to vote to approve the issuance of shares of Parent Common Stock (as defined in Section 2.01(c)) in connection with the Merger upon the terms and subject to the conditions set forth in the Parent Stockholder Agreement;

    WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain individuals are entering into employment agreements (the "Employment Agreements") pursuant to which Parent will agree to employ such individuals following the Effective Time (as defined in Section 1.03) and such individuals will agree to be subject to non-compete and non-solicitation obligations upon the terms and conditions set forth in the Employment Agreements; and

    WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent to enter into this Agreement, Parent and the Target Stockholders have entered into Lock-Up Agreements (collectively, the "Lock-Up Agreements") pursuant to which the Target Stockholders have agreed to certain restrictions relating to the disposition of Parent Common Stock following the Effective Time under certain circumstances.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Target at the Effective Time. Following the Effective Time, Target shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

    SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

    SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as Parent and Target shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

    SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.05.  CERTIFICATE OF INCORPORATION AND BY-LAWS.

    (a) The certificate of incorporation of Target, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that
Article IV of such certificate of incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.", and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The by-laws of Target, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06.  BOARD OF DIRECTORS AND OFFICERS.

    (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    (b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Common Stock or any shares of capital stock of Sub:

    (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into one share of common stock of the Surviving Corporation.

    (b) CANCELATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Target Common Stock that is owned by Target, Sub or Parent shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

    (c) CONVERSION OF TARGET COMMON STOCK. Subject to Section 2.02(e), each issued and outstanding share of Target Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.60 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Target Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with
Section 2.02, without interest.

    (d) ANTI-DILUTION PROVISIONS. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

    SECTION 2.02.  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Target Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.01 in exchange for outstanding shares of Target Common Stock.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Target may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with
Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with this Section 2.02. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN TARGET COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Target Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Target on such shares of Target Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

    (e) NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes that may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the per share last reported sale price of Parent Common Stock on the Closing Date, as such price is quoted by Nasdaq.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

    (g) NO LIABILITY. None of Parent, Sub, Target or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

    (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF TARGET. Except as disclosed in the Target Filed SEC Documents or as set forth on the Disclosure Schedule delivered by Target to Parent prior to the execution of this Agreement (the "Target Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant reasonably apparent), Target represents and warrants to Parent and Sub as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Target is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually and in the aggregate, is not reasonably likely to have a material adverse effect on Target.

Target has made available to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to the date of this Agreement.

    (b)  SUBSIDIARIES.  Target has no subsidiaries.

    (c) CAPITAL STRUCTURE. The authorized capital stock of Target consists of 35,000,000 shares of Target Common Stock and 3,500,000 shares of preferred stock, par value $0.01 per share, of Target ("Target Authorized Preferred Stock"). At the close of business on February 10, 2000, (i) 12,700,898 shares of Target Common Stock were issued and outstanding; (ii) no shares of Target Common Stock were held by Target in its treasury; (iii) no shares of Target Authorized Preferred Stock were issued and outstanding; (iv) 3,202,264 shares of Target Common Stock were reserved for issuance pursuant to the Target 1996 Stock Option Plan, the Target 1997 Stock Option Plan, the Target 1999 Equity Incentive Plan and the Target 1999 Employee Stock Purchase Plan (such plans, collectively, the "Target Stock Plans") of which 2,073,548 are subject to outstanding Target Stock Options; and (v) 1,275,158 shares of Target Common Stock were reserved for issuance upon the exercise of the warrants (the "Warrants") subject to the warrant agreements listed in Section 3.01(c) of the Target Disclosure Schedule. Except as set forth above, at the close of business on February 10, 2000, no shares of capital stock or other voting securities of Target were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the Target Stock Options) to receive shares of Target Common Stock on a deferred basis granted under the Target Stock Plans or otherwise. Target has delivered to Parent a complete and correct list, as of February 10, 2000, of each holder of outstanding stock options or other rights to purchase or receive Target Common Stock granted under the Target Stock Plans (collectively, "Target Stock Options") and the Warrants, the number of shares of Target Common Stock subject to each such Target Stock Option and Warrant, the name of the Target Stock Plan pursuant to which such Target Stock Options were granted, the grant dates and exercise prices of such Target Stock Options and Warrants and the dates on which such Target Stock Options and Warrants become vested. All (i) outstanding shares of Target Common Stock in respect of which Target has a right under specified circumstances to repurchase such shares at a fixed purchase price and (ii) outstanding Target Stock Options, are evidenced by stock option agreements and restricted stock purchase agreements in substantially the forms attached as Exhibit A to Section 3.01(c) of the Target Disclosure Schedule, and no stock option agreement or restricted stock purchase agreement contains terms that are substantially inconsistent with such forms. No bonds, debentures, notes or other indebtedness of Target having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Target may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of Target are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), other than Liens created by or imposed upon the holders thereof, and not subject to preemptive rights. Except as set forth in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Target, (B) any securities of Target convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, Target or (C) any warrants, calls, options or other rights to acquire from Target, and no obligation of Target to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, Target and (y) there are not any outstanding obligations of Target to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Target is not a party to any voting agreement with respect to the voting of any such securities. Target does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity. The Target Stockholders hold of record over 50% of the outstanding shares of Target Common Stock (calculated on a fully diluted basis assuming the exercise of all outstanding securities of Target that are currently, or may become on or prior to August 31, 2000, convertible into or exchangeable or exercisable for, shares of capital stock or other voting securities of Target).

    (d) AUTHORITY; NONCONTRAVENTION. Target has all requisite corporate power and authority to enter into this Agreement and, subject to the Target Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Target, subject, in the case of the Merger, to the Target Stockholder Approval. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Target under, (i) the certificate of incorporation or by-laws of Target,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization (each, a "Contract") applicable to Target or its properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Target or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, are not reasonably likely to (x) have a material adverse effect on Target, (y) impair the ability of Target to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated by this Agreement, except for
(1) the filing of a premerger notification and report form by Target under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a joint proxy statement relating to the Target Stockholders Meeting and the Parent Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Target Stockholder Agreement, the Parent Stockholder Agreement and the transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Target is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually and in the aggregate, are not reasonably likely to (x) have a material adverse effect on Target, (y) impair the ability of Target to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Target has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since November 24, 1999 (together with Target's Registration Statement on Form S-1 (Registration No. 333-85315), the "Target SEC Documents"). As of their respective dates, the Target SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Target SEC Documents, and none of the Target SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Target included in the Target SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Target as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in the financial statements contained in the Target Filed SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, Target does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, when taken as a whole with any benefits or rights corresponding to such liabilities or obligations, are reasonably likely to have a material adverse effect on Target.

    (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Target specifically for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Target's or Parent's stockholders or at the time of the Target Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement, the Parent Stockholder Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Target SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Target Filed SEC Documents"), from December 31, 1998 to the date of this Agreement, Target has conducted its business only in the ordinary course, and during such period there has not been (1) any material adverse change in Target, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Target's capital stock, (3) any split, combination or reclassification of any of Target's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Target's capital stock, (4) (A) any granting by Target to any current or former director, consultant, executive officer or other employee of Target of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Target Filed SEC Documents, (B) any granting by Target to any such current or former director, consultant, executive officer or employee of any increase in severance or termination pay, (C) any entry by Target into, or any amendments of, any Target Benefit Agreement or (D) any amendment to, or modification of, any Target Stock Option, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Target materially affecting their respective assets, liabilities or businesses,
(6) any tax election that individually or in the aggregate is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Target or (7) any settlement or compromise of any material income tax liability. Except for liabilities incurred in connection with this Agreement, the Parent Stockholder Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Target Filed SEC Documents, since December 31, 1998, there has not been any material adverse change in Target.

    (h) LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of Target, threatened against or affecting Target that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Target nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Target having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Target. Section 3.01(h) of the Target Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each settlement or similar agreement in respect of any pending or threatened suit, action, proceeding, judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator which Target has entered into or become bound by since
June 30, 1999.

    (i)  COMPLIANCE WITH APPLICABLE LAWS.

        (i) Target holds all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "Target Permits") that are required for them to own, lease or operate their assets and to carry on their businesses. Target is in compliance with the terms of the Target Permits and all applicable statutes, laws (including Environmental Laws), ordinances, rules and regulations, except for such failures to comply that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Target or any of its properties that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Target, is pending or, to the knowledge of Target, threatened.

        (ii) To Target's knowledge, there have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by Target that, individually or in the aggregate, are reasonably likely to have a material adverse effect on Target. Target is not the subject of any pending or, to Target's knowledge, threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by Target. The term "Environmental Law" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "Hazardous Materials" means all explosive or radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated under any Environmental Law. The term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

    (j) ABSENCE OF CHANGES IN BENEFIT PLANS. Since the date of the most recent audited financial statements included in the Target Filed SEC Documents, there has not been any adoption or amendment by Target of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, consultant or director of Target (collectively, the "Target Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Target pension plans, or any change in the manner in which contributions to any Target pension plans are made or the basis on which such contributions are determined. Except as disclosed in the Target Filed SEC Documents, there are not any employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements between Target and any current or former employee, officer, consultant or director of Target (collectively, the "Target Benefit Agreements").

    (k) ERISA COMPLIANCE; EXCESS PARACHUTE PAYMENTS.

        (i) Section 3.01(k) of the Target Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Target Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Target Benefit Plans and Target Benefit Agreements maintained, or contributed to, by Target, or to which Target is a party, for the benefit of any current or former employees, officers or directors of Target. Target has made available to Parent or will make available to Parent upon request true, complete and correct copies of (a) each Target Benefit Plan and Target Benefit Agreement (or, in the case of any unwritten Target Benefit Plan or Target Benefit Agreement, a description thereof), (b) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Target Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Target Benefit Plan for which such summary plan description is required and (d) each trust agreement and group annuity contract relating to any Target Benefit Plan.

        (ii) Each Target Benefit Plan has been administered in all material respects in accordance with its terms. Target and each Target Benefit Plan are in substantial compliance with the applicable provisions of ERISA and the Code, and all other applicable laws and the terms of all collective bargaining agreements. All Target Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), to the effect that such Target Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Target, has revocation been threatened, nor has any such Target Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no pending or, to the knowledge of Target, threatened litigation relating to Target Benefit Plans.

        (iii) None of Target or any person which is considered one employer with Target under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has or could reasonably be expected to have any liability under Title IV of ERISA with respect to any Target Benefit Plan. None of Target, any officer of Target or any of the Target Benefit Plans which are subject to ERISA, including the Target Pension Plans, any trusts created thereunder or, to the knowledge of Target, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Target or any officer of Target to the tax or penalty on prohibited transactions imposed by such Section 4975 in an amount that would be material or to any material liability under
    Section 502(i) or 502(l) of ERISA. All contributions and premiums required to be made under the terms of any Target Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed Target SEC Documents. Neither any Target Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

        (iv) With respect to any Target Benefit Plan that is an employee welfare benefit plan, (a) no such Target Benefit Plan is unfunded or funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) and (b) each such Target Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code. Target has no obligations for retiree health and life benefits under any Target Benefit Plan or Target Benefit Agreement.

        (v) The consummation of the Merger or any other transaction contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement will not (x) entitle any employee, officer, consultant or director of Target to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Target Benefit Plans or Target Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the Target Benefit Plans or Target Benefit Agreements.

        (vi) Other than payments that may be made to the persons listed in
    Section 3.01(k)(vi) of the Target Disclosure Schedule (the "Primary Target Executives"), any amount or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement (including as a result of termination of employment on or following the Effective Time) by any employee, officer or director of Target or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Target Benefit Plan or Target Benefit Agreement or otherwise would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from Target or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual. Set forth in Section
    3.01(k)(vi) of the Target Disclosure Schedule is (a) the estimated maximum amount that could be paid to each Primary Target Executive as a result of the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement (including as a result of a termination of employment on or following the Effective
    Time) under all Target Benefit Plans and Target Benefit Agreements and
    (b) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each Primary Target Executive calculated as of the date of this Agreement.

        (vii) Target is in compliance with all Federal, state and local requirements regarding employment, except for such failures to comply that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. As of the date of this Agreement, Target is not a party to any collective bargaining or other labor union contract applicable to persons employed by Target and no collective bargaining agreement is being negotiated by Target. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Target pending or, to the knowledge of Target, threatened which may interfere with the business activities of Target. As of the date of this Agreement, to the knowledge of Target, none of Target or any of its representatives or employees has committed an unfair labor practice in connection with the operation of the business of Target, and there is no charge or complaint against Target by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

    (l) TAXES.

        (i) Target has filed all tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. Target has paid all taxes due with respect to such returns, and the most recent financial statements contained in the Target Filed SEC Documents reflect an adequate reserve for all taxes payable by Target for all taxable periods and portions thereof accrued through the date of such financial statements.

        (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Target that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a material adverse effect on Target. The Federal income tax returns of Target for periods ending on or before December 31, 1995, have closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such taxes are pending, and, with respect to all subsequent periods, no Federal or state tax return or report or any other material tax return or report of Target is currently under audit and no written or unwritten notice of any such audit or similar examination has been received by Target. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to taxes has been executed or filed with any taxing authority.

        (iii) There are no material liens for taxes (other than for current taxes not yet due and payable) on the assets of Target. Target is not bound by any agreement with respect to taxes.

        (iv) Target has not been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

        (v) Section 3.01(l)(v) of the Target Disclosure Schedule sets forth each state in which Target has filed a tax return relating to state income, franchise, license, excise, net worth, property and sales and use taxes, except in a case where Target is or has been required to file such a tax return and such failures to file could not individually or in the aggregate reasonably be expected to have a material adverse effect on Target. To the knowledge of Target, it is not required to file any tax return or report in any other state and no claim has ever been made by a taxing authority in a jurisdiction where Target does not file a tax return that it is, or may be subject to, taxation in that jurisdiction.

        (vi) Target has not taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (vii) Target has not paid and has not entered into any binding agreement to pay any amount, nor will any bonuses paid by Target with respect to which a deduction is claimed for the 1999 fiscal year constitute amounts, to which
    Section 162(m) of the Code will apply so as to result in the disallowance of any material deduction.

        (viii) Target has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the

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    Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (ix) As used in this Agreement, "taxes" shall include all (x) Federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, and (y) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x).

    (m) VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Target Common Stock to adopt this Agreement (the "Target Stockholder Approval") is the only vote of the holders of any class or series of Target's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

    (n) STATE TAKEOVER STATUTES. The Board of Directors of Target has unanimously approved the terms of this Agreement and the Target Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Target Stockholder Agreement and such approval constitutes approval of this Agreement and the Target Stockholder Agreement and the Merger and the other transactions contemplated by this Agreement and the Target Stock-holder Agreement by the Board of Directors of Target under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that the restrictions contained in such Section 203 do not apply to Parent or Sub in connection with the Merger and the other transactions contemplated by this Agreement and the Target Stockholder Agreement. To the knowledge of Target, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby and by the Target Stockholder Agreement.

    (o) BROKERS. No broker, investment banker, financial advisor or other person, other than Thomas Weisel Partners LLC, the fees and expenses of which will be paid by Target, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target. Target has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

    (p) OPINION OF FINANCIAL ADVISOR. Target has received the written opinion of Thomas Weisel Partners LLC, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of Target, a signed copy of which opinion has been or promptly will be delivered to Parent.

    (q) INTELLECTUAL PROPERTY; YEAR 2000.

        (i) As used herein, "Intellectual Property Rights" shall mean all trademarks, service marks, trade names, brands, copyrights and patents, all applications for registration and registrations for such trademarks, copyrights and patents and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, know-how and processes; and "Target Intellectual Property Rights" shall mean all Intellectual Property Rights owned by or licensed to or used by Target. A list and brief description of all Target Intellectual Property Rights that are material to the conduct of the business of Target, and all licenses, contracts, rights and arrangements with respect to the foregoing, are set forth in Section 3.01(q) of the Target Disclosure Schedule. To Target's knowledge, all the Target Intellectual Property Rights which are material to the conduct of its business are valid, enforceable and in full force and effect.

    Target owns, free and clear of all Liens, or is validly licensed or otherwise has the right to use all the Target Intellectual Property Rights which are material to the conduct of its business.

        (ii) To Target's knowledge, Target has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person. Target has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Target or any such subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved, except for such charges, complaints, claims, demands or notices that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. To Target's knowledge, no other person has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Target Intellectual Property Rights.

        (iii) As the business of Target is presently conducted, Parent's use after the Closing of the Target Intellectual Property Rights which are material to the conduct of the business of Target will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other person, except for such interferences, infringements, misappropriations or other conflicts that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target.

        (iv) Target has taken, and until the Closing Date, Target will take all steps reasonably necessary to preserve Target's legal rights in all the Target Intellectual Property Rights, except for such steps the failure of which to be taken, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. In addition, each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Target or any predecessor-in-interest thereto either (x) is a party to a "work-for-hire" relationship under which Target is deemed to be the original owner/author of all property rights therein or (y) has executed an assignment or an agreement to assign in favor of Target or such predecessor-in-interest, as applicable, all right, title and interest in such material.

        (v) Target has reviewed and assessed all areas within its business and operations that could be adversely affected by the "Target Year 2000 Problem" (that is, the risk that computer applications used by Target or used by any of the suppliers and vendors of Target and that interface with a computer application used by Target may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on the foregoing, Target represents that all computer applications used by Target and all computer applications used by the suppliers and vendors of Target that interface with any computer application used by Target that are material to its business or operations are Year 2000 Compliant, except for such failures to be Year 2000 Compliant that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. The term "Year 2000 Compliant", with respect to a computer system or software program, means that such computer system or program: (a) is capable of correctly recognizing, processing, managing, representing, interpreting and manipulating accurate and correctly formatted date-related data for dates earlier and later than January 1, 2000; (b) does not lack the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations as a result of the advent of the year 2000; (c) has the ability to interpret accurate and correctly formatted date data correctly into and beyond the year 2000; (d) does not lack the ability not to produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000 as a result of the advent of the year 2000; (e) has the ability to process correctly after January 1, 2000, accurate and correctly formatted date data containing dates and times before that date; and
    (f) has the ability to recognize all "leap year" dates, including
    February 29, 2000.

    (r) CONTRACTS. Except for Contracts filed as exhibits to the Target Filed SEC Documents, Target is not a party to or bound by, and none of its properties or assets are bound by or subject to, any written or oral:

        (i) Contract not made in the ordinary course of business entered into prior to the date of this Agreement;

        (ii) Contract pursuant to which Target has agreed not to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

        (iii) Contract pursuant to which Target is restricted in any material respect in the development, marketing or distribution of its products or services;

        (iv) Contract with (A) any affiliate of Target or (B) any current or former director or officer of Target or of any affiliate of Target or any of the 25 most highly compensated employees of Target or (C) any affiliate of any such person (other than (w) contracts on arm's-length terms with companies whose common stock is publicly traded, (x) offer letters providing solely for "at will" employment, (y) invention assignment and confidentiality agreements relating to the assignment of inventions to Target not involving the payment of money and (z) Target Benefit Plans referred to in Section 3.01(j));

        (v) license or franchise granted by Target pursuant to which Target has agreed to refrain from granting license or franchise rights to any other person;

        (vi) Contract under which Target has (i) incurred any indebtedness that is currently owing or (ii) given any guarantee in respect of indebtedness, in each case having an aggregate principal amount in excess of $250,000;

        (vii) Contract that requires consent, approval or waiver of or notice to a third party in the event of or with respect to the Merger, including in order to avoid termination of or a loss of material benefit under any such Contract, except for such Contracts the termination or loss of material benefit under which, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target;

        (viii) Contract or other agreement, whether written or oral, that contains any guarantees as to Target's future revenues;

        (ix) Contract providing for payments of royalties to third parties;

        (x) Contract granting a third party any license to Intellectual Property Rights that is not limited to the internal use of such third party;

        (xi) Contract providing confidential treatment by Target of third party information other than non-disclosure agreements and provisions entered into by Target in the ordinary course of business consistent with past practice;

        (xii) Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to Parent or any of its subsidiaries (other than Target and its products or services (other than any similar products or services produced or offered by Parent or any of its subsidiaries (other than Target))); and

        (xiii) Contract which (i) has aggregate future sums due from Target in excess of $250,000 and is not terminable by Target for a cost of less than $250,000 or (ii) is otherwise material to the business of Target as presently conducted or as proposed to be conducted.

    Each Contract of Target is in full force and effect and is a legal, valid and binding agreement of Target and, to the knowledge of Target, of each other party thereto, enforceable against Target and, to the knowledge of Target, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or enforceable that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. Target has performed or is performing all material obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder, and, to the knowledge of Target, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder except, in each case, for such breaches that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target.

    (s)  TITLE TO PROPERTIES.

        (i) Section 3.01(s) of the Target Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all real property and leasehold property owned or leased by Target or any of its subsidiaries. Target has good and valid title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually and in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which Target has a leasehold interest, are free and clear of all Liens except for Liens that, individually and in the aggregate, do not materially interfere with the ability of Target to conduct its business as currently conducted.

        (ii) Target has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Target enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target.

    (t)  PRIVACY POLICY.

        (i) For purposes of this Section 3.01(t):

           (A) "Privacy Statement" means the written privacy policy of Target to be established by Target on or before the Policy Launch Date regarding the collection, use and distribution of personal information from visitors to its web site as in effect from time to time;

           (B) "Policy Launch Date" means the date on which Target makes the Privacy Statement accessible to visitors of its website, provided that such date shall occur no later than March 15, 2000; and

           (C) "Terms and Conditions" means Target's written agreements with its customers that establish the terms and conditions of Target's services as in effect from time to time.

        (ii) On and after the Policy Launch Date, the Privacy Statement will be conspicuously linked at all times on Target's homepage and from any page on Target's website on which personal information is collected from visitors to its web site. The Privacy Statement will include at the minimum the following: (A) notice to visitors about Target's web site's information collection policies and practices prior to disclosing their personal information; (B) options for the visitors regarding how their personal information will be used, including any uses beyond those for which the information was provided and the option to choose whether or not to allow their personal information to be disclosed and used for such purposes and by third parties, but excluding the use

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
    and disclosure of personal information to the extent that Target believes in good faith (based on the advise of outside counsel) that applicable law requires such use or disclosure or for administrative purposes to the extent that Target determines in good faith that such use or disclosure is reasonably necessary to maintain or service its site or its services; (C) a mechanism by which visitors may view and correct their personal data if it is inaccurate or incomplete; (D) representation that Target uses industry standard security measures to protect all data collected by Target from visitors; and (E) a notice that visitors under the age of eighteen should not disclose personal information without the consent of a parent or guardian.

        (iii) Except as set forth in the Terms and Conditions, Target does not sell, rent or otherwise make available to third parties any personal data submitted by visitors and consumers; provided, however, that Target does make use of non-personally identifiable statistical information including, but not limited to, browser-type, geographical location, age and gender, solely for its own statistical analysis.

        (iv) Target and its employees have (A) complied with all privacy policies issued by Target, all applicable privacy laws and all applicable Terms and Conditions regarding the disclosure and use of data, (B) not violated the Privacy Statement and (C) taken all steps to protect and maintain the confidential nature of the personal information provided to Target by visitors who do not consent to the disclosure of such information to third parties or have otherwise expressly requested that Target not disclose such information. All personal data collected by Target from time to time is or will be used in accordance with the most current privacy policies of Target or, to the extent applicable, the Terms and Conditions.

    SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as disclosed in the Parent Filed SEC Documents or as set forth on the Disclosure Schedule delivered by Parent to Target prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant reasonably apparent), Parent and Sub represent and warrant to Target as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually and in the aggregate, is not reasonably likely to have a material adverse effect on Parent. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable. Parent has made available to Target prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

    (b) SUBSIDIARIES. Section 3.02(b) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each of Parent's subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each subsidiary of Parent have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all Liens.

    (c) CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 70,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of Parent

("Parent Authorized Preferred Stock"). At the close of business on January 31, 2000, (i) 22,615,709 shares of Parent Common Stock were issued and outstanding;
(ii) no shares of Parent Authorized Preferred Stock were issued and outstanding;
(iii) 4,218,874 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 1998 Stock Incentive Plan; and (iv) 3,411,832 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding warrants. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding or subject to issuance. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and wholly owned by Parent. All outstanding shares of capital stock of Parent and Sub are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    (d) AUTHORITY; NONCONTRAVENTION. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject, in the case of the issuance of shares of Parent Common Stock in connection with the Merger, to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, (i) the certificate of incorporation or by-laws of Parent or Sub, (ii) any Contract applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence,
(A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, are not reasonably likely to (x) have a material adverse effect on Parent, (y) impair the ability of Parent or Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the SEC of (A) the Form S-4 and
(B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Target Stockholder Agreement, the Parent Stockholder Agreement and the transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of The Nasdaq National Market ("Nasdaq") to permit the shares of Parent Common Stock that are to be issued in the Merger to be quoted on Nasdaq; and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually and in the aggregate, are not reasonably likely to (x) have a material adverse effect on Parent, (y) impair the ability of Parent or Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1997 (collectively, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in the financial statements contained in the Parent Filed SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, when taken as a whole with any benefits or rights corresponding to such liabilities or obligations, are reasonably likely to have a material adverse effect on Parent.

    (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Target's or Parent's stockholders or at the time of the Target Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by Target specifically for inclusion or incorporation by reference in the Form S-4.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement, the Target Stockholder Agreement, the Employment Agreements or the transactions contemplated hereby or thereby and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Parent Filed SEC Documents"), from December 31, 1998 to the date of this Agreement, Parent and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been (1) any material adverse change in Parent, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (3) any split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock, (4) (A) any granting by Parent or any of its subsidiaries to any current or former director, consultant, executive officer or other employee of Parent or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Parent Filed SEC Documents, (B) any granting by Parent or any of its subsidiaries to any such current or former director, consultant, executive officer or employee of any increase in severance or termination pay, (C) any entry by Parent or any of its subsidiaries into, or any amendments of, any Parent Benefit Agreement or
(D) any amendment to, or modification of, any Parent Stock Option, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Parent or any of its subsidiaries materially affecting their respective assets, liabilities or businesses, (6) any tax election that individually or in the aggregate is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Parent or any of its subsidiaries or (7) any settlement or compromise of any material income tax liability. Except for liabilities incurred in connection with this Agreement, the Target Stockholder Agreement, the Employment Agreements or the transactions contemplated hereby or thereby and except as disclosed in the Parent Filed SEC Documents, since December 31, 1998, there has not been any material adverse change in Parent.

    (h) LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of Parent or any of its subsidiaries, threatened against or affecting Parent or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Parent nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent. Section 3.02(h) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each settlement or similar agreement in respect of any pending or threatened suit, action, proceeding, judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator which Parent or any of its subsidiaries has entered into or become bound by since June 30, 1999.

    (i)  COMPLIANCE WITH APPLICABLE LAWS.

        (i) Parent and its subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "Parent Permits") that are required for them to own, lease or operate their assets and to carry on their businesses. Parent and its subsidiaries are in compliance with the terms of the Parent Permits and all applicable statutes, laws (including Environmental Laws), ordinances, rules and regulations, except for such failures to comply that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Parent or any of its subsidiaries or any of their respective properties that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Parent, is pending or, to the knowledge of Parent, threatened.

        (ii) To Parent's knowledge, there have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by Parent or any of its subsid-iaries that, individually or in the aggregate, are reasonably likely to have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries is the subject of any pending or, to Parent's knowledge, threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by Parent or any of its subsidiaries.

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
    (j)  ERISA COMPLIANCE.

        (i) Section 3.02(j) of the Parent Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Parent Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), all other collective bargaining agreements or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, consultant or director of Parent (collectively, the "Parent Benefit Plans"), and employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements between Parent and any current or former employee, officer, consultant or director of Parent (collectively, the "Parent Benefit Agreements") maintained, or contributed to, by Parent or any of its subsidiaries, or to which Parent or any of its subsidiaries is a party, for the benefit of any current or former employees, officers or directors of Parent or any of its subsidiaries. Parent has made available to Target or will make available to Target upon request true, complete and correct copies of (a) each Parent Benefit Plan and Parent Benefit Agreement (or, in the case of any unwritten Parent Benefit Plan or Parent Benefit Agreement, a description thereof), (b) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Parent Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Parent Benefit Plan for which such summary plan description is required and (d) each trust agreement and group annuity contract relating to any Parent Benefit Plan.

        (ii) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms. Parent, its subsidiaries and each Parent Benefit Plan are in substantial compliance with the applicable provisions of ERISA and the Code, and all other applicable laws and the terms of all collective bargaining agreements. All Parent Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), to the effect that such Parent Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no pending or, to the knowledge of Parent, threatened litigation relating to Parent Benefit Plans.

        (iii) None of Parent or any person which is considered an ERISA Affiliate of Parent has or could reasonably be expected to have any liability under Title IV of ERISA with respect to any Parent Benefit Plan. None of Parent, any of its subsidiaries, any officer of Parent or any of its subsidiaries or any of the Parent Benefit Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or, to the knowledge of Parent, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any of its subsidiaries or any officer of Parent or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 in an amount that would be material or to any material liability under Section 502(i) or 502(l) of ERISA. All contributions and premiums required to be made under the terms of any Parent Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed Parent SEC Documents. Neither any Parent Pension Plan nor any single-employer plan of an ERISA Affiliate of Parent has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

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
        (iv) With respect to any Parent Benefit Plan that is an employee welfare benefit plan, (a) no such Parent Benefit Plan is unfunded or funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) and (b) each such Parent Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code. Neither Parent nor any of its subsidiaries has any obligations for retiree health and life benefits under any Parent Benefit Plan or Parent Benefit Agreement.

        (v) Parent and its subsidiaries are in compliance with all Federal, state and local requirements regarding employment, except for such failures to comply that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent. As of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its subsidiaries and no collective bargaining agreement is being negotiated by Parent or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Parent or any of its subsidiaries pending or, to the knowledge of Parent, threatened which may interfere with the respective business activities of Parent or its subsidiaries. As of the date of this Agreement, to the knowledge of Parent, none of Parent, any of its subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of Parent or any of its subsidiaries, and there is no charge or complaint against Parent or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

    (k)  TAXES.

        (i) Each of Parent and its subsidiaries has filed all tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent. Parent and each of its subsidiaries has paid (or Parent has paid on its behalf) all taxes due with respect to such returns, and the most recent financial statements contained in the Parent Filed SEC Documents reflect an adequate reserve for all taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

        (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a material adverse effect on Parent. The Federal income tax returns of Parent and each of its subsidiaries consolidated in such returns for periods ending on or before December 31, 1995, have closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such taxes are pending, and, with respect to all subsequent periods, no Federal or state tax return or report or any other material tax return or report of Parent and such subsidiaries is currently under audit and no written or unwritten notice of any such audit or similar examination has been received by Parent. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to taxes has been executed or filed with any taxing authority.

        (iii) There are no material liens for taxes (other than for current taxes not yet due and payable) on the assets of Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries is bound by any agreement with respect to taxes.

        (iv) Neither Parent nor any of its subsidiaries has been or is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

        (v) Section 3.02(k)(v) of the Parent Disclosure Schedule sets forth each state in which Parent or any of its subsidiaries has filed a tax return relating to state income, franchise, license, excise, net worth, property and sales and use taxes, except in a case where Parent or any of its subsidiaries is or has been required to file such a tax return and such failures to file could not individually or in the aggregate reasonably be expected to have a material adverse effect on Parent or any of its subsidiaries. To the knowledge of Parent, it is not required to file any tax return or report in any other state and no claim has ever been made by a taxing authority in a jurisdiction where any of Parent and each of its subsidiaries does not file a tax return that it is, or may be subject to, taxation in that jurisdiction.

        (vi) Neither Parent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (vii) The Parent Benefit Plans and other Parent employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by Parent or any of its subsidiaries under any such plan or arrangement and, to the knowledge of Parent, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

        (viii) Neither Parent nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

    (l) VOTING REQUIREMENTS. The affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting to approve the issuance of shares of Parent Common Stock in connection with the Merger in accordance with the rules and regulations of Nasdaq (the "Parent Stockholder Approval") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve such issuance and the transactions contemplated hereby.

    (m) STATE TAKEOVER STATUTES. The Board of Directors of Parent has unanimously approved the terms of this Agreement and the Parent Stockholder Agreement and the consummation of the transactions contemplated by this Agreement and the Parent Stockholder Agreement and such approval constitutes approval of this Agreement and the Parent Stockholder Agreement and the transactions contemplated by this Agreement and the Parent Stockholder Agreement by the Board of Directors of Parent under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that the restrictions contained in such Section 203 do not apply to Target in connection with the transactions contemplated this Agreement and the Parent Stockholder Agreement. To the knowledge of Parent, no other state takeover statute is applicable to the transactions contemplated hereby and by the Parent Stockholder Agreement.

    (n)  INTELLECTUAL PROPERTY; YEAR 2000.

        (i) As used herein, "Parent Intellectual Property Rights" shall mean all Intellectual Property Rights owned by or licensed to or used by Parent as of the date of this Agreement. To the knowledge of Parent, all the Parent Intellectual Property Rights which are material to the conduct of its business are valid, enforceable and in full force and effect. Parent and its subsidiaries own, free and clear of all Liens, or are validly licensed or otherwise have the right to use all the Parent

    Intellectual Property Rights which are material to the conduct of the business of Parent and its subsidiaries.

        (ii) To the knowledge of Parent, neither Parent nor any of its subsidiaries has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person. Neither Parent nor any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Parent or any such subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved, except for such charges, complaints, claims, demands or notices that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent. Except as set forth in Section 3.02(n) of the Parent Disclosure Schedule, to Parent's knowledge, no other person has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Parent Intellectual Property Rights or any Intellectual Property Rights of any of its subsidiaries.

        (iii) Parent has reviewed and assessed all areas within its business and operations that could be adversely affected by the "Parent Year 2000 Problem" (that is, the risk that computer applications used by Parent or used by any of the suppliers and vendors of Parent and that interface with a computer application used by Target that may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on the foregoing, Parent represents that all computer applications used by Parent and all computer applications used by the suppliers and vendors of Parent that interface with any computer application used by Target that are material to its business or operations are Year 2000 Compliant, except for such failures to be Year 2000 Compliant that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent.

    (o)  TITLE TO PROPERTIES.

        (i) Each of Parent and its subsidiaries has good and valid title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually and in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which Parent or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that, individually and in the aggregate, do not materially interfere with the ability of Parent and its subsidiaries to conduct their respective businesses as currently conducted.

        (ii) Each of Parent and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Parent and its subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent.

    (p)  PRIVACY POLICY.

        (i) For purposes of this Section 3.02(p):

           (A) "Privacy Statement" means Parent's written privacy policies regarding the collection, use and distribution of personal information from visitors to its web site and consumers of its products and services as in effect from time to time; and

           (B) "Data Collection and Security Statement" means Parent's written data collection and security statement, comprising a part of the Privacy Statement as in effect from time to time.

        (ii) The Privacy Statement is conspicuously linked at all times on Parent's homepage. The Privacy Statement is clearly written and includes at the minimum the following: (A) notice to visitors about Parent's web site's information collection policies and practices prior to disclosing their personal information; (B) options for the visitors regarding how their personal information will be used, including any uses beyond those for which the information was provided and the option to choose whether or not to allow their personal information to be disclosed and used for such purposes and by third parties, but excluding the use and disclosure of personal information to the extent that Parent believes in good faith (based on the advise of outside counsel) that applicable law requires such use or disclosure or for administrative purposes to the extent that Parent determines in good faith that such use or disclosure is reasonably necessary to maintain or service its site or its services; (C) a mechanism by which visitors may view and correct their personal data if it is inaccurate or incomplete; (D) representation that Parent uses industry standard security measures to protect all data collected by Parent from its visitors.

        (iii) Parent and its employees have (A) complied with all privacy policies issued by Parent, all applicable privacy laws regarding the disclosure and use of data, (B) not violated the Privacy Statement or the Data Collection and Security Statement and (C) taken all reasonable steps to protect and maintain the confidential nature of the personal information provided to Parent by visitors who do not consent to the disclosure of such information to third parties or have otherwise expressly requested that Parent not disclose such information. All personal data collected by Parent from time to time is used in accordance with the most current privacy policies of Parent.

    (q) TAX MATTERS. Neither Parent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (r) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.  CONDUCT OF BUSINESS.

    (a)  CONDUCT OF BUSINESS BY TARGET.  Except as set forth in Section
4.01(a) of the Target Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, Target shall carry on its business only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, use reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Target shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

        (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Target or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (w) any shares of its capital stock, (x) any other voting securities, (y) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (z) any "phantom" stock or stock rights, SARs or stock-based performance units other than (A) the issuance of Target Stock Options granted in the ordinary course of business consistent with past practice to new or promoted employees, so long as (I) the vesting of such Target Stock Options will not accelerate as a result of this Agreement, the Target Stockholder Agreement or the transactions contemplated hereby or thereby and
    (II) the exercise of such Target Stock Options would not result in the Target Stockholders failing to hold of record more than 50% of the outstanding shares of Target Common Stock (calculated on a fully diluted basis assuming the exercise of all outstanding securities of Target that are then, or may become on or prior to August 31, 2000, convertible into or exchangeable or exercisable for, shares of capital stock or other voting securities of Target), and (B) the issuance of Target Common Stock upon the exercise of Target Stock Options or the Warrants outstanding as of the date hereof in accordance with their present terms, or upon the exercise of Target Stock Options referred to in clause (A) in accordance with their terms;

        (iii) amend Target's certificate of incorporation or by-laws;

        (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any person;

        (v) sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods or services in the ordinary course of business consistent with past practice;

        (vi) incur any indebtedness in excess of an aggregate principal amount of $250,000 for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Target, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice;

        (vii) make any loans, advances or capital contributions to, or investments in, any other person;

        (viii) make or agree to make any new capital expenditures, or enter into any agreements providing for payments which, individually, are in excess of $500,000 or, in the aggregate, are in excess of $5,000,000;

        (ix) make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Target or settle or compromise any material income tax liability;

        (x) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of

    Target included in the Target Filed SEC Documents or incurred since the date of such financial statements, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which Target is a party or of which Target is a beneficiary;

        (xi) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, (x) establish, enter into, adopt or amend or terminate any Target Benefit Plan or Target Benefit Agreement, (y) change any actuarial or other assumption used to calculate funding obligations with respect to any Target Pension Plan, or change the manner in which contributions to any Target Pension Plan are made or the basis on which such contributions are determined or (z) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Target Benefit Plan or Target Benefit Agreement;

        (xii) (w) increase the compensation, bonus or other benefits of any current or former director, consultant, officer or other employee, except for (A) salary increases for non-officer employees as part of an annual review process or part of a promotion in job title or responsibility in an amount not to exceed 15% of such employee's salary as of the date of this Agreement individually and 5% of the total salary base of all non-officer employees of Target in the aggregate for all such increases or (B) salary increases for officers consistent with the salary for the respective officer set forth in such officer's Employment Agreement with Parent, (x) grant any current or former director, consultant, officer or other employee any increase in severance or termination pay, (y) amend or modify any Target Stock Option or (z) pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

        (xiii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of Target other than in the ordinary course of business consistent with past practice; provided that in no event shall Target license on an exclusive basis or sell any Intellectual Property Rights of Target;

        (xiv) enter into or amend any agreements pursuant to which any person is granted exclusive marketing or other exclusive rights with respect to any Target product, process or technology;

        (xv) enter into or amend any Contract or other agreement, whether written or oral, that contains any guarantees as to Target's future revenues or as to the future revenues of any other party to such Contract or other agreement;

        (xvi) obtain, through acquisition, lease, sublease or otherwise, any real property for use as an office or similar facility of Target;

        (xvii) hire additional employees in excess of the limits set forth in Target's budget for the fiscal year ending December 31, 2000 attached to
    Section 4.01(a)(xvii) of the Target Disclosure Schedule;

        (xviii) except insofar as may be required by a change in GAAP, make any changes in accounting methods, principles or practices;

        (xix) take any action that would, or that is reasonably likely to, result in (x) any of the representations and warranties made by Target in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied; or

        (xx) authorize, or commit, resolve or agree to take, any of the foregoing actions.

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
    (b) CONDUCT OF BUSINESS BY PARENT. Except as set forth in Section
4.01(b) of the Parent Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by Target, during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Target, which consent shall not be unreasonably withheld:

        (i) take any action that would, or that is reasonably likely to, result in (x) any of the representations and warranties made by Parent in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied; or

        (ii) acquire any business entity, whether by merger, consolidation, stock purchase or otherwise, unless Parent's board of directors determines in good faith that such acquisition would not materially delay the consummation of the transactions contemplated by this Agreement.

    (c) ADVICE OF CHANGES. Target and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (and, in the case of Parent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

    SECTION 4.02.  NO SOLICITATION BY TARGET.

    (a) Target shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Takeover Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, Target receives a Superior Proposal, Target may, to the extent that the Board of Directors of Target determines in good faith (after consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to Section 4.02(b)(i). In such event, Target shall, (i) no less than 48 hours prior to participating in any such discussions, inform Parent of

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the material terms and conditions of such Superior Proposal, including the identity of the person making such Superior Proposal, (ii) promptly inform Parent of the substance of any discussions relating to such Superior Proposal and (iii) promptly keep Parent fully informed of the status, including any change to the details of, any such Superior Proposal.

    For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Target and its subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of Target or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class or series of equity securities of Target or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    For purposes of this Agreement, "Superior Proposal" means any offer not solicited by Target made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Target Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Target and otherwise on terms which the Board of Directors of Target determines in good faith (following receipt of the advice of a financial advisor of nationally recognized reputation) to provide consideration to the holders of Target Common Stock with a greater value than the consideration payable in the Merger.

    (b) Neither Target nor the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, except to the extent that such Board of Directors determines in good faith (after consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or propose or agree to do any of the foregoing constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal.

    (c) In addition to the obligations of Target set forth in paragraphs
(a) and (b) of this Section 4.02, Target shall immediately (and no later than 48 hours) advise Parent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. Target will promptly keep Parent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

    (d) Nothing contained in this Section 4.02 shall prohibit Target from taking and disclosing to its stock-holders a position contemplated by Rule
14e-2(a) promulgated under the Exchange Act or from making any disclosure to Target's stockholders if, in the good faith judgment of the Board of Directors of Target, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, subject to Section 4.02(b)(i), neither Target nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    SECTION 4.03. RECOMMENDATION BY PARENT. Neither Parent nor the Board of Directors of Parent nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a

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
manner adverse to Target, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, except to the extent that such Board of Directors determines in good faith (after consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties. The foregoing sentence shall not prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, subject to the first sentence of this Section 4.03, neither Parent nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger.

                                   ARTICLE V

                               Additional Agreements

    SECTION 5.01. PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT; TARGET STOCKHOLDERS MEETING; PARENT STOCKHOLDERS MEETING.

    (a) As soon as practicable following the date of this Agreement, Parent and Target shall prepare and file with the SEC the Proxy Statement and Parent and Target shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Target and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent and Target will use all reasonable efforts to cause the Proxy Statement to be mailed to Parent's and Target's stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and Target shall furnish all information concerning Target and the holders of capital stock of Target as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Parent, or the Proxy Statement will be made by Target or Parent, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise Target, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Target or Parent will advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Target or Parent, or any of their respective affiliates, officers or directors, should be discovered by Target or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Target.

    (b) Target shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give

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
notice of, convene and hold a meeting of its stockholders (the "Target Stockholders Meeting") solely for the purpose of obtaining the Target Stockholder Approval. Subject to Section 4.02(b)(i), Target shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Target agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Target of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of Target or any committee thereof of such Board of Directors' or such committee's approval or recommendation of the Merger or this Agreement.

    (c) Parent shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders Meeting") for the purpose of obtaining the Parent Stockholder Approval. Subject to the first sentence of Section 4.03, Parent shall, through its Board of Directors, recommend to its stockholders the approval of the issuance of shares of Parent Common Stock in connection with the Merger. Without limiting the generality of the foregoing, Parent agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Parent of any acquisition proposal involving Parent or any of its subsidiaries or (ii) the withdrawal or modification by the Board of Directors of Parent or any committee thereof of such Board of Directors' or such committee's approval or recommendation of the Merger or this Agreement.

    SECTION 5.02. LETTERS OF TARGET'S ACCOUNTANTS. Target shall use all reasonable efforts to cause to be delivered to Parent two letters from Target's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 5.03. LETTERS OF PARENT'S ACCOUNTANTS. Parent shall use all reasonable efforts to cause to be delivered to Target two letters from Parent's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to the Confidentiality Agreement dated as of January 5, 2000, between Parent and Target (the "Confidentiality Agreement"), Target shall, and shall cause each of its subsidiaries to, afford to Parent and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, Target shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (including Target's outside accountants work papers). Target shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

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
    SECTION 5.05.  REASONABLE EFFORTS.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement, including using reasonable efforts to accomplish the following:
(i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including under the HSR Act) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity;
(iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement or the consummation of the transactions contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement; provided, however, that Parent will not be required to agree to, or proffer to, (i) divest or hold separate any of Parent's, Target's or any of their respective affiliates' businesses or assets or (ii) cease to conduct business or operations in any jurisdiction in which Parent, Target or any of Parent's subsidiaries conducts business or operations as of the date of this Agreement.

    (b) In connection with and without limiting the foregoing, Target and its Board of Directors and Parent and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement or any other transactions contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement or any other transaction contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement.

    SECTION 5.06.  STOCK OPTIONS; WARRANTS.

    (a) On or as soon as practicable following the date of this Agreement, the Board of Directors of Target (or, if appropriate, any committee thereof administering the Target Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding Target Stock Options granted under the Target Stock Plans (each, as so adjusted, an "Adjusted Option"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Target Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and

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
    conditions as were applicable under such Target Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Target Common Stock subject to such Target Stock Option immediately prior to the Effective Time multiplied by
    (B) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to (x) the exercise price per share of such Target Common Stock immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

        (ii) make such other changes to the Target Stock Plans as Target and Parent may agree are appropriate to give effect to the Merger.

    (b) The adjustments provided in this Section 5.06 with respect to any Target Stock Option to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code so that no such adjustment shall cause (other than DE MINIMIS changes resulting from mathematical rounding) (i) the ratio of the exercise price of each Adjusted Option to the fair market value of the Parent Common Stock subject to such Adjusted Option immediately following the Effective Time to be more favorable to the optionee than the ratio of the corresponding Target Stock Option exercise price to the fair market value of the Target Common Stock subject to such corresponding Target Stock Option immediately prior to the Effective Time or (ii) the excess of the aggregate fair market value of all shares of Parent Common Stock subject to each Adjusted Option immediately following the Effective Time over the aggregate exercise price of such Adjusted Option to be more than the excess of the aggregate fair market value of all shares of Target Common Stock subject to the corresponding Target Stock Option immediately prior to the Effective Time over the aggregate exercise price of such corresponding Target Stock Option. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Target Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Target Stock Plans and the agreements evidencing the grants of such Target Stock Options and that such Target Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

    (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by following procedures to be communicated by Parent with the notice contemplated by Section 5.06(b), together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Target Stock Plan.

    (d) Except as otherwise expressly provided by this Section 5.06 and except to the extent required under the respective terms of the Target Stock Options, all restrictions or limitations on transfer and vesting with respect to Target Stock Options awarded under the Target Stock Plans or any other plan, program or arrangement of Target or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

    (e) Within two business days following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Target shall cooperate with, and assist Parent in the preparation of, such registration statement. Prior to the Effective Time, Parent shall take all necessary actions in connection with the assumption of the Adjusted Options, including the reservation, issuance and listing of Parent Common Stock in a number at least equal to the number of shares of Parent Common Stock that will be subject to the Adjusted Options.

    (f) Target shall take, or cause to be taken, all action necessary to cause the termination of Target's 1999 Employee Stock Purchase Plan and all future offering periods thereunder, in each case, effective as of the date that is no later than five business days prior to the Closing Date.

    (g) As soon as practicable following the date of this Agreement, the Board of Directors of Target (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding Warrants granted under the warrant agreements listed in Section 3.01(c) of the Target Disclosure Schedule as necessary to provide that, at the Effective Time, each Warrant outstanding immediately prior to the Effective Time shall be amended and converted into a warrant to acquire, on the same terms and conditions as were applicable under such Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Target Common Stock subject to such Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to (x) the exercise price per share of such Target Common Stock immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

        (ii) make such other changes to the warrant agreements listed in Section 3.01(c) of the Target Disclosure Schedule as Target and Parent may agree are appropriate to give effect to the Merger.

    SECTION 5.07.  EMPLOYEE MATTERS.

    (a) Parent shall provide, or cause to be provided, from the Effective Time through December 31, 2000, to current employees of Target who continue employment through the Effective Time (the "Target Employees"), employee benefits that are, in the aggregate, no less favorable than the employee benefits provided to similarly situated employees of Parent.

    (b) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Parent and its subsidiaries providing benefits to Target Employees, Parent shall credit, and shall cause the Surviving Corporation to credit, each Target Employee with his or her years of service with Target before the Effective Time, to the same extent as such Target Employee was entitled immediately prior to the Effective Time to credit for such service under any similar Target Benefit Plan. To the extent permitted by Parent's employee benefit plans and applicable law, Parent, the Surviving Corporation and its subsidiaries shall waive any pre-existing condition limitations, waiting periods or similar limitations applicable to Target Employees and their covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the Effective Time) under such employee benefit plans of Parent and shall provide each such Target Employee with credit for any co-payments previously made and any deductibles previously satisfied.

    (c) Nothing contained in this Section 5.07 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Target Employee or any change in the employee benefits available to any individual Target Employee or the amendment or termination of any particular Target Benefit Plan or Target Benefit Agreement to the extent permitted by its terms as in effect immediately prior to the Effective Time.

    SECTION 5.08.  INDEMNIFICATION, EXCULPATION AND INSURANCE.

    (a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Target as provided in its certificate of incorporation or by-laws and any indemnification agreements of Target (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to honor all such rights.

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
    (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, or otherwise dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.08. Parent hereby guarantees to the current or former directors or officers of Target the performance of the obligations of the Surviving Corporation under Section 5.08(a) up to a maximum aggregate amount of $45,000,000.

    (c) The Surviving Corporation shall, at its option, either (i) maintain for a period of not less than six years after the Effective Time, Target's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 200% amount the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. Target represents that (a) the Maximum Premium is $466,804 and
(b) the maximum amount payable under the D&O Insurance is $20,000,000. At the option of Parent, Parent may assume the obligations of the Surviving Corporation set forth in Sections 5.08(a) and (b), and thereafter neither Parent nor the Surviving Corporation shall have any further obligations pursuant to this
Section 5.08(c) for so long as Parent continues to so assume the obligations of the Surviving Corporation.

    (d) The provisions of this Section 5.08 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    SECTION 5.09.  FEES AND EXPENSES.

    (a) All fees and expenses incurred in connection with the Merger, this Agreement, the Target Stockholder Agreement, the Parent Stockholder Agreement and the transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and Target shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees). Parent shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of Target's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger (other than any such taxes that are solely the obligations of a stockholder of Target, in which case Target shall pay any such taxes). Target shall cooperate with Parent in the filing of such returns including, in the case of Target, supplying in a timely manner a complete list of all real property interests held by Target and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of Target subject to the Real Estate Transfer Taxes shall be as agreed to between Parent and Target.

    (b) In the event that this Agreement is terminated (x) by Parent or Target pursuant to clause (B) of Section 7.01(b)(ii) or (y) by Target pursuant to
Section 7.01(d) as a result of a breach of this Agreement by Parent by reason of Parent's refusal to hold the Parent Stockholders Meeting in

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
accordance with Section 5.01(c), then Parent shall promptly, but in no event later than the date of such termination, pay Target a fee equal to $12,800,000.00, payable by wire transfer of same day funds. If Parent fails to pay any amount due pursuant to this Section 5.09(b) and, in order to obtain such payment, Target commences a suit which results in a judgment against Parent for the payment of such fee, Parent shall pay to Target its out-of-pocket expenses incurred in connection with such suit.

    (c) In the event that this Agreement is terminated by Parent pursuant to
Section 7.01(c) as a result of a breach of this Agreement by Target by reason of Target's refusal to hold the Target Stockholders Meeting in accordance with
Section 5.01(b), then Target shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $6,400,000.00, payable by wire transfer of same day funds. If Target fails to pay any amount due pursuant to this Section 5.09(c) and, in order to obtain such payment, Parent commences a suit which results in a judgment against Target for the payment of such fee, Target shall pay to Parent its out-of-pocket expenses incurred in connection with such suit.

    SECTION 5.10. PUBLIC ANNOUNCEMENTS. Parent and Target will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, the Target Stockholder Agreement and the Parent Stockholder Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC, court process or by obligations pursuant to any listing or quotation agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement shall be in the form heretofore agreed to by the parties. Promptly after the date of this Agreement, Parent and Target shall each file with the SEC, in a form agreed to by the parties, a Current Report on Form 8-K relating to the execution of this Agreement and the transactions contemplated hereby, attaching as exhibits thereto a copy of this Agreement, the Parent Stockholder Agreement, the Target Stockholder Agreement and the press release referred to in the previous sentence.

    SECTION 5.11. AFFILIATES. Target shall deliver to Parent at least 30 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Target, "affiliates" of Target for purposes of Rule 145 under the Securities Act. Target shall use reasonable efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

    SECTION 5.12. QUOTATION. Parent shall use reasonable efforts to cause the Parent Common Stock issuable in the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

    SECTION 5.13. LITIGATION. Target shall give Parent the reasonable opportunity to participate, at its expense, in the defense of any litigation against Target and/or its directors relating to the transactions contemplated by this Agreement and the Target Stockholder Agreement.

    SECTION 5.14. TAX TREATMENT. Each of Parent and Target shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, and each of Parent and Target shall use reasonable efforts to obtain the opinion of counsel referred to in Sections 6.02(d) and 6.03(c), including the execution of the letters of representation referred to therein.

    SECTION 5.15. TARGET STOCKHOLDER AGREEMENT LEGEND; PARENT STOCKHOLDER AGREEMENT LEGEND.

    (a) As soon as practicable after the date of this Agreement, Target will inscribe upon any certificate representing Target Subject Shares (as defined in the Target Stockholder Agreement) the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF

TARGET REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 29, 2000, AND THE TRANSFER AND VOTING THEREOF ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF TARGET."; and Target will return such certificate containing such inscription to the Target Stockholders within three business days following Target's receipt thereof.

    (b) As soon as practicable after the date of this Agreement, Parent will inscribe upon any certificate representing Parent Subject Shares (as defined in the Parent Stockholder Agreement) the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF PARENT REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 29, 2000, AND THE VOTING THEREOF ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF PARENT."; and Parent will return such certificate containing such inscription to the Parent Stockholders within three business days following Parent's receipt thereof.

    SECTION 5.16. TERMINATION OF AGREEMENTS. Target shall cause all provisions of all purchase agreements, stockholder agreements, registration rights agreements, investors' rights agreements, co-sale agreements, rights of first refusal and similar agreements between any stockholder of Target and Target to terminate and be of no further force and effect upon consummation of the Merger. A list of all of such agreements is set forth on Section 5.16 of the Target Disclosure Schedule.

    SECTION 5.17. RESIGNATIONS. Prior to the Effective Time, Target shall cause each member of its Board of Directors to execute and deliver a letter effectuating his or her resignation as a director of such Board effective immediately prior to the Effective Time.

    SECTION 5.18. COMPOSITION OF BOARD OF DIRECTORS OF PARENT. At or prior to the Effective Time, Parent shall take all action necessary to cause to be appointed to the Board of Directors of Parent as of the Effective Time the two designees of Target referenced on Schedule I hereto in accordance with the terms set forth in such Schedule.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    SECTION 6.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVAL. The Target Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

    (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (c) NO LITIGATION. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or
(ii) prohibiting or limiting the ownership or operation by Target or Parent and Parent's subsidiaries of any material portion of the business or assets of Target or Parent and Parent's subsidiaries taken as a whole, or compelling Target or Parent and Parent's subsidiaries to dispose of or hold separate any material portion of the business or assets of Target or Parent and Parent's subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

    (d) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (e) NASDAQ QUOTATION. The shares of Parent Common Stock issuable to Target's stockholders as contemplated by this Agreement shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

    SECTION 6.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligation of Parent and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Target set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent such representations and warranties were expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Target. Parent shall have received a certificate signed on behalf of Target by the chief executive officer of Target to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF TARGET. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of Target by the chief executive officer of Target to such effect.

    (c) Parent shall have received from Cravath, Swaine & Moore, counsel to Parent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Target, Sub and Parent, in each case, in the form and substance attached hereto as Exhibits B-1 and B-2.

    SECTION 6.03. CONDITIONS TO OBLIGATIONS OF TARGET. The obligation of Target to effect the Merger is further subject to satisfaction or waiver of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent and Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent such representations and warranties were expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Parent. Target shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. Target shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

    (c) TAX OPINION. Target shall have received from Cooley Godward LLP, counsel to Target, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Target, Sub and Parent, in each case, in the form and substance attached hereto as Exhibits B-1 and B-2.

    SECTION 6.04. FRUSTRATION OF CLOSING CONDITIONS. None of Parent, Sub or Target may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement, as required by and subject to Section 5.05.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of Parent, Sub or Target:

    (a)  by mutual written consent of Parent and Target;

    (b)  by either Parent or Target:

        (i) if the Merger shall not have been consummated by August 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

        (ii) if (A) the Target Stockholder Approval shall not have been obtained at a Target Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof or (B) the Parent Stockholder Approval shall not have been obtained at a Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

        (iii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this
    Section 7.01(b)(iii) shall have used reasonable efforts to prevent the entry of and to remove such Restraint;

    (c) by Parent, if Target shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section
6.02(a) or (b), and (B) is incapable of being or has not been cured by Target within 30 calendar days after giving written notice to Target of such breach or failure to perform; or

    (d) by Target, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Section
6.03(a) or (b), and (B) is incapable of being or has not been cured by Parent within 30 calendar days after giving written notice to Parent of such breach or failure to perform.

    SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Target or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Target, other than the provisions of

Section 3.01(o), the last sentence of Section 5.04, Section 5.09, this Section
7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that after the Target Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of Target or Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of Parent or Target, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to
          24/7 Media, Inc.
          1250 Broadway, 28th Floor
          New York, NY 10001-3701
          Telecopy No.: (212) 760-1081
          Attention: David Moore
    with a copy to:
    Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, NY 10019

           Telecopy No.: (212) 474-3700

           Attention: Robert A. Kindler
           Faiza J. Saeed; and

        (b) if to Target, to

           Exactis.com, Inc.
           707-17th Street, Suite 2850
           Denver, CO 80202

           Telecopy No.: (303) 675-2399

           Attention: E. Thomas Detmer, Jr.

           with a copy to:

           Cooley Godward LLP
           2595 Canyon Boulevard
           Suite 250
           Boulder, CO 80302-6737

           Telecopy No.: (303) 546-4099

           Attention: James C. T. Linfield

    SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

    (b) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

    (c) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry;

    (d) "material adverse change" or "material adverse effect" means, when used in connection with Target or Parent, any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the business (viewed in its entirety), results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence, condition, development or state of facts
(i) relating to the economy or securities markets in general, (ii) relating to the industries in which such party operates in general or (iii) resulting from this Agreement or the transactions contemplated hereby or the announcement thereof;

    (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

    (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

    SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein), the Target Stockholder Agreement, the Parent Stockholder Agreement, the Employment Agreements, the Lock-Up Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06, and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.09. ENFORCEMENT. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

    SECTION 8.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    IN WITNESS WHEREOF, Parent, Sub and Target have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                       24/7 MEDIA, INC.,

                                                       by              /s/ C. ANDREW JOHNS
                                                            -----------------------------------------
                                                                      Name: C. Andrew Johns
                                                                 Title: Executive Vice President

                                                       EVERGREEN ACQUISITION SUB CORP.,

                                                       by              /s/ C. ANDREW JOHNS
                                                            -----------------------------------------
                                                                      Name: C. Andrew Johns
                                                                 Title: Executive Vice President

                                                       EXACTIS.COM, INC.,

                                                       by           /s/ E. THOMAS DETMER, JR.
                                                            -----------------------------------------
                                                                   Name: E. Thomas Detmer, Jr.
                                                                  Title: Chief Executive Officer

                                                                         ANNEX I
                                                         TO THE MERGER AGREEMENT

                             INDEX OF DEFINED TERMS

TERM                                                            PAGE
----                                                          --------
Accounting Rules............................................     13
Adjusted Option.............................................     55
affiliate...................................................     69
Agreement...................................................      1
business day................................................     70
Certificate of Merger.......................................      3
Certificates................................................      5
Closing.....................................................      3
Closing Date................................................      3
Code........................................................      2
Confidentiality Agreement...................................     53
control.....................................................     69
D & O Insurance.............................................     59
Data Collection and Security Policy.........................     41
DGCL........................................................      2
Effective Time..............................................      3
Employment Agreements.......................................      2
Environmental Law...........................................     16
ERISA.......................................................     16
ERISA Affiliate.............................................     17
Exchange Act................................................     12
Exchange Agent..............................................      5
Exchange Fund...............................................      5
Exchange Ratio..............................................      4
Form S-4....................................................     13
GAAP........................................................     13
Governmental Entity.........................................     12
Hazardous Materials.........................................     16
HSR Act.....................................................     12
Intellectual Property Rights................................     22
knowledge...................................................     70
Liens.......................................................     10
Lock-Up Agreements..........................................      2
material adverse change.....................................     70
material adverse effect.....................................     70
Maximum Premium.............................................     59
Merger......................................................      1
Merger Consideration........................................      4
Nasdaq......................................................     31
Parent......................................................      1
Parent Authorized Preferred Stock...........................     30
Parent Benefit Agreements...................................     36
Parent Benefit Plans........................................     35
Parent Common Stock.........................................      4
Parent Disclosure Schedule..................................     29

TERM                                                            PAGE
----                                                          --------
Parent Filed SEC Documents..................................     33
Parent Intellectual Property Rights.........................     40
Parent Pension Plans........................................     35
Parent Permits..............................................     34
Parent Stockholder Agreement................................      2
Parent Stockholder Approval.................................     40
Parent SEC Documents........................................     32
Parent Stockholder Approval.................................     40
Parent Stockholders.........................................      2
Parent Stockholders Meeting.................................     52
person......................................................     70
Policy Launch Data..........................................     27
Primary Target Executives...................................     18
Privacy Statement...........................................     27
Proxy Statement.............................................     12
Real Estate Transfer Taxes..................................     60
Release.....................................................     16
Restraints..................................................     63
SARs........................................................      9
SEC.........................................................     12
Securities Act..............................................     17
Sub.........................................................      1
subsidiary..................................................     70
Surviving Corporation.......................................      2
Takeover Proposal...........................................     49
Target......................................................      1
Target Authorized Preferred Stock...........................      9
Target Benefit Agreements...................................     16
Target Benefit Plans........................................     16
Target Common Stock.........................................      1
Target Disclosure Schedule..................................      8
Target Filed SEC Documents..................................     14
Target Intellectual Property Rights.........................     22
Target Pension Plans........................................     16
Target Permits..............................................     15
Target SEC Documents........................................     12
Target Stock Options........................................      9
Target Stock Plans..........................................      9
Target Stockholder Agreement................................      1
Target Stockholder Approval.................................     21
Target Stockholders Meeting.................................     52
taxes.......................................................     21
Terms and Conditions........................................     28
Warrants....................................................      9
Year 2000 Compliant.........................................     24

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER

Dear Sirs:

    The undersigned, a holder of shares of common stock, par value $0.01 per share ("Target Common Stock"), of Exactis.com, Inc., a Delaware corporation ("Target"), is entitled to receive in connection with the merger (the "Merger") of a subsidiary of 24/7 Media, Inc., a Delaware corporation ("Parent"), with and into Target, securities of Parent, as the parent of the surviving corporation in the Merger (the "Parent Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Target within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Securities Act") by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact.

    If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in exchange for any shares of Target Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Securities by the undersigned.

    The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in exchange for shares of Target Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

    In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the Parent Securities sold as indicated in such letter.

    Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent Securities by the undersigned under Rule 145 in accordance with the terms thereof.

    The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act.

    There will be placed on the certificates for Parent Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 (the "Securities Act") applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. The shares may not be sold, pledged or otherwise transferred except (i) pursuant to an effective registration under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in accordance with an exemption from the registration requirements of the Securities Act."

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT A

[Name]                                                                    [Date]

    On             , the undersigned sold the securities of 24/7 Media, Inc., a
Delaware corporation ("Parent"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of a subsidiary of Parent with and into Exactis.com, Inc., a Delaware corporation.

    Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act").

    The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                               Very truly yours,
           [Space to be provided for description of the Securities.]

                                                                     EXHIBIT B-1
                                                         TO THE MERGER AGREEMENT

                   FORM OF TARGET'S TAX REPRESENTATION LETTER

                             [Letterhead of Target]

                                                                          [Date]

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Cooley Godward LLP
2595 Canyon Boulevard
Suite 250
Boulder, CO 80302-6737

Ladies and Gentlemen:

    In connection with the opinions to be delivered pursuant to Sections
6.02(d) and 6.03(c) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 29, 2000, by and among 24/7 Media, Inc., a Delaware corporation ("Parent"), Evergreen Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Exactis.com, Inc., a Delaware corporation (the "Target"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the proxy statement/prospectus of Parent and Target, the undersigned certifies and represents on behalf of Target, after due inquiry and investigation (including consultation with Target's counsel and auditors regarding the meaning of, and factual support for, such representations if and to the extent Target's management deems necessary), as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

    1. The facts relating to the contemplated merger (the "Merger") of Sub with and into Target as described in the Registration Statement and the documents described in the Registration Statement are and, as of the Effective Time, will be, insofar as such facts pertain to Target, true, correct and complete in all material respects. The Merger will be consummated substantially in accordance with the Merger Agreement and none of the material terms and conditions therein has been or will be modified.

    2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock, par value $.01 per share, of Target, (the "Target Common Stock") will be converted into 0.60 of a common share, par value .01 per share, of Parent ("Parent Common Stock") is the result of arm's length bargaining.

    3. Cash payments to be made to stockholders of Target in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to Target stockholders instead of issuing fractional shares of Parent Common Stock will not exceed [one percent (1%)] of the total consideration that will be issued in the transaction to the Target stockholders in exchange for their shares of Target Common Stock. The fractional share interests of each Target stockholder will be aggregated, and no Target stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

    4. (i) Neither Target nor any corporation "related" to Target has acquired or has any present plan or intention to acquire any Target Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

    (ii) For purposes of this representation, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or
(b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

    5. Target has not made, and does not have any present plan or intention to make, any distributions (other than dividends made in the ordinary course of business) prior to, in contemplation of or otherwise in connection with, the Merger.

    6. Except for Transfer Taxes and filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, Parent, Sub, Target and holders of Target Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. Except with respect to Transfer Taxes, Target has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Target Common Stock nor, to the best knowledge of (but not pursuant to due inquiry or investigation by) the management of Target, will any Target Common Stock acquired by Parent in the Merger be subject to any liabilities.

    7. Immediately following the Merger, Target will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Target immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of Target used to pay reorganization expenses, assets disposed of by Target or Sub (other than assets transferred from Sub to Target in the Merger and asset transfers described in both Section 368(1)(2)(C) of the Code and Treasury Regulations Section 1.368-2(k)(2)) prior to or subsequent to the Merger and in contemplation thereof (including without limitation, any asset disposed of by Target, other than in the ordinary course of business, pursuant to a plan or intent existing during the period beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "Pre-Merger Period") and ending at the Effective Time, except to the extent proceeds of such sale are retained in Target or Sub as the case may be, and all redemptions and distributions made by Target (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by Target immediately prior to the Merger.

    8. Except as provided in the Merger Agreement, immediately prior to the time of the Merger, the only class of stock of the Company that will be outstanding will be the Target Common Stock and Target will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Target Common Stock.

    9. In connection with the Merger, all Target Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock). The shares of Target Common Stock converted into Parent Common Stock will represent Control of Target. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of Target. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person. For purposes of this representation, Target Common Stock redeemed for cash or other property furnished, directly or indirectly, actually or constructively, by Parent or a person related to Parent will be considered as exchanged for other than Parent Common Stock. The total market value of all consideration other than shares of Parent Common Stock that will be paid for shares of Target stock in connection with the Merger (including without limitation cash paid to Target stockholders in lieu of fractional shares) will be less than [ten percent (10%)] of the aggregate fair market value of shares of Target stock outstanding immediately prior to the Merger.

    10. Target is not an investment company as defined in Section
368(a)(2)(F)(iii) and (iv) of the Code.

    11. Target will not take, and, to the best knowledge of the management of Target, there is no present plan or intention by stockholders of Target to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

    12. None of the compensation to be received by any stockholder-employee or stockholder-independent contractor of Target in respect of periods ending at or prior to the Effective Time will represent separate consideration for, or is allocable to, any of its Target Common Stock. None of the Parent Common Stock that will be received by any stockholder-employees or stockholder-independent contractor of Target in the Merger represents separately bargained for consideration which is allocable to any employment agreement, consulting agreement, covenant not to compete, release or other similar arrangement. The compensation paid to any stockholder-employees or stockholder-independent contractors of Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    13. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and Target (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

    14. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    15. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of Target with respect to the Merger.

    16. No assets of Target have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the "historic business" of Target or from using a significant portion of the "historic business assets" of Target in a business following the Merger (as such terms are defined in Treasury Regulations Section 1.368-1(d)), and Target intends to continue its historic business or use a significant portion of its historic business assets in a business following the Merger.

    17. As of the time of the Merger, the fair market value of the assets of Target will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

    18. No holders of Target Common Stock have dissenters' rights with respect to the Merger under applicable laws.

    19. Other than in the ordinary course of business or pursuant to its obligations under the Merger Agreement, Target has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period.

    20. Except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulations Sections 1.368-2(k)(2), the Target has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub in the Merger, except for dispositions in made in the ordinary course of business or to pay expenses incurred by Target pursuant to the Merger.

    21. Target's principal reasons for participating in the Merger are bona fide business purposes unrelated to Taxes.

    22. Target has no plan, obligation, understanding, agreement or intention to issue additional shares of stock after the Merger, or to take any other action, that would result in Parent losing Control of Target.

    23. The liabilities of Target were incurred in the ordinary course of Target's business.

    24. The fair market value of the shares of Parent Common Stock received by each stockholder of Target will be approximately equal to the fair market value of the shares of stock of Target surrendered in exchange therefor and the aggregate consideration received by stockholders of Target in exchange for their shares of Target Common Stock will be approximately equal to the fair market value of all the outstanding shares of stock of Target immediately prior to the Merger.

    25. With respect to each instance, if any, in which shares of stock of Target have been purchased by a stockholder of Parent (a "Parent Stockholder") during the Pre-Merger Period (a "Stock Purchase"): (i) to the knowledge of Target, (A) the Stock Purchase was made by such Parent Stockholder on its own behalf, rather than as a representative, or for the benefit, of Parent, (B) the Stock Purchase was entered into solely to satisfy the separate interests of such Parent Stockholder and the seller and (C) the purchase price paid by such Parent Stockholder pursuant to the Stock Purchase was the product of arm's length negotiation and was funded by such Parent Stockholder's own assets, and such purchase price was not advanced and will not be reimbursed, either directly or indirectly, by Parent; and (ii) the Stock Purchase was not a formal or informal condition to consummation of the Merger.

    26. The undersigned is authorized by Target to make all the representations set forth herein.

    The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 6.02(d) and 6.03(c) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

    The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

    Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Target pursuant to Parent's exercise of control over Target after the Merger, unless Target's management has actual knowledge of such actions or conduct.

    Target undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

                                          Very truly yours,
                                          EXACTIS.COM, INC.,

                                          by ____________
                                          Title:

                                                                     EXHIBIT B-2
                                                         TO THE MERGER AGREEMENT

                   FORM OF PARENT'S TAX REPRESENTATION LETTER

                             [Letterhead of Parent]

                                                                          [Date]

Cooley Godward LLP
2595 Canyon Boulevard
Suite 250
Boulder, CO 80302-6737

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Ladies and Gentlemen:

    In connection with the opinions to be delivered pursuant to Sections
6.02(d) and 6.03(c) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 29, 2000, by and among 24/7 Media, Inc., a Delaware corporation ("Parent"), Evergreen Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Exactis.com, Inc., a Delaware corporation ("Target"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the proxy statement/prospectus of Parent and Target, the undersigned certifies and represents on behalf of Parent and Sub, after due inquiry and investigation (including consultations with Parent's counsel and auditors regarding the meaning of, and factual support for, such representations if and to the extent Parent's management deems necessary), as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

    1. The facts relating to the contemplated merger (the "Merger") of Sub with and into Target as described in the Registration Statement and the documents described in the Registration Statement are and, as of the Effective Time, will be, insofar as such facts pertain to Parent and Sub, true, correct and complete in all material respects. The Merger will be consummated substantially in accordance with the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified.

    2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock, par value $.01 per share, of Target (the "Target Common Stock") will be converted into 0.60 of a common share, par value $.01 per share, of Parent ("Parent Common Stock") is the result of arm's length bargaining.

    3. Cash payments to be made to stockholders of Target in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to Target stockholders instead of issuing fractional shares of Parent Common Stock will not exceed [one percent (1%)] of the total consideration that will be issued in the transaction to the Target stockholders in exchange for their shares of Target Common Stock. The fractional share interests of each Target stockholder will be aggregated, and no Target stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

    4. (i) Parent has no present plan or intention, after, but in connection with, the Merger, to reacquire, or to cause any corporation that is related to Parent to acquire, any Parent Common Stock; provided, however, that Parent may adopt an open market stock repurchase program that satisfies the requirements of Revenue Ruling 99-58. To the best knowledge of the management of Parent, no corporation that is "related" to Parent has a present plan or intention to purchase any Parent Common Stock following the Merger.

        (ii) For purposes of this representation, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

    5. Parent has no present plan or intention to make any distributions after, but in connection with, the Merger to holders of Parent Common Stock (other than dividends made in the ordinary course of business).

    6. Neither Parent nor Sub (nor any other subsidiary of Parent) has acquired, or, except as a result of the Merger, will acquire, or has owned in the past five years, any Target Common Stock.

    7. Prior to the Merger, Parent will own all the capital stock of Sub. Parent has no plan or intention to cause Target to issue additional shares of its capital stock that would result in Parent ceasing to have "control" of Target. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of Target. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person.

    8. Parent has no present plan or intention, following the Merger, to liquidate Target, to merge Target with and into another corporation, to sell or otherwise dispose of any of the stock of Target, to cause Target to distribute to Parent or any of its subsidiaries any assets of Target or the proceeds of any borrowings incurred by Target, or to cause Target to sell or otherwise dispose of any of the assets held by Target at the time of the Merger, except for dispositions of such assets in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulations Sections 1.368-1(d) or 1.368-2(k).

    9. Immediately following the Merger, Target will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Target immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of Target used to pay reorganization expenses, assets disposed of by Target or Sub (other than assets transferred from Sub to Target in the Merger and asset transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulations Section 1.368-2(k)(2)) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Target, other than in the ordinary course of business, pursuant to a plan or intent existing during the period beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "Pre-Merger Period") and ending at the Effective Time, except to the extent proceeds from such sale are retained in Target or Sub as the case may be, and all redemptions and distributions made by Target (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by Target immediately prior to the Merger.

    10. Except for Transfer Taxes and filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, Parent, Sub, Target and holders of Target Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. Except to the extent specifically contemplated under the Merger Agreement and Target Stockholder Agreement, neither Parent nor Sub has paid (directly or indirectly) or has agreed to assume any expenses or other liabilities, whether fixed or contingent, incurred or to be incurred by Target or any holder of Target Common Stock in connection with or as part of the Merger or any related transactions nor, to the best knowledge of (but not pursuant to due inquiry or investigation by) the management of Parent, will any Target Common Stock acquired by Parent in the Merger be subject to any liabilities.

    11. Following the Merger, Parent intends to cause Target to continue its "historic business" or to use a significant portion of its "historic business assets" in a business (as such terms are defined in Treasury Regulations Section 1.368-1(d)).

    12. Neither Parent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    13. Neither Parent nor Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

    14. None of the compensation to be received by any stockholder-employee or stockholder-independent contractor of Target in respect of periods ending after the Effective Time will represent separate consideration for, or is allocable to, any of their Target Common Stock. None of the Parent Common Stock that will be received by any stockholder-employee or stockholder-independent contractor of Target in the Merger represents separately bargained for consideration which is allocable to any employment agreement, consulting agreement, covenant not to compete, release or similar arrangement. The compensation paid to any stockholder-employees or stockholder-independent contractors of Parent after the Effective Time will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    15. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and Target (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

    16. Neither Parent nor Sub is under the jurisdiction of a court in a Title 11 or similar case. For purposes of the foregoing, a "Title 11 or similar case" means a case under Title 11 of the United States Code or a receivership, foreclosure or similar preceding in a federal or state court.

    17. In connection with the Merger, all Target Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock). The shares of Target Common Stock converted into Parent Common Stock will represent Control of Target. For purposes of this representation, Target Common Stock redeemed for cash or other property furnished, directly or indirectly, actually or constructively, by Parent or a person related to Parent will be considered as acquired by Parent for other than Parent Common Stock. The total market value of all consideration other than shares of Parent Common Stock that will be paid for shares of Target stock in connection with the Merger (including without limitation cash paid to Target stockholders in lieu of fractional shares) will be less than [ten percent (10%)] of the aggregate fair market value of shares of Target stock outstanding immediately prior to the Merger.

    18. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of Parent and Sub with respect to the Merger.

    19. Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by Sub following the Merger) or business operations. Prior to the Merger, Parent will be in Control of Sub. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of Sub. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person.

    20. The Merger is being undertaken for purposes of enhancing the business of Parent and for good and valid business purposes of Parent.

    21. No Target stockholder is acting as agent for Parent in connection with the Merger or the approval thereof; Parent will not reimburse any Target stockholder for any Target stock that such stockholder may have purchased or for other obligations such stockholder may have incurred.

    22. The fair market value of the shares of Parent Common Stock received by each stockholder of Target will be approximately equal to the fair market value of the shares of stock of Target surrendered in exchange therefor and the aggregate consideration received by stockholders of Target in exchange for their shares of Target Common Stock will be approximately equal to the fair market value of all the outstanding shares of stock of Target immediately prior to the Merger.

    23. With respect to each instance, if any, in which shares of stock of Target have been purchased by a stockholder of Parent (a "Parent Stockholder") during the Pre-Merger Period (a "Stock Purchase"): (i) to the knowledge of Parent, (A) the Stock Purchase was made by such Parent Stockholder on its own behalf, rather than as a representative, or for the benefit, of Parent, (B) the Stock Purchase was entered into solely to satisfy the separate interests of such Parent Stockholder and the seller and (C) the purchase price paid by such Parent Stockholder pursuant to the Stock Purchase was the product of arm's length negotiation and was funded by such Parent Stockholder's own assets, and such purchase price was not advanced and will not be reimbursed, either directly or indirectly, by Parent; and (ii) the Stock Purchase was not a formal or informal condition to consummation of the Merger.

    24. The undersigned is authorized to make all the representations set forth herein on behalf of Parent and Sub.

    The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 6.02(d) and 6.03(c) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

    The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

    Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Target prior to the Merger, unless Parent's management has actual knowledge of such actions or conduct.

    Parent undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

                                          Very truly yours,
                                          PARENT

                                          by
--------------------------------------------------------------------------------

                                             Name:

                                             Title:

                                                                      SCHEDULE I
                                                         TO THE MERGER AGREEMENT

                          BOARD OF DIRECTORS OF PARENT

NAME(1)                                                     CLASS OF MEMBERSHIP
-------                                                     -------------------
Adam Goldman..............................................           II(2)
Linda Fayne Levinson......................................          III

------------------------

(1) If either or both of the individuals set forth in the table are unavailable at the Effective Time to serve as directors of Parent, Target shall be entitled to substitute in their place any members of Target's Board of Directors as constituted immediately prior to the date of the Merger Agreement; provided that any such new designees must qualify as independent directors under the Nasdaq rules.

(2) Parent shall take all action to ensure that the individual appointed to serve as a Class II director of Parent will also be included in Parent's slate of directors nominated for election at Parent's 2000 annual meeting of stockholders.

                                                                         ANNEX B

    STOCKHOLDER AGREEMENT dated as of February 29, 2000 (this "Agreement"), among 24/7 MEDIA, INC., a Delaware corporation ("Parent"), and the individuals and other parties listed on Schedule A hereto (each, a "Stockholder" and, collectively, the "Stockholders").

    Whereas, Parent, Evergreen Acquisition Sub Corp., a Delaware corporation ("Sub"), and Exactis.com, Inc., a Delaware corporation ("Target"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into Target; and

    Whereas, each Stockholder owns the number of shares of Target Common Stock set forth opposite his, her or its name on Schedule A hereto (such shares of Target Common Stock, together with any other shares of capital stock of Target acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Target Subject Shares" of such Stockholder);

    Whereas, the Board of Directors of Target has approved the terms of this Agreement; and

    Whereas, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement.

    Now, therefore, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

    Section 1. REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

    (a) Authority; Execution and Delivery; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any provision of any Contract to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound, including the Third Amended and Restated Stockholders Agreement referred to in the Merger Agreement, or, subject to the filings and other matters referred to in the next sentence, any provision of any judgment, order or decree (collectively, "Judgment") or any statute, law, ordinance, rule or regulation (collectively, "Applicable Law") applicable to the Stockholder or the properties or assets of the Stockholder. No consent, approval, order or authorization (collectively, "Consent") of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder's receipt in the Merger of Parent Common Stock, and (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. If the Stockholder is married and the Target Subject Shares of the Stockholder constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms.

    (b) The Target Subject Shares. Except as set forth on Schedule A hereto, the Stockholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Target Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. The Stockholder does not own, of record or beneficially, any outstanding shares of capital stock of Target other than the Target Subject Shares set forth opposite his, her or its name on Schedule A attached hereto. Except as set forth on Schedule A hereto, the Stockholder has the sole right to vote such Target Subject Shares, and except as contemplated by this Agreement, none of such Target Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Target Subject Shares.

    Section 2. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to each Stockholder as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to Parent or the properties or assets of Parent. No Consent of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

    Section 3. COVENANTS OF EACH STOCKHOLDER. Each Stockholder, severally and not jointly, covenants and agrees as follows:

    (a) (1) At any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Target called to seek Target Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, the Stockholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted) the Target Subject Shares of the Stockholder in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement.

    (2) The Stockholder hereby irrevocably grants to, and appoints, Parent and Mark Moran and C. Andrew Johns, or any of them, and any individual designated in writing by any of them, and each of them individually, as the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Target Subject Shares of the Stockholder, or grant a consent or approval in respect of the Target Subject Shares of the Stockholder, in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this

Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of Sections 3(a) and 3(b) in accordance with Section 4.

    (b) Other than this Agreement, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Target Subject Shares to any person (other than pursuant to the Merger), unless and until such person agrees, pursuant to a writing in customary form to which Parent is a party or a stated third-party beneficiary, to be bound by the terms of this Agreement, including without limitation the terms of Section 3(a)(2), to the same extent, and in the same manner, as if such person were explicitly named a Stockholder hereunder or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Target Subject Shares and shall not commit or agree to take any of the foregoing actions. The Stockholder shall not, nor shall such Stockholder permit any entity under such Stockholder's control to, deposit any Target Subject Shares in a voting trust.

    (c) The Stockholder shall not, nor shall it authorize or permit any employee or affiliate of, or any investment banker, financial advisor, attorney, accountant or other representative of, the Stockholder to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent and any of its affiliates and representatives) any information with respect to, any Takeover Proposal. The Stockholder promptly shall advise Parent orally and in writing of any Takeover Proposal or inquiry made to the Stockholder with respect to or that could reasonably be expected to lead to any Takeover Proposal.

    (d) The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement without the prior written consent of Parent, except as may be required by Applicable Law.

    (e) The Stockholder hereby consents to and approves the actions taken by the Board of Directors of Target in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the Merger.

    (f) If, at the time the Merger Agreement is submitted for adoption by the stockholders of Target, the Stockholder is an "affiliate" of Target for purposes of Rule 145 under the Securities Act, the Stockholder shall deliver to Parent at least 30 days prior to the Closing a written agreement substantially in the form attached as Exhibit A to the Merger Agreement.

    Section 4. TERMINATION. This Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

    Section 5.  ADDITIONAL MATTERS.

    (a) Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    (b) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Target Subject Shares and shall be binding upon any person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, and that each certificate representing such Target Subject Shares will be inscribed with a legend to such effect. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Target affecting the Target Subject Shares, or the acquisition of additional shares of Target's capital stock by any Stockholder, the number of Target Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Target's capital stock issued to or acquired by such Stockholder.

    (c) No person executing this Agreement who is or becomes during the term hereof a director or officer of Target makes any agreement or understanding herein in his or her capacity as such a director or officer of Target. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Target Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of Target to the extent specifically permitted by the Merger Agreement.

    Section 6.  GENERAL PROVISIONS.

    (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

    (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

    (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Stockholder. This

Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

    (f) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. THIS AGREEMENT (INCLUDING THE DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN) (I) CONSTITUTES THE ENTIRE AGREEMENT AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, BOTH WRITTEN AND ORAL, AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND (II) IS NOT INTENDED TO CONFER UPON ANY PERSON OTHER THAN THE PARTIES HERETO ANY RIGHTS OR REMEDIES HEREUNDER.

    (g) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Stockholder (except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder, to any direct or indirect wholly owned subsidiary of Parent) or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    (i) ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or any Delaware state court and
(iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

    (j) AGENT FOR SERVICE OF PROCESS. Each Stockholder hereby appoints The Prentice-Hall Corporation System, Inc., with offices on the date hereof at 1013 Centre Road, Wilmington, Delaware 19805-1297, as its authorized agent (the "Authorized Agent"), upon whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement that may be instituted in any court described in
Section 6(i)(i). Each Stockholder agrees to take any and all action, including the filing of any and all documents, that may be necessary to establish and continue such appointment in full force and effect as aforesaid. Each Stockholder agrees that service of process upon the Authorized Agent shall be, in every respect, effective service of process upon such Stockholder.

    IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

                                                       24/7 MEDIA, INC.,

                                                       by  /s/ C. ANDREW JOHNS
                                                           ------------------------------------------
                                                           Name: C. Andrew Johns
                                                           Title:  Executive Vice President

                                                       CENTENNIAL FUND IV, L.P.,

                                                       by  /s/ ADAM GOLDMAN
                                                           ------------------------------------------
                                                           Name: Adam Goldman
                                                           Title:  General Partner

                                                       TRIBUNE COMPANY,

                                                       by  /s/ DAVID MILLER
                                                           ------------------------------------------
                                                           Name: David Miller
                                                           Title:  Senior Vice President

                                                       TELECOM PARTNERS, L.P.,

                                                       by  /s/ STEPHEN SCHOVEE
                                                           ------------------------------------------
                                                           Name: Stephen Schovee
                                                           Title:  Managing Member of
                                                           Telecom Management, LLC, its
                                                           General Partner

                                                       AMERICAN EXPRESS TRAVEL RELATED
                                                       SERVICES COMPANY, INC.,

                                                       by  /s/ PIERRIC BECKERT
                                                           ------------------------------------------
                                                           Name: Pierric Beckert
                                                           Title:  Senior Vice President

                                                       GLOBAL RETAIL PARTNERS, L.P.,

                                                       by  /s/ OSAMU R. WATANABE
                                                           ------------------------------------------
                                                           Name: Osamu R. Watanabe
                                                           Title:  Vice President

                                                       BOULDER VENTURES III, L.P.,

                                                       by  /s/ KYLE LEFKOFF
                                                           ------------------------------------------
                                                           Name: Kyle Lefkoff

                                                       BOULDER VENTURES II, L.P.,

                                                       by  /s/ KYLE LEFKOFF
                                                           ------------------------------------------
                                                           Name: Kyle Lefkoff
                                                           Title:

                                                       BOULDER VENTURES, LTD.,

                                                       by  /s/ KYLE LEFKOFF
                                                           ------------------------------------------
                                                           Name: Kyle Lefkoff

                                                       DLJ DIVERSIFIED PARTNERS, LP,

                                                       by  /s/ OSAMU R. WATANABE
                                                           ------------------------------------------
                                                           Name: Osamu R. Watanabe
                                                           Title:  Vice President

                                                       E. THOMAS DETMER, JR.,

                                                       by  /s/ E. THOMAS DETMER, JR.
                                                           ------------------------------------------
                                                           Name: E. Thomas Detmer, Jr.

                                                                      SCHEDULE A

                                                                                       NUMBER OF
                                                                                       SHARES OF
                                                                                         TARGET
                                                                                      COMMON STOCK
                                                                                        HELD OF
NAME                                       ADDRESS                                       RECORD
----                                       -------                                    ------------
Centennial Fund IV, L.P.                   1428 Fifteenth Street                       2,120,098
                                           Denver, CO 80202

Tribune Company                            435 N. Michigan Avenue                      1,146,553
                                           Suite 1500
                                           Chicago, IL 60611

Telecom Partners, L.P.                     6400 S. Fiddler's Green Circle              1,001,290
                                           Suite 720
                                           Englewood, CO 80111

American Express Travel Related            3 World Financial Center                      875,000
  Services Company, Inc.                   40th Floor
                                           New York, NY 10285

Global Retail Partners, L.P.               2121 Avenue of the Stars                      575,902
                                           16th Floor, Suite 1630
                                           Los Angeles, CA 90067

Boulder Ventures III, L.P.                 1634 Walnut Street                            336,934
                                           Suite 301
                                           Boulder, CO 80302

E. Thomas Detmer, Jr.                      707 17th Street                               256,411
                                           Suite 2850
                                           Denver, CO 80202

Boulder Ventures, Ltd.                     1634 Walnut Street                            185,100
                                           Suite 301
                                           Boulder, CO 80302

DLJ Diversified Partners, LP               2121 Avenue of the Stars                      171,609
                                           16th Floor, Suite 1630
                                           Los Angeles, CA 90067

Boulder Ventures II, L.P.                  1634 Walnut Street                            154,236
                                           Suite 301
                                           Boulder, CO 80302

                                                                         ANNEX C

    STOCKHOLDER AGREEMENT dated as of February 29, 2000 (this "Agreement"), among EXACTIS.COM, INC., a Delaware corporation ("Target"), and the individuals and other parties listed on Schedule A hereto (each, a "Stockholder" and, collectively, the "Stockholders").

    WHEREAS, Target, Evergreen Acquisition Sub Corp., a Delaware corporation ("Sub"), and 24/7 Media, Inc., a Delaware corporation ("Parent"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into Target; and

    WHEREAS, each Stockholder owns the number of shares of Parent Common Stock set forth opposite his, her or its name on Schedule A hereto (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Parent Subject Shares" of such Stockholder); and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Target has requested that each Stockholder enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

    SECTION 1. REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER. Each Stockholder hereby, severally and not jointly, represents and warrants to Target as of the date hereof in respect of himself, herself or itself as follows:

    (a) AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any provision of any Contract to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound, or, subject to the filings and other matters referred to in the next sentence, any provision of any judgment, order or decree (collectively, "Judgment") or any statute, law, ordinance, rule or regulation (collectively, "Applicable Law") applicable to the Stockholder or the properties or assets of the Stockholder. No consent, approval, order or authorization (collectively, "Consent") of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder's receipt in the Merger of Parent Common Stock, and (ii) such reports under Sections
13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. If the Stockholder is married and the Parent Subject Shares of the Stockholder constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms.

    (b) THE PARENT SUBJECT SHARES. Except as set forth on Schedule A hereto, the Stockholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Parent Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. The Stockholder does not own, of record or beneficially, any outstanding shares of capital stock of Parent other than the Parent Subject Shares set forth opposite his, her or its name on Schedule A attached hereto. Except as set forth on Schedule A hereto, the Stockholder has the sole right to vote such Parent Subject Shares, and except as contemplated by this Agreement, none of such Parent Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Parent Subject Shares.

    SECTION 2. REPRESENTATIONS AND WARRANTIES OF TARGET. Target hereby represents and warrants to each Stockholder as follows: Target has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Target of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Target. Target has duly executed and delivered this Agreement, and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms. The execution and delivery by Target of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Target under, any provision of any Contract to which Target is a party or by which any properties or assets of Target are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to Target or the properties or assets of Target. No Consent of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Target in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

    SECTION 3. COVENANTS OF EACH STOCKHOLDER. Each Stockholder, severally and not jointly, covenants and agrees, except as set forth on Schedule A hereto, as follows:

    (a) At any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Parent called to seek Parent Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the issuance of shares of Parent Common Stock in connection with the Merger or any other transaction contemplated by the Merger Agreement is sought, the Stockholder shall, including by executing a written consent solicitation if requested by Target, vote (or cause to be voted) the Parent Subject Shares of the Stockholder in favor of the issuance of shares of Parent Common Stock in connection with the Merger or any other transaction contemplated by the Merger Agreement.

    (b)  The Stockholder hereby irrevocably grants to, and appoints, Target and
E. Thomas Detmer, Jr. and Kenneth W. Edwards, Jr., or any of them, and any individual designated in writing by any of them, and each of them individually, as the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Parent Subject Shares of the Stockholder, or grant a consent or approval in respect of the Parent Subject Shares of the Stockholder, in favor of the issuance of shares of Parent Common Stock in connection with the Merger or any other transaction contemplated by the Merger Agreement. The Stockholder understands and acknowledges that Target is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section
212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of Sections 3(a) and 3(b) in accordance with
Section 4.

    (c) The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement without the prior written consent of Target, except as may be required by Applicable Law.

    (d) The Stockholder hereby consents to and approves the actions taken by the Board of Directors of Parent in approving the Merger Agreement and this Agreement, the Merger, the issuance of shares of Parent Common Stock in connection with the Merger and the other transactions contemplated by the Merger Agreement.

    SECTION 4. TERMINATION. This Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

    SECTION 5.  ADDITIONAL MATTERS.

    (a) Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Target may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    (b) No person executing this Agreement who is or becomes during the term hereof a director or officer of Parent makes any agreement or understanding herein in his or her capacity as such a director or officer of Parent. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Parent Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of Parent to the extent specifically permitted by the Merger Agreement.

    SECTION 6.  GENERAL PROVISIONS.

    (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

    (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Target in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

    (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Target when one or more counterparts have been signed by Target and delivered to each Stockholder. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Target. Each party need not sign the same counterpart.

    (f) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    (g) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Target without the prior written consent of each Stockholder (except that Target may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder, to any direct or indirect wholly owned subsidiary of Target) or by any Stockholder without the prior written consent of Target, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    (i) ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or any Delaware state court and
(iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

    (j) AGENT FOR SERVICE OF PROCESS. Each Stockholder hereby appoints The Corporation Service Company, with offices on the date hereof at 1013 Centre Road, Wilmington, Delaware 19805-1297, as its authorized agent (the "Authorized Agent"), upon whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement that may be instituted in any court described in Section 6(i)(i). Each Stockholder agrees to take any and all action, including the filing of any and all documents, that may be necessary to establish and continue such appointment in full force and effect as aforesaid. Each Stockholder agrees that service of process upon the Authorized Agent shall be, in every respect, effective service of process upon such Stockholder.

    IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

                                            EXACTIS.COM, INC.,

                                            By:  /s/ E. THOMAS DETMER, JR.
                                                 ---------------------------------------------------
                                                 Name: E. Thomas Detmer, Jr.
                                                 Title: Chief Executive Officer

                                            THE TRAVELERS INSURANCE COMPANY,

                                            By:  /s/ JOHN R. BRITT
                                                 ---------------------------------------------------
                                                 Name: John R. Britt
                                                 Title: Asst. Corporate
                                                 Secretary

                                            BIG FLOWER DIGITAL SERVICES, INC.,

                                            By:  /s/ R. THEODORE AMMON
                                                 ---------------------------------------------------
                                                 Name: R. Theodore Ammon

                                            PROSPECT STREET NYC
                                            DISCOVERY FUND, L.P.

                                            By:  /s/ JOHN F. BARRY
                                                 ---------------------------------------------------
                                                 Name: John F. Barry
                                                 Title: Managing General Partner

                                            PROSPECT STREET NYC
                                            CO-INVESTMENT FUND, L.P.,

                                            By:  /s/ JOHN F. BARRY
                                                 ---------------------------------------------------
                                                 Name: John F. Barry
                                                 Title: Managing General Partner

                                            FRESHWATER CONSULTING LTD.,

                                            By:  /s/ DAVID TURNER
                                                 ---------------------------------------------------
                                                 Name: David Turner

                                            GALMOS HOLDINGS, INC.,

                                            By:  /s/ GOUR LENTELL
                                                 ---------------------------------------------------
                                                 Name: Gour Lentell

                                            DAVID J. MOORE,

                                            By:  /s/ DAVID J. MOORE
                                                 ---------------------------------------------------

                                            MARK SCHASZBERGER,

                                            By:  /s/ MARK SCHASZBERGER
                                                 ---------------------------------------------------

                                            TRAMI TRAN,

                                            By:  /s/ TRAMI TRAN
                                                 ---------------------------------------------------

                                            JACOB I. FRIESEL,

                                            By:  /s/ JACOB I. FRIESEL
                                                 ---------------------------------------------------

                                            PAUL C. CHACHKO,

                                            By:  /s/ PAUL C. CHACHKO
                                                 ---------------------------------------------------

                                            JAMES GREEN,

                                            By:  /s/ JAMES GREEN
                                                 ---------------------------------------------------

                                                                      SCHEDULE A

                                                                                 NUMBER OF
                                                                                 SHARES OF
                                                                                   PARENT
                                                                                COMMON STOCK
                                                                                  HELD OF
NAME                                                      ADDRESS                  RECORD
----                                            ----------------------------   --------------
Travelers Insurance Company(1)                  One Tower Square                 1,666,829
                                                Hartford, CT 06183-2030

David J. Moore                                  c/o 24/7 Media, Inc.               887,343
                                                1250 Broadway, 28th Floor
                                                New York, NY 10001

Big Flower Holdings                             3 East 54th Street                 875,351
                                                New York, NY 10022

Prospect Street Discovery Fund                  10 East 40th Street                656,513
                                                44th Floor
                                                New York, NY 10016

Mark Schaszberger                               c/o 24/7 Media, Inc.               653,062
                                                1250 Broadway, 28th Floor
                                                New York, NY 10001

Trami Tran                                      c/o 24/7 Media, Inc.               626,938
                                                1250 Broadway, 28th Floor
                                                New York, NY 10001

Jacob I. Friesel                                c/o 24/7 Media, Inc.               508,371
                                                1250 Broadway, 28th Floor
                                                New York, NY 10001

Paul Chachko                                    c/o 24/7 Media, Inc.               495,836
                                                1250 Broadway, 28th Floor
                                                New York, NY 10001

Prospect Street Co-Investment Fund              10 East 40th Street                218,838
                                                44th Floor
                                                New York, NY 10016

Freshwater Consulting Ltd.                      c/o 24/7 Media, Inc.               156,294
                                                1250 Broadway, 28th Floor
                                                New York, NY 10001

------------------------

(1) Nothing in this Agreement shall restrict the ability of Travelers Insurance Company to transfer its shares of Parent Common Stock without regard to the irrevocable proxy or any other restriction set forth in this Agreement.

                                                                                 NUMBER OF
                                                                                 SHARES OF
                                                                                   PARENT
                                                                                COMMON STOCK
                                                                                  HELD OF
NAME                                                      ADDRESS                  RECORD
----                                            ----------------------------   --------------
Galmos Holdings, Inc.                           c/o 24/7 Media, Inc.               156,294
                                                1250 Broadway, 28th Floor
                                                New York, NY 10001

James Green                                     c/o 24/7 Media, Inc.               156,294
                                                1250 Broadway, 28th Floor
                                                New York, NY 10001

                                                                         ANNEX D

                    [LETTERHEAD OF LAZARD FRERES & CO., LLC]

                                                               FEBRUARY 28, 2000

The Board of Directors
24/7 Media, Inc.
1250 Broadway, 28th Floor
New York, NY 10001-3701

Dear Members of the Board:

    We understand that 24/7 Media, Inc., a Delaware corporation (the "Company"), Evergreen Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Sub"), and Exactis.com, Inc., a Delaware corporation ("Exactis"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Sub will merge with and into Exactis with Exactis being the surviving corporation (the "Merger"). Pursuant to the Merger, each share of common stock of Exactis, par value $0.01 per share (the "Exactis Common Stock"), issued and outstanding immediately prior to the effective time of the Merger, other than shares of the Exactis Common Stock held by the Company and Sub and shares of the Exactis Common Stock held in the treasury of Exactis, will be converted into the right to receive 0.60 shares (the "Exchange Ratio") of common stock of the Company, par value $0.01 per share (the "Company Common Stock").

    You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Exchange Ratio. In connection with this opinion, we have, among other things:

        (i) Reviewed the financial terms and conditions of a draft Merger Agreement dated February 27, 2000 and draft Stockholders Agreements dated February 27, 2000 between the Company and certain stockholders of Exactis and between Exactis and certain stockholders of the Company;

        (ii) Analyzed certain historical business and financial information relating to the Company and Exactis;

        (iii) Reviewed various publicly available forecasts prepared by nationally recognized research analysts who report on the Company and Exactis and certain preliminary financial projections provided to us by the Company and Exactis relating to their respective businesses;

        (iv) Held discussions with members of senior management of the Company and Exactis with respect to the businesses and prospects of the Company and Exactis, respectively, and the strategic objectives of each;

        (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Exactis;

        (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company and Exactis;

        (vii) Reviewed the historical stock prices and trading volumes of the Company Common Stock and the Exactis Common Stock; and

        (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

    We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company and Exactis, or concerning the solvency of or issues relating to solvency concerning the Company or Exactis. With the consent of the Company, we have relied upon publicly available forecasts prepared by nationally recognized research analysts who report on the Company and Exactis and have relied on the statements of the managements of the Company and Exactis that such forecasts are consistent with the currently available estimates and judgments of the managements of the Company and Exactis as to the future financial performance of the Company and Exactis, respectively. With respect to the preliminary projections provided to us by the Company and Exactis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Exactis as to the future financial performance of the Company and Exactis, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we did not address the relative merits of the Merger, any alternative potential transaction or the Company's underlying decision to effect the Merger.

    In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals, if any, for the Merger will not have an adverse effect on the Company. We have also assumed that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us.

    Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. We have in the past provided investment banking services to the Company for which we received usual and customary compensation.

    Our engagement and the opinion expressed herein are solely for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to whether such stockholder should vote for the Merger, if such vote is required under the Company's certificate of incorporation and/or applicable law. We are not expressing any opinion herein as to the prices at which the Company Common Stock will trade following the announcement or consummation of the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    Based on and subject to the foregoing, we are of the opinion that the Exchange Ratio in connection with the Merger is fair to the Company from a financial point of view.

                                          Very truly yours,

                                                       LAZARD FRERES & CO. LLC

                                                       By:  /s/ ROBERT E. HOUGIE
                                                            -----------------------------------------
                                                            Robert E. Hougie
                                                            MANAGING DIRECTOR

                                                                         ANNEX E

                                                                  PRIVILEGED AND
                                                                    CONFIDENTIAL

February 28, 2000

Board of Directors
Exactis.com, Inc.
707 17th Street
Suite 2850
Denver, CO 80202

Ladies and Gentlemen:

    We understand that Exactis.com, Inc., a Delaware corporation ("Seller"), and 24/7 Media, Inc., a Delaware corporation ("Buyer"), have entered into a Merger Agreement dated February 28, 2000 (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of Buyer will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each issued outstanding share of the common stock, $0.01 par value per share ("Seller Common Stock"), of Seller, except those to be canceled pursuant to the Merger Agreement, will be converted into the right to receive 0.60 shares of the common stock, $0.01 par value per share ("Buyer Common Stock"), of Buyer, (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    You have asked for our opinion as investment bankers as to whether the exchange ratio pursuant to the Merger Agreement is fair to the shareholders from a financial point of view, as of the date hereof.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to September 30, 1999 for Buyer and December 31, 1999 for Seller and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources; (ii) reviewed certain other relevant financial and operating data relating to Seller from the internal records of Seller; (iii) reviewed certain other relevant financial and operating data relating to Buyer from the internal records of Buyer (iv) reviewed the financial terms and conditions of the Merger Agreement; (v) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (vi) compared Seller and Buyer from a financial point of view with certain other companies in the e-mail services and online advertising services industries which we deemed to be relevant; (vii) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the e-mail services and online advertising services industries which we deemed to be comparable, in whole or in part, to the Merger; (viii) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (ix) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (x) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by its management, upon its advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of its management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis

Board of Directors
Exactis.com, Inc.
February 28, 2000
Page 2

upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement, including the legal status and financial reporting of litigation involving Seller and Buyer. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization, pursuant to the U.S. Internal Revenue Code of 1986, as amended. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

    We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with the public offering of securities of Seller and performed various investment banking services for Seller.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the exchange ratio pursuant to the Merger Agreement is fair to the shareholders of Seller from a financial point of view, as of the date hereof.

    We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Consideration to be received by the shareholders of Seller pursuant to the Merger is based upon a fixed exchange ratio and, accordingly, the market value of the Consideration may vary significantly.

    This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,
                                          /s/ Thomas Weisel Partners LLC
                                          --------------------------------------

                                          THOMAS WEISEL PARTNERS LLC

                                                                         ANNEX F

                               LOCK-UP AGREEMENT

24/7 Media, Inc.
1250 Broadway, 28th Floor
New York, NY 10001-3701                                        February 29, 2000

Ladies and Gentlemen:

    Pursuant to the terms of an Agreement and Plan of Merger dated as of February 29, 2000 (the "Agreement") among 24/7 Media, Inc., a Delaware corporation ("Acquiror"), a subsidiary of Acquiror and Exactis.com, Inc., a Delaware corporation (the "Company"), the undersigned will receive shares of common stock, par value $.01 per share, of Acquiror (the "Shares"), in exchange for shares of common stock, par value $.01 per share, of the Company owned by the undersigned. In order to induce Acquiror to enter into the Agreement, the undersigned hereby agrees as follows:

        1. Until the date that is five (5) months after the Effective Time (as defined in the Agreement), the undersigned will not sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, "transfer") (a) more than one-tenth (1/10) of the Shares in any one day and (b) more than one-fourth (1/4) of the Shares in any ten consecutive trading days.

        2. The undersigned acknowledges that the Acquiror may impose stock transfer restrictions on the Shares to enforce the provisions of this Lock-Up Agreement.

    This Agreement may not be amended except by an instrument in writing signed by each party hereto.

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                                          Very truly yours,
                                          CENTENNIAL FUND IV, L.P.,
                                          by /S/ ADAM GOLDMAN
                                            ------------------------------------

                                          Name: Adam Goldman
                                            Title: General Partner

                                                       TRIBUNE COMPANY,

                                                       by   /s/ DAVID MILLER
                                                            -----------------------------------------
                                                            Name: David Miller
                                                            Title: Senior Vice President

                                                       TELECOM PARTNERS, L.P.,

                                                       by   /s/ STEPHEN SCHOVEE
                                                            -----------------------------------------
                                                            Name: Stephen Schovee
                                                            Title: Managing Member of Telecom
                                                            Management, LLC, its General Partner

                                                       AMERICAN EXPRESS TRAVEL RELATED
                                                       SERVICES COMPANY, INC.,

                                                       by   /s/ PIERRIC BECKERT
                                                            -----------------------------------------
                                                            Name: Pierric Beckert
                                                            Title: Senior Vice President

                                                       GLOBAL RETAIL PARTNERS, L.P.,

                                                       by   /s/ OSAMU R. WATANABE
                                                            -----------------------------------------
                                                            Name: Osamu R. Watanabe
                                                            Title: Vice President

                                                       BOULDER VENTURES III, L.P.,

                                                       by   /s/ KYLE LEFKOFF
                                                            -----------------------------------------
                                                            Name: Kyle Lefkoff

                                                       BOULDER VENTURES II, L.P.,

                                                       by   /s/ KYLE LEFKOFF
                                                            -----------------------------------------
                                                            Name: Kyle Lefkoff

                                                       BOULDER VENTURES, LTD.,

                                                       by   /s/ KYLE LEFKOFF
                                                            -----------------------------------------
                                                            Name: Kyle Lefkoff

                                                       DLJ DIVERSIFIED PARTNERS, LP,

                                                       by   /s/ OSAMU R. WATANABE
                                                            -----------------------------------------
                                                            Name: Osamu R. Watanabe
                                                            Title: Vice President

                                                       E. THOMAS DETMER, JR.,

                                                       by   /s/ E. THOMAS DETMER, JR.
                                                            -----------------------------------------

Agreed To:

24/7 MEDIA, INC.,

By: /s/ C. ANDREW JOHNS
--------------------------------------
   Name: C. Andrew Johns
   Title: Executive Vice President

                                                                         ANNEX G

                                    FORM OF
                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                24/7 MEDIA, INC.

    24/7 Media, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

    FIRST: At a duly held meeting, the board of directors adopted resolutions proposing and declaring it advisable that the Certificate of Incorporation of the Corporation be amended as follows:

    (a) By striking the first sentence of Article Fourth and substituting in lieu thereof the following sentence:

       The Corporation shall have the authority to issue an aggregate of 150,000,000 (one hundred fifty million) shares, consisting of 140,000,000 (one hundred forty million) shares of common stock, par value $.01 per share, and 10,000,000 (ten million) shares of preferred stock, par value $.01 per share.

    SECOND: The stockholders of the Corporation have duly adopted the foregoing amendment at a Special Meeting of the Stockholders duly called and held on
[                  ], 2000, in accordance with the provisions of the
Section 222 of the General Corporation Law of Delaware.

    THIRD: Such amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of Delaware.

    FOURTH: Such amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment
to be executed in its name by its [        ], and attested to by its [        ],
this [        ] day of [                  ], 2000, and the statements contained
herein are affirmed as true under penalties of perjury.

                                                       24/7 MEDIA, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

ATTEST:

     ----------------------------------------
     Name:
     Title:
By:

                                                                         ANNEX H

                               EXACTIS.COM, INC.
                           1999 EQUITY INCENTIVE PLAN
                            ADOPTED AUGUST 11, 1999
                    APPROVED BY STOCKHOLDERS AUGUST 11, 1999
                       TERMINATION DATE: AUGUST 10, 2009
                          AMENDED: SEPTEMBER 13, 1999
                           AMENDED: FEBRUARY 28, 2000

    1. Purposes.

    (a) ELIGIBLE STOCK AWARD RECIPIENTS. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

    (b) AVAILABLE STOCK AWARDS. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

    (c) GENERAL PURPOSE. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

    2. Definitions.

    (a) "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

    (b) "Board" means the Board of Directors of the Company.

    (c) "Code" means the Internal Revenue Code of 1986, as amended.

    (d) "Committee" means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

    (e) "Common Stock" means the common stock of the Company.

    (f) "Company" means Exactis.com, Inc., a Delaware corporation.

    (g) "Consultant" means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

    (h) "Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

    (i) "Covered Employee" means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

    (j) "Director" means a member of the Board of Directors of the Company.

    (k) "Disability" means (i) before the Listing Date, the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person's position with the Company or an Affiliate of the Company because of the sickness or injury of the person and
(ii) after the Listing Date, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

    (l) "Employee" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

    (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (n) "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

        (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

        (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

        (iii) Prior to the Listing Date, the value of the Common Stock shall be determined in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

    (o) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

    (p) "Listing Date" means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25100(o) of the California Corporate Securities Law of 1968.

    (q) "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

    (r) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

    (s) "Officer" means (i) before the Listing Date, any person designated by the Company as an officer and (ii) on and after the Listing Date, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

    (t) "Option" means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

    (u) "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

    (v) "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

    (w) "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

    (x) "Participant" means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

    (y) "Plan" means this Exactis.com, Inc. 1999 Equity Incentive Plan.

    (z) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

           (aa) "Securities Act" means the Securities Act of 1933, as amended.

           (bb) "Stock Award" means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

           (cc) "Stock Award Agreement" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

           (dd) "Ten Percent Stockholder" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

    3. Administration.

    (a) ADMINISTRATION BY BOARD. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). Any interpretation of the Plan by the Board and any decision by the Board under the Plan shall be final and binding on all persons.

    (b) POWERS OF BOARD. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

        (i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted

    (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

        (ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

        (iii) To amend the Plan or a Stock Award as provided in Section 12.

        (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

    (c) Delegation to Committee.

        (i) GENERAL. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

        (ii) COMMITTEE COMPOSITION WHEN COMMON STOCK IS PUBLICLY TRADED. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

    4. Shares Subject to the Plan.

    (a) SHARE RESERVE. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate four million (4,000,000) shares of Common Stock. This share reserve shall be comprised of:
(i) up to one million six hundred thousand (1,600,000) shares of Common Stock of the Company from any options granted under the Company's 1997 Stock Option Plan which subsequently for any reason expire or terminate, in whole or in part, without having been exercised in full, so that such shares of Common Stock of the Company are not issued pursuant to the terms of such options, plus (ii) an additional two million four hundred thousand (2,400,000) shares of Common Stock of the Company.

    (b) REVERSION OF SHARES TO THE SHARE RESERVE. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

    (c) SOURCE OF SHARES. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

    (d) SHARE RESERVE LIMITATION. Prior to the Listing Date and to the extent then required by Section 260.140.45 of Title 10 of the California Code of Regulations, the total number of shares of Common Stock issuable upon exercise of all outstanding Options and the total number of shares of Common Stock provided for under any stock bonus or similar plan of the Company shall not exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of Title 10 of the California Code of Regulations, based on the shares of Common Stock of the Company that are outstanding at the time the calculation is made.

    5. Eligibility.

    (a) ELIGIBILITY FOR SPECIFIC STOCK AWARDS. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

    (b) Ten Percent Stockholders.

        (i) A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five
    (5) years from the date of grant.

        (ii) Prior to the Listing Date, a Ten Percent Stockholder shall not be granted a Nonstatutory Stock Option unless the exercise price of such Option is at least (i) one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant or (ii) such lower percentage of the Fair Market Value of the Common Stock at the date of grant as is permitted by Section 260.140.41 of Title 10 of the California Code of Regulations at the time of the grant of the Option.

        (iii) Prior to the Listing Date, a Ten Percent Stockholder shall not be granted a restricted stock award unless the purchase price of the restricted stock is at least (i) one hundred percent (100%) of the Fair Market Value of the Common Stock at the date of grant or (ii) such lower percentage of the Fair Market Value of the Common Stock at the date of grant as is permitted by Section 260.140.41 of Title 10 of the California Code of Regulations at the time of the grant of the Option.

    (c) SECTION 162(M) LIMITATION. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than seven hundred thousand (700,000) shares of Common Stock during any calendar year. This subsection 5(c) shall not apply prior to the Listing Date and, following the Listing Date, this subsection 5(c) shall not apply until (i) the earliest of:
(1) the first material modification of the Plan (including any increase in the number of shares of Common Stock reserved for issuance under the Plan in accordance with Section 4); (2) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (3) the expiration of the Plan; or
(4) the first meeting of stockholders at which Directors are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security under Section 12 of the Exchange Act; or (ii) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

    (d)  CONSULTANTS.

        (i) Prior to the Listing Date, a Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company's securities to such Consultant is not exempt under Rule 701 of the Securities Act ("Rule 701") because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

        (ii) From and after the Listing Date, a Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

        (iii) As of April 7, 1999 Rule 701 and Form S-8 generally are available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer's parent; and
    (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer's securities.

    6.  OPTION PROVISIONS.

    Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

    (a) TERM. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Option granted prior to the Listing Date shall be exercisable after the expiration of ten (10) years from the date it was granted, and no Incentive Stock Option granted on or after the Listing Date shall be exercisable after the expiration of ten (10) years from the date it was granted.

    (b) EXERCISE PRICE OF AN INCENTIVE STOCK OPTION. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

    (c) EXERCISE PRICE OF A NONSTATUTORY STOCK OPTION. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Nonstatutory Stock Option granted prior to the Listing Date shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. The exercise price of each

Nonstatutory Stock Option granted on or after the Listing Date shall be determined by the Board in its discretion.

    (d) CONSIDERATION. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder or (3) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

    In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

    (e) TRANSFERABILITY OF AN INCENTIVE STOCK OPTION. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

    (f) TRANSFERABILITY OF A NONSTATUTORY STOCK OPTION. A Nonstatutory Stock Option granted prior to the Listing Date shall not be transferable except by will or by the laws of descent and distribution and, to the extent provided in the Option Agreement, to such further extent as permitted by
Section 260.140.41(d) of Title 10 of the California Code of Regulations at the time of the grant of the Option, and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. A Nonstatutory Stock Option granted on or after the Listing Date shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

    (g) VESTING GENERALLY. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

    (h) MINIMUM VESTING PRIOR TO THE LISTING DATE. Notwithstanding the foregoing subsection 6(g), to the extent that the following restrictions on vesting are required by Section 260.140.41(f) of Title 10 of the California Code of Regulations at the time of the grant of the Option, then:

        (i) Options granted prior to the Listing Date to an Employee who is not an Officer, Director or Consultant shall provide for vesting of the total number of shares of Common Stock at a rate of at least twenty percent (20%) per year over five (5) years from the date the Option was granted, subject to reasonable conditions such as continued employment; and

        (ii) Options granted prior to the Listing Date to Officers, Directors or Consultants may be made fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

    (i) TERMINATION OF CONTINUOUS SERVICE. In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days for Options granted prior to the Listing Date unless such termination is for cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

    (j) EXTENSION OF TERMINATION DATE. An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

    (k) DISABILITY OF OPTIONHOLDER. In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months for Options granted prior to the Listing Date) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

    (l) DEATH OF OPTIONHOLDER. In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months for Options granted prior to the Listing Date) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

    (m) EARLY EXERCISE. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder's Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Subject to the "Repurchase Limitation" in subsection 10(h), any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

    (n) RIGHT OF REPURCHASE. Subject to the "Repurchase Limitation" in subsection 10(h), the Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to repurchase all or any part of the vested shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option.

    (o) RIGHT OF FIRST REFUSAL. The Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option. Except as expressly provided in this subsection 6(o), such right of first refusal shall otherwise comply with any applicable provisions of the Bylaws of the Company.

    (p) RE-LOAD OPTIONS. Without in any way limiting the authority of the Board to make or not to make grants of Options hereunder, the Board shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionholder to a further Option (a "Re-Load Option") in the event the Optionholder exercises the Option evidenced by the Option Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement. Any such Re-Load Option shall (i) provide for a number of shares of Common Stock equal to the number of shares of Common Stock surrendered as part or all of the exercise price of such Option; (ii) have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option; and (iii) have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Re-Load Option on the date of exercise of the original Option. Notwithstanding the foregoing, a Re-Load Option shall be subject to the same exercise price and term provisions heretofore described for Options under the Plan.

    Any such Re-Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Board may designate at the time of the grant of the original Option; provided, however, that the designation of any Re-Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollar ($100,000) annual limitation on the exercisability of Incentive Stock Options described in subsection 10(d) and in Section 422(d) of the Code. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares of Common Stock under subsection
4(a) and the "Section 162(m) Limitation" on the grants of Options under subsection 5(c) and shall be subject to such other terms and conditions as the Board may determine which are not inconsistent with the express provisions of the Plan regarding the terms of Options.

    7.  PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

    (a) STOCK BONUS AWARDS. Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

           (i) CONSIDERATION. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

           (ii) VESTING. Subject to the "Repurchase Limitation" in subsection 10(h), shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

           (iii) TERMINATION OF PARTICIPANT'S CONTINUOUS SERVICE. Subject to the "Repurchase Limitation" in subsection 10(h), in the event a Participant's Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the stock bonus agreement.

           (iv) TRANSFERABILITY. For a stock bonus award made before the Listing Date, rights to acquire shares of Common Stock under the stock bonus agreement shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. For a stock bonus award made on or after the Listing Date, rights to acquire shares of Common Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

    (b) RESTRICTED STOCK AWARDS. Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

           (i) PURCHASE PRICE. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the purchase price under each restricted stock purchase agreement shall be such amount as the Board shall determine and designate in such restricted stock purchase agreement. For restricted stock awards made prior to the Listing Date, the purchase price shall not be less than eighty-five percent (85%) of the Common Stock's Fair Market Value on the date such award is made or at the time the purchase is consummated. For restricted stock awards made on or after the Listing Date, the purchase price shall not be less than eighty-five percent (85%) of the Common Stock's Fair Market Value on the date such award is made or at the time the purchase is consummated.

           (ii) CONSIDERATION. The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either:
       (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

           (iii) VESTING. Subject to the "Repurchase Limitation" in subsection 10(h), shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

           (iv) TERMINATION OF PARTICIPANT'S CONTINUOUS SERVICE. Subject to the "Repurchase Limitation" in subsection 10(h), in the event a Participant's Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

           (v) TRANSFERABILITY. For a restricted stock award made before the Listing Date, rights to acquire shares of Common Stock under the restricted stock purchase agreement shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. For a restricted stock award made on or after the Listing Date, rights to acquire shares of Common Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

    8.  COVENANTS OF THE COMPANY.

    (a) AVAILABILITY OF SHARES. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

    (b) SECURITIES LAW COMPLIANCE. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

    9.  USE OF PROCEEDS FROM STOCK.

    Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

    10.  MISCELLANEOUS.

    (a) ACCELERATION OF EXERCISABILITY AND VESTING. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

    (b) STOCKHOLDER RIGHTS. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

    (c) NO EMPLOYMENT OR OTHER SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

    (d) INCENTIVE STOCK OPTION $100,000 LIMITATION. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

    (e) INVESTMENT ASSURANCES. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

    (f) WITHHOLDING OBLIGATIONS. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; provided, however, that no shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

    (g) INFORMATION OBLIGATION. Prior to the Listing Date, to the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to Participants at least annually. This subsection 10(g) shall not apply to key Employees whose duties in connection with the Company assure them access to equivalent information.

    (h) REPURCHASE LIMITATION. The terms of any repurchase option shall be specified in the Stock Award and may be either at Fair Market Value at the time of repurchase or at not less than the original purchase price. To the extent required by Section 260.140.41 and Section 260.140.42 of Title 10 of the California Code of Regulations at the time a Stock Award is made, any repurchase option contained in a Stock Award granted prior to the Listing Date to a person who is not an Officer, Director or Consultant shall be upon the terms described below:

           (i) FAIR MARKET VALUE. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of employment at not less than the Fair Market Value of the shares of Common Stock to be purchased on the date of termination of Continuous Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding "qualified small business stock") and (ii) the right terminates when the shares of Common Stock become publicly traded.

           (ii) ORIGINAL PURCHASE PRICE. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at the original purchase price, then
       (i) the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the shares of Common Stock per year over five (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and (ii) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding "qualified small business stock").

    11.  ADJUSTMENTS UPON CHANGES IN STOCK.

    (a) CAPITALIZATION ADJUSTMENTS. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

    (b) CHANGE IN CONTROL--DISSOLUTION OR LIQUIDATION. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

    (c)  CHANGE IN CONTROL--ASSET SALE, MERGER, CONSOLIDATION OR REVERSE
MERGER. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume or continue any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume or continue such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

    (d) CHANGE IN CONTROL--SECURITIES ACQUISITION. After the Listing Date, in the event of an acquisition by any person, entity or group within the meaning of
Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full.

    12.  AMENDMENT OF THE PLAN AND STOCK AWARDS.

    (a) AMENDMENT OF PLAN. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

    (b) STOCKHOLDER APPROVAL. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of
Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

    (c) CONTEMPLATED AMENDMENTS. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

    (d) NO IMPAIRMENT OF RIGHTS. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless
(i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

    (e) AMENDMENT OF STOCK AWARDS. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and
(ii) the Participant consents in writing.

    13.  TERMINATION OR SUSPENSION OF THE PLAN.

    (a) PLAN TERM. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth
(10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

    (b) NO IMPAIRMENT OF RIGHTS. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

    14.  EFFECTIVE DATE OF PLAN.

    The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

    15.  CHOICE OF LAW.

    The law of the State of Colorado shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

    Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

    Article Ninth of the Registrant's certificate of incorporation indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, because that person is or was serving as a director or officer of the Registrant or was serving at the request of the Registrant as a director or officer of any other enterprise.

    The foregoing statements are subject to the detailed provisions of
Section 145 of the Delaware Corporation Law and Article Ninth of the By-laws of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filled herewith or incorporated herein by reference:


EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
         2.1            Agreement and Plan of Merger dated as of February 29, 2000, among 24/7 Media, Inc., Evergreen Acquisition Sub Corp. and
                        Exactis.com (attached as Annex A to the joint proxy
                        statement-prospectus included in this Registration
                        Statement)**

         3.1            Amended and Restated Certificate of Incorporation of 24/7
                        Media (filed as Exhibit 3.1 to 24/7 Media's Registration
                        Statement on Form S-1 (Registration No. 333-56085))*

         3.2            By-laws of 24/7 Media (filed as Exhibit 3.2 to 24/7 Media's
                        Registration Statement on Form S-1 (Registration
                        No. 333-56085))*

         4.1            Specimen certificate of 24/7 Media common stock, par value
                        $.01 per share

         5.1 Opinion of Cravath, Swaine & Moore regarding legality of securities being registered

         8.1            Opinion of Cravath, Swaine & Moore regarding certain U.S.
                        income tax aspects of the merger

         8.2            Opinion of Cooley Godward LLP regarding certain U.S. income tax aspects of the merger

        23.1            Consent of Cravath, Swaine & Moore (included in Exhibit 5.1)

        23.2            Consent of Cooley Godward LLP (included in Exhibit 8.2)

        23.3            Consent of KPMG LLP, Independent Auditors for 24/7 Media

        23.4            Consent of KPMG LLP, Independent Auditors for Exactis.com

        23.5            Consent of KPMG LLP, Independent Auditors for Sabela

        23.6            Consent of KPMG LLP, Independent Auditors for IMAKE

        23.7            Consent of Lazard Freres & Co. LLC

        23.8            Consent of Thomas Weisel Partners

        24.1            Powers of Attorney (included on Signature Page)**

        99.1 Opinion of Lazard Freres & Co. LLC (included as Annex D to this joint proxy statement-prospectus included in this Registration Statement)**

        99.2 Opinion of Thomas Weisel Partners (included as Annex E to this joint proxy statement-prospectus included in this Registration Statement)**

        99.3            Consent of Adam Goldman to be named a director**

        99.4            Consent of Linda Fayne Levinson to be named a director**

        99.5            Form of Proxy of 24/7 Media

        99.6            Form of Proxy of Exactis.com


------------------------

*   Incorporated by reference.


**  Previously filed as part of this Registration Statement.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

        (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first-class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request; and

        (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

    Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 25, 2000.


                                                       24/7 MEDIA, INC.

                                                       By:  /s/ DAVID J. MOORE
                                                            -----------------------------------------
                                                            Name: David J. Moore
                                                            Title:  Chief Executive Officer

                               POWER OF ATTORNEY


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                   SIGNATURE                                      TITLE                      DATE
                   ---------                                      -----                      ----
/s/ DAVID J. MOORE
--------------------------------------            Chief Executive Officer and Director   May 25, 2000
David J. Moore                                      (principal executive officer)

                       *
     --------------------------------------       Chairman of the Board                  May 25, 2000
R. Theodore Ammon

                       *
     --------------------------------------       Executive Vice President and Director  May 25, 2000
Jacob I. Friesel

                       *
     --------------------------------------       Director                               May 25, 2000
John F. Barry

                       *
     --------------------------------------       Director                               May 25, 2000
Arnie Semsky

                       *
     --------------------------------------       Director                               May 25, 2000
Charles W. Stryker, Ph.D.

                       *                          Executive Vice President, Treasurer &
     --------------------------------------         Chief Financial Officer (Principal   May 25, 2000
C. Andrew Johns                                     Financial Officer)

                       *
     --------------------------------------       Senior Vice President and Controller   May 25, 2000
Stuart D. Shaw                                      (Principal Accounting Officer)



By:                 /s/ DAVID J. MOORE
            ----------------------------------                                                May 25, 2000
                     Attorney-in-Fact